Exhibit 4.4

EXECUTION VERSION

LOAN GUARANTEE AGREEMENT

dated as of February 20, 2014

between

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), as Borrower,

and

U.S. DEPARTMENT OF ENERGY, as Guarantor

Plant Vogtle Nuclear Units 3&4

Burke County, Georgia

ARTICLE 1 DEFINITIONS; RULES OF INTERPRETATION		2

1.1.	Definitions	2
1.2.	Rules of Interpretation	2
1.3.	Conflict with FFB Credit Facility Documents	2

ARTICLE 2 FUNDING		2

2.1.	Summary of Key Terms; Financial Plan	2
2.2.	Availability of Advances	4
2.3.	Mechanics for Funding Advances	5
2.4.	Advance Requirements under the FFB Credit Facility Documents	6
2.5.	No Approval of Work	6
2.6.	Borrower Funding Commitments	6
2.7.	Approval of Maturity Extension Election Notices by DOE after Notice from FFB	7

ARTICLE 3 PAYMENTS; ALTERNATE AMORTIZATION PAYMENT; PREPAYMENTS		7

3.1.	Place and Manner of Payments	7
3.2.	Interest Provisions Relating to All Advances	9
3.3.	Prepayments	9
3.4.	Payment of Credit Subsidy Cost and Fees	11
3.5.	Evidence of Debt	12
3.6.	DOE Late Penalty Charge	12

ARTICLE 4 CONDITIONS PRECEDENT TO ADVANCES		12

4.1.	Conditions Precedent to Guarantee Issuance Date and Initial Advance	12
4.2.	Conditions Precedent to Each Advance	22

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		26

5.1.	Organization	27
5.2.	Authorization; No Conflict	27
5.3.	Legality; Validity; Enforceability	27
5.4.	Capitalization	27
5.5.	Title	27
5.6.	Security Interests	28
5.7.	Required Consents	28
5.8.	Governmental Judgments	30
5.9.	Tax	30
5.10.	Compliance with Governmental Rules	30
5.11.	Environmental, Health and Safety Matters	31
5.12.	Investment Company Act	31
5.13.	Regulation of Secured Parties	31
5.14.	Intentionally Omitted	32

		Page

10.19.	No Prejudice to IRS Determination of Tax Basis	84
10.20.	Consent to Certain Information Exchanges	84
10.21.	Covenant Defeasance	84
10.22.	Restoration	87

Exhibits to the Loan Guarantee Agreement

Exhibit A	Definitions
Exhibit B	Rules of Interpretation
Exhibit C-1	Form of Borrower Guarantee Issuance Date Certificate
Exhibit C-2	Form of Borrower Advance Date Certificate
Exhibit C-3	Form of Borrower Financial Officer Certificate
Exhibit C-4	Form of Borrower Pre-Closing Certificate
Exhibit D-1	Form of Lender’s Engineer Guarantee Issuance Date Certificate
Exhibit D-2	Form of Lender’s Engineer Advance Date Certificate
Exhibit E	Form of Insurance Advisor Guarantee Issuance Date Certificate
Exhibit F	Form of Advance Notice
Exhibit G	Davis-Bacon Act Required Provisions
Exhibit H	Form of Lien Waivers and Releases
Exhibit I	Form of Contractor Affidavit
Exhibit J	Form of DOL Letter
Exhibit K	Form of Additional Project Document Consent to Assignment
Exhibit L-1	Form of Restricted Data Site Nondisclosure Agreement For Outside Legal Counsel
Exhibit L-2	Form of Nondisclosure Agreement For Lender’s Engineer
Exhibit L-3	Definitions of “competitor of Westinghouse” and “competitor of Stone & Webster”
Exhibit M	Form of Project Cost Spreadsheet

Page
Schedules to the Loan Guarantee Agreement

Schedule 4.1.2	Principal Project Document Matters
Schedule 4.1.34	Form of Borrower Appropriations Act Certificate
Schedule 4.1.35	Form of MEAG Appropriations Act Certificate
Schedule 5.4	Equity Interests in the Borrower
Schedule 5.7	Required Consents
Schedule 5.8	Governmental Judgments
Schedule 5.11(a)	Compliance with Environmental Laws
Schedule 6.3	Required Insurances
Schedule 6.13(h)(i)	Davis-Bacon Act Wage Determinations
Schedule 7.4	Provisions of Certain Project Documents Not to Be Amended without DOE Consent
Schedule 10.1	Addresses

LOAN GUARANTEE AGREEMENT

This LOAN GUARANTEE AGREEMENT (this “Agreement”), dated as of February 20, 2014, is by and between (i) OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation organized and existing under the laws of Georgia (the “Borrower”) and (ii) the U.S. DEPARTMENT OF ENERGY, acting by and through the Secretary of Energy (or appropriate authorized representative thereof), for itself as guarantor of the Advances (as defined herein) (in such capacity, “DOE” or the “Guarantor”).

RECITALS

WHEREAS, the Borrower, together with each of the other Owners, intends to expand the facilities at the existing nuclear power generating facility commonly known as the Alvin W. Vogtle Electric Generating Plant located in Burke County, Georgia, near Waynesboro, Georgia, on the west bank of the Savannah River, by developing, constructing, owning, operating and maintaining two additional nuclear generating units, consisting of two Westinghouse AP1000 nuclear reactors, each with a nominally rated generating capacity of approximately 1,100 megawatts, natural draft cooling towers, intake and discharge structures, associated transmission facilities, fuel and ancillary structures supporting the power generation process (together, the “Project”), located adjacent to such existing facility.

WHEREAS, the Borrower has requested, for the purpose of financing a portion of its ownership interest in the Project, that:

(i)            FFB enter into the FFB Note Purchase Agreement to evidence its agreement to make Advances in an aggregate principal amount not to exceed three billion fifty-seven million sixty-nine thousand four hundred and sixty-one Dollars ($3,057,069,461);

(ii)           FFB purchase from the Borrower the FFB Promissory Notes evidencing the Borrower’s obligation to repay such Advances; and

(iii)          the Guarantor guarantee all of the obligations of the Borrower under the FFB Promissory Notes pursuant to the DOE Guarantees;

WHEREAS, the Borrower has entered into that certain Mortgage Indenture, pursuant to which the Borrower has granted security title to, and a security interest in, substantially all of its real and tangible personal property and certain of its intangible property to secure its obligations under each of the FFB Promissory Notes and the DOE Reimbursement Notes and to secure certain other indebtedness.

WHEREAS, the execution of this Agreement is a condition precedent to DOE’s issuance of the DOE Guarantees, and FFB’s receipt of the DOE Guarantees is a condition precedent to FFB’s execution of the FFB Credit Facility Documents.

NOW, THEREFORE, in consideration of the foregoing, DOE’s entering into this Agreement, and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS; RULES OF INTERPRETATION

1.1.                      Definitions.

Except as otherwise expressly provided herein, capitalized terms used in this Agreement and its exhibits and schedules shall have the meanings given in Exhibit A hereto.

1.2.                      Rules of Interpretation.

Except as otherwise expressly provided herein, the rules of interpretation set forth in Exhibit B hereto shall apply to this Agreement.

1.3.                      Conflict with FFB Credit Facility Documents.

Except as otherwise expressly provided herein, in the case of any conflict between the terms of this Agreement and the terms of any FFB Credit Facility Document, the terms of this Agreement, as between the Borrower and the Secured Parties party thereto, shall control.

ARTICLE 2
FUNDING

2.1.                      Summary of Key Terms; Financial Plan.

2.1.1.      Summary of Key Terms.

The following is a summary of certain key terms, conditions and dates.  To the extent of any inconsistency between the provisions of this Section 2.1 and any other provision of this Agreement, the provisions of this Agreement other than this Section 2.1 shall control:

Base Project Costs	U.S. Dollars ($)
Eligible Base Project Costs (including Loan Guarantee Contingency)	$4,367,242,087
Ineligible Base Project Costs	$304,444,914
Base Project Costs	$4,671,687,001

Funding of Eligible Base Project Costs
Guaranteed Loan Amount	$3,057,069,461
Base Funding	$1,310,172,626

Funding of Ineligible Base Project Costs
Base Funding	$304,444,914

Total Sources of Funds	$4,671,687,001

Completion of Project
Anticipated Completion Date	Fourth calendar quarter of 2018

Certain Key Terms
First Principal Payment Date	February 20, 2020
Maturity Date	February 20, 2044
Outside Date for Availability Period	December 31, 2020

2.1.2.      Financial Plan.

The proposed sources and uses of financing with respect to the Borrower’s Undivided Interest in the Project are set forth in the Financial Plan below:

SOURCES:
Debt
DOE Guaranteed Loan	$3,057,069,461

Borrower Funding
Base Funding	$1,614,617,540
Total Borrower Funding		$1,614,617,540
TOTAL SOURCES		$4,671,687,001
USES:
Plant in Service Costs:	$3,537,454,885
Independent Evaluator and Monitoring Costs:	$0
Financing Cost:	$867,280,195
Nuclear Fuel Costs:	$105,033,469
Loan Guarantee Contingency:	$161,918,452
TOTAL USES (BASE PROJECT COSTS):		$4,671,687,001

2.2.                      Availability of Advances.

2.2.1.      Availability.

Subject to the satisfaction (or waiver by DOE) of each applicable condition precedent set forth in this Agreement and satisfaction (or waiver by FFB) of each applicable condition precedent in the FFB Credit Facility Documents, Advances shall only be made during the Availability Period.

2.2.2.      FFB Credit Facility Commitment Reductions and Cancellations.

The Borrower may, on not less than fifteen (15) days prior written notice to DOE and upon the satisfaction of any consent requirement or other applicable provisions of each FFB Credit Facility Document, permanently cancel or reduce the unutilized portions of the FFB Credit Facility Commitment, in whole or in part, if:

(a)           each partial reduction is in an amount permitted under the FFB Credit Facility Documents;

(b)           the Borrower certifies in writing that such reduction would not reasonably be expected to impair the ability of the Project to be completed by the Anticipated Completion Date; and

(c)           upon such cancellation or reduction, the Borrower pays all fees, Periodic Expenses, and other amounts then due with respect to such cancellation or reduction under the Loan Documents.

Once reduced or canceled, the FFB Credit Facility Commitment, or cancelled portion thereof, shall not be increased or reinstated.

2.2.3.      No Obligation to Make Advances.

Nothing in this Agreement obligates the Secured Parties to make Advances to the Borrower.  Advances will be made solely by FFB pursuant to the FFB Credit Facility Documents.

(a)           Mechanics for Requesting Advances; Advance Notice. The Borrower may request an Advance by delivering to DOE, with a copy to the Lender’s Engineer, an appropriately completed Advance Notice with respect to such Advance at any time not less than (i) eighteen (18) Business Days prior to the Requested Advance Date in the case of an Advance in an amount less than $500,000,000, (ii) twenty (20) Business Days prior to the Requested Advance date in the case of an Advance in an amount equal to or greater than $500,000,000 and less than $2,000,000,000, and (iii) twenty-five (25) Business Days prior to the Requested Advance date in the case of an Advance in an amount equal to or greater than $2,000,000,000 (except that the eighteen (18) Business Day, twenty (20) Business Day and twenty-five (25) Business Day requirements shall not apply in the case of the initial Advance).  Without DOE’s written consent, the Borrower may not request an Advance more frequently than once per calendar quarter.

(b)           Each Advance Notice shall be in the form set forth in Exhibit F or otherwise in form and substance acceptable to DOE.

2.3.                      Mechanics for Funding Advances.

2.3.1.      Satisfaction of Conditions Precedent.  If DOE determines that (i) the Advance Notice has been satisfactorily completed, (ii) all conditions precedent set forth in Article 4 (Conditions Precedent to Advances) applicable to the requested Advance have been satisfied (or waived) and (iii) the FFB Advance Request and all other certificates and documentation required under the FFB Credit Facility Documents in respect of the requested Advance have been provided and are satisfactory (or have been waived), then, no later than fifteen (15) Business Days from DOE’s receipt of the Advance Notice with respect to such Advance (or such shorter period as agreed by DOE in its sole discretion), DOE shall sign the FFB Advance Request Approval Notice attached to the FFB Advance Request accompanying such Advance Notice, and deliver it together with such FFB Advance Request to FFB with a copy to the Borrower and the Lender’s Engineer.

2.3.2.      Drawstop Notices.

(a)           Issuance.  At any time after DOE delivers an FFB Advance Request Approval Notice together with the FFB Advance Request to FFB and prior to the FFB’s making of the Advance requested therein, regardless of whether DOE has signed such FFB Advance Request Approval Notice, DOE may deliver a notice (a “Drawstop Notice”) to FFB pursuant to Section 7.4(d) of the FFB Note Purchase Agreement or otherwise pursuant to the FFB Credit Facility Documents, if DOE has determined that:

(i)            the conditions in Article 4 (Conditions Precedent to Advances) with respect to such Advance are not met or, having been met, are no longer met; or

(ii)           the conditions precedent to such Advance contained in the FFB Credit Facility Documents are not met or, having been met, are no longer met.

(b)           Consequences.  If a Drawstop Notice is timely delivered to FFB, the requested Advance shall not be made unless DOE shall have delivered a notice to FFB indicating that DOE has withdrawn such Drawstop Notice (such notice, a “Drawstop Withdrawal Notice”). The issuance of a Drawstop Notice shall not preclude the Borrower from resubmitting an Advance Notice within the same or subsequent calendar quarter (notwithstanding Section 2.2.3(a) (Mechanics for Requesting Advances)) with respect to all or any portion of the same Advance.

(c)           Costs.  The Borrower shall pay all expenses incurred by DOE, FFB and the Trustee (including all fees and Periodic Expenses of the Independent Consultants) in respect of any Advance that is not made due to the issuance of a Drawstop Notice.

(d)           Copies to Borrower; No Effect on Validity.  Subject to Section 2.3.3 (No Liability), DOE shall provide a copy of each Drawstop Notice and Drawstop Withdrawal Notice to the Borrower upon the issuance thereof, provided that the failure to deliver a copy of any such notice to the Borrower shall have no effect on its validity.

2.3.3.      No Liability.  No Secured Party shall have any liability to the Borrower, or any Affiliate thereof or any other Person arising from the issuance of or failure to issue for any reason (including due to an Uncontrollable Cause as defined both hereunder and in the FFB Note Purchase Agreement) any FFB Advance Request Approval Notice, Drawstop Notice, or any other notice contemplated by this Section 2.3, except in each case to the extent of such Secured Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable Governmental Judgment.

2.4.                      Advance Requirements under the FFB Credit Facility Documents.

Notwithstanding anything to the contrary contained in this Article 2, the Borrower shall comply with all disbursement requirements set forth in the FFB Credit Facility Documents.

2.5.                      No Approval of Work.

None of (x) the signing of any FFB Advance Request Approval Notice by DOE, (y) DOE’s forwarding any FFB Advance Request Approval Notice, FFB Advance Request or Advance Notice to FFB or (z) the making of any Advance under the Loan Documents shall be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

2.6.                      Borrower Funding Commitments.

Prior to or concurrently with each Advance, the Borrower agrees to pay from sources other than the DOE Guaranteed Loan, (i) at least 30% of the sum of Eligible Base Project Costs being financed or reimbursed using the proceeds of such Advance plus all other Eligible Project Costs incurred to date and 100% of all Ineligible Base Project Costs previously incurred or then required to be paid (such obligation, the “Base Funding Commitment”) and (ii) 100% of all Overrun Project Costs previously incurred or then required to be paid (if any) (such obligation, the “Overrun Funding Commitment” and, together with the Base Funding Commitment, collectively, the “Funding Commitments”); provided, that the Funding Commitments shall terminate (a) upon the occurrence of any Alternate Amortization Event described in clause (v) of the definition of Alternate Amortization Event or (b) in the event the FFB Credit Facility Commitment is cancelled or terminated for any reason.

2.7.                      Approval of Maturity Extension Election Notices by DOE after Notice from FFB.

If DOE receives any notice from FFB pursuant to the applicable FFB Promissory Note requiring DOE to approve each Maturity Extension Election Notice (as defined therein) delivered by the Borrower after the date of such notice, then DOE shall approve each such Maturity Extension Election Notice so long as no Potential Default, Event of Default, Potential Alternate Amortization Event or Alternate Amortization Event is continuing.

ARTICLE 3
PAYMENTS; ALTERNATE AMORTIZATION PAYMENT; PREPAYMENTS

3.1.                      Place and Manner of Payments.

3.1.1.

(a)     Generally. All payments due under the DOE Guaranteed Loan shall be made by the Borrower pursuant to the terms of the FFB Credit Facility Documents and as specified herein.

(b)     Alternate Amortization Events.  Upon the occurrence of an Alternate Amortization Event:

(i)            DOE may (A) suspend or terminate the commitment to guarantee any further Advances and (B) suspend or terminate the FFB Credit Facility Commitment; provided, that DOE reserves the right to revoke any such suspension in its sole discretion; and

(ii)           DOE may deliver an Alternate Amortization Notice to the Borrower.

(c)           Effect of Alternate Amortization Notice.   Upon delivery to the Borrower of an Alternate Amortization Notice:

(i)            the Availability Period and FFB Credit Facility Commitment shall immediately terminate, and the Borrower shall be required to repay the outstanding principal amount of the DOE Guaranteed Loan, commencing on the first Quarterly Payment Date immediately following the Borrower’s receipt of such notice, with equal payments of principal in twenty (20) consecutive quarterly installments on each Quarterly Payment Date;

(ii)           the level principal amount payable on each Quarterly Payment Date shall be equal to either (x) the aggregate outstanding principal amount of the DOE Guaranteed Loan immediately prior to the first Quarterly Payment Date immediately following delivery to the Borrower of the Alternate Amortization Notice divided by twenty (20) or (y) with respect to any Alternate Amortization Notice delivered solely in connection with an Event of Loss affecting one (1) Unit, an amount equal to the aggregate outstanding principal amount of the DOE Guaranteed Loan immediately prior to the first Quarterly Payment Date immediately following delivery to the Borrower of the Alternate Amortization Notice, less the aggregate amount of any outstanding Advances allocable to shared facilities that were unaffected by such Event of Loss, divided by forty (40); and

(iii)          notwithstanding the delivery of an Alternate Amortization Notice, the Borrower shall continue to perform and observe all other obligations under the Loan Documents to which it is a party until the Debt Termination Date, subject in all cases to the survival of any provisions of the Loan Documents that survive the Debt Termination Date.

3.1.2.      Net of Tax, Etc.

(a)           Tax.  Any and all payments to any Secured Party by the Borrower hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any and all Taxes excluding (i) taxes imposed on or measured by the net income (however denominated) of such Secured Party by any jurisdiction or any political subdivision or taxing authority thereof or therein solely as a result of a present or former connection between such Secured Party and such jurisdiction or political subdivision (other than any connection arising as a result of the transactions contemplated by the Loan Documents), and (ii) any withholding Taxes or other Tax based on gross income imposed by the United States of America (all such Taxes, other than those Taxes described in clauses (i) and (ii) of this Section 3.1.2(a), the “Covered Taxes”).  If the Borrower shall be required by law to withhold or deduct any Covered Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Secured Party, (A) the sum payable shall be increased as may be necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 3.1.2), such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with all Governmental Rules.  If the Borrower shall make any payment with respect to Covered Taxes under this clause (a) to or for the benefit of any Secured Party and if such Secured Party shall claim any credit or deduction for such Covered Taxes against any other Taxes payable by such Secured Party that are not Covered Taxes, then such Secured Party shall pay to the Borrower an amount equal to the amount such Secured Party determines, absent manifest error, is the amount by which such other Taxes are actually reduced; provided that the aggregate amount payable by such Secured Party pursuant to this sentence shall not exceed the aggregate amount previously paid by the Borrower with respect to such Covered Taxes.

(b)           Indemnity.  The Borrower hereby indemnifies each Secured Party for the full amount of Covered Taxes (including any Covered Taxes imposed by any jurisdiction on amounts payable under this Section 3.1.2) paid by any Secured Party, whether or not such Covered Taxes were correctly or legally asserted.  Each Secured Party shall give notice to the Borrower of the assertion of any claim against such Secured Party relating to such Secured Party’s Covered Taxes as promptly as is practicable after being notified of such assertion; provided that any failure to notify the Borrower promptly of such assertion shall not relieve the Borrower of its obligation under this Section 3.1.2, except, with respect to any such notice given by a Secured Party more than ninety (90) days after such Secured Party has notice or knowledge of such claim, to the extent that the Borrower is actually prejudiced by such failure.  Payments by the Borrower pursuant to this indemnification shall be made within ten (10) days after the date such Secured Party makes written demand therefor (which may be submitted through DOE), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.  Each Secured Party agrees to repay to the Borrower any refund (including that portion of any interest that was included as part of such refund with respect to Covered Taxes paid by the Borrower pursuant to this clause (b) for the period following such Borrower payment) received by such Secured Party for Covered Taxes that were paid by the

Borrower pursuant to this clause (b), and to provide reasonable assistance to the Borrower (at the expense of the Borrower) to contest any such Covered Taxes that such Secured Party or the Borrower reasonably believes not to have been properly assessed.

(c)           Notice.  Within ten (10) days after the date of any payment of Covered Taxes by the Borrower, the Borrower shall furnish to each affected Secured Party the original or a certified copy of a receipt evidencing such payment or, if the relevant tax authority has not provided the Borrower with such a receipt, shall furnish such other evidence of such payment as may be available to the Borrower (in which case the Borrower shall promptly request a receipt from the relevant tax authority, and so furnish the original or a certified copy thereof promptly on receipt thereof).  The Borrower shall compensate each Secured Party for all reasonable losses and expenses sustained by such Secured Party as a result of any failure by the Borrower to so furnish such copy of such evidence or, if available, such receipt.

(d)           Survival of Obligations.  The obligations of the Borrower under this Section 3.1.2 shall survive the termination of this Agreement and the repayment of the Obligations.

3.2.                      Interest Provisions Relating to All Advances.

(a)           Interest shall accrue on the unpaid principal amount of each Advance as provided in the applicable FFB Promissory Note.

(b)           The Borrower hereby authorizes DOE to record in an account or accounts maintained by DOE (A) the information set forth in Section 3.5 (Evidence of Debt) and (B) such other information as DOE may determine is necessary for the administration of the DOE Guaranteed Loan.

(c)           All computations of interest (including with respect to the FFB Late Charge Rate on Overdue Amounts or any unpaid amounts under the Loan Documents, but excluding interest pursuant to Section 9.2.1 (Payments and Computations - Interest) or the DOE Late Penalty Charge) shall be made pursuant to the relevant FFB Credit Facility Documents.

3.3.                      Prepayments.

3.3.1.      Terms of all Prepayments.

(a)           All prepayments of the DOE Guaranteed Loan shall be pursuant to and in accordance with the FFB Credit Facility Documents, and the Borrower shall continue to perform and observe all other obligations under the Loan Documents to which it is a party until the Obligations shall have been paid in full, subject in all cases to the survival of any provisions of the Loan Documents that survive such payment in full.

(b)           The Borrower may not reborrow any amount of any DOE Guaranteed Loan that is prepaid.  Any interest rate reset for any Advance as provided in the FFB Credit Facility Documents shall not be considered for purposes hereof prepayment of principal.

3.3.2.      Voluntary Prepayments.  Prior to the end of the Availability Period, without the consent of DOE, the Borrower may not prepay the DOE Guaranteed Loan (i) in part or (ii) in whole unless, in the case of this clause (ii), the Borrower simultaneously cancels the outstanding FFB Credit Facility Commitment.  After the end of the Availability Period, the Borrower may prepay the principal amount of any Advance in whole or in part upon no less than five (5) Business Days’ prior written notice submitted by the Borrower to DOE and FFB.  Any prepayment in whole or in part shall be subject to satisfaction of the following:

(a)           compliance with the terms and conditions of the FFB Credit Facility Documents, including (i) with respect to the DOE Guaranteed Loan, any “No-Call Period” specified in the FFB Note Purchase Agreement, if any, and (ii) satisfaction of any minimum amount requirement of the FFB Credit Facility Documents; and

(b)           payment of all accrued and unpaid interest on such principal amount under the FFB Credit Facility Documents, any other amounts as may be required under the Loan Documents and any other fees and Periodic Expenses then payable, including any prepayment premiums.

3.3.3.      Mandatory Prepayments.

(a)           Mandatory Prepayments in Connection with Certain Events of Taking.  The Borrower shall be required to make a mandatory prepayment of the DOE Guaranteed Loan if, as a result of any Event of Taking, the Borrower receives any Condemnation Proceeds, in the amount of the lesser of (x) any such Condemnation Proceeds received by or on behalf of the Borrower in connection with such Event of Taking or (y) the then outstanding principal, accrued and unpaid interest and any other amounts owing under the Loan Documents.  Any mandatory prepayment under this clause (a) shall be made no later than the Payment Date immediately following the receipt of such Condemnation Proceeds.

(b)           Mandatory Prepayments in Connection with Certain Applications of Advances.  If the Borrower fails to apply the proceeds of any Advance to Eligible Project Costs in accordance with the applicable Advance Notice or as otherwise approved by DOE, then:

(i)            DOE may (A) suspend or terminate the commitment to guarantee any further Advances and (B) suspend or terminate the FFB Credit Facility Commitment; provided, that DOE reserves the right to revoke any such suspension in its sole discretion;

(ii)           DOE may deliver a Mandatory Prepayment Notice to the Borrower; and

(iii)          within ninety (90) days after delivery to the Borrower of a Mandatory Prepayment Notice, the Borrower shall be required to make a mandatory prepayment of the DOE Guaranteed Loan in the amount of such misapplied proceeds.

(c)           Effect.  Mandatory prepayments of the DOE Guaranteed Loan shall be applied, and shall be subject to the terms and conditions (including conditions as to prepayment premiums or discounts) pursuant to the terms and conditions of the FFB Credit Facility Documents.  From and after the delivery of a Mandatory Prepayment Notice, the Borrower shall continue to perform and observe all other obligations under the Loan Documents to which it is a party until the Debt Termination Date, subject in all cases to the survival of any provisions of the Loan Documents that survive the Debt Termination Date.

3.4.                      Payment of Credit Subsidy Cost and Fees.

(a)           Prior to or concurrently with the issuance of the DOE Guarantee, the Borrower shall pay to DOE, (i) the remaining portion of the DOE Loan Facility Fee, (ii) the Credit Subsidy Cost in respect of the DOE Guarantee, as determined by DOE and approved by OMB (the “DOE Guaranteed Loan Credit Subsidy Cost”), and (iii) in accordance with subsection (c), the initial installment of the DOE Maintenance Fee.

(b)           The Borrower shall pay to FFB the fees payable to FFB from time to time in accordance with the terms and conditions of the FFB Credit Facility Documents.

(c)           The Borrower shall pay to DOE the DOE Maintenance Fee each year in advance until the Debt Termination Date, commencing on the Guarantee Issuance Date, and on January 1 of each calendar year thereafter; provided that (i) for the calendar year in which the Guarantee Issuance Date occurs, the DOE Maintenance Fee shall be pro-rated on a daily basis for the number of days starting with the Guarantee Issuance Date and ending on December 31 of such calendar year and (ii) for the calendar year in which the Maturity Date is scheduled to occur or, following the occurrence of an Alternate Amortization Event, in which the Debt Termination Date is scheduled to occur, the DOE Maintenance Fee shall be pro-rated on a daily basis for the number of days starting with January 1 of such calendar year and ending on the Maturity Date or the scheduled Debt Termination Date, as the case may be, provided that, in the case of this subclause (ii), if the Debt Termination Date does not occur on or before (x) the Maturity Date, or (y) following the occurrence of an Alternate Amortization Event, the scheduled Debt Termination Date, as the case may be, then the Borrower shall promptly pay to DOE the balance of the DOE Maintenance Fee for such calendar year.

(d)           The Borrower shall pay to DOE the DOE Modification Reimbursement Payments, if any, in the amount(s) and at the time(s) reasonably determined by DOE.

(e)           All DOE Guaranteed Loan Fees shall be paid on the dates due, in immediately available funds in Dollars, to the payee thereof, as applicable.  Once paid, the DOE Guaranteed Loan Fees shall not be refundable under any circumstances; provided, however, that the amounts payable pursuant to Section 3.4(a) shall become non-refundable upon the execution and delivery of this Agreement.

(f)            All amounts payable to DOE under this Section 3.4 shall be paid by wire transfer to the following account, or to such other account as may be specified by DOE from time to time.

Bank: U.S. Treasury Department
ABA #: 0210-3000-4
Account Name: U.S. Department of Energy
Account #: TREASNYC/CTR/BNF = 89000001

OBI: Oglethorpe Power Corporation (An Electric Membership Corporation), LGPO Loan No. 1017 — [Facility $[#,####.##] and Maintenance $[#,####.##] fees]

3.5.                      Evidence of Debt.

DOE shall maintain, in accordance with its usual practice, internal records evidencing the amounts from time to time (i) advanced by FFB under the FFB Note Purchase Agreement, (ii) paid by DOE with respect to the DOE Guarantee, (iii) principal and interest amounts paid by the Borrower with respect to the foregoing, and (iv) the interest periods for each Advance outstanding.

3.6.                      DOE Late Penalty Charge.

If the Borrower fails to pay in accordance with the terms of the FFB Credit Facility Documents, this Agreement or any other Loan Document (whether at scheduled maturity, as a mandatory prepayment, following an Alternate Amortization Event or otherwise) any principal of or interest on the DOE Guaranteed Loan when such principal or interest is due and payable, the Borrower shall pay to DOE the DOE Late Penalty Charge no later than three (3) Business Days after such amounts become due and payable.  All amounts payable to DOE under this Section 3.6 shall be paid in accordance with Section 3.4(f) (Payment of Credit Subsidy Cost and Fees).

ARTICLE 4
CONDITIONS PRECEDENT TO ADVANCES

4.1.                      Conditions Precedent to Guarantee Issuance Date and Initial Advance.

The obligation of the Guarantor to guarantee the initial Advance is subject to the prior satisfaction (or waiver in writing), as determined in all cases by DOE, of each of the following conditions precedent (and of any deliverable, as to its form and substance) as of the Guarantee Issuance Date and to their continued satisfaction on the Advance Notice Date and the Advance Date for such initial Advance.

4.1.1.      Loan Documents.  DOE shall have received fully executed originals, in sufficient counterparts for each Secured Party that is a party thereto (provided that there shall be only one original of each FFB Promissory Note and each DOE Reimbursement Note), of each of the following documents:

(a)           Loan Guarantee Agreement.  This Agreement.

(b)           FFB Credit Facility Documents.  Each of the following FFB Credit Facility Documents:

(i)            the FFB Note Purchase Agreement;

(ii)           the FFB Promissory Notes;

(iii)          the DOE Reimbursement Notes; and

(iv)          all other documents, certificates and instruments required to be delivered on or before the Guarantee Issuance Date in connection with the foregoing.

(c)           Intentionally Omitted.

(d)           Security Documents.  Each of the following Security Documents:

(i)            the Mortgage Indenture;

(ii)           the Vogtle Supplemental Indenture; and

(iii)          all other documents, certificates and instruments required under the Security Documents, this Agreement and the FFB Credit Facility Documents to be delivered on or before the Guarantee Issuance Date in connection with the foregoing.

(e)           Direct Agreements.  Each of the following Direct Agreements:

(i)            the Owners Direct Agreement;

(ii)           the Southern Nuclear Direct Agreement;

(iii)          the Consent to Assignment, dated as of the date hereof, among the Borrower, the EPC Contractor and DOE;

(iv)          the Consent to Assignment, dated as of the date hereof, among the Borrower, the Operator, Westinghouse Electric Company LLC and DOE, with respect to the Westinghouse Fuel Assembly Agreement and the Westinghouse License Agreement;

(v)           the Consent to Assignment, dated as of the date hereof, among Toshiba Corporation, the Borrower and DOE; and

(vi)          the Consent to Assignment, dated as of the date hereof, among The Shaw Group, Inc., the Borrower and DOE.

4.1.2.      Principal Project Documents.  (a) DOE shall have received complete copies of each of the following fully-executed documents, each certified by the Borrower that (x) such copy is a true, correct and complete copy of such document (including all schedules, exhibits, attachments, supplements and amendments thereto and any related Protocols and Side Letters), (y) such document has been duly executed and delivered by the Borrower (as applicable) and is in full force and effect, and (z) neither the Borrower nor, to the Borrower’s Knowledge, any other party to such document is, or but for the passage of time or giving of notice or both would be, in breach of any obligation thereunder except for any such breach that (i) would not reasonably be expected to have a material adverse effect on the completion or operation of the Project or (ii) is disclosed on Schedule 4.1.2 hereto:

(i)            Land Documents.  Each of the title deed or deeds for the Project Site.

(ii)           Operating Documents.  Each of the following Operating Documents:

(1)           the Fuel Disposal Agreements (other than those to be entered into after the Guarantee Issuance Date); and

(2)           the Nuclear Operating Agreement.

(iii)          Owner Documents.  Each of the following Owner Documents:

(1)           the Development Agreement;

(2)           the Nuclear Managing Board Agreement;

(3)           the Ownership Agreement;

(4)           the Declaration of Covenants;

(5)           the Cost Allocation Procedures; and

(6)           the Operating Agreement.

(iv)          the Letter Agreement for Construction Services.

(v)           the Wholesale Power Contracts.

(b)           The Borrower shall have established a confidential password-protected electronic data site that allows employees of DOE and outside legal counsel to DOE, on a need to know basis, to review from time to time (but not download or print) (the “Restricted Data Site”) complete, unredacted electronic copies of each of the following executed documents (provided that any such outside legal counsel of DOE shall be entitled to review only such documents as are authorized for review by such outside legal counsel pursuant to Section 6.1(q), and provided further that such documents shall be made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(q)(ii)), each certified by the Borrower that (x) such copy is a true, correct and complete copy of such document (including all schedules, exhibits, attachments, supplements and amendments thereto and any related Protocols and Side Letters),

(y) such document has been duly executed and delivered by the Borrower (as applicable) and is in full force and effect, and (z) neither the Borrower nor, to the Borrower’s Knowledge, any other party to such document is, or but for the passage of time or giving of notice or both will be, in breach of any obligation thereunder except for any such breach that (i) would not reasonably be expected to have a material adverse effect on the completion or operation of the Project, or (ii) is disclosed on Schedule 4.1.2 hereto.

(i)                                     Construction Contracts.  The EPC Contract.

(ii)                                  Operating Documents.  Each of the following Operating Documents:

(1)                                 the Westinghouse Fuel Assembly Agreement;

(2)                                 the Westinghouse License Agreement; and

(3)                                 the Software License.

(iii)                               The Toshiba Guarantee.

(iv)                              The Shaw Guarantee.

4.1.3.                  Pre-Closing Project Costs Report.  DOE shall have received: (a) a detailed description, with supporting documents as reasonably requested by DOE, of expenditures for Project Costs incurred and paid by the Borrower or any Affiliate of the Borrower prior to the Guarantee Issuance Date, which description shall specify those expenditures for which the Borrower seeks credit to be applied toward Base Funding; and (b) a certificate from the Lender’s Engineer and a certificate from the Borrower, each certifying that such Project Costs have been applied in accordance with the Construction Budget.

4.1.4.                  Borrower Base Case Projections; Project Milestone Schedule; Construction Budget; Advance Schedule; Employment Projections.  DOE shall have received (other than the Project Milestone Schedule, which shall be made available on the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(q)(ii)), at least thirty (30) days prior to the Guarantee Issuance Date (or such shorter period as may be satisfactory to DOE), the items listed in this Section 4.1.4, certified by the Borrower in a Borrower Certificate substantially in the form of Exhibit C-4 (Form of Borrower Pre-Closing Certificate). With respect to items (a), (d) and (e), the Borrower shall have certified that such items were prepared in good faith based upon assumptions believed by the Borrower to be reasonable, as of the date of preparation and as of the Guarantee Issuance Date.  With respect to items (b), (c) and (f), the Borrower shall have certified to DOE that such items were, to the Borrower’s Knowledge, prepared by the Owners’ Agent in good faith, based on assumptions believed by the Owners’ Agent to be reasonable, in each case as of the date of preparation and as of the Guarantee Issuance Date.

(a)                                 the Borrower Base Case Projections, including a summary of the underlying assumptions and explanations thereto;

(b)                                 the Summary Project Milestone Schedule;

(c)                                  the Project Milestone Schedule;

(d)                                 the Construction Budget;

(e)                                  the Advance Schedule; and

(f)                                   projections for jobs created and maintained in the U.S. as a result of the Project for each calendar year occurring during the term of the DOE Guaranteed Loan.

4.1.5.                  Financial Statements.

(a)                                 Delivery of Financial Statements.  (i) DOE shall have received (i) the most recent audited and unaudited Financial Statements of each of the Borrower and Chicago Bridge & Iron Company N.V. and the most recent audited Financial Statements with respect to Toshiba Corporation, and (ii) a Financial Officer Certificate substantially in the form of Exhibit C-3, dated as of the Guarantee Issuance Date, with respect to the Borrower’s Financial Statements that certifies that the Borrower has attached true, complete and correct copies of such Financial Statements of the Borrower and includes the certifications set forth in Section 6.1(e) (Information Covenants - Certification by Financial Officer) with respect to the Financial Statements of the Borrower.  DOE acknowledges and agrees that in connection with the Borrower’s delivery of Financial Statements of Chicago Bridge & Iron Company N.V. and Toshiba Corporation, the Borrower is making no representations or warranties with respect to such Financial Statements.

(ii)                                  Current Reports on Form 8-K.  DOE also shall have received any Current Reports on Form 8-K filed by the Borrower with the United States Securities and Exchange Commission subsequent to the date of the most recent unaudited Financial Statements delivered by the Borrower pursuant to Section 4.1.5(a)(i).

(b)                                 No Material Adverse Effect.  DOE shall have determined that no event or condition shall have occurred since the date of the most recent audited and unaudited Financial Statements of the Borrower delivered to DOE that had or would reasonably be expected to have a material adverse effect on the business, properties or financial condition of the Borrower or a material adverse effect on the ability of the Project to be completed.

4.1.6.                  Update of Conditional Commitment.  Either (i) DOE shall have determined that there are not any material changes to the terms and conditions of the Conditional Commitment or (ii) at least thirty (30) days prior to the Guarantee Issuance Date (or such shorter period as may be satisfactory to DOE), DOE shall have received a written summary of any such changes, which shall be approved by the Secretary of Energy and reflected in this Agreement.

4.1.7.                  Update of Credit Rating.  DOE shall have received the credit rating of the Borrower from Moody’s, S&P or Fitch dated not less than thirty (30) days prior to the Guarantee Issuance Date, based on the updated commitment of DOE reflected in the FFB Credit Facility Documents and assuming that the FFB Credit Facility Commitment does not benefit from the DOE Guarantee.

4.1.8.                  COL; Required Consents.  DOE shall have received (i) certification from the Borrower, together with such other evidence as DOE may request, that all necessary consents and waivers under all other current Indebtedness of the Borrower (including the RUS) have been duly obtained and are not subject to any conditions, except as disclosed on Schedule 5.7, (ii) certification from the Borrower, together with such other evidence as DOE may request, that the COLs and all Borrower Required Consents (except those identified on Schedule 5.7 as to be obtained at a later stage in the development of the Project) have been duly obtained and are not subject to any waiting period or appeal, (iii) a copy of each COL, and all Borrower Required Consents requested by DOE (except those identified on Schedule 5.7 as to be obtained at a later stage in the development of the Project), certified by the Borrower as being true, correct and complete, (iv) certification from the Borrower to DOE, together with such other evidence as DOE may request from the Borrower, that, to the Borrower’s Knowledge, all Required Consents (except for the COLs, the Borrower Required Consents and those consents identified on Schedule 5.7 as to be obtained at a later stage in the development of the Project) have been duly obtained and are not subject to any waiting period or appeal (except for the waiting periods and appeals that are disclosed on Schedule 5.7), and (v) a copy of each Required Consent requested by DOE (except for the COLs, the Borrower Required Consents and those consents identified on Schedule 5.7 as to be obtained at a later stage in the development of the Project), certified by the Borrower as being, to the Borrower’s Knowledge, true, correct and complete.  All such conditions to consents and waivers disclosed on Schedule 5.7, and all such waiting periods and appeals disclosed on Schedule 5.7, shall be satisfactory to DOE.

4.1.9.                  Insurance.  DOE shall have received (i) certification from the Borrower and the Insurance Advisor that all Required Insurance is in place, and in full force and effect without default and all premiums due thereon (x) have been paid in full, (y) are to be paid with the proceeds of the initial Advance, or (z) are to be paid by other arrangements disclosed to DOE, and (ii) certificates or policies with respect to all Required Insurance, designating the Borrower or the Owners’ Agent as loss payee, and the Secured Parties as additional insureds to the extent required by Schedule 6.3, certified by the Borrower and the Insurance Advisor as being true, correct and complete.  All such other arrangements disclosed to DOE referred to in clause (z) shall be satisfactory to DOE.

4.1.10.           Notice to Proceed; Conditions Precedent to Construction Contracts.  DOE shall have received a copy of the “Full Notice to Proceed” (as defined in the EPC Contract) certified by the Borrower as a true, complete and correct copy.

4.1.11.           Intentionally Omitted.

4.1.12.           Security Interests.

(a)                                 Security Interests.  DOE shall have received evidence (including evidence of the obtainment of any amendments or consents as may be required under the Mortgage Indenture) that (i) all Liens in the Collateral intended to be created by the Security Documents have been created to grant a first priority perfected Lien (subject to Permitted Liens and the December 2013 Mechanic’s Lien Exception) over the Collateral in favor of the Trustee, and (ii) all conditions precedent or any other actions necessary under the Mortgage Indenture for (x) the FFB Promissory Notes to constitute Additional Obligations under the Mortgage Indenture, (y) the

DOE Reimbursement Notes to constitute “Credit Obligations” under the Mortgage Indenture, and (z) all Project assets attributable to the Borrower’s Undivided Interest, including without limitation, all intellectual property and such other Project assets attributable to the Borrower’s Undivided Interest as DOE may require but excluding Excepted Property, to constitute part of the Trust Estate under the Mortgage Indenture, in each case, shall have been satisfied in accordance with the Mortgage Indenture (or arrangements satisfactory to DOE have been made so that it will be).  To the extent each such Lien arises or attaches under the Uniform Commercial Code of any jurisdiction in the U.S., it shall be valid and enforceable and shall constitute a first priority perfected security interest, subject only to Permitted Liens.  In all other cases, each such Lien shall be valid and enforceable and shall constitute a first priority lien and security title, subject only to Permitted Liens, including having priority to the interest of any subsequent lienor (including a judgment lienor), any junior lienor, or any transferee for or not for value, in bulk, by operation of law, for the benefit of creditors, or otherwise.

(b)                                 Filings.  DOE shall have received evidence that (i) each of the Security Documents has been (or arrangements satisfactory to DOE have been made so that it will be) duly filed and registered or recorded in every jurisdiction in which such filing and registration or recording is necessary or advisable to make valid and effective the Liens intended to be created thereby and the rights of the Secured Parties thereunder, and (ii) all fees and duties in connection with such filing, registration or recording (x) have been paid in full, (y) are to be paid with the proceeds of the requested Advance, or (z) are to be paid by other arrangements satisfactory to DOE.

4.1.13.           Authority and Incumbency of Borrower Entities.  DOE shall have received certified copies of each of the Borrower’s, the Owners’ Agent’s and the Operator’s Organizational Documents, good standing certificates, incumbency certificates and resolutions, and any other such documents as DOE may reasonably request, with respect to approval of (i) each such Borrower Entity’s participation in the Project, (ii) in the case of the Borrower, the financing therefor and the granting of Liens pursuant to the Security Documents, and (iii) the execution, delivery and performance by each such Borrower Entity of the Transaction Documents (including any Direct Agreements) to which it is party.

4.1.14.           Guarantee Issuance Date Certificates.  DOE shall have received:

(a)                                 a Borrower Certificate, substantially in the form of Exhibit C-1, dated as of the Guarantee Issuance Date (Form of Borrower Guarantee Issuance Date Certificate), regarding the matters required to be certified by it as set forth in this Section 4.1, and such other certifications as may be required to be made to the Secured Parties by the Borrower as of the Guarantee Issuance Date under the FFB Credit Facility Documents;

(b)                                 a Lender’s Engineer Certificate, substantially in the form of Exhibit D-1 (Form of Lender’s Engineer Guarantee Issuance Date Certificate), dated as of the Guarantee Issuance Date, regarding the matters required to be certified by it as set forth in this Section 4.1, including a certification as to the reasonableness and appropriateness of (A) the Construction Budget, (B) the Summary Project Milestone Schedule, (C) the Project Milestone Schedule, (D) the Advance Schedule and (E) the Pre-Closing Project Costs Report; and

(c)                                  an Insurance Advisor Certificate, substantially in the form of Exhibit E (Form of Insurance Advisor Certificate), regarding the matters required to be certified by it as set forth in this Section 4.1.

4.1.15.           Legal Opinions.  DOE shall have received the following legal opinions, each dated the Guarantee Issuance Date and in form and substance satisfactory to DOE:

(a)                                 opinion of Sutherland Asbill & Brennan LLP, special counsel to the Borrower with respect to matters of New York, Georgia and Federal law, including (i) due authorization, execution and delivery and enforceability of the Loan Documents and the Owner Documents, (ii) creation and perfection of security interests, (iii) receipt of all Governmental Approvals necessary to enter into the Loan Documents, and that such Governmental Approvals are in full force and effect and all applicable appeal periods have expired, except for any waiting periods and appeals that have been disclosed to DOE, (iv) DOE will not be regulated as an electric corporation or public utility under the federal law of United States of America or the law of the State of Georgia solely as a result of entering into the Transaction Documents to which it is a party, and (v) absence of conflicts with law, material agreements identified in such opinion letter or Organizational Documents of the Borrower;

(b)                                 (i) opinion of special counsel to the Owners’ Agent and the Operator with respect to matters of Georgia and Federal law and the General Corporation Law of the State of Delaware, including (A) due authorization, execution and delivery and enforceability of the Owner Documents, the Nuclear Operating Agreement and the Letter Agreement for Construction Services, in each case to which each such Major Project Participant is a party, and (B) absence of conflicts with law, material agreements identified in such opinion letter or Organizational Documents of such Major Project Participant, and (ii) opinion of counsel to the Borrower with respect to receipt of all Governmental Approvals necessary to construct and operate the Project (other than those Governmental Approvals not required to be obtained as of such date), and that such Governmental Approvals are in full force and effect and all applicable appeal periods have expired, except for any waiting periods and appeals that have been disclosed to DOE;

(c)                                  opinion of in-house counsel to Westinghouse Electric Company LLC with respect to, among other things, due authorization, execution and delivery of the Transaction Documents to which Westinghouse Electric Company LLC is a party;

(d)                                 opinion of in-house counsel to Stone & Webster, Inc. with respect to, among other things, due authorization, execution and delivery of the Transaction Documents to which Stone & Webster, Inc. is a party; and

(e)                                  opinion of special counsel to the Borrower, with respect to, among other things, the enforceability of the EPC Contract, the Software License, the Westinghouse Fuel Assembly Agreement and the Westinghouse License Agreement.

4.1.16.           Lender’s Engineer Report.  DOE shall have received a Lender’s Engineer Report, dated on or before the Guarantee Issuance Date, addressing such matters as DOE may reasonably request.

4.1.17.           Receipt of Credit Subsidy Cost and Fees.

(a)                                 DOE shall have received payment in full of the DOE Guaranteed Loan Credit Subsidy Cost.

(b)                                 Each of DOE and FFB shall have received all other amounts then due and payable to it pursuant to Section 3.4 (Payment of Credit Subsidy Cost and Fees).

4.1.18.           Lobbying Certification.  DOE shall have received evidence that the Borrower has provided a Standard Form-LLL “Disclosure Form to Report Lobbying.”

4.1.19.           Title to Project Site.  DOE shall have received (i) evidence of the Borrower’s ownership of fee simple title, under the relevant laws of the State of Georgia, to the real estate comprising the Borrower’s Undivided Interest subject only to Permitted Liens and the December 2013 Mechanic’s Lien Exception, (ii) the Required Survey with respect to the Project Site, and (iii) an ALTA Form 2006 Mortgagee Policy of Title Insurance (or similar policy form) issued by the Title Company, with such coinsurers or reinsurers as may be reasonably acceptable to DOE, in the aggregate amount of not less than Sixty-Five Million Six Hundred Thousand Dollars ($65,600,000) insuring as of the Guarantee Issuance Date that the Mortgage Indenture creates a first and prior Lien and security title on Borrower’s Undivided Interest in and to the Project Site (subject only to Permitted Liens and the December 2013 Mechanic’s Lien Exception) and containing all endorsements requested by DOE and available in the State of Georgia.

4.1.20.           Intellectual Property.  DOE shall have received evidence that the Borrower, the Owners’ Agent and the Operator own or hold (or have available to them on commercially reasonable terms) a valid and enforceable license or right to use all Technology and Intellectual Property Rights necessary for the construction and operation of the Project through the Maturity Date (including all Intellectual Property Rights granted or conferred under the IP Agreements).

4.1.21.           Environmental; Compliance with NEPA.

(a)                                 Environmental.  DOE shall (i) have received certification from the Borrower, together with such other evidence as DOE may reasonably request from the Borrower, of satisfaction, as of the Guarantee Issuance Date and to the Borrower’s Knowledge, of all material environmental requirements applicable to the Project (including required mitigations and the receipt of any required environmental consultations and permits) pursuant to applicable Environmental Laws and Governmental Approvals to the extent such material environmental requirements are required to be satisfied as of the Guarantee Issuance Date, and (ii) with respect to any such requirements that are required to be satisfied after the Guarantee Issuance Date, be reasonably satisfied with the plan to comply with such requirements.

(b)                                 Compliance with NEPA.  DOE shall have (i) issued an Environmental Impact Statement for the Project pursuant to NEPA, (ii) issued a Record of Decision with respect to the Project and (iii) received evidence of satisfaction of and compliance with all material additional environmental requirements specified in the Environmental Impact Statement (or referenced therein) and required to be complied with as of the Guarantee Issuance Date, and (iv) with respect to any environmental requirements specified in the Environmental Impact Statement (or referenced therein) and required to be complied with after the Guarantee Issuance Date, DOE is satisfied with the plan to comply with such requirements.

4.1.22.           Fuel Supply and Disposal.  DOE shall have received evidence, including a certification from the Lender’s Engineer, that the implementation plans for the Project are sufficient to provide supply and disposal of nuclear fuel required to operate the Project in accordance with the COLs, all applicable Governmental Rules and the terms of the Fuel Supply Agreements (other than those to be entered into after the Guarantee Issuance Date).

4.1.23.           Conditions Precedent to Each Advance.  Each condition precedent to an Advance under Section 4.2 (Conditions Precedent to Each Advance) (except for the conditions precedent in Sections 4.2.1 (Conditions Precedent to Each Advance - Updated Advance Schedule; Application of Advance Proceeds; Security under Mortgage Indenture), 4.2.4 (Conditions Precedent to Each Advance - Consents and Approvals) and 4.2.8 (Conditions Precedent to Each Advance - Title Continuation)) shall have been satisfied (with any reference in Section 4.2 (Conditions Precedent to Each Advance) to an Advance Date being deemed for purposes of this Section 4.1.23 to refer to the Guarantee Issuance Date).

4.1.24.           Conditions Precedent in FFB Credit Facility Documents.  Each condition precedent to the initial Advance under the FFB Credit Facility Documents shall have been satisfied as determined by FFB and DOE, as applicable.

4.1.25.           Intentionally Omitted.

4.1.26.           Program Requirements.

(a)                                 Program Requirements. All Program Requirements required to have been satisfied as of the Guarantee Issuance Date shall have been satisfied.

(b)                                 System for Awards Management. The Borrower has registered in the SAM database.

(c)                                  Patriot Act. Each of DOE and FFB have received all documentation and other information required by regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, customarily delivered to financial institutions in connection with a transaction such as the issuance of the DOE Guaranteed Loan.

4.1.27.           Due Diligence Review.  DOE shall have completed its due diligence review of the Project, the Borrower, the Members, the Owners’ Agent, the Operator and all other matters related thereto and the results thereof shall have been satisfactory to DOE.

4.1.28.           DOE Approvals.  DOE has received each of the following: (i) evidence that OMB has reviewed and approved DOE’s calculation of the DOE Guaranteed Loan Credit Subsidy Cost as of the Guarantee Issuance Date, (ii) the action memorandum duly executed and delivered by the Secretary of Energy, authorizing the execution by DOE of the Loan Documents to which it is a party and the apportionment of the DOE Guaranteed Loan Credit Subsidy Cost and (iii)

evidence that the Form SF132 Apportionment Request has been approved by OMB and the apportionment has occurred.

4.1.29.           Davis Bacon Compliance.  DOE shall have received a Borrower Certificate, dated as of the Guarantee Issuance Date, (a) certifying that the Borrower and, to the DBA Knowledge of the Borrower, all DBA Contract Parties are in material compliance with all Davis-Bacon Requirements, except to the extent that the Davis-Bacon Requirements have been waived by the Department of Labor, including pursuant to the DOL Letter, (b) identifying and describing the immaterial non-compliance with all Davis-Bacon Requirements of which the Borrower has DBA Knowledge, (c) certifying that the Borrower has commenced the cure of such immaterial non-compliance and reasonably believes that such immaterial non-compliance will be cured prior to any Advances subsequent to the Advance for which the Borrower Certificate identified in this Section 4.1.29 is being delivered, and (d) attaching a copy of the Davis-Bacon and Related Acts Compliance Program and certifying that such copy is a true, correct and complete copy of the Davis-Bacon and Related Acts Compliance Program.

4.1.30.           OMB Certification.  OMB shall have certified in writing that the FFB Credit Facility Commitment, the DOE Guaranteed Loan and the Project comply with the provisions of the Omnibus Appropriations Act, 2009, P.L. No. 111-8, Division C, Title III, as amended by Section 408 of the Supplemental Appropriations Act, 2009, P.L. No. 111-32 (the “Appropriations Act”).

4.1.31.           No Alternate Amortization Event.  DOE shall have received a certification from the Borrower that, as of the Guarantee Issuance Date, no Potential Alternate Amortization Event or Alternate Amortization Event has occurred and is continuing.

4.1.32.           Westinghouse Letter Agreement.  DOE shall have received a fully executed original counterpart of the Westinghouse Letter Agreement.

4.1.33.           Cargo Preference Act.

DOE shall have received a fully executed copy of that letter agreement dated January 8, 2014, between the Owners’ Agent and the United States Maritime Administration (the “CPA Agreement”), certified by the Borrower to be true, correct and complete.

4.1.34.           Borrower Appropriations Act Certificate.

DOE shall have received the Borrower Appropriations Act Certificate.

4.1.35.           MEAG Appropriations Act Certificate.

DOE shall have received the MEAG Appropriations Act Certificate.

4.2.                      Conditions Precedent to Each Advance.

The obligation of the Guarantor to guarantee each Advance, including the initial Advance, is subject to the prior satisfaction (or waiver in writing), as determined in all cases by DOE, of each of the following conditions precedent (and of any deliverable, as to its form and substance) as of the Advance Notice Date and to their continued satisfaction on the Advance Date for such Advance:

4.2.1.                  Updated Advance Schedule; Application of Advance Proceeds; Security under Mortgage Indenture.  DOE shall have received:

(a)                                 either (i) a proposed updated Advance Schedule, reflecting any changes to the estimated timing and amounts of proposed Advances and Base Funding to be provided, and certified by the Borrower as being consistent in all material respects with the most recent Construction Monitoring Report, the Construction Budget and the Project Milestone Schedule, provided that if such proposed updated Advance Schedule accelerates the estimated date of disbursement of any Advance amounts reflected in the initial Advance Schedule delivered pursuant to Section 4.1.4(d) (Borrower Base Case Projections; Project Milestone Schedule; Construction Budget; Advance Schedule; Employment Projections) the Borrower shall have paid any corresponding increase to the DOE Guaranteed Loan Credit Subsidy Cost that may be required to the extent such change constitutes a ‘modification’ within the meaning set forth in Section 502(9) of the Federal Credit Reform Act of 1990, or (ii) a certification from the Borrower that no changes to the then-current Advance Schedule are required;

(b)                                 certification from the Borrower and the Lender’s Engineer that the proceeds of the requested Advance will be needed for Eligible Project Costs that have been incurred by the applicable Requested Advance Date, together with a description in reasonable detail of such Eligible Project Costs; and

(c)                                  certification from the Borrower that the Borrower has taken all actions and delivered all documents and certificates (including to the Trustee, as applicable) such that immediately following disbursement of the requested Advance, the Borrower’s obligations with respect to such Advance are, and also with respect to all prior Advances, continue to be, secured by the first priority perfected Lien (subject only to Permitted Liens and the December 2013 Mechanic’s Lien Exception) in the Collateral intended to be created by the Security Documents.

4.2.2.                  Invoices and Lien Waivers.  With respect to each Advance Notice, DOE shall have received copies of (a) each invoice of the EPC Contractor that is the subject of such Advance Notice (whether via direct payment to the EPC Contractor or via reimbursement to the Borrower), (b) lien waivers and releases, in the form attached as Exhibit H (which form may be modified by the Borrower from time to time as may be required by Governmental Rule), with respect to all work reflected in the invoices specified in clause (a) of this Section 4.2.2, (c) for all advances after the initial Advance, each invoice for Project Costs (other than invoices of the EPC Contractor, invoices previously delivered and invoices with respect to Project Costs incurred through September 30, 2013) that (i) is the subject of such Advance Notice and (ii) is in an amount that exceeds one hundred thousand Dollars ($100,000), (d) for all Advances after the initial Advance, a spreadsheet in substantially the form attached hereto as Exhibit M, (e) for all advances after the initial Advance, a sample of between thirty (30) and fifty (50) of any invoices for Project Costs that are the subject of such Advance Notice (other than the invoices specified in clauses (a) and (c) of this Section 4.2.2) and, if requested by DOE or the Lender’s Engineer, any additional invoices of the type described in this clause (e) that are not included in such sample to the extent the Lender’s Engineer reasonably determines that a review of additional invoices is necessary in light of matters identified in the Lender’s Engineer’s review of such sample, and (f) in the case of the invoice for the final payment from the Owners under the EPC Contract, the EPC Contractor’s affidavit in the form attached as Exhibit I (which form may be modified by the Borrower from time to time as may be required by Governmental Rule).  To the extent any information delivered pursuant to this Section 4.2.2 contains confidential trade secret or proprietary information of the EPC Contractor, such information shall be provided via the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(q)(ii).

4.2.3.                  Fees and Expenses.  DOE shall have received certification from the Borrower, and such other evidence as DOE may reasonably request, that (a) all required taxes, all DOE Guaranteed Loan Fees and Periodic Expenses (other than Periodic Expenses subject to a fee agreement with the Borrower), in each case incurred and invoiced prior to the relevant date (x) have been paid in full, (y) are to be paid with the proceeds of any requested Advance (only in the event that such amounts are Eligible Project Costs), or (z) are to be paid by other arrangements satisfactory to DOE, and (b) with respect to any Periodic Expenses subject to a fee agreement with the Borrower, the Borrower is not in default of its payment obligations under such fee agreement.

4.2.4.                  Consents and Approvals.  DOE shall have received (i) an updated schedule reflecting the status of all Required Consents, certified by the Borrower, with respect to Borrower Required Consents, as being true, correct and complete, and with respect to all other Required Consents, certified by the Borrower as being, to the Borrower’s Knowledge, true, correct and complete, and (ii) copies of any such Required Consents requested by DOE.

4.2.5.                  Representations and Warranties; No Default; No Alternate Amortization Event.  DOE shall have received certification from the Borrower, and DOE shall not have determined that such certification is untrue, that, on both the Advance Notice Date and the Advance Date, the representations and warranties in the Loan Documents (other than those in Sections 5.4 (Capitalization), 5.8 (Governmental Judgments), 5.11(a) (Environmental, Health and Safety Matters), 5.19(a) (Sufficiency of Project Documents), 5.19(f) (Sufficiency of Project Documents), 5.19(g) (Sufficiency of Project Documents) and 5.26(g) (U.S. Government Requirements), which are made only as of the Guarantee Issuance Date, the representation in the final clause of Section 5.19(c) (Sufficiency of Project Documents), which is made only on the Initial Advance Date, and those representations and warranties that speak only as to an earlier date, which shall be true and correct as of such earlier date) are true and correct in all material respects, and (x) no Potential Default (other than any Potential Default that would become a Specified Event of Default), Event of Default (other than any Specified Event of Default), Potential Alternate Amortization Event or Alternate Amortization Event has occurred and is continuing and (y) to the Borrower’s Knowledge, no Potential Default that would become a Specified Event of Default and no Specified Event of Default has occurred and is continuing.

4.2.6.      Advance Certificates.  DOE shall have received:

(a)           a Borrower Certificate, substantially in the form of Exhibit C-2, confirming that to the Borrower’s Knowledge all conditions to the requested Advance (other than Section 4.2.14 (Certain Unqualified Representations, Warranties and Certifications)) have been satisfied and regarding the other matters required to be certified by the Borrower as set forth in this Section 4.2; and

(b)           a Lender’s Engineer Certificate, substantially in the form of Exhibit D-2, dated as of the Advance Date, regarding the matters required to be certified by the Lender’s Engineer as set forth in this Section 4.2.

4.2.7.      Borrower Funding Commitments.  DOE shall have received a certificate of an Authorized Official of the Borrower certifying that the amount of Base Funding and Overrun Funding provided by the Borrower prior to or concurrently with the requested Advance has been, or, prior to or concurrently with the requested Advance will be, applied to pay (A) at least 30% of the sum of the Eligible Base Project Costs being financed or reimbursed using the proceeds of the requested Advance plus all other Eligible Project Costs incurred to date, (B) 100% of all Ineligible Base Project Costs previously incurred or then required to be paid, and (C) 100% of all Overrun Project Costs previously incurred or then required to be paid.

4.2.8.      Title Continuation.  DOE shall have received a construction bringdown endorsement (dated as of a date not earlier than five (5) Business Days prior to the relevant Advance Date) insuring that the Mortgage Indenture remains a first priority Lien on the Borrower’s fee title (subject only to Permitted Liens and the December 2013 Mechanic’s Lien Exception), under the relevant laws of the State of Georgia, and on the Borrower’s Undivided Interest in and to the Project Site (subject only to Permitted Liens and the December 2013 Mechanic’s Lien Exception) as is necessary for the development of the Project.

4.2.9.      Davis-Bacon Requirements.  DOE shall have received a Borrower Certificate, dated as of the Advance Date, (a) certifying that the Borrower and, to the DBA Knowledge of Borrower, all DBA Contract Parties are in material compliance with all Davis-Bacon Requirements, except to the extent that the Davis-Bacon Requirements have been waived by the Department of Labor, including pursuant to the DOL Letter, (b) identifying and describing the immaterial non-compliance with all Davis-Bacon Requirements of which the Borrower has DBA Knowledge, (c) certifying that the Borrower has commenced the cure of such immaterial non-compliance and reasonably believes that such immaterial non-compliance will be cured prior to any Advances subsequent to the Advance for which the Borrower Certificate is being delivered, (d) certifying that all immaterial non-compliance identified on all prior Borrower Certificates in respect of compliance with Davis-Bacon Requirements has been cured, and (e) certifying that there have been no updates to the Davis-Bacon and Related Acts Compliance Program or, if there have been any updates to the Davis-Bacon and Related Acts Compliance Program since the most recent prior Advance Date, attaching a copy of such updates and certifying that such copies are true, correct and complete copies of such updates.

4.2.10.    Advance Notice; Advance Schedule.  Pursuant to Article 2 (Funding), DOE shall have received (i) an Advance Notice in accordance with Section 2.2.3 (Mechanics for Requesting

Advances; Advance Notice) and (ii) certification from the Borrower that the requested Advance conforms to the Advance Schedule.

4.2.11.    Issuance of FFB Advance Request Approval Notice.  Pursuant to Article 2 (Funding), FFB shall have received, in accordance with the FFB Credit Facility Documents, the FFB Advance Request signed by the Borrower, together with the FFB Advance Request Approval Notice signed by DOE.

4.2.12.    Absence of Drawstop Notice.  Pursuant to Article 2 (Funding), DOE shall not have delivered a Drawstop Notice in accordance with Section 2.3.2(a) (Drawstop Notices - Issuance) with respect to the Advance unless DOE shall have delivered a Drawstop Withdrawal Notice with respect to such Drawstop Notice in accordance with Section 2.3.2(b) (Drawstop Notices - Consequences).

4.2.13.    Owners’ Agent.  GPC is the Owners’ Agent.

4.2.14.    Certain Unqualified Representations, Warranties and Certifications.  Each of the (x) representations and warranties made or deemed to be made by the Borrower pursuant to Sections 5.7(a), 5.7(d) and 5.7(f) (Required Consents), 5.11 (Environmental, Health and Safety Matters), 5.17(b) (No Defaults or Alternate Amortization Events), 5.19(a), and the second sentence of 5.19(b) (Sufficiency of Project Documents) and (y) Borrower’s certifications required under this Article IV, shall be correct in all material respects when made or deemed to have been made, in each case, without giving effect to any qualification relating to the Borrower’s Knowledge as set forth therein.

4.2.15.    Cargo Preference Act.

(a)           DOE shall have received a Borrower Certificate, certifying that as of the Advance Notice Date and the Advance Date, to the Borrower’s Knowledge, the Owners’ Agent is in compliance with all of its obligations under the CPA Agreement.

(b)           DOE shall not have received written notice from United States Maritime Administration that the Owners’ Agent is not in compliance with all of its obligations under the CPA Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

The Borrower makes all of the following representations and warranties to and in favor of DOE on (i) the Guarantee Issuance Date, (ii) each Advance Notice Date, and (iii) each Advance Date, except (x) as such representations and warranties relate to an earlier date, (y) with respect to the representations in Sections 5.4 (Capitalization), 5.8 (Governmental Judgments), 5.11(a) (Environmental, Health and Safety Matters), 5.19(a) (Sufficiency of Project Documents), 5.19(f) (Sufficiency of Project Documents), 5.19(g) (Sufficiency of Project Documents) and 5.26(g) (U.S. Government Requirements) which are made only on the Guarantee Issuance Date and (z) with respect to the representation in the final clause of Section 5.19(c) (Sufficiency of Project Documents) which is made only on the initial Advance Date.

5.1.                      Organization.

The Borrower (a) is an electric membership corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, (b) is duly qualified to do business in the State of Georgia and in each other jurisdiction where the failure to so qualify would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, and (c) has all requisite corporate power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease, (ii) carry on its business as now being conducted and as now proposed to be conducted in respect of the Project, (iii) incur Indebtedness and create Liens on its properties, and (iv) execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.

5.2.                      Authorization; No Conflict.

The Borrower has duly authorized, executed and delivered the Transaction Documents to which it is a party, and neither its execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) contravenes its Organizational Documents, (b) contravenes any Governmental Rules where such contravention would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, (c) contravenes or results in any breach or constitutes any default under any Governmental Judgment, where such contravention, breach or default would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, (d) contravenes or results in any breach or constitutes any default under, or results in or requires the creation of any Lien upon any of its revenues, properties or assets under, any agreement or instrument to which it is a party or by which it or any of its revenues, properties or assets may be bound, except for (x) the Liens created by the Security Documents and Permitted Liens, if any, and (y) where such contravention, breach or default would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or (e) requires the consent or approval of any Person other than the Required Consents.

5.3.                      Legality; Validity; Enforceability.

Each Transaction Document to which the Borrower is a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to Bankruptcy Laws and general principles of equity, regardless of whether enforcement is considered in a proceeding at law or in equity.

5.4.                      Capitalization.

As of the Guarantee Issuance Date, the Equity Interests of the Borrower are wholly owned by the Members set forth on Schedule 5.4.

5.5.                      Title.

(a)           The Borrower (i) owns fee simple title to the real estate comprising the Borrower’s Undivided Interest and owns or validly leases and holds the other Collateral comprising interests in real property and (ii) owns or validly leases and is possessed of the personal property and other assets of the Borrower (tangible and intangible) on which it purports to grant Liens pursuant to the Security Documents, in each case free and clear of any Liens of any kind except for the Liens created by the Security Documents and Permitted Liens. The Borrower has full power and lawful authority to grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, pledge, set over and confirm all such real, personal and other property as provided in the Security Documents. Except for the Liens created by the Security Documents and Permitted Liens, the Borrower is not under any obligation to create any Lien upon any of the Collateral.

(b)           The Borrower has at least a 30.0% undivided ownership interest as a tenant in common in the Additional Unit Properties and the Related Facilities.

(c)           The Project Site and the real property interests relating to the Transmission Facilities comprise all real estate necessary for the development of the Project.

5.6.                      Security Interests.

Pursuant to the Security Documents, the Trustee (for the benefit of the Holders of Outstanding Indenture Obligations, including the Secured Parties) has a perfected Lien in the Collateral (other than interests in real estate acquired after the date hereof and located in a county in which the Mortgage Indenture has not previously been recorded, in such case for a period of no more than 180 days after acquisition of such interests) subject only to the Permitted Liens. Such Lien in the Collateral is superior and prior to any and all Liens of all third Persons (other than Permitted Liens) now existing. All documents and instruments, including the Mortgage Indenture and financing statements, have been recorded or filed for record in such manner and in such places as are required, and all other actions as are necessary have been taken to establish and perfect the Trustee’s Lien in and to the Collateral (other than interests in real estate acquired after the date hereof and located in a county in which the Mortgage Indenture has not previously been recorded, in such case for a period of no more than 180 days after acquisition of such interests), for the benefit of the Holders of Outstanding Indenture Obligations, including the FFB and DOE,  to the extent contemplated by the Security Documents. The FFB Promissory Note constitutes an Additional Obligation under the Mortgage Indenture and the DOE Reimbursement Note constitutes a “Credit Obligation” under the Mortgage Indenture. All taxes and Periodic Expenses that are due and payable in connection with the execution, delivery, filing or recordation of the Mortgage Indenture and the financing statements, or the execution, issuance and delivery of the FFB Promissory Note and the DOE Reimbursement Note, or the granting of Liens pursuant to the Mortgage Indenture, have been paid or arrangements satisfactory to the relevant Secured Parties have been made to satisfy such obligations.

5.7.                      Required Consents.

(a)           Schedule 5.7 sets forth all consents and approvals, including all Governmental Approvals, that are required to have been obtained or to be obtained by the Borrower, or to the Borrower’s Knowledge, the Owners’ Agent or the Operator or for the ownership, construction, operation or routine maintenance of the Borrower’s Undivided Interest, in each case in connection with the Transaction Documents and the Project (all such consents and approvals, whether or not identified on such Schedule, the “Required Consents”, and all such consents and approvals required to be obtained by the Borrower (including the COL), whether or not identified on such Schedule, the “Borrower Required Consents”).

(b)           All Borrower Required Consents that are required to be obtained, and all applications for Borrower Required Consents that are required to be filed, on or as of the date this representation is made (including any Borrower Required Consents required on that date), have been filed or obtained, except for Borrower Required Consents that, if not obtained, would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated.  Such Borrower Required Consents required to have been obtained as of the date this representation is made are in full force and effect and as of the date this representation is made are not under appeal or subject to other proceedings or unsatisfied conditions that would reasonably be expected to result in a material adverse modification or cancellation as of such date (except for the appeals, proceedings and conditions that are disclosed on Schedule 5.7).

(c)           To the Borrower’s Knowledge, any Required Consent referred to under paragraph (b), above, which has not been obtained as of the date this representation is made, but which will be required to be obtained in the future, is reasonably expected to (i) be obtained on or prior to the relevant date or stage of development of the Project for which such Required Consent will be required, and (ii) contain only conditions or requirements which the Borrower expects to be satisfied or complied with, in each case, in accordance with the terms of such Required Consent.

(d)           To the Borrower’s Knowledge, all Required Consents (other than Borrower Required Consents) that are required to be obtained, and all applications for Required Consents (other than Borrower Required Consents) that are required to be filed, on or as of the date this representation is made (including any Required Consents (other than Borrower Required Consents) required on that date), have been filed or obtained, except for Required Consents (other than Borrower Required Consents) that, if not obtained, would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed.  To the Borrower’s Knowledge, such Required Consents required to have been obtained as of the date this representation is made are in full force and effect and as of the date this representation is made are not under appeal or subject to other proceedings or unsatisfied conditions that would reasonably be expected to result in a material adverse modification or cancellation as of such date (except for the appeals, proceedings and conditions that are disclosed on Schedule 5.7).

(e)           To the Borrower’s Knowledge, any Required Consent referred to under paragraph (d), above, which has not been obtained as of the date this representation is made, but which will be required to be obtained in the future, is reasonably expected to (i) be obtained on or prior to the relevant date or stage of development of the Project for which such Required Consent will be required, and (ii) contain only conditions or requirements which the Borrower expects to be satisfied or complied with, in each case, in accordance with the terms of such Required Consent.

(f)            Each of the Borrower, and to the Borrower’s Knowledge, the Owners’ Agent, the Operator and the Project is in compliance in all respects with all Required Consents applicable to it, including all federal, state, and local Governmental Approvals, except (1) any such non-compliance that the Borrower (A) is diligently working to cure through appropriate regulatory procedures, including for the purpose of obtaining any necessary amendment to such Required Consent and (B) reasonably believes will be cured through such diligent efforts, or (2) where the failure to comply would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated.

5.8.                      Governmental Judgments.

(a)           Except as set forth on Schedule 5.8, there is no pending or threatened (in writing) action, suit, or proceeding, or investigation by a Governmental Authority, of any kind, including no action or proceeding of or before any Governmental Authority, in each case (x) involving the Borrower or (y) to the Borrower’s Knowledge, involving the Operator or any other Project Participant, in each case that relates to the Project or any transactions contemplated by any of the Transaction Documents that has, or would reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated.

(b)           Neither the Borrower, nor to the Borrower’s Knowledge, the Owners’ Agent or the Operator has failed to observe in any material respect, or is otherwise in default with respect to, any Governmental Judgment or any order of any court, arbitrator, administrative agency or other Governmental Authority except (1) any such failure to observe or default that the Borrower (A) is diligently working to cure through procedures approved by the applicable court, arbitrator, arbitral panel, administrative agency or Governmental Authority or appropriate regulatory procedures and (B) reasonably believes will be cured through such diligent efforts, or (2) that has not and would not reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated.  There is no injunction, writ, or preliminary restraining order of any nature issued by a court, arbitrator, administrative agency or other Governmental Authority directing that any of the obligations provided for in any of the Transaction Documents to be performed by the Borrower, or to the Borrower’s Knowledge, the Owners’ Agent, the Operator or any other Project Participant, not be consummated as herein or therein provided.  No Governmental Judgment or order of any court, arbitrator, administrative agency or other Governmental Authority has been entered against the Borrower, or to the Borrower’s Knowledge, the Owners’ Agent, the Operator or any other Project Participant that has, or would reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated.

5.9.                      Tax.

The Borrower has filed all material tax returns required by Governmental Rules to be filed by it and has paid (a) all material income taxes payable by it that have become due pursuant to such tax returns and (b) all other material taxes and assessments payable by it that have become due, in either case, other than those taxes that it is contesting in good faith.

5.10.               Compliance with Governmental Rules.

Each of the Borrower, and to the Borrower’s Knowledge, the Owners’ Agent (with respect to the Project) and the Operator (with respect to the Project), is in compliance with, and has conducted its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance with, (a) Title XVII and the Applicable Regulations, in all respects, and (b) all other Governmental Rules and all other Program Requirements in all material respects, except, in the case of this clause (b), (x) for any such non-compliance asserted by any Governmental Authority where the Borrower, the Owners’ Agent or the Operator is contesting such assertion in good faith by appropriate legal proceedings, and (y) for any such non-compliance that the Borrower, the Owners’ Agent or the Operator is diligently working to cure pursuant to an applicable Remediation Plan.

5.11.               Environmental, Health and Safety Matters.

(a)           Except as disclosed on Schedule 5.11(a), neither the Borrower, nor to the Borrower’s Knowledge, the Owners’ Agent or the Operator, is, with respect to the Project, in any material non-compliance with any Environmental Laws or has received any complaint, order, directive, claim, citation or notice by any Governmental Authority relating to any actual or potential material violation of its then-existing obligations under Environmental Laws.

(b)           The Borrower and, to the Borrower’s Knowledge, the Operator have developed and implemented policies and procedures with respect to the Project that are reasonably designed to provide for compliance with Governmental Rules concerning safety and the protection of human health, including the Occupational Safety and Health Act of 1970 and the rules and regulations promulgated thereunder and the rules and regulations of the NRC relating to safety matters.

5.12.               Investment Company Act.

The Borrower is not required to register as an “investment company” and it is not “controlled” by a company required to register as an “investment company” under the Investment Company Act.

5.13.               Regulation of Secured Parties.

(a)           No Secured Party shall be or become subject to regulation by the NRC under the Atomic Energy Act of 1954 and the NRC’s regulations thereunder solely as a result of the execution, performance or delivery of this Agreement or the other Loan Documents to which it is a party; provided, however, that in accordance with 42 U.S.C. §2234 and 10 CFR §50.81, (1) the rights of a Secured Party may be exercised only in compliance with and subject to the provisions of the COLs, the Atomic Energy Act of 1954 and regulations issued by the NRC pursuant to said Act; and (2) no Secured Party may take possession of the Project prior to the issuance or transfer of a license from the NRC to such Secured Party authorizing such possession.

(b)           No Secured Party shall be or become subject to regulation as a “public utility” under the Federal Power Act solely as a result of the execution, performance or delivery of this Agreement or the other Loan Documents to which it is a party; provided, however, that upon exercise by a Secured Party of certain remedies allowed under this Agreement or the Security Documents, such Secured Party may become subject to regulation as a “public utility” under the Federal Power Act.

(c)           No Secured Party shall be or become subject to regulation under the Public Utility Holding Company Act of 2005, and the Federal Energy Regulatory Commission’s regulations thereunder, solely as a result of the execution, performance or delivery of this Agreement or the other Loan Documents to which it is a party; provided, however, that upon exercise by a Secured Party of certain remedies allowed under this Agreement or the Security Documents, such Secured Party may become subject to regulation under Public Utility Holding Company Act of 2005.

(d)           No Secured Party shall be or become subject to regulation by the Georgia PSC as an “electric light and power company”, a “person owning, leasing or operating public gas plants or electric light and power plants furnishing service to the public” or an “electric supplier” or similar term, under the laws of the State of Georgia, solely as a result of the execution, performance or delivery of this Agreement or the other Loan Documents to which it is a party; provided, however, that upon exercise by a Secured Party of certain remedies allowed under this Agreement or the Security Documents, such Secured Party may become subject to regulation by the Georgia PSC as an “electric light and power company”, a “person owning, leasing or operating public gas plants or electric light and power plants furnishing service to the public” or an “electric supplier” or similar term, under the laws of the State of Georgia.

5.14.               Intentionally Omitted.

5.15.               ERISA.

(a)     The Borrower and its ERISA Affiliates have operated the Pension Plans in compliance with their terms and with all applicable provisions and requirements of the Internal Revenue Code, ERISA, and other applicable federal or state laws and have performed in all respects their respective obligations under each Pension Plan, except where such failure to comply or perform would not reasonably be expected to have a Material Adverse Effect.

(b)     No ERISA Event has occurred or is reasonably expected to occur that is reasonably expected to have a Material Adverse Effect.

(c)     No Pension Plan has failed to satisfy the minimum funding standards under Section 412 or Section 430 of the Internal Revenue Code other than any such failure that would not reasonably be expected to have a Material Adverse Effect.

(d)     Except to the extent required under Section 4980B of the Internal Revenue Code or comparable state law, no Pension Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates, which has or would result in liability to the Borrower that is reasonably expected to have a Material Adverse Effect.

(e)     As of the most recent valuation date for any Pension Plan, the outstanding unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), is not reasonably expected to have a Material Adverse Effect.

(f)      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is a prohibited transaction within the meaning of Section 406 of ERISA for which an exemption is not available or in connection with which taxes are reasonably expected to be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Internal Revenue Code, and which is reasonably expected to result in liability to the Borrower, other than any such prohibited transaction that would not reasonably be expected to have a Material Adverse Effect.

(g)     All liabilities under each Pension Plan are (i) funded to at least the minimum level required by applicable law or, if higher, to the level required by the plan documents governing the Pension Plans other than any failure to fund at such level that would not reasonably be expected to have a Material Adverse Effect, (ii) provided for or recognized in the Financial Statements most recently delivered to DOE pursuant to Section 6.1 (Information Covenants) and (iii) estimated in the formal notes to the Financial Statements most recently delivered to DOE pursuant to Section 6.1 (Information Covenants).

(h)     (i) The Borrower is not a “plan” within the meaning of Section 4975(e) of the Internal Revenue Code; (ii) the assets of the Borrower do not constitute “plan assets” within the meaning of Section 3(42) of ERISA and the United States Department of Labor Regulations set forth in 29 C.F.R. 2510.3-101; (iii) the Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA; (iv) transactions by or with the Borrower are not subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to governmental plans; and (v) the Borrower has not engaged in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Secured Parties of any of their respective rights under this Agreement) to be a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, other than any such transaction or prohibited transaction described in this subclause (v) that would not reasonably be expected to have a Material Adverse Effect.

(i)      Neither the Borrower nor, to the Knowledge of the Borrower, any ERISA Affiliate or duly appointed administrator, (i) has instituted, or (ii) intends to initiate proceedings to withdraw from any Multiemployer Plan.

Notwithstanding anything in this Section 5.15 to the contrary, the specific representations and warranties made pursuant to this Section 5.15 shall not be interpreted to limit the generality of, or otherwise limit in any way, the representations made by the Borrower in Section 5.10 (Compliance with Government Rules) or the obligations (including the related exceptions and cure rights) of the Borrower in Section 8.1(l) (Events of Default - Compliance with Government Rules; Program Requirements), each of which shall be applied to the Borrower without regard to the provisions of this Section 5.15.

5.16.               Intentionally Omitted.

5.17.               No Defaults or Alternate Amortization Events.

(a)           No Potential Default (other than any Potential Default that would become a Specified Event of Default), Event of Default (other than any Specified Event of Default),

Potential Alternate Amortization Event or Alternate Amortization Event has occurred and is continuing, and

(b)           to the Borrower’s Knowledge, no Potential Default that would become a Specified Event of Default and no Specified Event of Default has occurred and is continuing.

5.18.               No Judgment Liens; No Delinquent Indebtedness.

The Borrower (i) does not have a judgment lien against any of its property for a debt owed to the United States of America and (ii) does not have an outstanding debt owed to the United States of America or any agency thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. § 285.13(d), including any Tax liabilities, except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Governmental Rule and, to the Knowledge of the Borrower, the standards of the Debt Collection Improvement Act of 1996.

5.19.               Sufficiency of Project Documents.

(a)           To the Borrower’s Knowledge, all easements, leasehold and other property interests, and all utility and other services, means of transportation, facilities, other materials and other rights that can reasonably be expected to be necessary for the construction, completion and operation of the Project in accordance with Governmental Rules and the Transaction Documents (including gas, electrical, water and sewage services and facilities) have been procured under the Project Documents or are commercially available to the Project at the Project Site.

(b)           DOE has received a true, complete and correct copy of each of the Project Documents executed by the Borrower (including all exhibits, schedules, attachments, supplements and amendments thereto and any related Protocols and Side Letters).  To the Borrower’s Knowledge, DOE has received a true, complete and correct copy of each of the other Project Documents (including all exhibits, schedules, attachments, supplements and amendments thereto and any related Protocols and Side Letters).

(c)           DOE has received a true, complete and correct copy of each of the Wholesale Power Contracts (including all exhibits, schedules, protocols and side letters referred to therein or delivered pursuant thereto, if any, and all amendments, modifications, additions, waivers thereto or thereof).  None of the Wholesale Power Contracts has been amended or modified after the Guarantee Issuance Date, except in accordance with Section 7.7 (Limitations on Certain Types of Contracts) and, as of the Initial Advance Date, each Wholesale Power Contract is in full force and effect.

(d)           Prior to the execution of each Wholesale Power Contract entered into on or prior to the date this representation is made, the Borrower believed that each party to each such Wholesale Power Contract would be able to carry out its obligations in accordance therewith.  Nothing has come to the attention of the Borrower to cause it to believe that any such party will either not be able to perform any of its payment obligations in accordance therewith or fail to perform any other of its obligations in accordance therewith,  in each case in any manner that would reasonably be expected to have a Material Adverse Effect or a material adverse effect upon the Project.

(e)                                  There exists no default by the Borrower under any Wholesale Power Contract that would reasonably be expected to have a Material Adverse Effect or a material adverse effect upon the Project.

(f)                                   Each Principal Project Document is in full force and effect.

(g)                                  The Project Documents are the only material contracts to be entered into by the Borrower, the Owners’ Agent or the Operator that are necessary for the construction of the Project.

5.20.                Financial Statements.

Each of the Financial Statements of the Borrower (a) included in the Borrower’s most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission under the Exchange Act or, (b) if the Borrower is no longer subject to the periodic reporting requirements of the Exchange Act, most recently delivered to DOE pursuant to Section 4.1.5 (Conditions Precedent to Guarantee Issuance Date and Initial Advance - Financial Statements) or Sections 6.1(c) (Information Covenants - Quarterly Financial Statements and Reports) and (d) (Information Covenants - Annual Financial Statements and Reports), as applicable, has been prepared in accordance with Accounting Requirements and presents fairly in all material respects (i) the financial condition of the Borrower and its Subsidiaries as of the respective dates of the balance sheets included therein and (ii) the results of operations of the Borrower and its Subsidiaries for the respective periods covered by the statements of income included therein.

5.21.                Project Milestone Schedule; Construction Budget; and Borrower Base Case Projections.

(a)                                 The Construction Budget and the Borrower Base Case Projections, in each case when delivered by the Borrower to DOE, were prepared in good faith by the Borrower and were based upon assumptions believed by the Borrower to be reasonable.

(b)                                 The Project Milestone Schedule and the Summary Project Milestone Schedule are consistent with the most recent Construction Monitoring Report filed by the Owners’ Agent with the Georgia PSC.

5.22.                Sufficient Funds

Based on conditions existing as of the date this representation is being made, the Borrower is aware of no fact or circumstance preventing or materially impeding it from obtaining timely funding from the capital or bank finance markets or other sources on commercially reasonable terms, and it reasonably expects that it will be able to obtain funding (through the FFB Credit Facility Commitment and other sources of funding for Base Funding and Overrun Funding) sufficient to fund (i) the Base Project Costs, and (ii) any Overrun Project Costs that are reasonably expected to be incurred.

5.23.                Fees and Enforcement.

Other than amounts (i) that have been paid in full or (ii) with respect to which arrangements have been made and such arrangements have been disclosed to DOE and to the Borrower’s Knowledge are satisfactory to DOE, no fees or taxes including documentary, stamp, transaction, registration, or similar taxes are required to be paid to ensure the legality, validity, enforceability, priority or admissibility in evidence in applicable jurisdictions of any Transaction Documents.

5.24.                Intentionally Omitted.

5.25.                No Additional Fees.

The Borrower has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents.

5.26.                U.S. Government Requirements.

(a)                                 Davis-Bacon Requirements.  The Borrower and, to the DBA Knowledge of the Borrower,  all DBA Contract Parties are in material compliance with all Davis-Bacon Requirements, except to the extent that the Davis-Bacon Requirements have been waived by the Department of Labor.  The Borrower has established, implemented and enforced a program (such program, as updated in accordance with Section 6.11(h)(iv), the “Davis-Bacon and Related Acts Compliance Program”) designed to (i) ensure material compliance with all Davis-Bacon Requirements and (ii) provide reasonable assurance that information relating to compliance with the Davis-Bacon Requirements is made known to such Person or Persons who have principal oversight responsibility with respect to the Borrower’s compliance with the Davis-Bacon Requirements (and each of the Persons referred to in this subclause (ii) are identified by name and position in the Davis-Bacon and Related Acts Compliance Program).

(b)                                 Foreign Asset Control Regulations. Neither the making of any Advances nor the use of the proceeds thereof by the Borrower, nor to the Borrower’s Knowledge, any other Person, will violate any Foreign Asset Control Regulations.

(c)                                  Prohibited Persons. Neither the Borrower nor any Borrower Controlling Person nor any of their respective Principal Persons is a Prohibited Person.  To the Borrower’s Knowledge, no event has occurred and no condition exists that is likely to result in the Borrower, any Borrower Controlling Person or any of their respective Principal Persons becoming a Prohibited Person.  The internal management and accounting practices and controls of the Borrower have been designed and maintained to provide reasonable assurance of compliance with all Corrupt Practices Laws, the Patriot Act, the Anti-Terrorism Order and the rules and regulations of OFAC. The Borrower has designed and maintained disclosure controls and procedures to provide reasonable assurance that material information regarding the Borrower’s compliance with laws (including Corrupt Practices Laws, the Patriot Act, the Anti-Terrorism Order and the rules and regulations of OFAC) is made known to Senior Management Persons of the Borrower.

(d)                                 Anti-Terrorism Order.  The Borrower, each Borrower Controlling Person, and each of their respective Principal Persons is in compliance with the Anti-Terrorism Order and has not previously violated the Anti-Terrorism Order.

(e)                                  Use of Collateral.  To the Borrower’s Knowledge, none of the Collateral consisting of the Project is traded or used by a Prohibited Person or by a Person organized in a Prohibited Jurisdiction.

(f)                                   Corrupt Practices Laws; OFAC.

(i)                                     The Borrower, each Borrower Controlling Person, and each of their respective Principal Persons, employees and agents (other than the Owners’ Agent, who is addressed in Section 5.26(f)(ii)) acting in such capacities, have complied with all Foreign Asset Control Regulations, all applicable orders, rules and regulations of the OFAC and all applicable Corrupt Practices Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project and, otherwise, have conducted the Project in compliance with all Foreign Asset Control Regulations, all applicable orders, rules and regulations of the OFAC and all applicable Corrupt Practices Laws.  The Borrower and each Borrower Controlling Person has designed controls, including internal management and accounting controls, to enable such Person’s compliance with all Corrupt Practices Laws, such controls are reasonable, and such Person has implemented such controls.

(ii)                                  To the Borrower’s Knowledge, the Owners’ Agent, the Operator and each of their respective Principal Persons, employees, and agents is in compliance with all Foreign Asset Control Regulations, all applicable orders, rules and regulations of the OFAC and all Corrupt Practices Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project and, otherwise, is conducting all activities in connection with the Project in compliance with all Foreign Asset Control Regulations, all applicable orders, rules and regulations of the OFAC and all applicable Corrupt Practices Laws.

(g)                                  Federal Agency Funds.  No funds, personnel or property (tangible or intangible) of any federal agency, instrumentality, personnel or affiliated entity are expected to be used (directly or indirectly) through acquisitions, contracts, demonstrations, exchanges, grants, incentives, leases, procurements, sales, other transaction authority, or other arrangements, to support the Borrower’s Undivided Interest or to obtain goods or services from the Borrower’s Undivided Interest, except to the extent that the Borrower’s Undivided Interest benefits from any exemption set forth in the Appropriations Act.

(h)                                 Lobbying.  In accordance with 31 U.S.C. § 1352, no proceeds of the Advances have been expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress (as defined for purposes of 31 U.S.C. § 1352), an officer or employee of Congress, or an employee of a Member of Congress.

(i)                                     EPC Contractor.

(i)                                     None of the EPC Contractor, Chicago Bridge & Iron Company N.V., Toshiba Corporation, The Shaw Group, Inc. or any of their respective ultimate parent companies, or the successors or assigns of any such Person, is identified as a Prohibited Person on the lists set forth in clauses (i) and (ii) of the definition of Prohibited Person.

(ii)                                  In the EPC Contract, the EPC Contractor: (A) represented and warranted that neither it nor any of its “principals” (as defined in 7 C.F.R. Part 3017) was debarred, suspended, proposed for debarment, voluntarily excluded or declared ineligible by any Federal department or agency from participation in any “covered transaction” (as defined in 7 C.F.R. Part 3017), (B) agreed to comply with Subpart C (“Responsibilities of Participants Regarding Transactions”) of 7 C.F.R. Part 3017 in connection with the planning, design, licensing, acquisition, construction, completion, startup, renewal, addition, replacement, and modification of the Project and (C) agreed to cause each party performing services or providing goods (1) which relate to the planning, design, licensing, acquisition, construction, completion, startup, renewal, addition, replacement, and modification of the Project or future capital improvements related thereto and (2) the payments for which are expected to equal or exceed twenty-five thousand Dollars ($25,000) (or such other amount as is specified from time to time in 7 C.F.R. § 3017.220), to provide a representation and warranty and agreement substantially identical to the representation and warranty and agreement in clauses (A) and (B) above.

5.27.                Insolvency Proceedings; Solvency.

(a)                                 The Borrower is not the subject of any pending or, to the Borrower’s Knowledge, threatened, Insolvency Proceedings.

(b)                                 The Borrower is and, after giving effect to the requested Advance, will be solvent.

5.28.                Use of Proceeds.

The Borrower has used and shall continue to use the proceeds of all Advances in accordance with the terms and conditions of all applicable Loan Documents.

5.29.                No Material Adverse Effect.

No event or condition has occurred since the date of the Financial Statements of the Borrower delivered pursuant to Section 4.1.5 (Conditions Precedent to Guarantee Issuance Date and Initial Advance - Financial Statements) that has or would reasonably be expected to have a Material Adverse Effect.

5.30.                Certain Program Requirements.

(a)                                 Eligibility.  The Project qualifies as an “Eligible Project” under Title XVII and is not a research, development, or demonstration project or a project that employs Commercial Technology (as defined in the Applicable Regulations) in service in the United States.

(b)                                 U.S. Nexus.  The Project will be constructed and operated in the United States, employs new or significantly improved technology that has the potential to be replicated in other commercial projects in the United States, and such technology is or is likely to be available in the United States for further commercial application.

(c)                                  Useful Life.  The Maturity Date occurs prior to the end of 90% of the projected useful life of the Project’s major physical assets, as calculated in accordance with Accounting Requirements.

(d)                                 No Tax-Exempt Indebtedness.  The FFB Credit Facility Commitment and the DOE Guaranteed Loan will not finance, either directly or indirectly, tax-exempt indebtedness obligations, consistent with the requirements of Section 149(b) of the Internal Revenue Code.

5.31.                No Omissions.

The statements and information pertaining to the Project, the Borrower’s Undivided Interest or the Borrower contained in any Borrower Certificate or Loan Document, taken together with all documents, reports or other written information pertaining to the Project, together with all updates of such information from time to time, that have been furnished by or on behalf of the Borrower to DOE, any other Secured Party or any Independent Consultant, are, at the time furnished, true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made or, with respect to forward-looking statements or information contained therein, such statements or information were prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time prepared.

ARTICLE 6
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that until the Debt Termination Date, unless DOE waives compliance in writing:

6.1.                       Information Covenants.

At its own expense the Borrower shall (except as otherwise provided in this Section 6.1 with respect to information made available for review through the Restricted Data Site) furnish or cause to be furnished the following items to DOE (x) in unalterable electronic format with a reproduction of the signatures where required, either (1) as an attachment via email or (2) through a confidential password-protected electronic data site that provides, each time a document is uploaded to the data site, prompt notification via email containing a link to such document, which email, in each of cases (1) and (2), shall provide a brief description of such document and a cross-reference to the provision(s) of this Agreement pursuant to which such document is required to be furnished, and (y) upon the reasonable request by DOE, in hard copy with sufficient copies for each Secured Party:

(a)                                 Monthly Construction Progress Reports.  Prior to Commercial Operation of the Second Unit, no later than thirty (30) days following the end of each month:

(i)                                     Intentionally Omitted;

(ii)                                  an unredacted copy of the EPC Contractor’s monthly project status report delivered to the Owners’ Agent pursuant to Section 3.4(b) (Monthly Status Report) of the EPC Contract (the “EPC Contractor Monthly Report”) with respect to such month, which copy shall be provided via the Restricted Data Site;

(iii)                               a copy of the Operator’s monthly project report in the form delivered to the Owners (the “Southern Nuclear Monthly Report”) with respect to such month; provided, however, that if the Borrower determines that such copy contains confidential trade secret and proprietary information of the EPC Contractor, then such copy shall be provided via the Restricted Data Site;

(iv)                              a copy of the written materials delivered by the Owners’ Agent to the Owners in connection with any monthly project management board meeting, including any reports provided to the Owners pursuant to Section 5.7(c) of the Ownership Agreement (such written materials, the “Project Management Board Monthly Meeting Materials” and, together with the EPC Contractor Monthly Report and the Southern Nuclear Monthly Report, the “Monthly Construction Reports”), with respect to such month; provided, however, that if the Borrower determines that such copy contains confidential trade secret and proprietary information of the EPC Contractor, then such copy shall be provided via the Restricted Data Site.

(v)                                 The following shall be included in one or more of the Monthly Construction Reports furnished to DOE each month:

(1)                                 the status and progress of the development, planning, design, licensing, acquisition, construction, completion, startup and commissioning of each Unit, inclusive of the Owners’ scope of services, including an updated critical path schedule;

(2)                                 summary financial information regarding the construction of the Units, including an updated Construction Budget, Summary Project Milestone Schedule and Project Milestone Schedule, inclusive of both the Owners’ and the EPC Contractor’s scope of services, along with an explanation of reasons for any change to or deviations from the most recent prior Construction Budget and Project Milestone Schedule; provided, however, that if the Borrower determines that such Project Milestone Schedule contains confidential trade secret and proprietary information of the EPC Contractor, then such Project Milestone Schedule shall be provided via the Restricted Data Site;

(3)                                 a Transmission Facilities project report summarizing major activities, budget, schedule and issues specifically affecting design, construction and startup of Transmission Facilities;

(4)                                 a summary relating to completed Inspections, Tests, Analyses, and Acceptance Criteria (ITAACs), acceptance and startup tests, and performance tests with respect to the Project, except to the extent the Owners’ Agent is prohibited from providing such information under applicable requirements of the NRC; and

(5)                                 other matters regarding the Project, including (1) disputes or litigation, (2) legislation or governmental proceedings, (3) delinquent payments under any Project Document or (4) strikes, slowdowns or work stoppages, in each case, to the extent such other matters are material to the Construction Budget, the Project Milestone Schedule or the ability of the Project to be completed or operated.

(vi)                              The Borrower agrees that representatives of the Borrower shall, at DOE’s request, meet with the Lender’s Engineer (and, if DOE requests, with representatives of DOE) on a mutually acceptable date (in person or telephonically) each month to discuss the most recent EPC Contractor Monthly Report and any other reports and information required to be provided pursuant to this Section 6.1(a).  The Borrower shall use its commercially reasonable efforts to provide DOE and/or the Lender’s Engineer with such additional information reasonably requested by DOE and/or the Lender’s Engineer based on their review of the Monthly Construction Reports.

(b)                                 Operation Period Reporting.

(i)                                     Plans and Budgets.  Promptly following approval by the Nuclear Managing Board, a copy of each of the following with respect to each Unit:

(1)                                 each Strategic Plan;

(2)                                 each Fuel Plan;

(3)                                 each Operation and Maintenance Budget (and the details of any deviations from the applicable Strategic Plan identified by the Operator to the Nuclear Managing Board);

(4)                                 each New Investment Budget (and the details of any deviations from the applicable Strategic Plan identified by the Operator to the Nuclear Managing Board); and

(5)                                 each Fuel Budget.

(ii)                                  Formal Routine Information; Reports.  Promptly following delivery to the Owners, a copy of each of the following with respect to each Unit:

(1)                                 Annual Energy Estimates.  Each written energy estimate projecting the estimated generation for such Unit during the succeeding five calendar years in accordance with Section 5.1.1.1 of the Nuclear Managing Board Agreement;

(2)                                 Annual and Monthly Benchmark Performance Data.  (A) Annually, each comparison of the performance of such Unit relative to other similar units and plants in the United States and (B) monthly, each comparison of the performance of such Unit for the preceding month relative to the INPO performance index (both component and aggregate), in each case provided pursuant to Section 5.1.1.2 of the Nuclear Managing Board Agreement;

(3)                                 Monthly Plant Budget Reports.  Each report provided pursuant to Section 5.1.1.3 of the Nuclear Managing Board Agreement showing actual costs for operation and maintenance services, new investment services and fuel services at such Unit with comparisons to the respective budgets for such services; and

(4)                                 Bimonthly Strategic Plan Reports.  Each report provided pursuant to Section 5.1.1.4 of the Nuclear Managing Board Agreement showing actual performance for each Unit compared to goals and strategic objectives contained in the Strategic Plan for such Unit.

(iii)                               Formal Routine Information: INPO Evaluations and Assessments.  To the extent permitted under applicable proprietary information agreements with INPO, the Borrower shall make available for review by DOE or any Independent Consultant during visits to the Project Facility the evaluations and assessments of each Unit by INPO, promptly after the Operator has made such evaluations and assessments available for review by the Owners pursuant to Section 5.1.1.5 of the Nuclear Managing Board Agreement.

(iv)                              Formal Routine Information: Upon Request.  Upon request by DOE, a copy of any of the following:

(1)                                 Audit Reports.  Any financial or accounting reports concerning each Unit that are made available for review by the Owners pursuant to Section 5.1.1.7 of the Nuclear Managing Board Agreement, and that contain the results of audits by or for the Borrower, the Operator, Southern Company Services, Inc. or any Affiliate of Southern Company, for any Owner or its Affiliates, or by any regulatory agency;

(2)                                 Correspondence to and from NRC.  Any correspondence to or from the NRC concerning each Unit that is available to the Owners pursuant to Section 5.1.1.8 of the Nuclear Managing Board Agreement; and

(3)                                 Correspondence to and from Georgia Environmental Protection Division.  Any correspondence to or from the Georgia Environmental Protection Division concerning each Unit that is available to the Owners pursuant to Section 5.1.1.9 of the Nuclear Managing Board Agreement.

(v)                                 Formal Routine Information: Minutes of Meetings with the Nuclear Managing Board.  Promptly following approval by the Nuclear Managing Board in accordance with Section 2.7 of the Nuclear Managing Board Agreement, a copy of the minutes of each Nuclear Managing Board meeting that refer to matters concerning either or both Units.

(vi)                              Formal Non-routine Information.

(1)                                 Changes to Operator’s Organizational Structure.  Promptly following delivery to the Owners pursuant to Section 5.1.2.2 of the Nuclear Managing Board Agreement, a copy of any material information reported by the Operator to the Owners regarding any change to the organizational structure of the Operator to the extent that such change has a material effect on the Operator’s personnel who are dedicated to each Unit; and

(2)                                 Changes in Key Plant Personnel.  Promptly following delivery to the Owners pursuant to Section 5.1.2.3 of the Nuclear Managing Board Agreement, a copy of any material information reported by the Operator to the Owners regarding the replacement of (A) the individual occupying the position of General Manager of each Unit, and the successors of such replacement, and (B) any officer of the Operator having responsibility for each Unit, and the successors of such replacement.

(c)                                  Quarterly Financial Statements and Reports.  Not later than sixty (60) days after the end of the first three fiscal quarters of each Fiscal Year, unaudited Financial Statements and reports of the Borrower as at the end of such quarterly period.

(d)                                 Annual Financial Statements and Reports.  Not later than one hundred twenty (120) days after the end of each Fiscal Year:

(i)                                     audited Financial Statements of the Borrower as at the end of such Fiscal Year, including the related report or reports of the Borrower’s Accountant; and

(ii)                                  a discussion and analysis by the management of the Borrower of the Borrower’s business and operations at the end of such Fiscal Year (which may be satisfied by delivery of the Management’s Discussion and Analysis of Financial Condition and Results of Operation filed with the Securities and Exchange Commission).

(e)                                  Certification by Financial Officer.  Each time Financial Statements of the Borrower are delivered pursuant to clauses (c) and (d)(i) hereof, such Financial Statements shall be certified by a Financial Officer of the Borrower as having been prepared in accordance with Accounting Requirements (except for the absence of footnotes and, in the case of unaudited Financial Statements, subject to changes resulting from audits and normal year-end adjustments and, in the case of audited Financial Statements, changes with which the Borrower’s Accountant shall concur) on a consistent basis and as fairly presenting in all material respects the financial condition of the Borrower as of the date thereof and the results of operations and cash flows of the Borrower for the periods presented.  Such certification shall also include a certification that (x) no Potential Default (other than any Potential Default that would become a Specified Event of Default), Event of Default (other than any Specified Event of Default), Potential Alternate Amortization Event or Alternate Amortization Event has occurred and is continuing and (y) to the Borrower’s Knowledge, no Potential Default that would become a Specified Event of Default and no Specified Event of Default has occurred and is continuing, or if such certification cannot be made, the nature and period of existence of such Event of Default, Potential Default, Potential

Alternate Amortization Event or Alternate Amortization Event and what corrective action the Borrower has taken or proposes to take with respect thereto.

(f)                                   Borrower Base Case Projections.  So long as any amount of the DOE Guaranteed Loan remains outstanding, not later than one hundred twenty (120) days after the end of each Fiscal Year, updated Borrower Base Case Projections and a summary of the underlying assumptions and explanations thereto.

(g)                                  Notice to RUS.  As soon as practicable, copies of any written notice delivered by Borrower to RUS pursuant to Section 9.1 of the RUS Loan Contract.

(h)                                 Reporting Obligations; 5 Business Day Notices.  Promptly, but in any event within five (5) Business Days (except as provided in clause (vii) of this Section 6.1(h)), in each case after the Borrower obtains Knowledge thereof:

(i)                                     notice of any event that constitutes an Event of Default, Potential Default Potential Alternate Amortization Event, or Alternate Amortization Event specifying the nature thereof, together with a Borrower Certificate indicating any steps the Borrower, the Owners’ Agent or the Operator has taken or proposes to take to remedy the same;

(ii)                                  notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to the Borrower, the Owners’ Agent, or the Operator or their participation in the Project, in each case that has had, or would reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated;

(iii)                               notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to the Borrower, the Owners’ Agent or the Operator or their participation in the Project, in each case that has resulted in, or the Borrower believes will result in, Public Inquiries;

(iv)                              notice and a copy of any of the following communications with respect to the Project received by the Borrower, the Owners’ Agent or the Operator from the NRC: (1) notice of a potential violation of severity level III or higher (or its equivalent level in subsequent versions of the NRC Enforcement Policy); (2) Red, Yellow or White NRC Inspection Finding (or its equivalent in subsequent versions of the Reactor Oversight Policy); (3) notice to stop work or shut down or show cause; (4) Demand for Information under 10 CFR § 50.54(f) or 10 CFR § 2.204; or (5) any other immediately effective, unilateral docket-specific non-routine communication requiring action by any licensee with respect to the Project except, in each case, to the extent the Borrower, the Owners’ Agent or the Operator is prohibited from doing so by Governmental Rule;

(v)                                 notice of:

(1)                                 any complaint, order, directive, claim, citation, designation or notice by any Governmental Authority with respect to the Project received by the Borrower, the Owners’ Agent or the Operator relating to any actual or potential material non-compliance with its then-existing obligations under Environmental Laws; and

(2)                                 within thirty (30) days after notice is provided pursuant to clause (1) of this Section 6.1(h)(v), the Borrower shall provide to DOE a written description of any steps the Borrower,  the Owners’ Agent or the Operator is taking and proposes to take with respect to the matters described in such notice;

(vi)                              notice and a copy of any stop work order issued by the Borrower, the Owners’ Agent or the Operator with respect to any work on the Project (other than any suspension of work for convenience for which advance notice has been provided under Section 6.14 (Suspension of EPC Contract)); and

(vii)                           any item required to be delivered by the Borrower pursuant to Section 6.13(h)(ii) or Section 6.13(h)(iv), in each case subject to the time for delivery provided therein;

provided, however, that if the Borrower determines that any notice or other document required to be delivered pursuant to this Section 6.1(h) (other than any item required to be delivered pursuant to Section 6.13(h)(iv)) contains confidential trade secret or proprietary information of the EPC Contractor, then such notice or document shall be provided via the Restricted Data Site.

(i)                                     Governmental and Environmental Indemnity Claims and Reports.

(i)                                     Simultaneously with or promptly following any notification or report to the NRC with respect to (A) any event or condition required to be reported to the NRC within seven days or less under 10 CFR Part 73 (each such event, a “Safeguards Event”) or (B) any accident related to the Project having a material and adverse impact on the environment or on human health (including any accident resulting in the loss of life), notice of such Safeguards Event accident, notification or report, and, within ten (10) days thereafter, a copy of such notification or report and, to the extent not included in the notification or report to the NRC, a report describing such Safeguards Event or accident, the impact of such Safeguards Event or accident and the remedial efforts required and (as and when taken) implemented with respect thereto, provided that the Borrower shall not be required to disclose any information pursuant to this paragraph (h)(i) to the extent it is prohibited from doing so by Governmental Rule or to the extent such information otherwise is security-related sensitive information that is not ordinarily disclosed to the public under standard nuclear operating practices;

(ii)                                  within one hundred five (105) days after the close of each Fiscal Year, a report, satisfactory to DOE in its reasonable discretion, summarizing any notices received by the Borrower or, to the Borrower’s Knowledge, the Owners’ Agent or the Operator with respect to any material alleged or actual violations of Environmental Laws or Required Consents in connection with the Project over the preceding year, with sufficient information (as determined by DOE) to allow DOE to monitor the Project’s performance with respect to the contest of such alleged violations and the cure of such actual violations and its compliance with Environmental Laws and Required Consents and including a narrative summary of (A) the results of environmental monitoring or sampling activity and (B) any violations of Environmental Laws or Required Consents identified by any Governmental Authority and any remedial action taken with respect thereto and a description of any steps the Borrower, the Owners’ Agent or the Operator is taking and proposes to take with respect thereto; provided that the Borrower shall not be required to disclose information in such report to the extent it is prohibited from doing so by Governmental Rule.

(j)                                    Safety Audit Reports.  Within ten (10) days after any such report is submitted, a copy of any safety audit report with respect to the Project submitted by the Borrower (or on behalf of the Borrower) or the Operator to any Governmental Authority; provided that the Borrower shall not be required to disclose information in any such report to the extent it is prohibited from doing so by Governmental Rule.

(k)                                 Exchange Reports and Filings.  Promptly following transmission thereof, copies of all financial information, statutory audits, proxy materials and other information and periodic reports, if any, which the Borrower has delivered to the Securities and Exchange Commission or any successor regulatory authority.

(l)                                     Insurance Certificates.  Certificates of insurance (and, if requested by DOE, certified copies of any insurance policies) evidencing the Required Insurance in accordance with, and at the times required by, Schedule 6.3.

(m)                             Additional Monthly Reporting;  Project Documents, Required Consents, Casualty Damages, Authorized Officials.  No later than thirty (30) days following the end of each month, the Borrower shall provide DOE with:

(i)                                     an up-to-date list, to the Borrower’s Knowledge, of all Additional Project Documents, together with a copy of each Additional Project Document (which copy, in the case of any Fuel Supply Agreement or the BEACON Software Agreement (if any), shall be provided via the Restricted Data Site) entered into during such month (unless, in each case, there have been no changes since the end of the preceding month, in which case the Borrower shall state the same);

(ii)                                  an up-to-date list of all Borrower Required Consents and, to the Borrower’s Knowledge, all other Required Consents including an updated schedule reflecting the status of such Required Consents (unless there have been no changes during such month, in which case the Borrower shall state the same) and promptly following DOE’s request, any Borrower Required Consent and, to the extent made available to the Borrower, a copy of any other Required Consent in such list that has been obtained;

(iii)                               a list, (x) of (A) any termination, amendment or material waiver or breach of, or material notices and material correspondence with respect to, any Project Document executed by the Borrower or Borrower Required Consent during such month, and (B) promptly following DOE’s request, a copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing and (y) to the Borrower’s Knowledge, of (A) any termination, amendment or material waiver or breach of, or material notices and correspondence with respect to, any other Project Document (other than the EPC Contract, the Toshiba Guarantee, the Shaw Guarantee, the Software License, the Westinghouse Fuel Assembly Agreement, any other Fuel Supply Agreement or the BEACON Software Agreement (if any)) or

Required Consent during such month, and (B) promptly following DOE’s request, a copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing;

(iv)                              a list of (A) any termination, amendment or material waiver or breach of, or material notices and material correspondence with respect to, the EPC Contract, the Toshiba Guarantee, the Shaw Guarantee, the Software License, the Westinghouse License Agreement, the Westinghouse Fuel Assembly Agreement, any other Fuel Supply Agreement or the BEACON Software Agreement (if any) during such month, and (B) promptly following DOE’s request, a copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing, which copy shall be provided via the Restricted Data Site;

(v)                                 notice of any material changes in any Required Insurance with respect to the Project, including any proposed material changes to the Required Insurance that have been accepted by the Borrower or the Owners’ Agent and the provider of such Required Insurance but that have yet to become effective;

(vi)                              notice of any challenges to or appeals of any of the COLs filed with any Governmental Authority, and notice of any additional conditions to any of the COLs imposed since the last report under this Section 6.1(m)(vi) that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated.

(vii)                           (A) notice of any correspondence to or from the NRC that identifies an event, condition or other matters that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated, and (B) promptly following DOE’s request, delivery of a copy of any of the foregoing notices or correspondence except to the extent that the Borrower is prohibited from doing so by Governmental Rule;

(viii)                        notice of any report filed by the Borrower, the Owners’ Agent or the Operator (or, if the Borrower receives a copy or notice thereof, by any Construction Contractor, Fuel Supply Contractor or Fuel Disposal Contractor) with any Governmental Authority other than the NRC that identifies an event, condition or other matters that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated, and (B) promptly following DOE’s request, delivery of a copy of any such report except to the extent that the Borrower is prohibited from doing so by Governmental Rule;

(ix)                              notice of any material casualty damages or losses with respect to the Project during such month; and

(x)                                 notice of any change in the Authorized Officials of the Borrower, together with an amended incumbency certificate of the Borrower reflecting such change and including certified specimen signatures of any new Person so appointed and satisfactory evidence of the authority of such Person.

(n)                                 Wholesale Power Contracts.  Promptly following its Knowledge thereof, the Borrower shall provide DOE notice of:

(i)                                     any Wholesale Power Contract becoming an Ineffective Wholesale Power Contract; and

(ii)                                  any pending or threatened legal, arbitration or governmental actions or proceedings that would reasonably be expected to result in any Wholesale Power Contract becoming an Ineffective Wholesale Power Contract.

(o)                                 Other Information.  As soon as reasonably available through the use of commercially reasonable efforts by the Borrower following such request, such other information or documents reasonably related to the Project or the Borrower’s obligations under the Loan Documents as DOE or any Independent Consultant may reasonably request.

(p)                                 Information Made Available.

(i)                                     (A) The information that will be made available to DOE from and after the date hereof is as set forth in the Loan Documents, and (B) such information will be made publicly available to the extent required by applicable federal law; and

(ii)                                  The Borrower acknowledges that (A) prior to the date hereof it made available to DOE information (including correspondence, books, documents, papers and records) in connection with the pre-application, the Application, the negotiation and execution of the Conditional Commitment and the negotiation and execution of this Agreement and the other Loan Documents, and (B) such information will be made publicly available to the extent required by applicable federal law.

(q)                                 Restricted Data Site.

(i)                                     At all times, the Borrower shall maintain the Restricted Data Site and ensure that complete, unredacted electronic copies of the EPC Contract, the Toshiba Guarantee, the Shaw Guarantee, the Software License, the Westinghouse Fuel Assembly Agreement, any other Fuel Supply Agreement, the Westinghouse License Agreement, the BEACON Software Agreement (if any), all EPC Contractor Monthly Reports required to be made available on the Restricted Data Site pursuant to Section 6.1(a)(ii), all Project Management Board Monthly Meeting Materials that are required to be made available via the Restricted Data Site pursuant to Section 6.1(a)(iii), all Southern Nuclear Monthly Reports that are required to be made available via the Restricted Data Site pursuant to Section 6.1(a)(iv), each Project Milestone Schedule that is required to be made available on the Restricted Data Site pursuant to Section 6.1(a)(v)(2) and all notices and other documents that are required to be made available via the Restricted Data Site pursuant to Section 4.1.4, Section 4.2.2, Section 6.1(h) or Section 6.1(m)(i) or (iv), are available on the Restricted Data Site for review (but not downloading or printing) from time to time by (A) employees of DOE, and (B) attorneys with DOE’s outside legal counsel, Chadbourne & Parke LLP, and nuclear regulatory specialist attorneys with DOE’s outside legal counsel for nuclear regulatory matters, Hunton & Williams LLP, in each case on a need to know and use basis solely for the purpose of monitoring the Project in connection with their work in relation to the DOE Guaranteed Loans of the Borrower (and not with respect to any DOE guaranteed loans not related to the Project); provided, that access by attorneys described in clause (B) of this Section 6.1(q)(i) shall be limited to the EPC Contract, the Toshiba Guarantee, the Shaw Guarantee, the Software License, the Westinghouse Fuel Assembly Agreement, any other Fuel Supply Agreement, the Westinghouse License Agreement, the BEACON Software Agreement (if any) and any notices and other documents required to be provided via the Restricted Data Site pursuant to Section 4.1.4, Section 4.2.2, Section 6.1(h) or Section 6.1(m)(i) or (iv), and provided further, that such access shall be subject to each such law firm and each such individual attorney being granted such access, executing and delivering to the Borrower a nondisclosure agreement in the form attached hereto as Exhibit L-1.  In addition, access to the Restricted Data Site shall be further conditioned on each such firm acting as outside legal counsel to DOE, including each employee of such firm or company, not being a “competitor of Westinghouse” or a “competitor of Stone & Webster” (as each such term is defined in Exhibit L-3).  Notwithstanding the foregoing, any such reports or other documents to be provided on the Restricted Data Site, to the extent such documents contain sensitive or protected information of the EPC Contractor’s employees or other personnel working on the Project, may have such sensitive or protected information redacted.

(ii)                                  With respect to any report or other document required to be made available on the Restricted Data Site, the Borrower shall also make such report or other document available in its offices for review by employees of the Lender’s Engineer, on a need to know and use basis solely for the purpose of monitoring the Project and the DOE Guaranteed Loans of Borrower (and not with respect to any DOE guaranteed loans not related to the Project); provided, that such access shall be subject to the Lender’s Engineer and each employee of the Lender’s Engineer being granted such access, executing and delivering to the Borrower a nondisclosure agreement in the form attached hereto as Exhibit L-2.  In addition, access to the Restricted Data Site shall be further conditioned on such company acting as Lender’s Engineer, including each employee of such company, not being a “competitor of Westinghouse” or a “competitor of Stone & Webster” (as each such term is defined in Exhibit L-3), provided that such condition shall not apply to MPR Associates, Inc. or any of its employees, notwithstanding that it may be a “competitor of Westinghouse” or a “competitor of Stone & Webster”.  Notwithstanding the foregoing, to the extent any such reports or other documents to be made available in the Borrower’s office for review by the Lender’s Engineer contain:

(A)                               Protected Information, such reports or other documents may have such Protected Information redacted; provided that, notwithstanding any such redaction, the Monthly Construction Reports made available for review by the Lender’s Engineer shall contain a level of substantive information with respect to the Project that is substantially consistent with the level of substantive information contained in such Monthly Construction Reports delivered or made available to the Lender’s Engineer prior to the Guarantee Issuance Date; provided further, that in the event DOE notifies the Borrower that DOE requires the Lender’s Engineer to review any such redacted information on the grounds that disclosure of such information to Lender’s Engineer is necessary in connection with the administration, preservation, protection or enforcement of any of the Loan Documents, or of any Secured Party’s rights thereunder or in connection therewith, OPC agrees that it will seek disclosure of such redacted information from either or both EPC Contractors (as applicable), in the same manner and based on the same principles as would apply in connection with a request by the Owners to the EPC Contractor for disclosure of Contractor Non-Disclosable Information (as defined in the EPC Contract) pursuant to Section 19.3(e) of the EPC Contract.  To the extent that the Borrower obtains permission from either or both EPC Contractors (as applicable) to disclose such redacted information through its exercise of the procedures set forth in Section 19.3(e) of the EPC Contract, the redacted information shall be made available by the Borrower to the Lender’s Engineer in the same manner and under the same conditions as the same redacted information has been made available by either or both EPC Contractors (as applicable) to the Borrower in accordance with the procedures set forth in Section 19.3(e) of the EPC Contract; and

(B)                               sensitive or protected information of the EPC Contractor’s employees or other personnel working on the Project, such reports or other documents may have such sensitive or protected information redacted.

(iii)                               Notwithstanding anything in Section 4.1.2(b), 4.1.4, 4.2.2, 6.1(a)(ii), (iii) (iv) or (v)(2), 6.1(h) or 6.1(m)(i) or (iv) to the contrary, at DOE’s request:

(1)                                 the Borrower shall grant access to the Restricted Data Site on a need to know basis to any of the following Persons identified by DOE to the Borrower in writing (other than any such Person, including the employees and advisors of such Person, that is a “competitor of Westinghouse” or a “competitor of Stone & Webster” (as each such term is defined in Exhibit L-3)):

(A)                               following notice from DOE to the Borrower that an Event of Default has occurred and is continuing, any potential transferee of the Borrower’s Undivided Interest;

(B)                               following receipt by DOE of a “Project Termination Notice” (as defined in the Owners Direct Agreement), any potential transferee of (x) the rights and obligations of any “Non-Continuing Owner” (as defined in the Owners Direct Agreement) under the EPC Contract or (y) the “Ownership Interest” (as defined in the Ownership Agreement) of any Non-Continuing Owner; or

(C)                               following any termination of the EPC Contract, any potential transferee of DOE’s rights under the Westinghouse Letter Agreement; and

provided, that, such access shall be conditioned upon: (i) DOE providing notice to the Borrower of the identity of any potential transferee(s) not less than five Business Days prior to providing access to such potential transferee(s) such that the Borrower may notify the EPC Contractor and object to providing information to such potential transferee(s) if provision of information to such potential transferee(s) would be in violation of this Section 6.1(q)(ii); and (ii) the execution and delivery by such Person, including each employee or advisor of such Person granted such access on a need to know basis of a nondisclosure agreement in a form acceptable to the EPC Contractor, with such acceptance not to be unreasonably withheld;

(2)                                 the Borrower shall promptly provide to DOE complete, unredacted hard copies of the EPC Contract, the Westinghouse Fuel Assembly Agreement, the Westinghouse License Agreement, the Software License, the BEACON Software Agreement (if any), any of the EPC Contractor Monthly Reports, or any of the Project Management Board Monthly Meeting Materials and Southern Nuclear Monthly Reports described in clause (i) of this Section 6.1(q), (i) following receipt of notice from DOE that it intends to exercise any of its rights and remedies in connection with an Event of Default that has occurred and is continuing, (ii) following delivery of a Project Termination Notice, (iii) as DOE may require in order to comply with any Governmental Rule or Governmental Judgment (including any subpoena), or (iv) as required to respond to, defend or evaluate any action, claim, suit, litigation, proceeding or governmental investigation or inquiry to which DOE is a party.

6.2.                       Books, Records and Inspections; Accounting and Auditing Matters.

(a)                                 The Borrower shall keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of Accounting Requirements (including the establishment and maintenance of appropriate reserves).  In accordance with the Applicable Regulations, the Borrower shall keep such books and records concerning the Borrower and the Borrower’s Undivided Interest as are necessary to facilitate an effective and accurate audit and performance evaluation of the Borrower and the Borrower’s Undivided Interest.

(b)                                 Each set of Financial Statements of the Borrower delivered hereunder shall be prepared in accordance with Accounting Requirements consistently applied except to the extent that there have been any changes to such accounting principles or the application thereof noted in such Financial Statements and all financial records of the Borrower shall be maintained at the principal executive office of the Borrower.

(c)                                  The Borrower shall consult with and cooperate with DOE with regards to DOE’s monitoring of the Borrower, the Borrower’s Undivided Interest and the Project and audit, examination and inspection of the books and records of the Borrower, the Borrower’s Undivided Interest and the Project as provided in the Applicable Regulations, and in furtherance thereof (i) shall permit officers and designated representatives of DOE, its agents, the Comptroller General and the Independent Consultants to visit and inspect the Project Facility and any ancillary facilities upon reasonable notice and at reasonable times during normal business hours, subject to the rules and regulations of the NRC and to the reasonable direction of senior plant management, (ii) shall provide to officers and designated representatives of DOE, its agents, the

Comptroller General and the Independent Consultants access to any pertinent books, documents, papers and records of the Borrower, including those with respect to the Borrower’s Undivided Interest and, to the extent in the possession of the Borrower or reasonably obtainable by the Borrower , with respect to the Project, for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the Project and the affairs, finances and accounts of the Borrower with the representatives of the Borrower, (iii) shall afford proper facilities for such inspection and shall make copies (at the Borrower’s expense) of any records that are subject to such inspection, and (iv) shall require the Owners’ Agent and the Operator to make available to DOE, its agents, the Comptroller General and the Independent Consultants the same rights of inspection and access to its books and records that the Owners’ Agent or the Operator makes available to the Owners; provided that the Owners’ Agent and the Operator shall not be required to disclose the information in such books and records to the extent the Owners’ Agent or the Operator, as applicable, is prohibited from doing so by Governmental Rule.

(d)                                 Borrower shall appoint and maintain a firm of independent public accountants of recognized national or, if Borrower first complies with Section 7.10 (Notice to DOE; Objection of DOE), regional standing in the U.S. as accountants for the Borrower.

(e)                                  The Borrower shall retain all records relating to expenditures with respect to which Advances were made until the later of (x) the date that is five (5) years after the Advance was made with respect to such expenditure and (y) Commercial Operation of the Second Unit.

(f)                                   The Borrower shall, upon the request of DOE, (i) exercise its right pursuant to Section 5.6 (Management Audit; Access to Records) of the Ownership Agreement to conduct management audits of Owners’ Agent’s performance in respect of the Project or (ii) exercise its right pursuant to Section 7.8 (Cost Audits) of the Ownership Agreement to conduct audits of costs charged to and paid by the Borrower pursuant to the Ownership Agreement, provided that the references to the Sections of the Ownership Agreement contained in this Section 6.2(f) refer to such sections without regard to any amendments thereto (other than any amendment not prohibited under Section 7.7(c) (Limitations on Certain Types of Contracts - Impairment of Consent Rights under the Project Documents)) after the date of this Agreement.

6.3.                       Maintenance of Insurance.

The Borrower shall keep the Borrower’s Undivided Interest insured in accordance with normal nuclear industry practices (provided that such insurance coverage is available on commercially reasonable terms, conditions and price) and in accordance with the terms and provisions described on Schedule 6.3.  The Borrower shall obtain and maintain Required Insurance and shall pursue any contractual remedies to cause other Persons required to provide Required Insurance pursuant to their respective Project Documents, including any Construction Contractor and the Operator, to obtain and maintain such Required Insurance, or alternate coverage as provided for on Schedule 6.3 as required pursuant to their respective Project Documents, as the case may be.

6.4.                       Maintenance of Existence.

The Borrower shall maintain and preserve all of its material licenses, rights, privileges and franchises necessary for the maintenance of its corporate existence (subject to permitted mergers and sales of substantially all assets not prohibited under Section 7.2 (Mergers, Consolidations and Asset Transfers)), and comply, in all material respects, with its Organizational Documents.

6.5.                       Tax, Duties, Expenses, and Liabilities.

The Borrower shall pay or arrange for the payment before they become overdue of all present and future material taxes (including stamp taxes), duties, fees, Periodic Expenses, or other charges payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of this Agreement, any other Transaction Documents and any other documents related to this Agreement (other than those taxes that it is contesting in good faith and by appropriate proceedings for which reserves have been established to the extent required by Accounting Requirements).

6.6.                       Intentionally Omitted

6.7.                       Construction and Operation of Project.

The Borrower shall cause the Project to be constructed and operated, in each case in accordance with the Required Consents (including the COLs), and any Governmental Rules and other directions or instructions issued or provided by the NRC with respect to the Project unless, with respect to any noncompliance with any such Required Consents, Governmental Rules and other directions or instructions, the Owners’ Agent or the Operator is diligently working to cure the noncompliance through appropriate regulatory procedures or to obtain a necessary amendment to such Required Consent.

6.8.                       Use of Proceeds.

The Borrower shall use the proceeds of all Advances in accordance with the terms and conditions of all applicable Loan Documents.

6.9.                       Title to Collateral.

The Borrower shall preserve and maintain its ownership of the Collateral, and full power and lawful authority to alienate, remise, release, convey, assign, transfer, mortgage, pledge, set over and confirm the Collateral as provided in the Security Documents, subject only to the Liens of the Security Documents and Permitted Liens and any Disposition not prohibited under Section 7.2 (Mergers, Consolidations and Asset Transfers).

6.10.                Creation and Perfection of Security Interests; Additional Documents; Filings and Recordings.

(a)                                 The Borrower shall execute and deliver, from time to time as reasonably requested DOE or the Trustee at the Borrower’s expense, such other documents and instruments as shall be necessary or advisable or that DOE or the Trustee may reasonably request in connection with the rights and remedies of DOE and the Trustee granted or provided for by the Loan Documents, and to consummate the transactions contemplated therein.

(b)                                 If the Borrower shall at any time acquire any interest in any Collateral related to the Project that is not perfected by the Security Documents or the Lien created thereby, the Borrower shall promptly notify DOE of such interest and, to the extent requested by DOE, shall promptly (i) execute, deliver and record a supplement to the Security Documents, satisfactory in form and substance to DOE, and (ii) establish and perfect a first priority (subject to Permitted Liens) Lien of the Trustee (for the benefit of the holders of Outstanding Indenture Obligations, including the Secured Parties) in each such interest.

(c)                                  If the Borrower shall at any time execute any Additional Project Document, the Borrower shall promptly notify DOE of such Additional Project Document and, to the extent requested by DOE, shall use its reasonable best efforts to promptly deliver to the Secured Parties a Direct Agreement in substantially the form attached hereto as Exhibit K (Form of Additional Project Document Consent to Assignment ) with respect to such Additional Project Document; provided however, that if any such Additional Project Document creates, terminates, replaces or otherwise modifies any IP Interest (other than any Additional Project Document for the supply of fuel assemblies and/or related required software for the Project), the Borrower shall promptly deliver to the Secured Parties a Direct Agreement in substantially the form attached hereto as Exhibit K (Form of Additional Project Document Consent to Assignment ) with respect to such Additional Project Document, except where the Borrower’s failure to own or hold all or any part of such IP Interest would not reasonably be expected to result in a material adverse effect on the ability of the Project to be completed or operated, or to be conveyed or disposed of.

(d)                                 Without limiting the generality of the foregoing, as soon as practicable after the date of Commercial Operation with respect to each Unit, the Borrower shall (i) provide DOE with a copy of all descriptions provided to the Owners pursuant to Section 4.9(c) of the Ownership Agreement of the Additional Unit Property(ies) (as defined in the Ownership Agreement) setting forth in reasonable detail the facilities, equipment and other property and rights then constituting such applicable Additional Unit Property, including all property (including a metes and bounds description of the Identified Sites (as defined in the Ownership Agreement)), real or personal, and rights therein jointly paid for under the Ownership Agreement and (ii) if requested by DOE, enter into any amendment to the Security Documents, including a Supplemental Indenture, necessary for such Additional Unit Property to constitute part of the “Trust Estate” under the Mortgage Indenture.

(e)                                  Upon the written request of DOE, to the extent the Borrower owns any Additional Unit Properties consisting of nuclear fuel located outside the State of Georgia as to which a security interest can be created under the Uniform Commercial Code and perfected solely by the filing of a financing statement under the Uniform Commercial Code, the Borrower shall cause such nuclear fuel to be subjected to the Lien of the Mortgage Indenture.

6.11.                Acceptance, Startup and Testing.

(a)                                                                                 As soon as available, the Borrower shall provide to DOE a schedule setting forth the anticipated dates of startup and testing of the Project Facility, or any part thereof, pursuant to the Project Documents, and, from time to time promptly following any changes to the information in such schedule, shall provide to DOE an updated schedule reflecting such changes.

(b)                                 The Borrower shall provide, or cause to be provided, prior notice to DOE and the Lender’s Engineer that is reasonable under the circumstances of startup and testing of the Project Facility pursuant to the Project Documents, and shall allow the Lender’s Engineer or DOE or both to attend and witness such startup and testing, in all cases subject to the requirements of the NRC and to the reasonable direction of senior plant management.

(c)                                  At the request of DOE, the Borrower shall provide DOE and the Lender’s Engineer with access to and copies of any data or reports received by the Borrower in connection with any of the startup and other testing of the Project Facility provided that the Borrower shall not be required to disclose the information in such data or reports to the extent it is expressly prohibited from doing so by Governmental Rule.

6.12.                Technology.

(a)                                 The Borrower shall not take any action that would in any way prevent it, the Owners’ Agent or the Operator from exercising the IP Interests that have vested to the Borrower, the Owners’ Agent or the Operator under the IP Agreements, or that would otherwise materially conflict with or adversely affect the IP Interests that have vested to the Borrower, the Owners’ Agent or the Operator under the IP Agreements.  With respect to all other IP Interests that have been granted, but have not yet vested to the Borrower, the Owners’ Agent or the Operator under the IP Agreements, the Borrower shall use reasonable best efforts to not take any action that would in any way prevent it, the Owners’ Agent or the Operator from exercising such IP Interests or that would otherwise materially conflict with or adversely affect such IP Interests.

(b)                                 The Borrower shall take all commercially reasonable actions necessary to maintain and protect the IP Interests granted to it under the IP Agreements, including (i) protecting the secrecy and confidentiality of all confidential information and trade secrets having material value by establishing and taking commercially reasonable actions to enforce a policy requiring all current and former employees, consultants, licensees, vendors and contractors who will be provided access to such Technology and Intellectual Property Rights to execute appropriate confidentiality agreements; and (ii) taking all other commercially reasonable actions necessary to maintain the secrecy of all Technology and Intellectual Property Rights that are trade secrets having a material value.

(c)                                  If the Borrower obtains Knowledge of any breach or violation of any of the terms or conditions of the IP Agreements by a third Person, and such breach or violation is reasonably likely to prevent the Borrower, the Owners’ Agent or the Operator from exercising any IP Interest granted to any of them under the IP Agreements, or that would otherwise materially conflict with or adversely affect any IP Interest granted to any of them under the IP Agreements, then the Borrower shall promptly take or request the Owners’ Agent or the Operator to take, such commercially reasonable actions under the IP Agreements to protect the rights granted to the Borrower, the Owners’ Agent or the Operator, including, for example, suing for an injunction against such violation or breach and posting any bond in conjunction therewith.

(d)                                 None of the provisions of this Section 6.10 shall in any way prohibit the Borrower or the Owners’ Agent from terminating the EPC Contract and the related IP Agreements in accordance with the requirements of the Owners Direct Agreement.

6.13.                Compliance with Certain U.S. Government Requirements.

(a)                                 Lobbying Requirements.  The Borrower shall comply with all requirements of 31 U.S.C. §1352, including, if any funds have been paid or will be paid to any Person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress (as defined for purposes of 31 U.S.C. §1352), an officer or employee of Congress, or an employee of a Member of Congress in connection with the DOE Guaranteed Loan, the Borrower shall complete and submit Standard Form-LLL, “Disclosure Form to Report Lobbying,” in accordance with its instructions.

(b)                                 Intentionally Omitted.

(c)                                  Program Requirements.  The Borrower shall comply with all other Program Requirements.

(d)                                 Prohibited Persons.

(i)                                     The Borrower shall provide prompt written notice (including a brief description) to DOE if, at any time, it obtains Knowledge that the representations made with respect to Prohibited Persons (including the Debarment Regulations) in any of the Loan Documents were erroneous when made.

(ii)                                  If the Borrower, any Borrower Controlling Person or any of their respective Principal Persons becomes a Prohibited Person, or, to the Borrower’s Knowledge, any other Owner, the Operator, the EPC Contractor, Chicago Bridge & Iron Company N.V., Toshiba Corporation, The Shaw Group, Inc., or any of their respective ultimate parent companies, or the successors or assigns of any such Person becomes (whether through a transfer or otherwise) a Prohibited Person identified in clauses (i) or (ii) of the definition of Prohibited Person, the Borrower shall, within thirty (30) days of obtaining Knowledge that such Person has become a Prohibited Person, engage and continue to engage in good faith discussions with DOE regarding (A) the removal or replacement of such Person or, (B) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

(e)                                  Foreign Ownership.  The Borrower shall and shall cause the Owners’ Agent and the Operator to, comply at all times with the requirements of the NRC with respect to foreign ownership, control and domination of each of the Borrower and the Operator.

(f)                                   Foreign Asset Control Regulations.  The Borrower shall ensure that the making of any Advances and the use of the proceeds thereof will not violate any Foreign Asset Control Regulations.

(g)                                  Use of Collateral.  None of the Collateral consisting of the Project shall be traded or used by a Prohibited Person or by a Person organized in a Prohibited Jurisdiction.

(h)                                 Davis-Bacon Act.

(i)                                     In accordance with Section 1702(k) of Title XVII, beginning on the Guarantee Issuance Date, all laborers and mechanics employed by contractors and subcontractors in the performance of construction work financed in whole or in part by the DOE Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, including but not limited to those wages set forth in Schedule 6.13(h)(i).  The contract clauses set forth in Exhibit G shall be incorporated into all Davis-Bacon Act Covered Contracts.

(ii)                                  The Borrower shall systematically review (by itself or through its agent) the certified payrolls that are required, pursuant to subparagraph (a)(3)(i) of Exhibit G, to be maintained by all project contractors and subcontractors that employ laborers and mechanics in the performance of construction work financed in whole or in part by the DOE Guaranteed Loan.  The Borrower shall notify DOE in writing within 10 Business Days after it obtains DBA Knowledge of: (a) receipt by the Borrower of any complaint alleging non-compliance with the Davis-Bacon Act or (b) any non-compliance with the Davis-Bacon Act.  In such instances, the Borrower shall forward to DOE (A) a copy of all written complaints or a written summary of any oral complaint or non-compliant incident, (B) a summary of the investigation of the Borrower (or its agent) into such complaint or such incident, (C) a summary of the resolution (or proposed resolution) of the complaint or incident, (D) the relevant certified payrolls and (E) any other information reasonably requested by DOE regarding the complaint or incident.  Certified payrolls maintained, or caused to be maintained, by the Borrower shall be considered federal government records for the purposes of the Freedom of Information Act, 42 U.S.C. § 552.

(iii)                               If the Borrower , the Owners’ Agent, or any Affiliate of the Borrower, or Owners’ Agent, intends to: (A) enter into a Davis-Bacon Act Covered Contract after the Guarantee Issuance Date; (B) materially change the scope of work of any Davis-Bacon Act Covered Contract; or (C) exercise any option to extend the term of a Davis-Bacon Act Covered Contract to perform work for a period of time for which it was not obligated under the terms of the original contract (subclauses (A), (B) and (C) collectively, “Davis-Bacon Actions”), the Borrower shall provide DOE: (1) a statement of the work for any DBA Contract Party that will perform construction, alteration, or repair of a building or work financed in whole or in part by the DOE Guaranteed Loan; (2) notice of intent to exercise any option described in subclause (C) above; and (3) any other information requested by DOE relating to such Davis-Bacon Action.  This information shall be provided no less than ten (10) Business Days prior to the occurrence of such Davis-Bacon Action.

(iv)                              The Borrower shall update the Davis-Bacon and Related Acts Compliance Program as necessary and appropriate so that such program (A) remains designed to (1) ensure material compliance with all Davis-Bacon Requirements and (2) provide reasonable assurance that information relating to compliance with the Davis-Bacon Requirements is made known to the such Person or Persons who have principal oversight responsibility with respect to the Borrower’s compliance with the Davis-Bacon Requirements and (B) identifies all of the Persons referred to in subclause (A)(2) above by name and position.  The Borrower shall provide notice to DOE of each update to the Davis-Bacon and Related Acts Compliance Program and a copy of such update not later than ten (10) Business Days after the effective date of such update.

(v)                                 The Borrower shall implement and enforce the Davis-Bacon and Related Acts Compliance Program.

(i)                                     Corrupt Practices Laws.

(i)                                     The Borrower and its respective officers, directors, employees and agents acting in such capacities shall comply with all applicable Corrupt Practices Laws.

(ii)                                  The internal management and accounting practices and controls of the Borrower shall be designed and maintained to provide reasonable assurance of compliance with all Corrupt Practices Laws, the Patriot Act, the Anti-Terrorism Order and the rules and regulations of OFAC. The disclosure controls and procedures of the Borrower shall be designed and maintained to provide reasonable assurance that material information regarding the Borrower’s compliance with laws (including Corrupt Practices Laws, the Patriot Act, the Anti-Terrorism Order and the rules and regulations of OFAC) is made known to Senior Management Persons of the Borrower.

(iii)                               If the Borrower or its officers, directors, employees or agents acting in such capacities fails to comply with the requirements of clause (i) of this Section 6.11(i), the Borrower shall, within thirty (30) days of obtaining Knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding (A) the removal or replacement of such Person or, (B) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

(j)                                    OFAC.  If the Borrower, any Borrower Controlling Person or any of their respective Principal Persons, employees or agents acting in such capacities, or, to the Borrower’s Knowledge, any other Owner, the Operator, the EPC Contractor, Chicago Bridge & Iron Company N.V., Toshiba Corporation, The Shaw Group, Inc., or any of their respective ultimate parent companies, or the successors or assigns of any such Person, fails to comply with any or all applicable orders, rules and regulations of OFAC in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project or, otherwise, in conducting activities in connection with the Project, the Borrower shall, within thirty (30) days of obtaining Knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding (i) the removal or replacement of such Person or, (ii) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

(k)                                 Anti-Terrorism Order.  If the Borrower, any Borrower Controlling Person or any of their respective Principal Persons, or, to the Borrower’s Knowledge, any other Owner, the Operator, the EPC Contractor, Chicago Bridge & Iron Company N.V., Toshiba Corporation, The Shaw Group, Inc., or any of their respective ultimate parent companies, or the successors or assigns of any such Person, fails to comply with the Anti-Terrorism Order, the Borrower shall, within thirty (30) days of obtaining Knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding (i) the removal or replacement of such Person or, (ii) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

6.14.                Suspension of EPC Contract.

The Borrower shall provide forty-five (45) days’ (or such shorter period satisfactory to DOE) prior notice to DOE in advance of exercising the Owners’ Agent or the Owners’ right under the EPC Contract to suspend all work under the EPC Contract for the Owners’ convenience, provided, however, that only concurrent notice of any such action to suspend all work under the EPC Contract shall be required where such action is necessary due to an emergency or otherwise is necessary in order to comply with requirements of the NRC, the Georgia PSC or any other Governmental Authority.

6.15.                Intentionally Omitted.

6.16.                Rates and Coverage Ratios.

(a)                                 Routine Reporting of Coverage Ratios.  In connection with the furnishing of its annual report to DOE pursuant to Section 6.1(d) (Information Covenants - Annual Financial Statements and Reports), the Borrower shall report to DOE, in such written format as DOE may require, the Margins for Interest level which was achieved during such Fiscal Year.

(b)                                 Corrective Plans.

(i)                                     Within thirty (30) days after (A) sending a notice to DOE under Section 6.16(a) above that shows the Margins for Interest level specified by Section 13.14 of the Mortgage Indenture was not achieved for any Fiscal Year or (B) being notified by DOE that the Margins for Interest level specified by Section 13.14 of the Mortgage Indenture was not achieved for any Fiscal Year, the Borrower in consultation with DOE shall provide a written plan reasonably satisfactory to DOE setting forth the actions that shall be taken to achieve such specified Margins for Interest level on a timely basis.

(ii)                                  Upon delivering any written plan to RUS pursuant to Section 5.5(b) of the RUS Loan Contract, the Borrower shall simultaneously deliver a copy of such written plan to DOE.

6.17.                Mortgage Indenture Affirmative Covenants.

The Borrower shall comply (at its own expense) with the terms and conditions set forth in Sections 13.5, 13.8 and 13.14 of the Mortgage Indenture.

ARTICLE 7
NEGATIVE COVENANTS

The Borrower covenants and agrees that until the Debt Termination Date, unless DOE waives compliance in writing:

7.1.                       Liens.

The Borrower shall not, and shall not agree to, create, assume or otherwise permit to exist any Lien upon the Borrower’s Undivided Interest, or any of the other Collateral, other than the Lien of the Security Documents and Permitted Liens.

7.2.                       Mergers, Consolidations and Asset Transfers.

The Borrower shall not, and shall not agree to:

(a)                                 without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE), consolidate or merge with any other Person or convey or otherwise transfer the Trust Estate under the Mortgage Indenture substantially as an entirety;

(b)                                 liquidate, wind up or dissolve itself or otherwise commence any Insolvency Proceeding in respect of itself or file any petition or pass a resolution seeking the same;

(c)                                  without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE), convey, sell, lease or sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in any one transaction or series of transactions (each a “Disposition”), all or any part of the Project if such Disposition requires the Borrower’s consent under the Project Documents;

(d)                                 without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE), any Disposition of all or any part of the Borrower’s Undivided Interest other than any Disposition of all or any part of the Borrower’s Undivided Interest after the date of Commercial Operation of the Second Unit in compliance with the terms of the Mortgage Indenture and that has been approved by the NRC; or

(e)                                  without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE), request the release of capital assets (other than the Borrower’s Undivided Interest) that constitute utility plant from the lien of the Mortgage Indenture pursuant to Section 5.2 of the Mortgage Indenture if ((A) taking into account any substantially contemporaneous or otherwise related purchase, construction, lease or other acquisition of similar property that is subject to the lien of the Mortgage Indenture) there will result a decrease in the generating capacity of the System or any generating plant by more than 5% and (B) the aggregate net book value of all such assets released from the lien of the Mortgage Indenture (i) in the current fiscal year of the Borrower is greater than 5% of the Borrower’s Total Utility Plant or (ii) in the current and two immediately preceding fiscal years of the Borrower is greater than 10% of the Borrower’s Total Utility Plant.

7.3.                       Affiliate Transactions.

The Borrower shall not, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate, other than on an arm’s-length basis, except for at cost services provided to or received from Affiliates consistent with past practices and in accordance with applicable Governmental Rules.

7.4.                       Commissions.

The Borrower shall not, without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE), pay:

(a)                                 any commission or fee to any Affiliate of the Borrower for furnishing guarantees, counter-guarantees or similar credit support for any obligations undertaken in connection with the Project (other than as set forth in paragraph (b) below); or

(b)                                 any fee to any Affiliate of the Borrower with respect to or in connection with the development, construction, financing or operation of the Project, including salaries, bonuses, commissions, management fees, consulting fees, and technical assistance fees other than as specifically provided for in the Project Documents.

7.5.                       Use of Non-AP1000 Reactor Technology.

The Borrower shall not construct, or permit to be constructed, any nuclear reactor for the Project other than Westinghouse AP1000 standard nuclear reactor plant design, certified at 76 Fed. Reg. 82,079 (Dec. 30, 2011) (codified at 10 C.F.R. Part 52 Appendix D), and any amendments thereto, as described in each COL for the Project, including any amendments to the COLs or exemptions issued by NRC approving modifications to such certified standard design.

7.6.                       Replacement or Removal of the Operator or Owners’ Agent.

The Borrower shall not agree to replace or remove the Operator or the Owners’ Agent under the Owner Documents, other than with the prior written consent of DOE and upon receipt of any necessary approvals from the NRC.

7.7.                       Limitations on Certain Types of Contracts.

(a)                                 Amendment and Release of Obligations under Certain Contracts.  The Borrower shall not, without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE), enter into or otherwise agree to any amendment or modification to any of the Wholesale Power Contracts, including the Schedules thereto and the form of Withdrawal Agreement incorporated therein, except that the Borrower may amend or modify any of (A) Exhibit 1 to “Rate Schedule A” thereto, (B) the Exhibits to Appendix 1 to “Rate Schedule A” thereto in the manner expressly provided in the Wholesale Power Contracts, (C) Sections I and II of Appendix 2 (Control Area Services) to “Rate Schedule A” thereto, (D) Appendix 3 (General Terms and Conditions) to “Rate Schedule A” thereto, (E) Schedule B - Form of Subscription Agreement in the manner expressly provided in Section 13.3.1 of the Wholesale Power Contracts, and (F) the Wholesale Power Contracts in the manner expressly provided in any

“Withdrawal Agreement” (as defined in the Wholesale Power Contracts) entered into in connection with such Wholesale Power Contracts.

(b)                                 Impairment of Wholesale Power Contracts.  The Borrower shall not materially breach any obligation to be paid or performed by the Borrower under any Wholesale Power Contract, or take any action which is likely to materially impair the value of any Wholesale Power Contract.

(c)                                  Impairment of Consent Rights under Project Documents.  The Borrower shall not, without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE), enter into or otherwise agree to any amendment or modification to (i) (A) Section 5.6 (Management Audit; Access to Records) of the Ownership Agreement, Section 7.8 (Cost Audits) of the Ownership Agreement, or (B) any Project Document to which the Borrower is a party that limits, conditions or removes any right the Borrower has thereunder as of the date hereof to consent to, reject or approve any action to be taken by the Owners’ Agent or the Operator on behalf of the Owners, to cause a Disposition of all or any part of the Project, (ii) any provision of the Owner Documents listed on Schedule 7.4, or (iii) any provision of the Nuclear Operating Agreement listed on Schedule 7.4, other than any such agreement or modification that is necessary to comply with the requirements of any Governmental Rule, including any requirements of the NRC.

7.8.                       Rate Reductions.

The Borrower shall not, without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE), decrease its Rates if it has failed to comply with the provisions of Section 13.14 of the Mortgage Indenture for the Fiscal Year prior to such reduction.

7.9.                       Indenture Restrictions.

The Borrower shall not, without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE):

(a)                                 issue Additional Obligations under the Mortgage Indenture while any Borrower Reimbursement Obligation remains outstanding;

(b)                                 enter into a Supplemental Indenture pursuant to Section 12.1B or 12.1C of the Mortgage Indenture if (i) the Holders of the Indenture Obligations issued under such Supplemental Indenture are granted greater security rights in and to the Trust Estate than those security rights enjoyed by DOE in its capacity as a Holder of Indenture Obligations under the Mortgage Indenture, provided, however, that neither (A) the existence of “Credit Enhancement” (as defined in the Mortgage Indenture) nor (B) the creation and maintenance of debt service or similar funds for the payment of the principal and interest on Indenture Obligations issued under such Supplemental Indenture (to the extent such debt service or other similar funds are funded from the proceeds of the issuance of such Indenture Obligations or funded in connection with the refinancing of other debt by such Indenture Obligations), shall constitute greater security rights in and to the Trust Estate requiring the Borrower to comply with the requirements of Section 7.10 (Notice to DOE; Objection of DOE); (ii) the Supplemental Indenture provides for covenants, restrictions, limitations, conditions, events of defaults or remedies not applicable to all Indenture Obligations then Outstanding or not equally available to all Holders of Indenture Obligations then Outstanding, provided, however, that provisions for covenants and events of default that relate solely to assuring that the interest on such Indenture Obligations (or other indebtedness secured by such Indenture Obligations) is excludable from the gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, shall not constitute the providing of covenants or events of default requiring the Borrower to comply with the requirements of Section 7.10 (Notice to DOE; Objection of DOE); or (iii) the Indenture Obligations issued under such Supplemental Indenture, or the indebtedness secured by such Indenture Obligations, can be accelerated, or effectively accelerated through a mandatory purchase or similar mechanism, in either case, as a consequence of a breach or default by the Borrower under the related loan agreement or similar agreement entered into in connection with such Indenture Obligation or indebtedness, provided, however, that acceleration and similar rights may be granted to development authorities, government or governmental entities, or trustees without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE) in connection with the issuance of Indenture Obligations (or other indebtedness secured by or issued in connection with such Indenture Obligations) the interest on which is excludable from the gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, if such acceleration and similar rights are substantially similar to those customarily granted to development authorities, government or governmental entities, or trustees; or

(c)                                  modify or alter Section 8.7 of the Mortgage Indenture or the obligation of the Trustee under the Mortgage Indenture to hold the Trust Estate for the equal and proportionate benefit and security of the Holders, without any priority of any Indenture Obligation over any other Indenture Obligation.

7.10.                Notice to DOE; Objection of DOE.

Before undertaking any transaction described in this Agreement that requires compliance with the requirements of this Section 7.10, the Borrower shall give to DOE (i) notice in writing describing in reasonable detail the proposed transaction and expressly stating that the transaction is covered by this Section 7.10 and (ii) drafts of all material documents to effect such transaction. If DOE delivers to the Borrower written notice that it objects to the proposed transaction within (x) sixty (60) days (or such shorter period as the parties shall agree to in writing as provided below) in the case of any transaction of the nature described in clause (a) below, or (y) thirty (30) days (or such shorter period as the parties shall agree to in writing as provided below) in the case of any transaction of the nature described in clause (b) below, the Borrower shall not complete the transaction without DOE approval.

(a)                                 Transactions requiring compliance with the requirements of this Section 7.10 pursuant to Sections 7.2(a), (c) - (e) (Mergers, Consolidations and Asset Transfers), 7.7(a), (Limitations on Certain Types of Contracts - Amendment and Release of Obligations under Certain Contracts), 7.7(c) (Limitations on Certain Types of Contracts -Impairment of Consent Rights under Project Documents), 7.9 (Indenture Restrictions) and 7.12 (Amendments to Mortgage Indenture) shall be subject to a sixty- (60) day review and objection period (or such shorter period as the parties shall agree to in writing).

(b)                                 Transactions requiring compliance with the requirements of this Section 7.10 pursuant to Sections 6.2(d) (Books, Records and Inspections; Accounting and Auditing Matters), 7.4 (Commissions) and 7.8 (Rate Reductions) shall be subject to a thirty- (30) day review and objection period (or such shorter period as the parties shall agree to in writing).

7.11.                Mortgage Indenture Negative Covenants.

The Borrower shall comply with the terms and conditions set forth in Sections 13.9, 13.15 and 13.17 of the Mortgage Indenture.

7.12.                Amendments to Mortgage Indenture.

The Borrower shall not (i) without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE), at any time enter into a Supplemental Indenture to cure any ambiguity, inconsistency or inaccuracy in the Mortgage Indenture pursuant to Section 12.1H of the same, or (ii) (A) without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE), prior to the Commercial Operation of the Second Unit or (B) without the prior written consent of DOE, in DOE’s sole discretion, at any time during the existence of an “Event of Default” as set forth in Section 8.1 of the Mortgage Indenture, enter into any Supplemental Indenture to amend, modify, or supplement any of Sections 5.2.C, 5.2.D, 12.1, 12.2, 13.5, 13.8, 13.9, 13.14, 13.15 or 13.17 of the Mortgage Indenture pursuant to Section 12.2 of the same.

7.13.                Compliance with Certain U.S. Government Requirements.

(a)                                 Lobbying Requirements.  No proceeds of the Advances will be expended to pay any Person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress.

(b)                                 Use of U.S. Government Funds.  The Borrower shall not use funds obtained from the U.S. Government, or from a loan or other instrument guaranteed by the U.S. Government, for the payment of Credit Subsidy Costs, administrative fees, or other fees charged by or paid to DOE relating to the Applicable Regulations, except to the extent explicitly authorized by an act of Congress.

7.14.                ERISA.

(a) The Borrower shall not be a “plan” within the meaning of Section 4975(e) of the Internal Revenue Code; (b) the assets of the Borrower shall not constitute “plan assets” within the meaning of Section 3(42) of ERISA and the United States Department of Labor Regulations set forth in 29 C.F.R. § 2510.3-101; (c) the Borrower shall not be a “governmental plan” within the meaning of Section 3(32) of ERISA; (d) transactions by or with the Borrower are not subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to governmental plans; and (e) the Borrower shall not engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Secured Parties of any of their respective rights under this Agreement) to be a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, other than any such transaction or prohibited transaction that is not reasonably expected to have a Material Adverse Effect.

ARTICLE 8
EVENTS OF DEFAULT; REMEDIES

8.1.                       Events of Default.

The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) Failure to Make Payment Under Loan Documents.  The Borrower shall fail to pay, in accordance with the terms of the FFB Credit Facility Documents, this Agreement or any other Loan Document (whether at scheduled maturity, as a mandatory prepayment, by acceleration or otherwise), (i) any principal of or interest on any DOE Guaranteed Loan (including, without limitation, pursuant to Section 3.1(c) (Effect of Alternate Amortization Notice)) on or before the date such amount is due, or (ii) any scheduled fee, charge or other amount due under any Loan Document on or before the date such amount is due, provided, in the case of either clause (i) or (ii), that such failure to pay shall continue for a period of three (3) Business Days (except that no grace period shall apply with respect to any failure to pay amounts due on the Maturity Date); provided further, however, that the DOE Late Penalty Charge shall apply as of the date of any such missed payment and shall be payable in accordance with Section 3.6 (DOE Late Penalty Charge).

(b)                                 Misstatements; Omissions.  Any representation or warranty made or deemed to be made by the Borrower in any Loan Document or any related agreement or document issued or delivered hereunder or thereunder or pursuant hereto or thereto (other than any representation or warranty referenced in Section 8.1(n) (Events of Default - Certain Representations and Warranties)), shall be found to have been incorrect in any material respect when made or deemed to have been made, unless such incorrect representation or warranty is capable of being remedied, and such incorrect representation or warranty is remedied within ninety (90) days following the earlier of (i) the date that the Borrower obtains Knowledge of such incorrect representation or warranty or (ii) the date of notice thereof from DOE to the Borrower; provided, that any incorrect representation as to the non-existence of a Potential Default shall be deemed to be remedied if DOE is satisfied (in its sole discretion) that such incorrect representation was unintentional and otherwise made in good faith and such Potential Default is remedied within such ninety (90) day period.

(c)                                  Borrower Payment Default under EPC Contract or Owner Documents. A payment default by the Borrower occurs under any IP Agreement or any of the Owner Documents that is not cured by the Borrower or another Owner within thirty (30) days.  For the avoidance of doubt, a payment default by an Owner other than the Borrower with respect to amounts owed under the Owner Documents that causes a payment default by the Owners under any IP Agreement shall not constitute an Event of Default under this Section 8.1(c).

(d)                                 Covenants and Other Agreements.  The Borrower shall fail to perform or observe any term, covenant or agreement (other than those set forth in clauses (a) and (b) above) contained in any Loan Document to which it is a party, where (other than with respect to

Section 7.2 (Mergers, Consolidations and Asset Transfers), which, for the avoidance of doubt, shall not be subject to a cure period), if such default is remediable, such default has not been remedied within ninety (90) days, in each case following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date on which the Borrower obtains Knowledge of such breach, unless such default cannot be reasonably cured within such ninety- (90) day period, then in such event and so long as a cure is being diligently pursued in consultation with and to the satisfaction DOE (in its sole discretion), the Borrower shall have a reasonable period of time (as determined by DOE in consultation, as it deems necessary or advisable, with the relevant Independent Consultants) beyond such ninety (90) days to complete such cure.

(e)                                  Environmental and Safety Matters.  Any failure by the Borrower, the Owners’ Agent, the Operator or the Borrower’s Undivided Interest to comply in all material respects with any Environmental Law, Governmental Approvals or safety regulations applicable to the Project, including compliance in all material respects with all conditions and requirements required in connection with the Environmental Impact Statement, if such failure continues for ninety (90) days, in each case following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date on which the Borrower obtains Knowledge of such failure (unless such default cannot reasonably be cured within such time period and the Borrower, the Owners’ Agent or the Operator is diligently working to cure such default according to an applicable Remediation Plan or, in the case of any non-compliance with NRC-issued Governmental Approvals and other NRC directions and instructions, the Borrower (A) is diligently working to cure such noncompliance through appropriate NRC regulatory procedures, which cure may include obtaining a necessary amendment to such NRC-issued Governmental Approval and (B) reasonably believes will be cured through such diligent efforts); provided that no such failure shall be considered to have occurred under this subsection (e) (y) if such failure cannot reasonably be cured within such ninety (90) day period, the Borrower, the Owners’ Agent or the Operator, as applicable, is diligently working to cure such failure according to an applicable Remediation Plan, or (z) for so long as the Borrower, the Owners’ Agent or the Operator, as applicable, is contesting in good faith by appropriate legal proceedings each assertion by a Governmental Authority that the Borrower, the Owners’ Agent, the Operator or the Borrower’s Undivided Interest is not in compliance with such Environmental Law, Governmental Approval or safety regulation.

(f)                                   Unenforceability, Termination, Repudiation or Transfer of Certain Transaction Documents.

(i)                                     This Agreement or any of the other Loan Documents (other than the DOE Guarantee), or any material provision hereof or thereof,  at any time for any reason (A) (x) is or becomes invalid, illegal, void or unenforceable against the Borrower, or (y) the Borrower shall have repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement or material provision, (B) ceases to be in full force and effect, except at the expiration of the stated term thereof, or shall otherwise be prematurely terminated, (C) except as otherwise expressly permitted hereunder, shall be assigned or otherwise transferred by the Borrower (other than with the prior written consent of DOE), or (D) shall cease to give the Trustee or DOE in any material respect any Lien, right, power or privilege purported to be created hereby or thereby and, in each case, such event continues unremedied for thirty (30) days unless such event cannot reasonably be cured within such thirty- (30) day period as determined by DOE in its sole discretion and provided that such thirty- (30) day cure period shall not apply to clause (A)(y).

(ii)                                  The aggregate Revenue Percentage of all Ineffective Wholesale Power Contracts shall equal or exceed ten percent (10%), and such event continues unremedied for thirty (30) days (unless such event cannot reasonably be cured within such thirty- (30) day period as determined by DOE in its sole discretion).

(g)                                  Security Interests.  (i) Any of the Security Documents shall fail in any material respect to provide any Lien, right, title, interest, remedy, power or privilege intended to be created thereby (including the priority intended to be created thereby), and if such default relates to perfection or priority and is remediable (as determined by DOE in its sole discretion), such default has not been remedied within thirty (30) days, in each case following such default, or (ii) any Security Document or Lien shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Advances or the Obligations or any part thereof purported to be secured or guaranteed thereby, shall be disaffirmed by or on behalf of the Borrower.

(h)                                 Default under Other Indebtedness.  Default by the Borrower (i) in the payment of any obligation, whether direct or contingent, for borrowed money in excess of ten million Dollars ($10,000,000) or (ii) in the performance or observance of the terms of any instrument pursuant to which such obligation was created or securing such obligation if, in the case of this clause (ii), such default has resulted in such obligation becoming or being declared, due and payable prior to the date on which it would otherwise be due and payable.

(i)                                     Bankruptcy; Insolvency; Dissolution.

(i)                                     Involuntary Bankruptcy, Etc.  The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Borrower in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Borrower bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief of any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days.

(ii)                                  Voluntary Bankruptcy, Etc.  The commencement by the Borrower of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Borrower in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or the appointment of a taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Borrower or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower in furtherance of any such action.

(iii)                               Dissolution.  The dissolution of the Borrower.

(j)                                    ERISA Events.  There occurs one or more ERISA Events, or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), other than any such ERISA Event or liability that would not reasonably be expected to have a Material Adverse Effect.

(k)                                 Suspension and Debarment.  The failure of the Borrower to comply with the Debarment Regulations unless such breach is capable of being cured and such breach is cured, in each case, within ninety (90) days following the earlier of (i) the date of notice thereof from DOE to the Borrower and (ii) the date on which the Borrower obtains Knowledge of such breach.

(l)                                     Compliance with Governmental Rules; Program Requirements.

(i)                                     The Borrower, the Owners’ Agent (with respect to the Project), the Operator (with respect to the Project), or the Borrower’s Undivided Interest shall fail to comply with the provisions of Title XVII and such failure continues unremedied for any period of at least thirty (30) days or, in the case of a failure to comply with Section 1702(k) of Title XVII, such failure continues unremedied for ninety (90) days, in each case following the earlier of (x) the date of notice thereof from DOE to the Borrower and (y) the date on which the Borrower obtains Knowledge of such failure.

(ii)                                  The Borrower, the Owners’ Agent (with respect to the Project), the Operator (with respect to the Project), or the Borrower’s Undivided Interest shall fail to comply with the provisions of the Applicable Regulations and such failure continues unremedied for ninety (90) days, in each case following the earlier of (x) the date of notice thereof from DOE to the Borrower and (y) the date on which the Borrower obtains Knowledge of such failure.

(iii)                               The Borrower, the Owners’ Agent (with respect to the Project), the Operator (with respect to the Project), or the Borrower’s Undivided Interest shall fail to comply in all material respects with (A) all other Governmental Rules and (B) all Program Requirements (other than the provisions of Title XVII and the Applicable Regulations, which are addressed in clauses (i) and (ii) of this Section 8.1(l)), and in each case such failure continues unremedied for at least ninety (90) days, following the earlier of (w) the date of notice thereof from DOE to the Borrower and (x) the date on which the Borrower obtains Knowledge of such failure; provided, that no such failure shall be considered to have occurred under this clause (iii) at any time (y) if such failure cannot reasonably be cured within such ninety (90) day period, the Borrower, the Owners’ Agent or the Operator, as applicable, is diligently working to cure such failure according to an applicable Remediation Plan, or (z) the Borrower, the Owners’ Agent or the Operator is contesting in good faith by appropriate legal proceedings each assertion by a

Governmental Authority that the Borrower, the Owners’ Agent, the Operator or the Project is not in compliance with such Program Requirements or other Governmental Rules.

(m)                             Mortgage Indenture Events of Default.  Any “Event of Default” as set forth in Section 8.1 of the Mortgage Indenture and any event (as set forth in such Section 8.1) that with the giving of notice or the passage of time, or both, could become an “Event of Default” under the Mortgage Indenture.

(n)                                 Certain Representations and Warranties.  Any of the representations and warranties made or deemed to be made by the Borrower pursuant to Sections 5.7(f), 5.10, 5.26(b), the second sentence of Section 5.26(c) with respect to the Borrower only, the third sentence of Section 5.26(c), Section 5.26(d), 5.26(e) or 5.26(f) shall be found to have been incorrect in any material respect when made or deemed to have been made, in each case, without giving effect to any qualification relating to the Borrower’s Knowledge as set forth therein, unless such incorrect representation or warranty is capable of being remedied, and such incorrect representation or warranty is remedied within ninety (90) days following the earlier of (i) the date that the Borrower obtains Knowledge of such incorrect representation or warranty or (ii) the date of notice thereof from DOE to the Borrower.

(o)                                 Fuel Supply Agreements.

(i)                                     After Substantial Completion of both Units (as each such term is defined in the EPC Contract), the Owners’ Agent terminates and or causes the Westinghouse Fuel Assembly Agreement to be terminated prior to the time it is fully performed unless the Owners’ Agent at the time of such termination has a contract or contracts in place for an alternate supply of fuel assemblies for not less than the next two (2) reloads for each Unit, and has the right to use the BEACON Software or another core monitoring system that complies with the COLs with such alternate supply of fuel assemblies.

(ii)                                  The Owners’ Agent shall fail at any time (A) to ensure that a contractual obligation for the supply of not less than two (2) additional reloads of fuel assemblies and related fuel fabrication services for each Unit is in place or (B) to have the right to use the BEACON Software or another core monitoring system that complies with the COLs with such reloads.

(iii)                               Notwithstanding the foregoing, no Event of Default shall be deemed to have occurred under clauses (i) and (ii) of this Section 8.1(o), unless the Owners’ Agent shall have failed to remedy any such non-compliance by the date that is nine (9) months in advance of the next scheduled delivery date for the last fuel assembly for the next reload for the Unit in question available under the then-effective Fuel Supply Agreement, provided that (1) the Owners’ Agent is diligently working to remedy such non-compliance pursuant to a plan of remediation with a timetable for curing such non-compliance that has been provided to DOE at the time of such non-compliance, (2) the Borrower reasonably believes such non-compliance will be remedied through such diligent efforts, and (3) such non-compliance would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be operated.

For the avoidance of doubt, each clause of this Section 8.1 shall operate independently, and the occurrence of any event described in any such clause shall constitute an Event of Default (subject, in each case, to all applicable requirements of notice, knowledge, lapse of time and right of the Borrower to cure or remedy any such event).

Notwithstanding the provisions of Section 11.1.1 of the FFB Note Purchase Agreement and Sections 23 and 24 of the FFB Promissory Note, DOE acknowledges and agrees that the Secured Parties shall not be entitled to exercise any of the remedies set forth in the Loan Documents with respect to any failure by the Borrower to make payments of principal and interest under the FFB Promissory Note unless and until an Event of Default shall have occurred and be continuing pursuant to Section 8.1(a).

DOE further acknowledges and agrees that (i) any payment made by the Borrower to the account specified in Section 10(a) of the FFB Promissory Note as the subaccount of the Secretary (U.S. Treasury Department, ABA No. 0210-3000-4, TREAS NYC/CTR/BNF=89000001, OBI=LGPO Oglethorpe Power Corporation Loan #1017) (the “Secretary Subaccount”) on or before the applicable Payment Date (or, if such Payment Date shall fall on a day on which either the FFB or the Federal Reserve Bank of New York is not open for business, the first day thereafter on which FFB and the Federal Reserve Bank of New York are both open for business) specified in the FFB Promissory Note (the “Required Payment Date”) shall be deemed made on the later of the date such payment is received at the Secretary Subaccount or the Required Payment Date, (ii) DOE shall take all actions necessary to ensure that the amounts paid by the Borrower and received at the Secretary Subaccount are, no later than the Required Payment Date, credited to the subaccount of FFB (within the account of the United States Treasury maintained at the Federal Reserve Bank of New York) as provided in Section 10(a) of the FFB Promissory Note (the “FFB Subaccount”), (iii) if the Borrower makes the payment to the Secretary Subaccount on or before the Required Payment Date and DOE fails to credit such payment to the FFB Subaccount on the Required Payment Date, DOE shall be responsible to the Borrower for any late charges that may be payable to FFB because of such DOE failure, (iv) DOE, and not FFB, has the sole authority, pursuant to Section 23 of the FFB Promissory Note, to exercise any and all remedies with respect to any “default” under the FFB Promissory Note or Event of Default under this Agreement, and (v)  if the Borrower makes the payment to the Secretary Subaccount on or before the Required Payment Date and such amounts are not credited to the FFB Subaccount by the Required Payment Date, DOE shall not declare a default in payment under the FFB Promissory Note and neither a Potential Default nor an Event of Default shall be deemed to have occurred as a result of such amounts not being credited to the FFB Subaccount by the Required Payment Date, and DOE shall not be entitled to exercise any rights or remedies against the Borrower in connection with such failure.

8.2.                       Remedies for Events of Default.

(a)                                 Upon the occurrence and during the continuance of an Event of Default, DOE may, in its discretion, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent not prohibited by Governmental Rules), pursue all rights and remedies available to DOE that are contemplated by this Agreement in the manner, upon the conditions, and with the effect provided in this Agreement, including a suit for specific performance, injunctive relief or compensatory damages. DOE is hereby authorized, to the maximum extent permitted by Governmental Rules, to demand specific performance of this Agreement at any time when the Borrower shall have failed to comply with any provision of this Agreement applicable to it. The Borrower hereby irrevocably waives, to the maximum extent permitted by Governmental Rules, any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy for specific performance. Nothing herein shall limit the right of DOE to pursue all rights and remedies available to a creditor at law or in equity following the occurrence of an Event of Default, or any right or remedy available to the DOE as a “Holder” of an “Obligation” under the Mortgage Indenture. Each right, power and remedy of DOE shall be cumulative and concurrent, and recourse to one or more rights or remedies shall not constitute a waiver of any other right, power or remedy.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, DOE may, in its sole discretion, exercise any or all rights and remedies at law or in equity (in any combination or order that DOE may elect), including, without prejudice to DOE’s other rights and remedies, the following:

(i)                                     (A) refuse, and DOE and FFB shall not be obligated, to make or guarantee any further Advances, and (B) suspend or terminate the FFB Credit Facility Commitment;

(ii)                                  charge interest at the FFB Late Charge Rate on any amounts not paid when due; and

(iii)                               exercise any and all rights and remedies available to it under any of the Transaction Documents (other than the Mortgage Indenture) with respect to the Project, the Borrower, the Owners and any other Project Participant.

(c)                                  In addition to, and without limitation of, the rights and remedies described in clause (b) above, upon the occurrence and during the continuance of an Event of Default as described in Section 8.1(m) (Events of Default - Mortgage Indenture Events of Default), DOE may, in its sole discretion, exercise any or all rights and remedies at law or in equity (in any combination or order that DOE may elect), including, without prejudice to DOE’s other rights and remedies, the following:

(i)                                     exercise any and all rights and remedies available to it or FFB under the Mortgage Indenture, including to direct the Trustee to exercise any trust or power conferred upon the Trustee pursuant to Section 8.16 of the Mortgage Indenture; and

(ii)                                  exercise any and all rights and remedies available to it under any of the Transaction Documents with respect to the Project, the Borrower, the Owners and any other Project Participant and under the Collateral or otherwise under Governmental Rules.

8.3.                       Appointment of a Receiver.

Notwithstanding any appointment of a receiver, subject to mandatory provisions of Governmental Rule, the Secured Parties shall be entitled to retain possession and control of all cash and investments held by, or deposited with, them or their agents or nominees pursuant to any provision of this Agreement or any other Security Document or Loan Document.

ARTICLE 9
REIMBURSEMENT AGREEMENT

9.1.                       Reimbursement Obligation.

If the Borrower defaults in any payment due to FFB under the DOE Guaranteed Loan or otherwise under any FFB Credit Facility Document, and as a result of such payment default by the Borrower, the Guarantor makes any payments to FFB pursuant to the DOE Guarantee (a “DOE Guarantee Payment”), the Borrower shall become immediately obligated to reimburse the Guarantor in an amount (the “DOE Guarantee Payment Amount”) equal to the sum of (i) all DOE Guarantee Payments paid by the Guarantor to FFB, and (ii) all fees, costs, expenses and other amounts incurred by the Guarantor in connection therewith, whether by payment to FFB or otherwise; provided, however, that (x) any DOE Guarantee Payment shall not operate to satisfy the Borrower’s obligations to FFB under the DOE Guaranteed Loan or otherwise under the FFB Credit Facility Documents and (y) to the extent of any DOE Guarantee Payment, DOE shall be deemed hereunder to have been granted a participation in any or all of FFB’s rights under the Loan Documents and, to the extent applicable, with respect to the Collateral. Any DOE Guarantee Payment Amount shall be due and payable to DOE by the Borrower on the same day as the date on which DOE made payment of the DOE Guarantee Payment to which it relates.

9.2.                       Payments and Computations.

9.2.1.                  Interest.  The Borrower shall pay to the Guarantor an amount (the “Borrower Reimbursement Obligations”) equal to the sum of (i) the DOE Guarantee Payment Amount, and (ii) interest on the DOE Guarantee Payment Amount from the date the DOE Guarantee Payment was paid by the Guarantor under the DOE Guarantee until payment in full by the Borrower to the Guarantor of the DOE Guarantee Payment Amount, at the FFB Late Charge Rate at the time of the payment default by the Borrower.

9.2.2.                  Method of Payment.  The Borrower shall make each payment with respect to Borrower Reimbursement Obligations hereunder (a “Borrower Reimbursement Payment”), irrespective of any right of counterclaim or set off, in Dollars and in immediately available funds by wire transfer to the following account, or to such other account as may be specified by the Guarantor in writing to the Borrower from time to time:

Bank: U.S. Treasury Department

ABA #: 0210-3000-4

Account Name: U.S. Department of Energy

Account #: TREASNYC/CTR/BNF = 89000001

OBI: Oglethorpe Power Corporation (An Electric Membership Corporation), LGPO Loan
No. 1017  – Guarantee Reimbursement

9.2.3.                  Taxes.  All Borrower Reimbursement Payments by the Borrower hereunder shall be made in accordance with Section 3.1.2 (Place and Manner of Payments - Net of Tax, Etc.).

9.2.4.                  Determinations.  The parties to this Agreement agree that each determination by DOE of an amount of interest or fees payable hereunder shall be conclusive and binding for all purposes, absent manifest error.

9.3.                       Obligations Absolute.

To the fullest extent permitted by law, the Borrower Reimbursement Obligations are absolute, irrevocable and unconditional, will be evidenced by the DOE Reimbursement Notes, and shall be paid strictly in accordance with the terms of each of this Agreement and the DOE Reimbursement Notes under all circumstances whatsoever, including the following circumstances, whether or not with notice to or the consent of the Borrower:

(i)                                     the occurrence, or the failure by DOE or any other Secured Party or any other Person to give notice to the Borrower of the occurrence, of any Event of Default or Potential Default under this Agreement or any default under any of the other Loan Documents;

(ii)                                  the extension of the time for performance of any obligations, covenants or agreements of any Person under or arising out of any of the Loan Documents;

(iii)                               the existence of any claim, set off, counterclaim, defense or other rights of any kind or nature that (A) the Borrower, DOE or any other Person may have at any time against FFB or any transferee, or (B) the Borrower or any other Person may have at any time against DOE, whether in connection with the Loan Documents, the transactions contemplated therein or any unrelated transactions;

(iv)                              any failure, omission or delay on the part of (i) DOE to assert a defense to a DOE Guarantee Payment Amount under the DOE Guarantee or to otherwise contest the DOE Guarantee, or (ii) DOE or any other Secured Party or the Borrower to enforce, assert or exercise any other right, power or remedy conferred by this Agreement or any of the Loan Documents;

(v)                                 the taking or the omission on the part of DOE or any other Secured Party or the Borrower of any other actions or remedies referred to in any of the Loan Documents;

(vi)                              the compromise, settlement, release, modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions, covenants or agreements of any Person in respect of any of the Loan Documents;

(vii)                           any amendment or waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements of any Person contained in any of the Loan Documents;

(viii)                        the exchange, surrender, substitution or modification of any security for any of the Loan Documents;

(ix)                              any disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the status of the Borrower or any other Person;

(x)                                 any release, irregularity, invalidity, illegality, lack of genuineness, unenforceability or modification affecting this Agreement, the DOE Guarantee, the DOE Guaranteed Loan, or the other Loan Documents, or the transactions contemplated hereby or thereby;

(xi)                              the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of, the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings that affect the Borrower or any other Person party to any of the Loan Documents;

(xii)                           the release or discharge by operation of law of the Borrower from the performance or observance of any obligation, covenant or agreement contained in any of the Loan Documents;

(xiii)                        any statement or any other document presented under the DOE Guarantee proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(xiv)                       any determination by a court or arbitrator, or any settlement of a disputed claim by any party hereto or other Person, relating to this Agreement, the DOE Guarantee, or the other Loan Documents, or the transactions contemplated hereby or thereby;

(xv)                          any promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any liabilities of the Borrower, suit or taking of other action by DOE or any other Secured Party against any party liable thereon; or

(xvi)                       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

9.4.                       Security.

9.4.1.                  DOE Reimbursement Notes Secured.  The parties expressly acknowledge that the Collateral pledged and assigned under the Security Documents is pledged and assigned to secure payment by the Borrower of the DOE Reimbursement Notes.

9.4.2.                  Actions.  The Borrower expressly acknowledges that DOE is free to litigate, settle or otherwise satisfy or discharge its obligation with respect to any DOE Guarantee Payment Amount, and take any action under the Security Documents or otherwise with respect to the Collateral as and to the extent permitted under the Mortgage Indenture, as it may from time to time deem appropriate, and any failure by DOE to advise, notify, or consult with the Borrower shall not be a defense to, or in any way diminish, discharge or derogate from the Borrower Reimbursement Obligations hereunder.

9.5.                DOE Rights.

9.5.1.                  Rights Cumulative.  The Guarantor’s right to reimbursement provided for in this Article 9 shall be in addition to, and not in limitation of, any other claims, rights or remedies of subrogation, reimbursement, contribution, exoneration or indemnification or similar claims, rights or remedies, whether arising under contract, by statute, or otherwise that DOE may have from time to time.

9.5.2.                  Subrogation.  Without limiting the generality of Section 9.5.1 (DOE Rights — Rights Cumulative), upon any DOE Guarantee Payment DOE shall be subrogated to the rights of FFB or any subsequent holder of the DOE Guaranteed Loan, including, to the extent applicable, all related Liens and Collateral.

9.6.                Further Assurances.

The Borrower shall cooperate with DOE in connection with the exercise of any of its rights under this Article 9 and agrees, promptly upon request by DOE, to execute, acknowledge and deliver all further instruments and documents, and take all such further acts as DOE may reasonably request from time to time in order to carry out the purposes of this Article 9 or to enable DOE to exercise and enforce its rights and remedies hereunder.

ARTICLE 10
MISCELLANEOUS

10.1.               Addresses.

Any communications, including any notices, between or among the parties to the Loan Documents shall be given to the addresses listed in Schedule 10.1.  All notices or other communications required or permitted to be given under the Loan Documents shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service for delivery, (c) in the event overnight delivery service is not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, (d) if sent by facsimile or telecopy with transmission verified or (e) if transmitted by electronic mail (with such transmission verified).  Notice so given shall be effective upon delivery to the addressee, except that (A) communication or notice so transmitted by facsimile or telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is validly transmitted if transmitted (with such transmission verified) before 2:00 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day, (B) if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender, and (C) if such addressee requires delivery to a mail room or other central depository, delivery to such room or depository shall be effective.  Any party shall have the right to change its address for notice under any of the Loan Documents to any other location by giving prior written notice to the other parties in the manner set forth hereinabove.

10.2.               Further Assurances.

(a)                                 The Borrower shall fully cooperate with all Persons as may be necessary to ensure that each Secured Party receives any notices due to such Secured Party pursuant to the Loan Documents.

(b)                                 (i) Each of the Borrower and the Secured Parties shall cooperate with one another in furtherance of the express purposes of this Agreement and each of the other Loan Documents, and each one of them agrees, upon the reasonable request of another, to execute, acknowledge and deliver all further instruments and documents, and take all such further action as any one or more of them may reasonably request from time to time to carry out such purposes; and (ii) the Borrower agrees to use commercially reasonable efforts to provide such legal opinions, certificates and consents as reasonably requested by DOE from time to time.

(c)                                  The Borrower shall take all action to ensure that each of the Transaction Documents is in proper legal form under the respective governing laws selected in such Transaction Document, without any further action required with respect to such legal form for the enforcement of such Transaction Documents.

(d)                                 The Borrower (i) shall cooperate in all respects with each Independent Consultant, (ii) shall ensure that each Independent Consultant is provided with all information reasonably requested by such Independent Consultant in fulfilling its duties to DOE and ensure that any information that it may supply to such Independent Consultant, when taken together with all of the statements, information, documents, reports and other information and updates then included in the Disclosure Package, is true and correct in all material respects and not, by omission of information or otherwise, materially misleading in light of the circumstances in which they were made or, with respect to forward-looking statements or information contained therein, such statements or information were prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time prepared.

(e)                                  Each of the parties agrees that money damages would not be a sufficient remedy for any breach of this Section 10.2 and Section 6.10 (Creation and Perfection of Security Interests; Additional Documents; Filings and Recordings) and agrees that in addition to all other remedies, any court or arbitrator having proper jurisdiction may award specific performance or other equitable relief as a remedy for any such breach.

10.3.               Delay and Waiver.

No delay or omission in exercising any right, power, privilege or remedy under this Agreement or any other Loan Document, including any rights and remedies in connection with the occurrence of an Event of Default or Potential Default shall impair any such right, power, privilege or remedy of the Secured Parties, nor shall it be construed to be a waiver of any right, power, privilege or remedy or of any breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single right, power, privilege or remedy, or of any breach or default be deemed a waiver of any other right, power, privilege or remedy or of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any of the Secured

Parties of any right, power, privilege or remedy including any rights and remedies in connection with the occurrence of an Event of Default or Potential Default or of any other breach or default under this Agreement or any other Loan Document, or any waiver on the part of any of the Secured Parties of any provision or condition of this Agreement or any other Transaction Document, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All rights, powers, privileges and remedies, either under this Agreement or any other Loan Document or by law or otherwise afforded to any of the Secured Parties, shall be cumulative and not alternative and not exclusive of any other rights, powers, privileges and remedies that such Secured Parties may otherwise have.

10.4.               Right of Set Off.

In addition to any rights now or hereafter granted under Governmental Rules or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Secured Party under this Agreement or any other Loan Document.

10.5.               Amendment or Waiver.

Except as otherwise provided herein, neither this Agreement nor any of the terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and signed by the Borrower and DOE.  Any amendment to or waiver of this Agreement or any of the terms hereof that constitutes a ‘modification’ within the meaning set forth in Section 502(9) of the Federal Credit Reform Act of 1990 and OMB Circular A-11 may be conditioned upon payment of any increase to the DOE Guaranteed Loan Credit Subsidy Cost by the Borrower.

10.6.               Entire Agreement.

This Agreement, including any agreement, document or instrument attached hereto or referred to herein (including the other Loan Documents), integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior agreements and understandings of the parties hereto in respect to the subject matter hereof.

10.7.               Governing Law.

This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal law of the United States of America.  To the extent that Federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the parties hereto that the law of the State of

New York (without giving effect to its conflict of laws principles (except Section 5-1401 of the New York General Obligations Law) shall be adopted as the governing Federal rule of decision.

10.8.               Severability.

In case any one or more of the provisions contained in any Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties thereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

10.9.               Financial Statements.

All financial statements of the Borrower submitted pursuant to this Agreement and the other Loan Documents shall be prepared in accordance with Accounting Requirements.

10.10.        Limitation on Liability.

No claim shall be made by the Borrower or any of its Affiliates against any Secured Party or any of their Affiliates, directors, employees, attorneys or agents, including the Trustee and the Independent Consultants, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Transaction Documents or any act or omission or event occurring in connection therewith; and, to the extent not prohibited by Governmental Rule, the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.11.        Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY OF THE PARTIES.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH SECURED PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  EACH OF THE PARTIES REPRESENTS THAT IT HAS DISCUSSED THIS WAIVER OF RIGHT TO JURY WITH ITS COUNSEL, UNDERSTANDS THE RAMIFICATIONS OF SUCH WAIVER, AND KNOWINGLY AND VOLUNTARILY AGREES TO THIS WAIVER.

10.12.        Consent to Jurisdiction.

By execution and delivery of this Agreement, the Borrower irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Loan Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States of America for the District of Columbia, (ii) the courts of the United States of America in and for the Southern District of New York, (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found, and (iv) appellate courts from any of the foregoing;

(b)                                 consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that, to the extent not prohibited by Governmental Rule, service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Schedule 10.1 or at such other address of which DOE shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Governmental Rules; and

(e)                                  agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or without the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation.

10.13.        Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)                                 The Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or under any Transaction Document without the prior written consent of DOE.

(c)                                  FFB may assign any or all of its rights, benefits and obligations under the FFB Credit Facility Documents and, to the extent applicable, with respect to the Collateral, to any Person that acquires an interest in the DOE Guaranteed Loan in accordance with the provisions of the FFB Credit Facility Documents.

(d)                                 DOE, acting for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each Person that acquires an interest in the DOE Guaranteed Loan in accordance with the provisions of the FFB Credit Facility Documents and the outstanding principal amounts of the Advances owing to each such Person pursuant to the terms of the FFB Credit Facility Documents, and all accrued and unpaid interest thereon (the “Register”).  The entries in the Register shall be conclusive, and the Borrower and the Secured Parties may treat each Person whose name is recorded in the Register as having the interest in the DOE Guaranteed Loan specified in the Register for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Secured Party, at any reasonable time and from time to time upon reasonable prior notice.

10.14.        Participations.

If FFB sells or otherwise grants participations in any or all of its rights and obligations under the FFB Credit Facility Documents, then, except to the extent directed by DOE, the Borrower shall continue to deal exclusively with FFB and the provisions of this Agreement shall apply as if no such participation had been sold or granted.

10.15.        Reinstatement.

This Agreement shall continue to be effective if at any time payment and performance of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to Governmental Rules reduced in amount.  In the event of any such reduction, the Borrower’s obligations hereunder shall be deemed reduced only by such amount.

10.16.        No Partnership; Etc.

The Secured Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor.  Nothing contained in this Agreement or in any other Loan Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties and the Borrower or any other Person.  The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of the Borrower or any other Person with respect to the Project or otherwise.  All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and Periodic Expenses arising from the ownership, operation or occupancy of the Project and to perform all obligations under the agreements and contracts relating to the Project shall be the sole responsibility of the Borrower and the other Owners (and, as between the Borrower and the other Owners, as provided in the Owner Documents).

10.17.        Payment of Costs and Expenses.

(a)                                 (i) The Borrower shall, whether or not the transactions herein contemplated are consummated, pay or reimburse: all reasonable and documented out-of-pocket costs and expenses of each Secured Party (including all costs, charges and expenses, including all fees and Periodic Expenses of the Independent Consultants and other legal counsel, consultants and advisors for any of the foregoing) made, paid, suffered or incurred in connection with (A) the negotiation, preparation, execution and delivery and, where appropriate, authentication, registration and recordation of this Agreement, the other Loan Documents and any other documents and instruments related hereto or thereto (including legal opinions), and (B) the authentication, registration and recordation (where appropriate) of any of the Loan Documents and the delivery of the evidences of Indebtedness relating to the Advances and the disbursements thereof.

(ii)                                  The Borrower shall also pay or reimburse, without duplication, all reasonable and documented out-of-pocket costs and expenses of each Secured Party (including reasonable travel costs and all other costs, charges and expenses including the fees and Periodic Expenses of legal counsel and, to the extent DOE uses legal counsel at the Department of Justice, the value imputed to the Department of Justice’s work consistent with applicable law), consultants and advisors for any of the foregoing) made, paid, suffered or incurred in connection with (A) any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Loan Document, any such other document or instrument related hereto or thereto or any Collateral, and (B) the administration, preservation in full force and effect and enforcement (including with respect to a work out) of this Agreement, the other Loan Documents and any other documents and instruments referred to herein or therein, and (C) the fees and expenses of the Lender’s Engineer and other Independent Consultants from time to time retained pursuant to the Loan Documents.

(iii)                               The Borrower shall pay or arrange for the payment before they become overdue of all present and future material Taxes (including stamp taxes), fees, Periodic Expenses or other charges payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of this Agreement, any other Transaction Documents and any other documents related to this Agreement (other than those Taxes that it is contesting in good faith).

(b)                                 (i) The Borrower shall, whether or not the transactions herein contemplated are consummated, indemnify and hold harmless each of the Secured Parties and FFB (each, an “Indemnified Party”) and each of its respective officials, advisors, servants, officers, directors, employees, representatives, attorneys and agents (each, an “Indemnified Person”) from and against, and reimburse such Indemnified Parties (and their respective Indemnified Persons) for: (A) any and all claims, damages, liabilities, obligations, judgments, penalties, disbursements, costs and expenses of any kind or nature whatsoever, to which an Indemnified Party or an Indemnified Person may become subject, in any way relating to or arising out of or in connection with the entering into and performance of any Loan Document or the disbursement of, or use of the proceeds of, any Advances or the consummation of any transactions contemplated herein or in any Loan Document (other than Section 2.08 of the Owners Direct Agreement) (collectively, “Claims”), but, if any such Indemnified Party has an ownership interest in the Project, is an obligor under the EPC Contract or is an obligor under the Westinghouse Letter Agreement (or any construction contract between DOE and Westinghouse Electric Company LLC pursuant to the Westinghouse Letter Agreement), the obligations of the Borrower under this subsection (b) shall not apply to an Indemnified Party and its respective Indemnified Persons to the extent relating to or arising out of or in connection with such Indemnified Party being a Project owner, EPC Contract obligor or obligor under the Westinghouse Letter Agreement (or any construction contract between DOE and Westinghouse Electric Company LLC pursuant to the Westinghouse Letter Agreement), and the obligations of the Borrower under this subsection (b) shall be further subject to the provisions of Sections 2.7, 3.1.2(b), 10.17(b)(ii), 10.17(c)(i), 10.17(c)(ii) and 10.20

and any provisions of any other Loan Documents that expressly limit the liability of the Borrower; and (B) any and all actions, claims, suits, litigation, investigations, proceedings or inquiries (regardless of whether any Indemnified Party or Indemnified Person is a party thereto) relating to any Claim, and any and all reasonable and documented costs and expenses incurred by an Indemnified Party or by an Indemnified Person in defending, analyzing, settling, or resolving a Claim (the “Costs of Defense”).

(ii)                                  Without limitation to the provisions of clause (b)(i) of this Section 10.17, the Borrower shall, whether or not the transactions herein contemplated are consummated, indemnify and hold harmless each Indemnified Party and each Indemnified Person from and against any and all liabilities, obligations, damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, claims, actions, judgments, suits, costs, expenses (including reasonable fees and expenses of legal counsel, consultants and advisors for any such Indemnified Person) and disbursements incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any Environmental Claims (whether or not such Indemnified Party or Indemnified Person is a party thereto) related to any actual or alleged presence, Release or threatened Release of Hazardous Substances on, in, under, about or from the Project Facility or any other property owned or operated by the Borrower or the Operator; provided that, with respect to any such other property, such Indemnified Party’s and Indemnified Person’s rights under this clause (b)(ii) shall only apply to the extent such Indemnified Party’s (and its respective Indemnified Persons’) liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs and disbursements are incurred in such Indemnified Party’s capacity as a Secured Party under the Loan Documents and not in the capacity of a Project owner, obligor under the EPC Contract or obligor under the Westinghouse Letter Agreement (or any construction contract between DOE and Westinghouse Electric Company LLC pursuant to the Westinghouse Letter Agreement).

(c)                                  (i) The indemnities provided for in Section 10.17(b) shall not apply to the extent that a court or arbitral tribunal of competent jurisdiction renders a final non-appealable determination that all or any portion of a Claim or Costs of Defense resulted from the gross negligence or willful misconduct of an Indemnified Party or an Indemnified Person.  The indemnities provided for in Section 10.17(b) are independent of and in addition to any other rights of any Indemnified Person in connection with any Claim or Costs of Defense hereunder, under any other agreement, or at law.  Each Indemnified Party and each Indemnified Person shall have the right to control its, his or her defense.  Each Indemnified Party and each Indemnified Person agrees to (x) notify the Borrower promptly after its, his or her receipt of a notice of the commencement of any claim, investigation or proceeding for which indemnification will be sought from the Borrower pursuant to Section 10.17(b) and (y) keep the Borrower reasonably informed of material developments with respect thereto.  The Borrower may, at any time and at its own expense, elect to participate in the defense of any claim for which indemnification will be sought from the Borrower.  The Borrower shall have no liability with respect to any settlement or compromise of any claim or proceeding effected without its prior written consent, which shall not be unreasonably withheld, conditioned or delayed, nor shall the Borrower be responsible for the fees and expenses of more than one firm of attorneys retained in connection with the same matter in the same jurisdiction for all Indemnified Parties and all Indemnified

Persons unless it would be necessary or desirable to retain multiple firms of attorneys as a result of the interests of such Indemnified Parties and Indemnified Persons not being fully aligned.

(i)                                     In the event of a “nuclear incident” involving “public liability” to “persons indemnified” as such terms are defined in 42 U.S.C. §§ 2014(q), (t) and (w), then, to the extent the Indemnified Parties and Indemnified Persons (as defined in Section 10.17(b)) are “persons indemnified” pursuant to the Price-Anderson Act, 42 U.S.C. §2210 and to the extent of the indemnity provided thereby, the indemnities provided for in Section 10.17(b) shall not apply to, and the Borrower shall not have any liability to, any such Indemnified Persons.

(d)                                 All sums paid and costs incurred by any Indemnified Party or Indemnified Person with respect to any matter for which indemnification is required hereunder shall bear interest at the FFB Late Charge Rate applicable to the DOE Guaranteed Loan as provided in clause (iii) of this Section 10.17(d) below and shall be immediately due and payable on demand.  Each such Indemnified Party and each such Indemnified Person shall promptly notify the Borrower of any such amounts payable by the Borrower hereunder; provided that any failure to provide such notice shall not affect the Borrower’s obligations under this Section 10.17 except as provided in this Section 10.17.  All such sums paid and costs incurred by any Secured Party or any of its respective officials, advisors, servants, officers, directors, employees, representatives, attorneys and agents that remain unpaid by the Borrower shall be added to the Obligations.

(i)                                     To the extent that the undertaking in the preceding clauses of this Section 10.17 may be unenforceable because it is violative of any law or public policy, the Borrower shall perform such undertakings to the maximum extent permitted by such law or public policy.

(ii)                                  The provisions of this Section 10.17 shall survive foreclosure under the Security Documents and satisfaction or discharge of the Obligations, and shall be in addition to any other rights and remedies of any Indemnified Party or Indemnified Person.

(iii)                               Any amounts payable by the Borrower pursuant to this Section 10.17 shall be payable prior to the later of (i) ten (10) Business Days after the Borrower receives an invoice for such amounts from any applicable Indemnified Party or Indemnified Person, and (ii) five (5) Business Days prior to the date on which such Indemnified Party or Indemnified Person expects to pay such costs on account of which the Borrower’s indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the FFB Late Charge Rate from and after such applicable date until paid in full.

(iv)                              Upon payment of any Claim or Costs of Defense by the Borrower pursuant to this Section 10.17, the Borrower, without any further action, shall be subrogated to any and all claims that such Indemnified Party or Indemnified Person may have relating thereto, and such Indemnified Party or Indemnified Person shall, at the request and expense of the Borrower, cooperate with the Borrower and give, at the request and expense of the Borrower, such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.

10.18.        Counterparts.

This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties shall constitute a single binding agreement.  The delivery of an executed counterpart of this Agreement by electronic means, including by telecopy, facsimile or by portable document format (PDF) attachment to email, shall be as effective as delivery of an original executed counterpart of this Agreement.

10.19.        No Prejudice to IRS Determination of Tax Basis.

The Borrower acknowledges and agrees that DOE’s issuance of the DOE Guarantee pursuant to this Agreement, including the determination by DOE as to whether Project Costs are Eligible Project Costs, shall not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of the Borrower’s Undivided Interest or any part thereof under the Internal Revenue Code and under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009.

10.20.        Consent to Certain Information Exchanges.

The Borrower acknowledges that DOE and RUS intend to exchange information relating to the Borrower and the Project (including, for the avoidance of doubt and without limitation, information acquired pursuant to Section 6.1 (Information Covenants) and other non-public and/or confidential information) in connection with the administration of their respective loans, and Borrower consents to such exchange of information.

10.21.        Covenant Defeasance.

(a)                                 Alternate Amortization Event and Discontinuation with Construction or Operation of Project.  Notwithstanding any provision of this Agreement to the contrary, in the event that an Alternate Amortization Event has occurred and the Borrower has confirmed to DOE, in the relevant notice of Alternate Amortization Event delivered to DOE pursuant to Section 6.1(h)(i), that it will not continue with the construction or operation of the Project, then, with effect from delivery of such notice to DOE:

(i)                                     the Borrower shall no longer be required to comply with Section 6.1(a) (Monthly Construction Progress Reports), Section 6.1(b) (Operation Period Reporting), Section 6.1(h)(vi) and (vii) (Reporting Obligations; 5 Business Day Notices); Section 6.1(m)(ii) (Additional Monthly Reporting; Project Documents, Required Consents, Casualty Damages, Authorized Officials), Section 6.11 (Acceptance, Startup and Testing), or Section 7.5 (Use of Non-AP1000 Reactor Technology);

(ii)                                  Section 6.1(o) (Other Information) shall be amended automatically, without any further action on the part of the parties hereto, to read in its entirety as follows:

(o)                                 Other Information.  As soon as reasonably available through the use of commercially reasonable efforts by the Borrower following such request, such other information or documents reasonably related to the

Borrower’s obligations under the Loan Documents as DOE or any Independent Consultant may reasonably request.

; and

(iii)                               the occurrence of any event described in Section 8.1(c) (Borrower Payment Default under EPC Contract, Owner Documents or Owners Direct Agreement) shall no longer constitute an Event of Default hereunder.

(b)                                 EPC Assignment and Assumption.  Notwithstanding any provision of this Agreement to the contrary, if DOE has completed the EPC Assignment and Assumption (as defined in the Owners Direct Agreement), then, with effect from the effective date of the relevant assignment and assumption agreement:

(i)                                     Section 6.1(h)(ii) (Reporting Obligations; 5 Business Day Notices) shall be amended automatically, without any further action on the part of the parties hereto, to read in its entirety as follows:

(ii)                                  notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to the Borrower or the Owners’ Agent, in each case that has had, or could reasonably be expected to have, a Material Adverse Effect;

(ii)                                  the Borrower shall no longer be required to comply with Section 6.13(c) (Program Requirements) solely as it relates to compliance with Section 1702(k) of Title XVII or Section 6.13(h) (Davis-Bacon Act);

(iii)                               the Borrower shall not be in breach of Section 7.1 (Liens) to the extent any Lien is created, assumed, or permitted to exist on any Collateral (a) over which the Borrower does not have control or (b) as a result of any actions by DOE or its designee; and

(iv)                              the occurrence of any event described in Section 8.1(g) (Security Interests) with respect to the security interest granted by the Borrower pursuant to the Security Documents in the EPC Contract or any other Collateral assumed by DOE, shall no longer constitute an Event of Default hereunder.

(c)                                  Transfer of COLs.  Notwithstanding any provision of this Agreement to the contrary, if both of the COLs issued to the Borrower have been transferred to another Person, then, with effect from the date of such transfer, or NRC approval thereof, whichever is later, the Borrower shall no longer be required to comply with Section 6.7 (Construction and Operation of Project) or Section 6.13(e) (Foreign Ownership).

(d)                                 Borrower No Longer an Owner.  Notwithstanding any provision of this Agreement to the contrary, if, in accordance with the Loan Documents, the Borrower’s Undivided Interest has been reduced to zero, then, with effect from the date of such reduction to zero:

(i)                                     the Borrower shall no longer be required to comply with Section 6.1(i) (Governmental and Environmental Indemnity Claims and Reports), Section 6.1(j) (Safety Audit Reports), Section 6.1(l) (Insurance Certificates) and subsections (i) and (iii) through (x) of Section 6.1(m) (Additional Monthly Reporting;  Project Documents, Required Consents, Casualty Damages, Authorized Officials), Section 6.1(q) (Restricted Data Site) (provided that, at DOE’s request, the Borrower shall reasonably cooperate with DOE to preserve DOE’s access to the Restricted Data Site and the documents available therein in accordance with the requirements of the EPC Contract), Section 6.3 (Maintenance of Insurance), Section 6.9 (Title to Collateral), Section 6.10 (Creation and Perfection of Security Interests; Additional Documents; Filings and Recordings), Section 6.12 (Technology), Section 6.13(c) (Program Requirements) solely as it relates to compliance with Section 1702(k) of Title XVII, Section 6.13(f) (Foreign Asset Control Regulations), Section 6.13(g) (Use of Collateral), Section 6.13(h) (Davis-Bacon Act), Section 7.1 (Liens), Section 7.6 (Replacement or Removal of the Operator or Owners’ Agent) and subsection (c) of Section 7.7 (Impairment of Consent Rights under Project Documents);

(ii)                                  Section 6.2(c) (Books, Records and Inspections; Accounting and Auditing Matters) shall be amended automatically, without any further action on the part of the parties hereto, to read in its entirety as follows:

(c)                                  The Borrower shall consult with and cooperate with DOE with regards to DOE’s monitoring of the Borrower and audit, examination and inspection of the books and records of the Borrower as provided in the Applicable Regulations, and in furtherance thereof (i) shall provide to officers and designated representatives of DOE, its agents, the Comptroller General and the Independent Consultants access to any pertinent books, documents, papers and records of the Borrower to the extent in the possession of the Borrower or reasonably obtainable by the Borrower, for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the affairs, finances and accounts of the Borrower with the representatives of the Borrower, and (ii) shall afford proper facilities for such inspection and shall make copies (at the Borrower’s expense) of any records that are subject to such inspection.

(iii)                               the occurrence of any event described in Section 8.1(e) (Environmental and Safety Matters) and Section 8.1(g) (Security Interests) shall no longer constitute an Event of Default hereunder; and

(iv)                              Section 8.1(l) (Compliance with Governmental Rules; Program Requirements) shall be amended automatically, without any further action on the part of the parties hereto, to read in its entirety as follows:

(l)                                     Compliance with Governmental Rules; Program Requirements.

(i)                                     The Borrower shall fail to comply with the provisions of Title XVII (other than Section 1702(k)) and such failure continues unremedied for any period of at least thirty (30) days following the earlier of (A) the date of notice thereof from DOE to the Borrower or (B) the date on which the Borrower obtains Knowledge of such failure.

(ii)                                  The Borrower shall fail to comply with the provisions of the Applicable Regulations (other than those implementing the requirements of Section 1702(k) of Title XVII) and such failure continues unremedied for ninety (90) days following the earlier of (A) the date of notice thereof from DOE to the Borrower or (B) the date on which the Borrower obtains Knowledge of such failure.

(iii)                               The Borrower shall fail to comply in all material respects with (A) all other Governmental Rules (other than Section 1702(k) of Title XVII) and (B) all other Program Requirements (other than the provisions of Title XVII and the Applicable Regulations), and such failure continues unremedied for at least ninety (90) days, in each case following the earlier of (x) the date of notice thereof from DOE to the Borrower or (y) the date on which the Borrower obtains Knowledge of such failure (unless such failure cannot reasonably be cured within such period and the Borrower is diligently working to cure such failure according to an applicable Remediation Plan); provided that the Borrower shall not be in default under this clause (iii) at any time the Borrower is contesting in good faith by appropriate legal proceedings each assertion by a Governmental Authority that the Borrower is not in compliance with such Program Requirements or other Governmental Rules.

10.22.        Restoration.

If DOE is required by Governmental Rule to repay, restore, return, or disgorge in whole or in part, any payment or property previously paid or transferred to DOE by the Borrower in full or partial satisfaction of any Obligation because the payment or transfer is avoided pursuant to Section 547 of the Bankruptcy Code (“Voidable Transfer”), then the provisions of this Agreement will automatically and immediately be revived, reinstated and restored and will exist as though the Voidable Transfer had never been made.  The provisions of this Section 10.22 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers or representatives hereunto duly authorized as of the date first written above.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION),
as Borrower

By:	/s/ Elizabeth B. Higgins
	Name:	Elizabeth B. Higgins
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Loan Guarantee Agreement]

U.S. DEPARTMENT OF ENERGY,
as Guarantor

By:	/s/ April Stephenson
	Name:	April Stephenson
	Title:	Chief Operating Officer Loan Programs Office

[Signature Page to Loan Guarantee Agreement]

Exhibit A
to Loan Guarantee Agreement

DEFINITIONS

“Accounting Requirements”  As defined in the Mortgage Indenture.

“Additional Obligations”  As defined in the Mortgage Indenture.

“Additional Project Document”  Any of the following: (a) any contract entered into after the Guarantee Issuance Date by the Borrower, the Owners’ Agent (if the Owners’ Agent is acting on behalf of and would bind the Borrower) or the Operator in connection with the Project (i) under which the Borrower, the Owners’ Agent or the Operator (as applicable) would reasonably be expected to have obligations or liabilities in the aggregate in excess of one hundred million Dollars ($100,000,000), (ii) that the Borrower reasonably determines is for the supply or installation of equipment for which limited sourcing is available, (iii) (A) in connection with any lease financing of nuclear fuel for the Project or (B) for the disposal of nuclear fuel for the Project or (C) the supply of fuel assemblies and/or related required software for the Project (including the BEACON Software Agreement (if any)), (iv) for the provision of nuclear operating services, or (v) for the construction of the Transmission Facilities under which the Borrower, the Owners’ Agent (if the Owners’ Agent is acting on behalf of and would bind the Borrower) or the Operator (as applicable) would reasonably be expected to have obligations or liabilities in the aggregate in excess of ten million Dollars ($10,000,000), or (b) any guarantee, letter of credit, surety bond or other performance security in favor of the Borrower, the Owners’ Agent or the Operator (as applicable) provided after the Guarantee Issuance Date pursuant to the EPC Contract or pursuant to any contract described in clause (a).  Any agreement with respect to the purchase of fuel (excluding the fuel assemblies) for the Project shall not be considered an Additional Project Document.

“Additional Unit Properties”  The “Additional Unit Properties” as defined in the Ownership Agreement.

“Additional Units”  The “Additional Units” as defined in the Ownership Agreement.

“Advance” As defined in the FFB Promissory Notes.

“Advance Date”  A Business Day on which FFB makes an Advance in accordance with Article 2 (Funding).

“Advance Notice”  A request for an Advance delivered by the Borrower pursuant to Section 4.2.10 (Conditions Precedent to Each Advance - Advance Request; Advance Schedule) in accordance with Section 2.3.1 (Mechanics for Funding Advance - Satisfaction of Conditions Precedent).

“Advance Notice Date” With respect to any Advance, the date of submission of the Advance Notice for such Advance.

Exhibit A - Page 1

“Advance Schedule”  A schedule detailing the expected dates and amounts of proposed Advances and Base Funding contributions to fund Project Costs, prepared by the Borrower, as updated from time to time in accordance with Section 4.2.1 (Conditions Precedent to Each Advance - Updated Advance Schedule; Application of Advance Proceeds; Security under Mortgage Indenture).

“Affiliate” As to any Person, any other Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person.

“Agreement” As defined in the preamble.  The Agreement constitutes the “Loan Guarantee Agreement” referred to in the Applicable Regulations.

“Alternate Amortization Event”  The occurrence of any of the following events, and, in the case of the events described in clauses (i) through (iii) and (v) through (vii), the failure of the Borrower to remedy such event within ninety (90) days after (A) the Borrower has Knowledge of such event or (B) receipt of notice from DOE or FFB, shall constitute an Alternate Amortization Event:

(i)                                     either COL shall be revoked, terminated, or determined to be invalid or shall cease to be in full force and effect (following the exhaustion of all regulatory and judicial rights of appeal by the Operator, the Owners’ Agent and the Borrower);

(ii)                                  (A) any Required Consent (other than the COLs) necessary for the construction, completion or operation of the Project shall be revoked, terminated, or determined to be invalid or shall cease to be in full force and effect, (following the exhaustion of all regulatory and judicial rights of appeal by the Operator, the Owners’ Agent and the Borrower) or (B) the Borrower, the Owners’ Agent or the Operator shall be required to suspend construction or operation of the Project as a result of the failure to receive any Required Consent; provided, that no Alternate Amortization Event under this clause (ii)(B) shall occur so long as the Borrower, the Owners’ Agent or the Operator (as applicable) is diligently pursuing receipt of such Required Consent (including pursuit of regulatory or judicial rights of appeal to the extent applicable) and believes in good faith that such Required Consent (or a functional equivalent thereto that will permit the Project to resume construction or operation, as applicable) is capable of being obtained;

(iii)                               an Event of Taking occurs that results in the inability of the Project to be completed or operated;

(iv)                              the (A) cessation of construction of the Project or the failure of the Borrower to fund its share of operation and maintenance expenses attributable to Borrower’s Undivided Interest in the Project under the applicable Transaction Documents, in each case, for a period of twelve (12) consecutive months, or (B) abandonment of the Project;

(v)                                 either (A) (1) the certification and/or certification orders issued by the Georgia PSC in GPSC Docket No. 27800 shall be revoked, terminated, cancelled or determined to be

Exhibit A - Page 2

invalid, or the Georgia PSC shall otherwise issue an order directing GPC to cancel its participation in the Project, in either case following the exhaustion of all regulatory and judicial rights of appeal by the Borrower or GPC or (2) the Georgia PSC shall issue an order authorizing GPC to cancel its participation in the Project and GPC elects to cancel its participation in the Project or (B) the Georgia PSC either shall not permit GPC to recover any amount of Project Costs through rates regulated by the Georgia PSC, unless, in the case of (A) or (B), as applicable, the Borrower is continuing to fund Base Project Costs and Overrun Project Costs notwithstanding the Georgia PSC action, and DOE has not received any notification from the Borrower that it will no longer fund such Project Costs;

(vi)                              with respect to either Unit, all or substantially all of the Improvements are destroyed or become permanently inoperative as a result of an Event of Loss, and such Improvements are not repaired or restored following such Event of Loss;

(vii)                           a Change of Control occurs;

(viii)                        an Intellectual Property Event occurs, unless such Intellectual Property Event is capable of being remedied, and such Intellectual Property Event is remedied to DOE’s satisfaction within ninety (90) days (or such longer period acceptable to DOE) following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date that the Borrower obtains Knowledge of such Intellectual Property Event; provided, that no Alternate Amortization Event under this clause (viii) shall occur so long as the Borrower, the Owners’ Agent or the Operator (as applicable) is diligently pursuing a cure for such Intellectual Property Event pursuant to its right under the Project Documents or the Borrower acquires the applicable Technology and Intellectual Property Rights from the holder thereof; or

(ix)                              (A) the EPC Contractor terminates the EPC Contract; (B) DOE receives a Project Termination Notice and (1) the EPC Contract is terminated by the Owners for convenience or (2) the EPC Contract Termination Consultation Period expires; or (C) a No Replacement EPC Event occurs.

“Alternate Amortization Notice”  A notice to the Borrower from DOE stating that an Alternate Amortization Event has occurred and is continuing and that the outstanding principal amount of the DOE Guaranteed Loan is required to be repaid in accordance with Section 3.1.1(c) (Place and Manner of Payments - Effect of Alternate Amortization Notice).

“Anti-Terrorism Order”  Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Anticipated Completion Date” The fourth calendar quarter of 2018.

“Applicable Regulations” The final regulations with respect to Title XVII, at 10 C.F.R. Part 609, and any other applicable regulations from time to time issued as final rules to implement Title XVII.

Exhibit A - Page 3

“Application”  The Loan Guarantee Application of the Borrower, dated September 26, 2008 (with respect to Part I) and December 19, 2008 (with respect to Part II), for a DOE Guarantee under Title XVII.

“Appropriations Act” As defined in Section 4.1.30 (Conditions Precedent to Guarantee Issuance Date and Initial Advance — OMB Certification).

“Authorized Official” (a) With respect to any Person (i) that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, or any other Financial Officer of such Person, (ii) that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, a vice president, an assistant vice president, treasurer, an assistant treasurer or any other Financial Officer of a general partner of such Person or (iii) with respect to any Person that is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer or any other Financial Officer of the manager or managing member of such Person and (b) with respect to any Borrower Entity, only those individuals holding the positions of President and Chief Executive Officer, President, Executive Vice President, Vice President, Assistant Vice President, Treasurer, Assistant Treasurer, or other Financial Officer of such Borrower Entity and whose name appears on the certificate of incumbency delivered pursuant to Section 4.1.13 (Conditions Precedent to Guarantee Issuance Date and Initial Advance - Authority and Incumbency of Borrower Entities), as such certificate shall be amended from time to time pursuant to Section 6.1(m)(v) (Information Covenants - Additional Monthly Reporting; Project Documents, Required Consents, Casualty Damages, Authorized Officials) to identify names of the individuals then holding such offices and the capacity in which they are acting.

“Availability Period”  The period from the Initial Advance Date until the earliest to occur of (i) the Last Day for an Advance under the FFB Credit Facility Documents, (ii) the date on which the undrawn FFB Credit Facility Commitment is reduced to zero, or (iii) the date of termination of the FFB Credit Facility Commitment.

“Bankruptcy Law”  Any insolvency, reorganization, moratorium or similar law for the general relief of debtors or affecting the enforcement of creditors’ rights generally in any relevant jurisdiction.

“Base Funding”  Funding to be provided by the Borrower for Base Project Costs pursuant to the Base Funding Commitment.

“Base Funding Commitment”  As defined in Section 2.6 (Borrower Funding Commitments).

“Base Project Costs”  The Borrower’s estimate as of the Guarantee Issuance Date of Total Project Costs, which is an aggregate amount of four billion six hundred seventy-one million six hundred eighty-seven thousand and one dollars ($4,671,687,001).

“Base Quarter”  The calendar quarter ending September 30 in any given calendar year.

Exhibit A - Page 4

“BEACON Software” The AP1000-compatible version of Best Estimate Analysis for Core Operation Nuclear - Direct Margin Monitor System and its related deliverables to be used in the operation of the Project.

“BEACON Software Agreement” The agreement, to be entered into after the date of this Agreement by Westinghouse Electric Company LLC and the Owners or the Owners’ Agent if the BEACON Software is not provided pursuant to the EPC Contract, pursuant to which the Owners will acquire the BEACON Software including a license for the use thereof.

“Borrower” As defined in the preamble to the Agreement.

“Borrower Appropriations Act Certificate” A certificate, in the form attached hereto as Schedule 4.1.34, executed by an Authorized Official of the Borrower.

“Borrower Base Case Projections” The Borrower’s projection of its operating results over a period commencing, for purposes of the projection delivered in connection with the Guarantee Issuance Date, January 1, 2013, and for purposes of each projection delivered pursuant to Section 6.1(f), January 1 of the Fiscal Year in which such projection is delivered, and ending no sooner than twelve (12) fiscal months after the Maturity Date, including projections of revenues, expenses, cash flow, sources and uses of revenues over the forecast period and other forecasts as may reasonably be requested by DOE.

“Borrower Certificate”  A certificate executed by an Authorized Official of the Borrower, addressing such matters for which such Borrower Certificate is required, in form and substance reasonably acceptable to DOE.

“Borrower Controlling Person” Any Person that directly or indirectly Controls the Borrower.

“Borrower Entity”  Each of the Borrower, the Owners’ Agent and the Operator and each of their respective successors and assigns.

“Borrower Reimbursement Obligations”  As defined in Section 9.2.1 (Payments and Computations - Interest).

“Borrower Reimbursement Payment”  As defined in Section 9.2.2 (Payments and Computations - Method of Payment).

“Borrower Required Consents” As defined in Section 5.7(a) (Required Consents).

“Borrower’s Accountant”  The firm of independent public accountants appointed or maintained by the Borrower pursuant to Section 6.2(d) (Books, Records and Inspections; Accounting and Auditing Matters).

“Borrower’s Undivided Interest” The undivided ownership interest of the Borrower as a tenant in common in the Additional Unit Properties and the Related Facilities.

Exhibit A - Page 5

“Business Day” Any day other than a Saturday, Sunday or any other day on which either FFB or the Federal Reserve Bank of New York are not open for business.

“Capital Lease” Any lease of (or other agreement conveying the right to use) property, real or personal, which would be required, in accordance with Accounting Requirements, to be capitalized and accounted for as a capital lease on a balance sheet of the lessee.

“Certificate” The final amended certification order and all orders on remand entered by the Georgia PSC in Docket No. 27800.

“Change of Control”  Any event or series of events that results in (i) the merger, consolidation or other similar action relating to the Borrower other than as permitted by Section 7.2 (Mergers, Consolidations and Asset Transfers), (ii) the conveyance, sale, lease or sublease (as lessor or sublessor), exchange, transfer or other disposal, in any one transaction or series of transactions, of (A) all or substantially all of the Equity Interests of the Borrower, (B) all or substantially all of the Borrower’s property or assets, or (C) a material portion of the Project or the Borrower’s Undivided Interest, in each case, without DOE’s prior consent; provided, that (x) with respect to clause (A) above, at all times, and (y) with respect to clauses (B) and (C) above, from the date of Commercial Operation for the Second Unit, DOE’s consent shall be deemed to have been granted if the terms of the Mortgage Indenture with respect thereto have been complied with and the NRC gives its prior written consent to such transaction, or (iii) a change in possession of the power to direct or cause the direction of the management of the Borrower which requires NRC approval and for which NRC approval has not been obtained.

“Claims” As defined in Section 10.17(b)(i) (Payments of Costs and Expenses).

“COLs” Collectively, Combined Construction and Operating Licenses NPF-91 and NPF-92 issued by the NRC authorizing the construction and operation of the Project in accordance with all Governmental Rules.

“Collateral” All property, whether real, personal or mixed, whether now existing or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document then in effect or contemplated to be in effect.

“Collateral Agent” Midland Loan Services, a division of PNC Bank, National Association.

“Commercial Operation” With respect to a Unit, midnight following the achievement of all of the following with respect to such Unit: (i) successful completion of the requisite performance tests provided for in the EPC Contract; (ii) demonstration by the Owners’ Agent that the related transmission facilities have been completed and such Unit is capable of producing and delivering energy to the transmission system; and (iii) such Unit is declared by the Owners’ Agent as available for dispatch.

“Comptroller General” The Comptroller General of the United States.

“Condemnation Proceeds” Any cash proceeds received by the Borrower in respect of any Event

Exhibit A - Page 6

of Taking.

“Conditional Commitment”  The Conditional Commitment, dated as of February 13, 2010, between DOE and the Borrower.

“Construction Budget” The Construction Budget for each Unit, as updated from time to time by delivery of an updated Construction Budget pursuant to Section 6.1(a) (Information Covenants - Monthly Construction Progress Reports), setting forth all Project Costs with respect to such Unit and containing a reasonably detailed budget of the amounts attributable to the Borrower’s Undivided Interest (each by category on an aggregate basis) to design, develop, construct, and start up such Unit through the anticipated date of Commercial Operation of such Unit (inclusive of the cost of all punch list items for such Unit) under the Project Documents.

“Construction Contractor” Any of (i) the EPC Contractor, and (ii) the contractor, vendor or supplier under any other Construction Contract.

“Construction Contracts” The documents listed in Section 4.1.2(b)(i) (Principal Project Documents - Construction Contracts) and all Additional Project Documents entered into by any Borrower Entity after the Guarantee Issuance Date that are for any one or more of the following purposes: construction, procurement, installation, or improvement of land, buildings, equipment, or manufacturing facilities for the Project.

“Construction Monitoring Report” The semi-annual construction monitoring reports filed by the Owners’ Agent pursuant to the Certificate.

“Contingent Obligation”  As to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantor or otherwise; (i) for the purchase, payment or discharge of any such primary obligation; (ii) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take-or-pay or similar payments; (iii) to advance or supply funds; (iv) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; (v) to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (vi) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments); provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

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“Control” (including, with its correlative meanings, “controlled by” and “under common control with”) as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise).

“Corrupt Practices Laws” (i) the Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§ 101-104), as amended, and (ii) any equivalent U.S. or foreign Governmental Rule.

“Cost Allocation Procedures” The Plant Vogtle Cost Allocation Procedures, produced in accordance with the Development Agreement, among the Owners.

“Costs of Defense” As defined in Section 10.17(b)(i) (Payments of Costs and Expenses).

“Covered Taxes” As defined in Section 3.1.2(a) (Place and Manner of Payments - Net of Tax, Etc.).

“CPA Agreement” As defined in Section 4.1.33 (Conditions Precedent to Guarantee Issuance Date and Initial Advance — Cargo Preference Act).

“Credit Subsidy Cost” The meaning given the term “cost” in Section 1701(2) of Title XVII.

“Dalton” The City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners, d/b/a Dalton Utilities, which, as of the Guarantee Issuance Date, owns a 1.6% undivided interest in the Project.

“Davis-Bacon Act” Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Davis-Bacon Act Covered Contract” Any contract, agreement or other arrangement related to the Project that is subject to Davis-Bacon Act requirements under Title XVII;

“Davis-Bacon and Related Acts Compliance Program” As defined in Section 5.26(a) (U.S. Government Requirements — Davis-Bacon Requirements).

“Davis-Bacon Actions” As defined in Section 6.13(h)(iii) (Compliance with Certain U.S. Government Requirements - Davis-Bacon Act).

“Davis-Bacon Requirements” The requirement that all laborers and mechanics employed by contractors and subcontractors in the performance of construction work financed in whole or in part by the DOE Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, and all regulations related thereto, including those set forth in 29 C.F.R. § 5.5(a) (1) to (10), and all notice, reporting and other obligations related thereto as required by

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DOE, including the obligations under Section 6.13 (Compliance with Certain U.S. Government Requirements) and the inclusion of the provisions in Exhibit G and the appropriate wage determination(s) of the Secretary of Labor in each Davis-Bacon Act Covered Contract.

“DBA Contract Party” Any contractor, subcontractor (including any lower tier subcontractor) or other entity (other than the Borrower but including, if applicable, the Owners’ Agent and the Operator) that is party to a Davis-Bacon Act Covered Contract.

“DBA Knowledge” The actual knowledge of any Person who shall have principal oversight responsibility with respect to the Borrower’s compliance with the Davis-Bacon Requirements under the program required to be established and maintained by the Borrower under Section 6.13(h)(iv) (Compliance with Certain U.S. Government Requirements - Davis-Bacon Act).

“Debarment Regulations” (i) The Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 53 Fed. Reg. 19204 (May 26, 1988), (ii) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 - 9.409, and (iii) the revised Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 60 Fed. Reg. 33037 (June 26, 1995).

“Debt Termination Date”  The first day on which the indebtedness evidenced by all of the FFB Promissory Notes has been paid in cash in full (other than unasserted contingent indemnity obligations and other obligations that expressly survive termination of the applicable documents), all commitments of FFB to the Borrower under the FFB Note Purchase Agreement and the other FFB Credit Facility Documents have been terminated, and the Borrower has paid in cash all sums due from the Borrower under this Agreement, the FFB Credit Facility Documents and the other Loan Documents (other than unasserted contingent indemnity obligations and other obligations that expressly survive termination of the applicable documents).

“December 2013 Mechanic’s Lien Exception”  An exception taken in the mortgagee policy of title insurance or in any construction bringdown endorsement thereto with respect to any lien, or right to a lien, for services, labor or material furnished or imposed by law and not shown by the public records arising from services, labor or material provided subsequent to services, labor or material covered under the (i) December 16, 2013 Pay Application of Westinghouse Electric Company and (ii) November 27, 2013 Pay Application of Stone & Webster, Inc.

“Declaration of Covenants” The Declaration of Covenants and Cross-Easements for Vogtle Additional Units, made as of April 21, 2006 and recorded in Book 598 at page 35, et seq., Burke County, Georgia Records, among the Owners, as amended by the Omnibus Amendment, and as further amended by the Amendment to Declaration of Covenants and Cross-Easements for Vogtle Additional Units made as of December 18, 2013 among the Owners and to be recorded in the Burke County, Georgia records.

“Development Agreement”  The Plant Vogtle Owners’ Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units, dated as of May 13, 2005 and recorded in Book 547 at pages 1-35, Burke County, Georgia records, as amended by Amendment No. 1, dated as of April 21, 2006 and recorded in Book 598 at pages 230-239,

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Burke County, Georgia records, as further amended by a letter agreement, dated April 19, 2007, as supplemented by a First Addendum, dated as of April 8, 2008, as further amended by Amendment No. 2, dated as of April 8, 2008 and recorded in Book 714 at pages 271-277, Burke County, Georgia records, and as further amended by the Omnibus Amendment.

“Direct Agreements” The documents listed in Section 4.1.1(e) (Loan Documents - Direct Agreements) and all other agreements entered into with DOE prior to, on, or after the initial Advance under the FFB Credit Facility Documents pursuant to which a Project Participant consents to an assignment for security to the Trustee of the Borrower’s interest in any Project Documents.

“Disclosure Package” The statements and information pertaining to the Project, the Borrower’s Undivided Interest or the Borrower contained in any Borrower Certificate, Loan Document or other document, report or written information that has been furnished by or on behalf of the Borrower to DOE or any Independent Consultant.

“Disposition”  As defined in Section 7.2(c) (Mergers, Consolidations and Asset Transfers).

“DOE” As defined in the preamble to the Agreement.

“DOE Guarantee” Each of the guarantees of the repayment of the DOE Guaranteed Loan provided by DOE as Guarantor for the benefit of FFB pursuant to the FFB Credit Facility Documents.

“DOE Guarantee Payment” As defined in Section 9.1 (Reimbursement Obligation).

“DOE Guarantee Payment Amount” As defined in Section 9.1 (Reimbursement Obligation).

“DOE Guaranteed Loan” The loan (and Advances thereunder) made by FFB and guaranteed by DOE pursuant to the FFB Credit Facility Documents and, as the context requires, the principal amount of such loan outstanding from time to time and all accrued and unpaid interest thereon.

“DOE Guaranteed Loan Credit Subsidy Cost” As defined in Section 3.4(a)(ii) (Payment of Credit Subsidy Cost and Fees).

“DOE Guaranteed Loan Fees” All fees payable by the Borrower to DOE or FFB under the Agreement, the FFB Credit Facility Documents or related side letters, including the DOE Loan Facility Fee, the DOE Guaranteed Loan Credit Subsidy Cost, the DOE Maintenance Fee and the DOE Modification Reimbursement Payments and any other fees payable by Borrower pursuant to Section 3.4 (Payment of Credit Subsidy Cost and Fees).

“DOE Late Penalty Charge” A penalty charge payable to DOE by the Borrower on the amount of any principal or interest on the DOE Guaranteed Loan or any amount due pursuant to Section 3.1.1(c) (Effect of Alternate Amortization Notice) that is not paid when such amount is due and payable, in an amount equal to 0.05% of the amount not paid when due.

Exhibit A - Page 10

“DOE Loan Facility Fee” A fee payable to DOE by the Borrower equal to 0.5% of the FFB Credit Facility Commitment, 20% of which was paid by the Borrower prior to the Guarantee Issuance Date and 80% of which shall be payable prior to or concurrently with the issuance of the DOE Guarantee.

“DOE Maintenance Fee” A fee payable to DOE by the Borrower for DOE’s administrative expenses in servicing and monitoring the Project and the DOE Guaranteed Loan during the construction, startup, commissioning and operation of the Project in the amount of two hundred thousand Dollars ($200,000) for the first full calendar year after the Guarantee Issuance Date, subject to escalation on January 1 of each year thereafter as determined in the following sentence, until completion of the second refueling outage for both Units, at which time such fee shall be reset on January 1 of the following year at one hundred thousand Dollars ($100,000), subject to escalation on January 1 of each year thereafter as determined in the following sentence for each remaining calendar year over the scheduled term of the DOE Guaranteed Loan.  The DOE Maintenance Fee shall be modified in an amount equal to the percentage determined by the sum of (i) the percentage (rounded to the nearest 1/10%) by which the ECI for the Base Quarter of the year before the preceding calendar year deviates from the ECI for the Base Quarter of the second year before the preceding calendar year, if at all, plus (ii) the percentage (rounded to the nearest 1/10%) by which the amount of the comparability payment for federal government employees in the Washington Metropolitan Area (as defined by the United States Office of Management and Budget) recommended by the President’s Pay Agent, if any, for the calendar year before the preceding calendar year deviates from the amount of such comparability payment, if any, recommended by the President’s Pay Agent for the second calendar year before the preceding calendar year.

“DOE Modification Reimbursement Payments” Amounts payable to DOE in the event that the Project experiences any technical, financial, legal or other events that require DOE to incur time or expenses (including third-party expenses) beyond standard monitoring of compliance with and administration of the Loan Documents, to reimburse DOE in full for (i) such amounts as DOE reasonably determines are its additional internal administrative costs, including in connection with any prospective or actual related amendment or waiver of the Agreement or any terms hereof, internal administrative costs associated with determining whether any such prospective amendment or waiver would constitute a “modification” for purposes of the Federal Credit Reform Act of 1990 and OMB Circular A-11 and (ii) amounts paid by DOE to Independent Consultants, to the extent that such third parties are not paid directly by or on behalf of the Borrower.

“DOE Reimbursement Notes”  The promissory notes issued by the Borrower in favor of DOE, evidencing the Borrower’s obligations to reimburse DOE for payments made by DOE to FFB pursuant to the DOE Guarantees.

“DOL Letter” That letter dated June 18, 2010 from the United States Department of Labor to Scott Blake Harris, General Counsel, U.S. Department of Energy, attached hereto as Exhibit J.

“Dollars” or “$” The lawful currency of the United States of America.

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“Drawstop Notice”  As defined in Section 2.3.2(a) (Drawstop Notices - Issuance).

“Drawstop Withdrawal Notice” As defined in Section 2.3.2(b) (Drawstop Notices - Consequences).

“ECI” The Employment Cost Index, as published by the Bureau of Labor Statistics for the relevant period.

“Eligible Base Project Costs” Eligible Project Costs, in an aggregate amount equal to four billion three hundred sixty-seven million two hundred forty-two thousand and eighty-seven dollars ($4,367,242,087).

“Eligible Project Costs” Those portions of Project Costs that are eligible for funding as “Project Costs” as defined in the Applicable Regulations.

“Employee Benefit Plan”  (i) All “employee benefit plans” (as defined in Section 3(3) of ERISA) other than any Multiemployer Plans that are or at any time within the last six years have been maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has made, or been obligated to make, contributions within the last six years or with respect to which the Borrower or any ERISA Affiliate has incurred any material liability or obligation within the last six years, (ii) all Pension Plans and (iii) all Qualified Plans.

“Environmental Claim” Any and all administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, notices of noncompliance or violation, investigations (excluding routine inspections), proceedings, clean-up, removal or remedial actions or orders relating in any way to any violation of Environmental Law or any violation of any Governmental Approval issued under any such Environmental Law including (a) any and all claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances, the violation or alleged violation of any Environmental Law or Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Impact Statement”  A detailed written statement as required by Section 102(2)(C) of NEPA.

“Environmental Laws” All Governmental Rules relating in any way to the environment, preservation or reclamation of natural resources, flora or fauna, the management, release or threatened release of any Hazardous Substance, or to health and safety matters.

“EPC Contract” The Engineering, Procurement and Construction Agreement, dated as of April 8, 2008, between GPC, acting for itself and as Owners’ Agent, and the EPC Contractor.

“EPC Contract Termination Consultation Period” As defined in the Owners Direct Agreement.

Exhibit A - Page 12

“EPC Contractor” As the context shall require, (a) Westinghouse Electric Company LLC and Stone & Webster, Inc., collectively or (b) either such Person, individually.

“EPC Contractor Monthly Report” As defined in Section 6.1(a)(ii) (Information Covenants - Monthly Construction Progress Reports).

“Equity Interests”  Any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the common or preferred equity, preference share capital or electric membership corporation membership interests of a Person, including partnership interests and limited liability company interests; provided, that such common or preferred equity, preference share capital or electric membership corporation membership interest includes rights to vote in the election of the board of directors or similar governing body of such Person.

“ERISA” The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated, and any publicly available rulings issued that have the force of law, thereunder.

“ERISA Affiliate” As applied to any person (as defined in Section 3(9) of ERISA), means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or business under common control within the meaning of Section 414(c) of the Internal Revenue Code or Section 4001(b) of ERISA of which that person is a member, (iii) any member of an affiliated service group within the meaning of Section 414(m) and (o) of the Internal Revenue Code of which that person is a member.

“ERISA Event”:

(i)                                     a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event;

(ii)                                  the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(b) that it be notified thirty (30) days prior to the occurrence of the event;

(iii)                               a withdrawal by the Borrower or an ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA;

(iv)                              the withdrawal of the Borrower or an ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer

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Plan if the Borrower is reasonably expected to incur any liability therefor, or the receipt by the Borrower or an ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA;

(v)                                 the filing of a notice of intent to terminate or the treatment of a plan amendment as a termination of a Pension Plan under Section 4041 of ERISA, or, to the Borrower’s Knowledge, a Multiemployer Plan under Section 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or, to the Knowledge of the Borrower, a Multiemployer Plan;

(vi)                              the imposition of liability on the Borrower or an ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(vii)                           an application for a funding waiver under Section 302 of ERISA with respect to any Pension Plan;

(viii)                        the failure by the Borrower or an ERISA Affiliate to make, by its due date, any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;

(ix)                              the institution by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, to the Knowledge of the Borrower, a Multiemployer Plan;

(x)                                 the imposition of any lien on any of the rights, properties or assets of the Borrower, or the posting of a bond or other security by the Borrower, in either case pursuant to Title I or IV of ERISA or to Sections 412, 430 or 436 of the Internal Revenue Code;

(xi)                              the making of any amendment to any Pension Plan that results in the imposition of a lien on the Borrower or the posting of a bond or other security by the Borrower;

(xii)                           the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) involving the assets of an Employee Benefit Plan that is reasonably expected to result in liability to the Borrower;

(xiii)                        the final determination that a Qualified Plan’s qualification or tax exempt status of its trust will be revoked;

(xiv)                       a determination that any Pension Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code); or

(xv)                          the receipt by the Borrower or, to the Knowledge of the Borrower, by an ERISA Affiliate of any notice, of the imposition of withdrawal liability or of a determination that a

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Multiemployer Plan is in “endangered” or “critical” status, within the meaning of Section 305 of ERISA.

“Event of Default” Any of the events described in Section 8.1 (Events of Default).

“Event of Loss” Any event that causes any portion of the Project, the Borrower’s Undivided Interest or the Collateral to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“Event of Taking” Any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to any part of the Borrower’s Undivided Interest or the Collateral.

“Excepted Property” As defined in the Mortgage Indenture.

“Exchange Act”  The Securities and Exchange Act of 1934.

“FFB” The Federal Financing Bank, a body corporate and instrumentality of the United States of America.

“FFB Advance Request” An “Advance Request” as defined in the FFB Note Purchase Agreement.

“FFB Advance Request Approval Notice” An “Advance Request Approval Notice” as defined in the FFB Note Purchase Agreement, signed by DOE.

“FFB Credit Facility Commitment” The commitment of FFB to make Advances pursuant to the terms of the FFB Note Purchase Agreement in an aggregate principal amount not to exceed three billion fifty-seven million sixty-nine thousand four hundred and sixty-one Dollars ($3,057,069,461), as may be reduced pursuant to Section 2.2.2 (Availability of Advances — FFB Credit Facility Commitment Reductions and Cancellations).

“FFB Credit Facility Documents” The documents listed in Section 4.1.1(b) (Loan Documents - FFB Credit Facility Documents), and all other agreements and documents necessary or appropriate in connection with the making by FFB of the DOE Guaranteed Loan that are agreed in writing by DOE and the Borrower from time to time to be FFB Credit Facility Documents.

“FFB Late Charge Rate”  The interest rate applicable from time to time under the FFB Promissory Note with respect to Overdue Amounts.

“FFB Note Purchase Agreement” The Note Purchase Agreement, dated as of the Guarantee Issuance Date, among the Borrower, FFB, and DOE.

“FFB Promissory Notes” The promissory notes issued by the Borrower in favor of FFB, purchased by FFB pursuant to the FFB Note Purchase Agreement and guaranteed by the Guarantor.

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“FFB Subaccount” As defined in Section 8.1.

“Financial Officer”  With respect to any Person, the chief financial officer, the Treasurer or any Assistant Treasurer, any Vice President-Finance or any Assistant Vice President-Finance or any other Vice President or Assistant Vice President with significant responsibility for the financial affairs of such Person.

“Financial Officer Certificate”  A certificate executed by a Financial Officer of the Borrower, in substantially in the form of Exhibit C-3, that (i) with respect to any certificate delivered pursuant to Section 4.1 (Conditions Precedent to Guarantee Issuance Date and Initial Advance), is dated as of the Guarantee Issuance Date or (ii) with respect to any other certification to be made by a Financial Officer pursuant to any Loan Document, addresses such matters as are specified in such Loan Document.

“Financial Plan” The Financial Plan included in Section 2.1 (Summary of Key Terms; Financial Plan), setting forth all sources of funds needed to pay Project Costs to achieve completion of the Project, including the DOE Guaranteed Loan.

“Financial Statements”  With respect to any Person, such Person’s quarterly or annual balance sheet and statements of income, retained earnings, and cash flows for such fiscal period, together with all notes thereto and with comparable figures for the corresponding period of its previous fiscal period, each prepared in Dollars and in accordance with Accounting Requirements (except for the absence of footnotes and, in the case of unaudited Financial Statements, subject to changes resulting from audits and normal year-end adjustments and, in the case of audited Financial Statements, changes with which the Borrower’s Accountant shall concur.

“First Principal Payment Date” As defined in the FFB Promissory Note.

“Fiscal Year” The accounting year of the Borrower beginning on January 1 of each year and ending on December 31 of each year, or such other accounting year as shall be adopted by the Borrower.

“Fitch”  Fitch Ratings, Inc.

“Foreign Asset Control Regulations” The United States Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority therefor.

“Fuel Budget”  As defined in the Nuclear Managing Board Agreement.

“Fuel Disposal Agreements” The Contract DE-CR01-09RW09005 (Vogtle Electric Generating Plant, Unit 3), dated November 5, 2008, as amended on November 5, 2008, between the Operator and the U.S. Department of Energy, and the Contract DE-CR01-09RW09006 (Vogtle

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Electric Generating Plant, Unit 4), dated November 5, 2008, as amended on November 5, 2008, between the Operator and the U.S. Department of Energy.

“Fuel Disposal Contractor” Any counterparty to a Fuel Disposal Agreement or any Additional Project Document for the disposal of fuel for the Project.

“Fuel Plan”  The ten (10) year fuel plan for Plant Hatch, Plant Vogtle Units 1 and 2, and the Units, provided annually to the Nuclear Managing Board by the Operator pursuant to Section 4.2 of the Nuclear Managing Board Agreement.

“Fuel Supply Agreements”  The Westinghouse Fuel Assembly Agreement and any Additional Project Documents for the supply of fuel assemblies for the Project.

“Fuel Supply Contractor”  Any fuel supplier party to a Fuel Supply Agreement.

“Funding Commitments” As defined in Section 2.6 (Borrower Funding Commitments).

“Georgia PSC” The Georgia Public Service Commission and any successor thereto.

“Governmental Approval”  Any approval, consent, authorization, license, permit, Environmental Impact Statement, Record of Decision, order, certificate, qualification, waiver, exemption, memorandum of agreement, memorandum of understanding or variance, or any other action of a similar nature, applicable to such Person or any of its properties, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.

“Governmental Authority” Any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.

“Governmental Judgment” With respect to any Person, any judgment, order, decision, injunction, arbitral award or any action of a similar nature of any federal, state or local court of competent jurisdiction, arbitrator or arbitral panel, in each case that is applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties are subject.

“Governmental Rule” With respect to any Person, any applicable constitution, statute, law, rule, regulation, code, ordinance, treaty, or any published directive, guideline, requirement or other governmental rule, restriction, order, decision or decree, in each case which has the force of law, enacted, promulgated or issued by a Governmental Authority having jurisdiction over such Person or any of its properties, or any Governmental Judgment.

“GPC”  Georgia Power Company, a corporation organized and existing under the laws of the State of Georgia, which, as of the Guarantee Issuance Date, owns a 45.7% undivided ownership interest in the Project.

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“Guarantee Issuance Date” The date the DOE Guarantee has been executed by Guarantor, delivered to FFB and FFB has purchased the FFB Promissory Note.

“Guarantor” As defined in the preamble to the Agreement.

“Guaranty Obligations”  With respect to any Person, any legally enforceable non-contingent liquidated obligation of such Person which has become due and payable with respect to any guarantee of Indebtedness of another Person.

“Hazardous Substances” Any waste, substance, or material that is regulated, classified, or otherwise characterized under or pursuant to any Governmental Rule as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect.

“Hedging Agreement” Any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness.

“Holder”  As defined in the Mortgage Indenture.

“Improvements” The buildings, fixtures and other improvements to be situated on the Project Site that constitute Additional Unit Properties under the Ownership Agreement, including the Units and the Related Facilities.

“Indebtedness” As to any Person, and at any date, means, without duplication:

(i)                                     all Indebtedness for Borrowed Money of such Person;

(ii)                                  all obligations of such Person evidenced by bonds, debentures, notes, letters of credit, or other similar instruments;

(iii)                               all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale or acquisition of the same or similar securities (or property);

(iv)                              all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument;

(v)                             all liabilities secured by (or for which the holder of such liabilities has an existing right, contingent, or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such liabilities;

(vi)                              all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the

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seller or bank under such agreement in the event of any default are limited to repossession or sale of such property);

(vii)                           obligations pursuant to any agreement to purchase materials, supplies or other property if such agreement provides that payment shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered;

(viii)                        all obligations in respect of any Hedging Agreement or similar arrangement between such Person and a financial institution providing for the transfer or mitigation of interest risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto);

(ix)                              all Contingent Obligations of such Person; and

(x)                                 all Guaranty Obligations of such Person.

“Indebtedness for Borrowed Money” As to any Person, without duplication, (i) all indebtedness (including principal, interest, fees, and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than any deferral (x) in connection with the provision of credit in the ordinary course of business by any trade creditor or utility or (y) of any amounts payable under the Project Documents) or (ii) the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.

“Indemnified Party” As defined in Section 10.17(b)(i) (Payments of Costs and Expenses).

“Indemnified Person” As defined in Section 10.17(b)(i) (Payments of Costs and Expenses).

“Indenture Obligation” The “Obligations” as defined in the Mortgage Indenture.

“Independent Consultants” Collectively, the Lender’s Engineer, the Insurance Advisor, Chadbourne & Parke LLP as legal counsel to DOE, any subcontractors of such consultants, and any other advisor or consultant retained by DOE after consultation with the Borrower (provided that no such consultation shall be required during the continuation of a Potential Default or Event of Default).

“Ineffective Wholesale Power Contract” Any Wholesale Power Contract that at any time and for any reason (A) is or becomes invalid, illegal, void or unenforceable with respect to the Borrower, or (B) ceases to be in full force and effect, except at the expiration of the stated term thereof, or shall otherwise be prematurely terminated; provided, however, that such Wholesale Power Contract shall be deemed to be an “Ineffective Wholesale Power Contract” only to the extent that such condition continues unremedied.

“Ineligible Base Project Costs” The portion of Base Project Costs that are Ineligible Project Costs.

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“Ineligible Project Costs” Those portions of Project Costs that are not Eligible Project Costs, including Ineligible Base Project Costs and Overrun Project Costs.

“Initial Advance Date” The date on which the initial Advance is made.

“INPO” The Institute of Nuclear Power Operations.

“Insolvency Proceedings” Any bankruptcy, insolvency, liquidation, reorganization, restructuring, controlled management, suspension of payments, scheme of arrangement, appointment of provisional liquidator, receiver or administrative receiver, petition for winding up or similar proceeding, under any applicable law, relating to debtor and creditor rights in any jurisdiction and whether voluntary or involuntary.

“Insurance Advisor”  The insurance advisor or expert appointed by DOE.

“Insurance Advisor Certificate”  A certificate executed by an Authorized Official of the Insurance Advisor that is (i) with respect to any certificate delivered pursuant to Section 4.1 (Conditions Precedent to Guarantee Issuance Date and Initial Advance), dated as of the Guarantee Issuance Date and substantially in the form attached as Exhibit E to the Agreement, or (ii) with respect to any other certification to be made by the Insurance Advisor pursuant to any Loan Document, addressing such matters as are specified in such Loan Document.

“Intellectual Property Event”  Any of the following statements is untrue, in any material respect, as of any of (i) the Guarantee Issuance Date, (ii) any Advance Notice Date or (iii) any Advance Date.

(a)           Pursuant to the IP Agreements, the Borrower possesses,  or will possess in due course, in accordance with the terms of the IP Agreements, an IP Interest; except where the Borrower’s failure to own or hold all or any part of such IP Interest (x) results from termination of the relevant IP Agreement after the date hereof and prior to delivery of all of the Technology and Intellectual Property Rights thereunder, or (y) would not reasonably be expected to result in a material adverse effect on the ability of the Project to be completed or operated, or to be conveyed or disposed of.  The Borrower does not have Knowledge of any Technology or Intellectual Property Rights necessary to construct, complete, operate, use and maintain the Project through the Maturity Date that have not been granted or conferred, or that will not be granted or conferred in due course, in accordance with the terms of the IP Agreements, except for Technology and Intellectual Property Rights (x) to the extent not granted or conferred as a result of a termination of the relevant IP Agreement after the date hereof and prior to delivery of such Technology and Intellectual Property Rights thereunder, or (y) which if not so granted or conferred would not reasonably be expected to result in a material adverse effect on the ability of the Project to be completed or operated, or to be conveyed or disposed of.

(b)           The Borrower does not have Knowledge that (i) all or any part of the IP Interest granted pursuant to the IP Agreements, or the Borrower’s, the Owners’ Agent’s or the Operator’s use of such IP Interest, infringes upon or misappropriates the Intellectual Property Rights or other rights of any Person, or (ii) any action by the Borrower, the Owners’ Agent or the Operator

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or any product, process, method, substance, part or other material employed by the Borrower, the Owners’ Agent or the Operator, in each case that is necessary to complete, operate, convey or dispose of the Project, infringes upon or misappropriates the Intellectual Property Rights of any Person, except, in each case, where such infringement or misappropriation would not reasonably be expected to result in a material adverse effect on the ability of the Project to be completed or operated, or to be conveyed or disposed of.

“Intellectual Property Rights” Any and all rights in, arising out of, or associated with the following, whether now or hereafter existing, created, acquired or held: (i) all U.S., international and foreign patents and patent applications and all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all trade secret rights; (iii) all copyrights or other rights associated with works of authorship, including all copyright registrations and applications for copyright registration, renewals and extensions thereof, and all other rights corresponding thereto throughout the world; (iv) all mask work rights, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) all rights in industrial designs and any registrations and applications therefor throughout the world; (vi) all rights to trade names, logos, trademarks and service marks, including registered trademarks and service marks and all applications to register trademarks and service marks throughout the world; (vii) all rights to any databases and data collections throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Internal Revenue Code” The United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Internal Revenue Code are to the Internal Revenue Code as in effect at the Guarantee Issuance Date and any subsequent provisions of the Internal Revenue Code, amendatory thereof, supplemental thereto or substituted therefor.

“Investment Company Act” The United States Investment Company Act of 1940.

“IP Agreements” The EPC Contract, the Software License, the Westinghouse Fuel Assembly Agreement, the BEACON Software Agreement (if any the Westinghouse License Agreement, the Southern Nuclear Direct Agreement, any replacement agreement for any of the foregoing and any Additional Project Document for the supply of fuel assemblies and/or related required software for the Project.

“IP Interest” An undivided irrevocable right, title or interest in and to, or a valid and enforceable license, permit, certificate, franchise, or other authorization or right to use, the Technology and Intellectual Property Rights necessary to construct, complete, operate, use and maintain the Project through the Maturity Date.

“Knowledge”  With respect to the Borrower, the actual knowledge of all officers of the Borrower and all employees, contractors and agents of the Borrower with primary management or supervisory responsibilities with respect to the Borrower’s Undivided Interest or who have critical influence on or substantial control over the Borrower’s Undivided Interest (excluding the

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Owners’ Agent and the Operator), and any knowledge which any such Person should have been obtained in the diligent performance of their duties, functions and responsibilities.

“Land Documents” The documents listed in Section 4.1.2(a)(i) (Principal Project Documents - Land Documents) and all other contracts and documents entered into prior to, on, or after the Initial Advance Date required for the acquisition of land and rights to land for the Project, all easements, licenses, and covenants, conditions and restrictions in connection with the Project Site, and any and all other documents (including estoppel certificates from landlords) affecting an interest in or right to use the Project Site.

“Last Day for an Advance” As defined in the FFB Promissory Note.

“Lender’s Engineer” MPR Associates, Inc., as engineering advisor to DOE, and any replacement engineering advisor to DOE designated by DOE as the Lender’s Engineer.

“Lender’s Engineer Certificate”  A certificate executed by an Authorized Official of the Lender’s Engineer that is (i) with respect to any certificate delivered pursuant to Section 4.1 (Conditions Precedent to Guarantee Issuance Date and Initial Advance), dated as of the Guarantee Issuance Date and substantially in the form attached as Exhibit D-1 to the Agreement, (ii) with respect to any certificate delivered pursuant to Section 4.2 (Conditions Precedent to Each Advance), dated as of the Advance Notice Date and substantially in the form attached as Exhibit D-2 to the Agreement, or (iii) with respect to any other certification to be made by the Lender’s Engineer pursuant to any Loan Document, addressing such matters as are specified in such Loan Document.

“Lender’s Engineer Report” A report or reports of the Lender’s Engineer delivered on or before the Initial Advance Date pursuant to Section 4.1.16 (Conditions Precedent to Guarantee Issuance Date and Initial Advance - Lender’s Engineer Report).

“Letter Agreement for Construction Services” The Letter Agreement, dated July 28, 2006, and the Letter Agreement dated July 30, 2008, in each case between the Owners’ Agent and the Operator.

“Lien” Any lien (statutory or other), pledge, mortgage, charge, security interest, deed of trust, assignment, hypothecation, title retention, fiduciary transfer, deposit arrangement, easement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever that has the practical effect of constituting a security interest in respect of an asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset, (including any conditional sale or other title retention agreement, any Capital Lease having substantially the same economic effect as any of the foregoing, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind).

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“Loan Documents” The Agreement, the FFB Credit Facility Documents, the Security Documents, the Direct Agreements and any other document, agreement, statement or certificate delivered hereunder or thereunder, or pursuant hereto or thereto, or in connection herewith or therewith, that are agreed in writing by DOE and the Borrower to be Loan Documents, but in all cases excluding any Project Documents.

“Major Project Participant” The Owners’ Agent and the Operator.

“Mandatory Prepayment Notice”  A notice to the Borrower from DOE stating that a mandatory prepayment of the DOE Guaranteed Loan is required pursuant to Section 3.3.4(b) (Mandatory Prepayments in Connection with Certain Applications of Advances).

“Margins for Interest”  As defined in the Mortgage Indenture.

“Material Adverse Effect”  As of any date of determination, (i) a material and adverse effect upon the rights or remedies of FFB or DOE under the applicable Loan Documents, (ii) a change in the business, properties or financial condition of the Borrower that results in a material and adverse effect upon the ability of the Borrower to observe and perform its obligations under the Loan Documents, or (iii) a material and adverse effect upon the security or Liens of the Trustee on any of the Collateral.

“Maturity Date”  As set forth in the FFB Promissory Note.

“MEAG” Municipal Electric Authority of Georgia, a public body corporate and politic and an instrumentality of the State of Georgia, which, as of the Guarantee Issuance Date, owns a 22.7% undivided interest in the Project.

“MEAG Appropriations Act Certificate” A certificate, in the form attached hereto as Schedule 4.1.35, executed by an authorized representative of MEAG.

“Members”  The retail electric distribution cooperative members set forth on Schedule 5.4, and any additional retail electric distribution cooperative that acquires an Equity Interest in the Borrower after the Guarantee Issuance Date.

“Midland” PNC Bank, National Association, doing business as Midland Loan Services, a division of PNC Bank, National Association.

“Monthly Construction Reports” As defined in Section 6.1(a)(iv) (Information Covenants - Monthly Construction Progress Reports).

“Moody’s”  Moody’s Investors Service, Inc.

“Mortgage Indenture”  The Indenture, dated as of March 1, 1997, by and between the Borrower and the Trustee.

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“Multiemployer Plan” A “multiemployer plan” (within the meaning of Section 3(37) of ERISA) that the Borrower or any ERISA Affiliate contributes to or participates in, or with respect to which the Borrower or any ERISA Affiliate has any material liability or other obligation (whether accrued, absolute, contingent or otherwise).

“NEPA” The National Environmental Policy Act of 1969 of the United States.

“New Investment Budget”  As defined in the Nuclear Managing Board Agreement.

“No Replacement EPC Event”  As defined in the Owners Direct Agreement.

“NRC” The U.S. Nuclear Regulatory Commission, an agency of the United States of America.

“Nuclear Managing Board Agreement” The Second Amended and Restated Nuclear Managing Board Agreement for Plant Hatch and Plant Vogtle, dated as of April 21, 2006, among the Owners, as amended by Amendment No. 1 dated as of April 8, 2008.

“Nuclear Operating Agreement” The Amended and Restated Nuclear Operating Agreement, dated as of April 21, 2006, as amended, between the Owners’ Agent and the Operator.

“Obligations” All amounts owing to FFB or the Secured Parties under the Loan Documents, including (i) all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by the Borrower under the FFB Credit Facility Documents or this Agreement or otherwise to the Secured Parties (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to any of the Transaction Documents, including all interest, fees and Periodic Expenses chargeable to the Borrower and payable by the Borrower hereunder or thereunder, (ii) any and all sums advanced by FFB, the Trustee or any other Secured Party in order to preserve the Collateral or preserve the Secured Parties’ security interest in the Collateral, including, without limitation, amounts to cure defaults of the Borrower under the IP Agreements, and (iii) in the event of any proceeding for the collection or enforcement of the obligations after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by any Secured Party or FFB of its rights under the Security Documents and the Direct Agreements, together with any Periodic Expenses, including attorney’s fees and court costs.

“OFAC” Office of Foreign Assets Control, agency of the U.S. Department of the Treasury under the auspices of the Under Secretary of the Treasury for Terrorism and Financial Intelligence.

“OMB” The Office of Management and Budget of the Executive Office of the President of the United States of America.

“Omnibus Amendment” The Omnibus Amendment Regarding Plant Vogtle Additional Units Description made as of December 1, 2013, among the Owners and recorded or to be recorded in the Burke County, Georgia records.

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“Operating Agreement” The Plant Alvin W. Vogtle Nuclear Units Amended and Restated Operating Agreement, dated as of April 21, 2006 and recorded in Deed Book 598 at pages 240-290, Burke County, Georgia records, among the Owners, as amended by Amendment No. 1, dated as of April 8, 2008 and recorded in Deed Book 714 at pages 278-284, Burke County, Georgia records, and as further amended by the Omnibus Amendment.

“Operating Documents” The documents listed in Section 4.1.2(a)(ii) and Section 4.1.2(b)(ii) (Principal Project Documents - Operating Documents).

“Operation and Maintenance Budget”  The operation and maintenance budget for each Unit provided annually by the Operator to the Nuclear Managing Board pursuant to Section 4.3 of the Nuclear Managing Board Agreement, containing an estimate of the costs of operation and maintenance services for each Unit for the next calendar year, and a forecast of budget requirements for the succeeding four (4) calendar years.

“Operator” Southern Nuclear Operating Company, Inc., a corporation organized and existing under the laws of the State of Delaware, which will oversee construction of the Project on behalf of the Owners pursuant to the Letter Agreement for Construction Services, and operate the Project on behalf of the Owners pursuant to the Nuclear Operating Agreement.

“Organizational Documents”  With respect to any Person, its charter, articles of incorporation and by-laws, memorandum and articles of association, statute, partnership agreement, limited liability company agreement or similar instruments that establish the legal personality of such Person.

“Outstanding” As defined in the Mortgage Indenture.

“Overdue Amounts” Any amounts owing under the FFB Promissory Notes that are not paid when and as due.

“Overrun Funding” Funding to be provided by the Borrower pursuant to the Overrun Funding Commitment.

“Overrun Funding Commitment”  As defined in Section 2.6 (Borrower Funding Commitments).

“Overrun Project Costs” Project Costs incurred in excess of Base Project Costs.

“Owner” Each of the Borrower, MEAG, GPC and Dalton.

“Owner Documents”  The documents listed in Section 4.1.2(a)(iii) (Principal Project Documents - Owner Documents) and all other contracts related to the Project entered into by the Owners related to any adjustments of undivided ownership interests in the Project or any changes material to the role of the Borrower with respect to the Project.

“Owners’ Agent”  GPC, as agent for the Owners under the Owner Documents.

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“Owners Direct Agreement” The Owners Consent to Assignment and Direct Agreement and Amendment to Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement, dated as of the date hereof, among the Owners, the Owners’ Agent, the Borrower, DOE, the Collateral Agent, and each other DOE Collateral Agent (as defined therein) party thereto from time to time, and to be recorded in the Burke County, Georgia records.

“Ownership Agreement” The Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement, dated as of April 21, 2006 and recorded in Deed Book 598 at pages 71-229, Burke County, Georgia records, among the Owners, as amended by Amendment No. 1, dated as of April 8, 2008 and recorded in Deed Book 714 at pages 285-292, Burke County, Georgia Records, as further amended by the Omnibus Amendment, and as further amended by the Owners Direct Agreement.

“Patriot Act” The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Payment Date” Each Principal Payment Date and Quarterly Payment Date.

“PBGC” The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” An employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time within the last six years maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has made, or was obligated to make, contributions within the last six years, and (ii) that is or was subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA.

“Periodic Expenses” All of the following amounts from time to time due under or in connection with the Loan Documents: (i) all recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral, (ii) all fees, charges, and expenses of any Independent Consultants of or to the Secured Parties, and (iii) all other fees, charges, expenses and other amounts (other than interest and principal on the DOE Guaranteed Loan) from time to time due under or in connection with the Loan Documents.

“Permitted Exceptions”  As defined in the Mortgage Indenture.

“Permitted Liens”  The Permitted Exceptions and the other Liens permitted by the Mortgage Indenture.

“Person” Any individual, firm, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority, committee, department, authority or any other body, incorporated or unincorporated, whether having distinct legal personality or not.

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“Potential Alternate Amortization Event”  An event that, with the giving of notice or passage of time or both, would become an Alternate Amortization Event.

“Potential Default” An event that, with the giving of notice or passage of time or both, would become an Event of Default.

“Pre-Closing Project Costs Report”  The report required to be delivered pursuant to Section 4.1.3 (Pre-Closing Project Costs Reports).

“President’s Pay Agent” The Secretary of Labor and the Directors of the Office of Management and Budget and the Office of Personnel Management, or such other individuals designated as the President’s Pay Agent pursuant to Section 5304(d)(1) of Title 5, United States Code.

“Principal Payment Date” The First Principal Payment Date and each Quarterly Payment Date occurring after the First Principal Payment Date.

“Principal Persons” (a) With respect to any Person (including any Borrower Entity), (i) any officer or director of such Person or (ii) any beneficial owner of ten percent (10%) or more of the Equity Interests of such Person that are not Publicly Traded Securities and are not electric membership corporation membership interests, and (b) with respect to any Borrower Entity, any other natural person (whether or not an employee of such Person) with primary management or supervisory responsibilities over such Borrower Entity.

“Principal Project Documents” The Land Documents, the Construction Contracts, the Operating Documents, the Owner Documents, the Letter Agreement for Construction Services, the Shaw Guarantee and the Toshiba Guarantee.

“Program Requirements” (i) The provisions of Title XVII and the Applicable Regulations and (ii) the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997) and from time to time.

“Prohibited Jurisdiction” Any jurisdiction that:

(i)            is subject to U.S. or multilateral economic or trade sanctions in which the U.S. participates, including the trade sanctions and economic embargoes administered by OFAC;

(ii)           has been designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act, as warranting special measures due to money laundering concerns; or

(iii)          has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.

“Prohibited Person”  Any person or entity that is:

Exhibit A - Page 27

(i)            named, identified, or described on the list of “Specially Designated Nationals and Blocked Persons” (Appendix A to 31 C.F.R. chapter V) as published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/, or at any replacement website or other replacement official publication of such list;

(ii)           named, identified or described on any other blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom United States persons may not conduct business, in each case published by OFAC, the U.S. Department of Commerce, or the U.S. Department of State;

(iii)          debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with any United States federal government department or any agency or instrumentality thereof or otherwise participating in procurement or nonprocurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations;

(iv)          indicted, convicted or had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;

(v)           subject to United States or multilateral economic or trade sanctions in which the United States participates; or

(vi)          owned or Controlled by, or acting on behalf of, any governments, corporations, entities or individuals that are subject to United States or multilateral economic or trade sanctions in which the United States participates.

“Project” As defined in the Recitals to the Agreement.

“Project Costs” All costs incurred by the Borrower attributable to the Borrower’s Undivided Interest or otherwise relating to the Borrower’s acquisition, development, financing and construction of the Project, including (i) amounts payable under the Construction Contracts; (ii) interest, fees and expenses payable in connection with the FFB Credit Facility Commitment and the DOE Guaranteed Loan prior to the end of the Availability Period; (iii) costs to acquire title or use rights to the Project Site, necessary easements and other real property interests; (iv) costs and expenses of legal, engineering, accounting, construction management and other advisors or Independent Consultants incurred in connection with the Project; (v) fees, commissions and expenses payable to the Secured Parties at or prior to the Initial Advance Date; (vi) development costs to the extent permitted to be paid under the Loan Documents; (vii) construction insurance premiums for coverage obtained prior to Commercial Operation of the Second Unit; and (viii) the Borrower’s and the Operator’s labor costs and general and administration costs.

“Project Documents” The Principal Project Documents and the Additional Project Documents.

Exhibit A - Page 28

“Project Facility” The Project Site and the Improvements.

“Project Management Board Monthly Meeting Materials” As defined in Section 6.1(a)(iv) (Information Covenants - Monthly Construction Progress Reports).

“Project Milestone Schedule” “ (a) At any time prior to development by the Owners’ Agent of a level two schedule of significant development, construction and completion milestones for the completion of Unit 4, the level two schedule of significant development, construction and completion milestones for the completion of Unit 3, and (b) at any time thereafter, the level two schedules of significant development, construction and completion milestones for the completion of the Project, in each case, prepared by the Owners’ Agent, as updated from time to time in accordance with the requirements of Section 5.21 (Project Milestone Schedule; Construction Budget; and Borrower Base Case Projections), by delivery of an updated Project Milestone Schedule pursuant to Section 6.1(a) (Information Covenants - Monthly Construction Progress Reports).

“Project Participant” Any party to a Project Document and any party to a Loan Document, other than the Secured Parties.

“Project Site” The real property defined as the “Identified Sites” in the Ownership Agreement, together with all such additional real property rights that constitute Additional Unit Properties under the Ownership Agreement.

“Project Termination Notice”  As defined in the Owners Direct Agreement.

“Protected Information”  AP1000 engineering or design or related information of either EPC Contractor individually, not included in the public version of the AP1000 Design Control Document, including as a representative list of such information:  calculations for safety-related systems and components; the Plant Design Model referred to in the EPC Contract; instrumentation and control functional, system, software and interface requirements and functional logic diagrams; designs, design specifications and qualification reports for safety-related and non-safety related equipment; systems design and design specification documents for safety-related and non-safety related systems; design change packages, including E&DCRs; instrumentation and control architecture diagrams, software verification and validation documentation; testing procedures and test results; component data packages; fabrication and construction drawings; and final plant as-built drawings.

“Protocols and Side Letters”  With respect to any agreement, any related protocols or side letters that, individually or collectively, represent a binding agreement between or among the parties thereto.

“Public Inquiries” Inquiries to DOE by (i) members of Congress, (ii) members of (x) the media or (y) other parties that would reasonably be expected to result in a news release or other publication, or (iii) members of the public in response to the issuance of news releases or other reports.

Exhibit A - Page 29

“Public Utility Holding Company Act” The United States Public Utility Holding Company Act of 2005.

“Publicly Traded Securities” Equity securities that (i) are listed for trading on the New York Stock Exchange, the American Stock Exchange, the National Market System of the Nasdaq Stock Market or any other national securities exchange or (ii) were issued and sold to the public in an offering registered under the Securities Act of 1933, as amended.

“Qualified Plan” An employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time within the last six years maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has made, or was obligated to make, contributions within the last six years, and (ii) that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Quarterly Payment Date” Each date for payment of principal or interest or both specified in the FFB Promissory Note, which date is on a quarterly basis.

“Rates”  As defined in the Mortgage Indenture.

“Record of Decision” means the public record of decision issued in accordance with 40 C.F.R. § 1505.2 describing a government agency’s NEPA decision-making process.

“Register” As defined in Section 10.13(d) (Successors and Assigns).

“Related Facilities” The “Related Facilities” as defined in the Ownership Agreement.

“Release” Disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

“Remediation Plan” With respect to any non-compliance with any Environmental Law, Government Approvals or safety regulations applicable to the Project under Section 8.1(e) (Events of Default - Environmental and Safety Matters), any non-compliance with any Governmental Rule or Program Requirement under Section 8.1(l)(iii) (Events of Default - Compliance with Governmental Rules; Program Requirements) or any non-compliance with any Governmental Rule or Program Requirement under Section 5.10 (Compliance with Governmental Rules), a plan of correction with a timetable for curing such non-compliance that has been approved by a court of competent jurisdiction, or the lead Governmental Authority with enforcement responsibility with respect to such matter, or DOE, as the case may be.

“Requested Advance Date” As defined in the FFB Note Purchase Agreement.

“Required Consents” As defined in Section 5.7(a) (Required Consents).

“Required Insurance” Insurance coverage for the Project satisfying the requirements of Section 6.3 (Maintenance of Insurance).

Exhibit A - Page 30

“Required Payment Date” As defined in Section 8.1.

“Required Survey”  The survey prepared by Lowe Engineers with respect to the Project Site.

“Restricted Data Site”  As defined in Section 4.1.2(b) (Principal Project Documents).

“Revenue Percentage”  With respect to any Wholesale Power Contract, the percentage of the Borrower’s gross member revenues earned from such Wholesale Power Contract as calculated for the twelve (12) months prior to the date that such Wholesale Power Contract became an Ineffective Wholesale Power Contract.

“RUS”  The Rural Utilities Service, an agency of the United States Department of Agriculture.

“RUS Loan Contract”  The Eighth Amended and Restated Loan Contract, dated as of April 23, 2013, by and between the Borrower and RUS, and all amendments and supplements thereto.

“Safeguards Event”  As defined in Section 6.1(i)(i) (Information Covenants — Governmental and Environmental Indemnity Claims and Reports).

“SAM” The System for Awards Management database, established in accordance with the Federal Acquisition Streamlining Act of 1994.

“Second Unit” The second Unit to achieve Commercial Operation.

“Secretary Subaccount” As defined in Section 8.1.

“Secured Parties”  DOE and the Trustee.

“Security Documents” The documents listed in Section 4.1.1(d) (Loan Documents - Security Documents) and all other contracts and documents entered into prior to, on, or after the Guarantee Issuance Date that provide any Lien, pledge, charge or security interest for the benefit of the Secured Parties (or any of them) to secure the Obligations or any portion thereof.

“Senior Management Person” Any officer of the Borrower.

“Shaw Guarantee” The Guaranty Agreement, dated as of April 8, 2008, by The Shaw Group, Inc. in favor of GPC, acting for itself and as Owners’ Agent.

“Software License” The Software License, dated as of April 8, 2008, between GPC, acting for itself and as Owners’ Agent, and the EPC Contractor.

“Southern Company” The Southern Company, a Delaware corporation, and its successors and assigns.

Exhibit A - Page 31

“Southern Nuclear Direct Agreement” The Consent to Assignment, dated as of the date hereof, among the Operator, the Borrower and DOE.

“Southern Nuclear Monthly Report” As defined in Section 6.1(a)(iii) (Information Covenants - Monthly Construction Progress Reports).

“Specified Events of Default” The Events of Default set forth in Section 8.1(n) (Events of Default - Certain Representations and Warranties).

“Strategic Plan”  The strategic plan for each Unit provided annually to the Nuclear Managing Board by the Operator pursuant to Section 4.1 of the Nuclear Managing Board Agreement, including a schedule of scheduled operating cycles and planned outages for refueling, maintenance and other work for the succeeding five (5) years, and including availability and performance goals and strategic objectives, planned mandatory projects, planned improvement projects (non-mandatory), authorized level of staffing, and low level radioactive waste disposal.

“Subsidiaries”  Any Person the accounts of which are consolidated with those of the Borrower in the Borrower’s consolidated Financial Statements in accordance with generally accepted accounting principles.

“Summary Project Milestone Schedule” The level one schedule of significant development, construction and completion milestones for the completion of the Project prepared by the Owners’ Agent, as updated from time to time and delivered pursuant to Section 6.1(a), as updated from time to time in accordance with the requirements of Section 5.21 (Project Milestone Schedule; Construction Budget; and Borrower Base Case Projections), by delivery of an updated Project Milestone Schedule pursuant to Section 6.1(a) (Information Covenants - Monthly Construction Progress Reports).

“Supplemental Indenture”  As defined in the Mortgage Indenture.

“System”  As defined in the Mortgage Indenture.

“Taxes” All taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

“Technology” Regardless of form, any invention (whether or not patentable or reduced to practice), discovery, information, work of authorship, articles of manufacture, machines, methods, processes, models, procedures, protocols, designs, diagrams, drawings, documentation, flow charts, network configurations and architectures, schematics, specifications, concepts, data, databases and data collections, algorithms, formulas, know-how, and techniques, software code, including all source code, object code, firmware, development tools and application programming interfaces (APIs), tools, materials, marketing and development plans, and other forms of technology and all media on which any of the foregoing is recorded.

“Title Company”  Chicago Title Insurance Company.

Exhibit A - Page 32

“Title XVII” Title XVII of the Energy Policy Act of 2005, Pub. L. 109-58, as amended by Section 406 of Div A of Title IV of Pub. L. 111-5 and Section 310 of Title III of Pub. L. 111-85, as may be amended from time to time.

“Toshiba Guarantee”  The Guaranty Agreement, dated as of April 8, 2008, by Toshiba Corporation in favor of GPC, acting for itself and as Owners’ Agent.

“Total Project Costs”  The total amount of Project Costs attributable to the Borrower’s Undivided Interest for completion of the Project.

“Total Utility Plant”  The amount constituting the total utility plant (gross) of the Borrower computed in accordance with Accounting Requirements.

“Transaction Documents” The Project Documents and the Loan Documents.

“Transmission Facilities”  Those interconnection facilities, including the step-up substation and the switchyard, that are to be used for the evacuation of power from the Project and (a) that are or will be jointly owned by the Owners and located at the Project Site and (b) the costs of which have been included in Eligible Project Costs.

“Trustee”  U.S. Bank National Association, as successor to SunTrust Bank, formerly known as SunTrust Bank, Atlanta, as appointed pursuant to the Mortgage Indenture, and its successors in such capacity.

“Trust Estate”  As defined in the Mortgage Indenture.

“Uncontrollable Cause” An unforeseeable cause beyond the control and without the fault of DOE, including an act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, act of war, act of terrorism, riot, civil commotion, disruption or failure of the DOE communications systems, closure of the U.S. Government, or an unforeseen or unscheduled closure or evacuation of DOE’s offices.

“Uniform Commercial Code” or “UCC” The Uniform Commercial Code of the State of Georgia.

“Units” The two additional nuclear generating units to be located at the Alvin W. Vogtle Nuclear Generating Plant as described in the Ownership Agreement and that comprise part of the Project.

“U.S.” The United States of America.

“U.S. Government” The federal government of the United States of America.

“Vogtle Supplemental Indenture”  The supplement to the Mortgage Indenture, to be entered into by and between the Borrower and the Trustee, pursuant to which each of the FFB Promissory Notes and the DOE Reimbursement Notes will be issued and secured in favor of the Secured Parties.

Exhibit A - Page 33

“Voidable Transfer” As defined in Section 10.22 (Miscellaneous — Restoration).

“Westinghouse Fuel Assembly Agreement” The Contract for AP1000 Fuel Fabrication, Design and Related Services, dated as of the April 3, 2009, and as amended by Amendment No. 1 thereto dated as of June 21, 2012, between the Operator (as agent for the Owners’ Agent) and Westinghouse Electric Company LLC providing for the supply of fuel assemblies for the Project.

“Westinghouse Letter Agreement” The letter agreement, dated as of the date hereof, between Westinghouse Electric Company LLC and DOE under which Westinghouse Electric Company LLC would at DOE’s request following the termination of certain Project Document(s) prior to repayment in full of the DOE Guaranteed Loan, enter into replacement agreement(s) therefor.

“Westinghouse License Agreement” The Amended and Restated License Agreement, dated February 9, 2012, between Southern Nuclear Operating Company, Inc., for itself and as agent for Alabama Power Company and Georgia Power Company (acting for itself and as Owners’ Agent), collectively, as licensee, and Westinghouse Electric Company LLC.

“Wholesale Power Contracts”  The Amended and Restated Wholesale Power Contracts, each dated as of January 1, 2003, by and between the Borrower and each of its Members other than Flint Electric Membership Corporation, as amended by the First Amendments to Amended and Restated Wholesale Power Contracts, each dated as of June 1, 2005, by and between the Borrower and each of its Members other than Flint Electric Membership Corporation, and the Wholesale Power Contract, dated as of November 1, 2009, by and between the Borrower and Flint Electric Membership Corporation.

Exhibit A - Page 34

Exhibit B
to Loan Guarantee Agreement

RULES OF INTERPRETATION

For all purposes of the Agreement, including Exhibits, Schedules, Annexes and Appendices hereto, unless otherwise indicated or required by the context:

1.                                      Plurals and Gender.  Defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders.

2.                                      Change of Law.  Each reference to a Governmental Rule or Environmental Law includes any amendment, supplement or modification of such Governmental Rule or Environmental Law, as the case may be, and all regulations, rulings and other Governmental Rules or Environmental Laws promulgated thereunder.

3.                                      Successor and Assigns.  A reference to a Person includes its successors and permitted assigns.

4.                                      Including.  The words “include,” “includes” and “including” are not limiting and mean include, includes and including “without limitation” and “without limitation by specification”.

5.                                      Hereof, Herein, Hereunder.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

6.                                      Articles, Sections, Exhibits.  A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.

7.                                      Attachments, Replacements, Amendments.  References to any document, instrument or agreement (a) shall include all exhibits, schedules, annexes, attachments and appendices thereto, and all exhibits, schedules, annexes, attachments or appendices to any document shall be deemed incorporated by reference in such document, (b) shall include all Protocols and Side Letters related thereto, (c) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (d) shall mean such document, instrument or agreement, or replacement thereto, as amended, modified and supplemented from time to time and in effect at any given time.

8.                                      Periods and Time.  References to “days,” “weeks,” “months” and “years” shall mean calendar days, weeks, months and years, respectively.  References to a period of “days,” “weeks,” “months” and “years” shall mean consecutive days, weeks, months and years, respectively, and such period shall be deemed to begin on the day that the event to which the period relates first occurs.  For purposes of computation of time periods, the word “from” means “from but not including” and the words “to” and “until” each mean “to and including.”  References to a time of day shall mean such time in Washington, D.C.

Exhibit B - Page 1

9.                                      Ambiguities.  The Loan Documents are the result of negotiations among, and have been reviewed by each party to the Loan Documents and their respective counsel.  Accordingly, the Loan Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any Person.

10.                               Continuing Definitions.  With respect to any term that is defined by reference to any document, for purposes hereof, such term shall continue to have the original definition notwithstanding any termination, expiration or modification of such document.

11.                               Terms Defined Elsewhere.  Terms that are defined in the preamble, the recitals, or the Sections of the Agreement have the meanings ascribed to them therein.

12.                               Headings.  The table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof.

13.                               Accounting Terms.  All accounting terms not specifically defined shall be construed in accordance with Accounting Requirements.

14.                               Forward-Looking Statements.  With respect to preparation or update by any Person of budgets, projections or other forward-looking plans and forecasts (including the Construction Budget, the Financial Plan, the Advance Schedule, the Borrower Base Case Projections, the Summary Project Milestone Schedule, the Project Milestone Schedule, the Anticipated Completion Date, reports under the Nuclear Managing Board Agreement, and all estimates with respect to Project Costs), such Person shall be deemed to represent only that such budgets, projections and forward-looking plans and forecasts were prepared in good faith based upon assumptions believed by such Person to be reasonable at the time of their preparation or update.

Exhibit B - Page 2

Exhibit C-1
to Loan Guarantee Agreement

[FORM OF] BORROWER GUARANTEE ISSUANCE DATE CERTIFICATE

(Delivered pursuant to Section 4.1.14 of the Loan Guarantee Agreement)

Date: February    , 2014

U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn:  Director, Portfolio Management
Re:  DOE Loan Guarantees, LGPO Loan #1017

Ladies and Gentlemen:

This Borrower Certificate is delivered to you pursuant to Section 4.1.14 of the Loan Guarantee Agreement, dated as of February    , 2014, (the “Loan Guarantee Agreement”), by and between (i) Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of Georgia, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.

All capitalized terms used in this Borrower Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.

In connection with the satisfaction of the conditions precedent as of the Guarantee Issuance Date and those matters set forth under Section 4.1 of the Loan Guarantee Agreement requiring the Borrower’s certification, the Borrower HEREBY CERTIFIES for the benefit of DOE, that as of the date hereof:

1.                                      the following documents were delivered (or, in the case of the EPC Contract, the Software License, the Westinghouse Fuel Assembly Agreement, the Westinghouse License Agreement, the Toshiba Guarantee and the Shaw Guarantee, were made available on the Restricted Data Site in accordance with Section 4.1.2(b) of the Loan Guarantee Agreement and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(q)(ii) of the Loan Guarantee Agreement) on or before the Guarantee Issuance Date, each of which is (x) a true, correct and complete copy of such document (including all schedules, exhibits, attachments, supplements and amendments thereto and any related Protocols and Side Letters) and (y) duly executed and delivered by the Borrower (as applicable) and is in full force and effect:

a.              the title deed or deeds for the Project Site;

b.              the EPC Contract;

c.               the Fuel Disposal Agreements (other than those to be entered into after the Guarantee Issuance Date);

Exhibit C-1 - Page 1

d.              the Nuclear Operating Agreement;

e.               the Letter Agreement for Construction Services;

f.                the Development Agreement;

g.               the Nuclear Managing Board Agreement;

h.              the Ownership Agreement;

i.                  the Declaration of Covenants;

j.                 the Cost Allocation Procedures;

k.              the Operating Agreement;

l.                  the Westinghouse Fuel Assembly Agreement;

m.          the Software License;

n.              the Westinghouse License Agreement;

o.              the Toshiba Guarantee;

p.              the Shaw Guarantee; and

q.              the Wholesale Power Contracts.

2.                                      neither the Borrower nor, to the Borrower’s Knowledge, any other party to any of the documents listed above is, or but for the passage of time or giving notice or both would be, in breach of any obligation thereunder except for any such breach that (1) is disclosed on Schedule 4.1.2 of the Loan Guarantee Agreement or (2) would not reasonably be expected to have a material adverse effect on the completion or operation of the Project;

3.                                      attached hereto as Appendix A-1 are true, correct and complete copies of the Borrower’s Organizational Documents, attached hereto as Appendix A-2 are true, correct and complete copies of the Borrower’s good standing certificates, and attached hereto as Appendix A-3 is a true, correct and complete copy of the Borrower’s incumbency certificate;

4.                                      attached hereto as Appendix B is a true, correct and complete copy of the Borrower’s resolutions duly adopted by the Borrower’s board of directors to authorize (a) the Borrower’s participation in the Project, (b) the financing therefor and the granting of Liens pursuant to the Security Documents, and (c) the execution, delivery and performance by the Borrower of the Transaction Documents (including any Direct Agreements) to which the Borrower is party;

Exhibit C-1 - Page 2

5.                                      the Borrower Base Case Projections, the Construction Budget and the Advance Schedule delivered under the Borrower Pre-Closing Certificate dated as of the date hereof were prepared in good faith based on assumptions that the Borrower believed to be reasonable, in each case as of the date of preparation and as of the date hereof;

6.                                      the Summary Project Milestone Schedule, the Project Milestone Schedule and the projection for jobs created and maintained in the U.S. as a result of the Project for each calendar year occurring during the term of the DOE Guaranteed Loan delivered (or, in the case of the Project Milestone Schedule, made available on the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(q)(ii) of the Loan Guarantee Agreement) under the Borrower Pre-Closing Certificate dated as of the date hereof were prepared, to the Borrower’s Knowledge, by the Owners’ Agent in good faith based on assumptions that the Owners’ Agent believed to be reasonable, in each case as of the date of preparation and as of the date hereof;

7.                                      all necessary consents and waivers under any current Indebtedness of the Borrower have been duly obtained and are not subject to any conditions, except as disclosed to DOE on Schedule 5.7 to the Loan Guarantee Agreement;

8.                                      to the Borrower’s Knowledge all Required Consents (except for the COLs, the Borrower Required Consents and those consents listed on Schedule 5.7 to the Loan Guarantee Agreement as to be obtained at a later stage in the development of the Project) have been duly obtained and are not subject to any waiting period or appeal (except for the waiting periods and appeals that are disclosed to DOE on Schedule 5.7 to the Loan Guarantee Agreement);

9.                                      the COLs and all Borrower Required Consents (except for those identified on Schedule 5.7 to the Loan Guarantee Agreement as to be obtained at a later stage in the development of the Project) have been duly obtained and are not subject to any waiting period or appeal;

10.                               attached hereto are true, correct and complete copies of the following documents each of which has been duly obtained and are not subject to any waiting period or appeal: (a) each COL, attached hereto as Appendix C-1, (b) a letter from RUS to the Borrower, dated June 3, 2008, attached hereto as Appendix C-2, and (c) a letter from RUS to the Borrower, dated December 9, 2013, attached hereto as Appendix C-3;

11.                               all Required Insurance is in place, and in full force and effect without default and all premiums due thereon have been paid in full;

12.                               attached hereto as Appendix D are true, correct and complete copies of the certificates or policies with respect to all Required Insurance designating the Borrower or Owners’ Agent as loss payee, as appropriate, and the Secured Parties as additional insureds;

13.                               attached hereto as Appendix E is a true, correct and complete copy of the “Full Notice to Proceed” (as defined in the EPC Contract);

Exhibit C-1 - Page 3

14.                               all material environmental requirements applicable to the Project (including required mitigations and the receipt of any required environmental consultations and permits) pursuant to applicable Environmental Laws and Governmental Approvals have been, to the Borrower’s Knowledge, satisfied as of the Guarantee Issuance Date (to the extent such material environmental requirements are required to be satisfied as of the Guarantee Issuance Date);

15.                               the Borrower and, to the DBA Knowledge of the Borrower, all DBA Contract Parties are in material compliance with all Davis-Bacon Requirements, except to the extent that the Davis-Bacon Requirements have been waived by the Department of Labor, including pursuant to the DOL Letter;

16.                               Appendix F identifies and describes all immaterial non-compliance with the Davis-Bacon Requirements of which the Borrower has DBA Knowledge;

17.                               the Borrower has commenced the cure of the immaterial non-compliance identified in Appendix F and reasonably believes that such immaterial non-compliance will be cured prior to any Advances subsequent to the Advance for which this Borrower Certificate is being delivered;

18.                               attached hereto as Appendix G is a true, correct and complete copy of the Davis-Bacon and Related Acts Compliance Program;

19.                               no Potential Alternate Amortization Event or Alternate Amortization Event has occurred and is continuing;

20.                               attached hereto as Appendix H is a true, correct and complete copy of the CPA Agreement; and

21.                               attached hereto as Appendix I are the forms of “Builder’s Risk” policy, “Cargo” policy and “OCIP” policies referred to in Schedule 6.3 (Required Insurances) to the Loan Guarantee Agreement.

 (Signature page follows)

Exhibit C-1 - Page 4

IN WITNESS WHEREOF, the undersigned has duly executed this Borrower Certificate on behalf of the Borrower as of the date first written above.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION),
as Borrower

By:
Name:
Title:

[Signature Page to Borrower Guarantee Issuance Date Certificate]

Exhibit C-1 - Page 5

Exhibit C-2
to Loan Guarantee Agreement

[FORM OF] BORROWER ADVANCE DATE CERTIFICATE

(Delivered pursuant to Section 4.2.6(a) of the Loan Guarantee Agreement)

Date: February    , 2014

U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn:  Director, Portfolio Management
Re:  DOE Loan Guarantees, LGPO Loan #1017

Ladies and Gentlemen:

This Borrower Certificate is delivered to you pursuant to Section 4.2.6(a) of the Loan Guarantee Agreement, dated as of February    , 2014, (the “Loan Guarantee Agreement”), by and between (i) Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of Georgia, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.

All capitalized terms used in this Borrower Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.

The Borrower HEREBY CERTIFIES for the benefit of DOE, that as of the date hereof:

1.                                      [attached hereto as Appendix A is a proposed updated Advance Schedule, reflecting any changes to the estimated timing and amounts of proposed Advances and Base Funding to be provided] [no changes to the current Advance Schedule are required];

2.                                      [the proposed updated Advance Schedule is consistent in all material respects with the most recent Construction Monitoring Report, the Construction Budget and the Project Milestone Schedule [and it does not accelerate the estimated date of disbursement of any Advance amounts reflected in the previous Advance Schedule] [and because the proposed updated Advance Schedule accelerates the estimated date of disbursement of any Advance amounts reflected in the previous Advance Schedule, the Borrower has paid any corresponding increase to the DOE Guaranteed Loan Credit Subsidy Costs that may be required to the extent such change constitutes a “modification” within the meaning set forth in the Federal Credit Reform Act of 1990]];

3.                                      the proceeds of the requested Advance will be needed for Eligible Project Costs that have been incurred by the Requested Advance Date and attached hereto as Appendix [B] is a description in reasonable detail of such Eligible Project Costs;

Exhibit C-2 - Page 1

4.                                      [the invoices relating to Project Costs incurred through September 30, 2013 that were made available in the Borrower’s offices for review by the Lender’s Engineer were true, correct and complete copies of such invoices;](1)

5.                                      [attached hereto as Appendix C][provided via the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(q)(ii) of the Loan Guarantee Agreement](2) are true, correct and complete copies of each invoice of the EPC Contractor that is the subject of the requested Advance (whether via direct payment to the EPC Contractor or via reimbursement to the Borrower);

6.                                      [attached hereto as Appendix D][provided via the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(q)(ii) of the Loan Guarantee Agreement](3) are true, correct and complete copies of the lien waivers and releases with respect to all work reflected in each invoice of the EPC Contractor that is the subject of the requested Advance;

7.                                      [attached hereto as Appendix E][provided via the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(q)(ii) of the Loan Guarantee Agreement](4) are true, correct and complete copies of each invoice for Project Costs (other than invoices of the EPC Contractor, invoices previously delivered and invoices with respect to Project Costs incurred through September 30, 2013) that (i) is the subject of the requested Advance, and (ii) is in an amount that exceeds one hundred thousand Dollars ($100,000);(5)

(1)  To be included only with respect to the initial Advance.

(2)  Borrower to choose between optional language depending on whether the invoices contain confidential trade secret or proprietary information of the EPC Contractor.

(3)  Borrower to choose between optional language depending on whether the lien waivers and releases contain confidential trade secret or proprietary information of the EPC Contractor.

(4)  Borrower to choose between optional language depending on whether the lien waivers and releases contain confidential trade secret or proprietary information of the EPC Contractor.

(5)  To be included for each Advance after the initial Advance.

Exhibit C-2 - Page 2

8.                                      [attached hereto as Appendix F is a true, correct and complete copy of a spreadsheet in the form attached as Exhibit M of the Loan Guarantee Agreement;](6)

9.                                      [attached hereto as Appendix G][provided via the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(q)(ii) of the Loan Guarantee Agreement](7) is a true and correct sample of [insert applicable number of invoices between 30 and 50] invoices for Project Costs that are the subject of the requested Advance (other than the invoices specified in paragraphs 5 and 7)(8) [and additional invoices of the type described in this in paragraph 8 that are not included in such sample](9);

10.                               [attached hereto as Appendix H, is a true, correct and complete copy of the EPC Contractor’s affidavit with respect to the invoice for the final payment by the Owners under the EPC Contract;](10)

11.                               the Borrower has taken all actions and delivered all documents and certificates (including to the Trustee, as applicable) such that immediately following disbursement of the requested Advance, the Borrower’s obligations with respect to such Advance are, and also with respect to all prior Advances, continue to be, secured by the first priority perfected Lien (subject only to Permitted Liens) in the Collateral intended to be created by the Security Documents;

12.                               all required taxes, DOE Guaranteed Loan Fees and Periodic Expenses (other than Periodic Expenses subject to a fee agreement with the Borrower) in each case incurred and invoiced prior to the date hereof [have been paid in full][are Eligible Project Costs and are to be paid with the proceeds of the requested Advance][are to be paid by other arrangements satisfactory to DOE, consisting of [describe other arrangements]], and with

(6)  To be included for each Advance after the initial Advance.

(7)  Borrower to choose between optional language depending on whether the lien waivers and releases contain confidential trade secret or proprietary information of the EPC Contractor.

(8)  To be included for each Advance after the initial Advance.

(9)  To be included if requested by DOE or the Lender’s Engineer.

(10)  To be included in the case of the invoice for the final payment from the Owners under the EPC Contract.

Exhibit C-2 - Page 3

respect to any Periodic Expenses subject to a fee agreement with the Borrower, the Borrower is not in default of its payment obligations under such fee agreement;

13.                               attached hereto as Appendix [I]-1 is a true, correct and complete copy of an updated schedule reflecting the status of all Borrower Required Consents;

14.                              attached hereto as Appendix [I]-2 is, to the Borrower’s Knowledge, a true, correct and complete copy of an updated schedule reflecting the status of all Required Consents (other than Borrower Required Consents);

15.                               [attached hereto as Appendix [I]-3 is a true, correct and complete copy of [any Required Consents on Appendices [I]-1 or [I]-2 that have been requested by DOE];]

16.                               on both the date hereof and the Advance Date, (A) the representations and warranties in the Loan Documents (other than those in Sections 5.4, 5.8, 5.11(a), 5.19(a), 5.19(f), 5.19(g) and 5.26(g) of the Loan Guarantee Agreement which are made only as of the Guarantee Issuance Date, [the representation in the final clause of Section 5.19(c), which is made only on the Initial Advance Date,] and those that speak only as to an earlier date, which were true and correct as of such earlier date) are true and correct in all material respects, (B) no Potential Default (other than any Potential Default that would become a Specified Event of Default), Event of Default (other than any Specified Event of Default), Potential Alternate Amortization Event or Alternate Amortization Event has occurred and is continuing, and (C) to the Borrower’s Knowledge, no Potential Default that would become a Specified Event of Default and no Specified Event of Default has occurred and is continuing;

17.                              to the Borrower’s Knowledge, all conditions to the requested Advance (other than Section 4.2.14) have been satisfied;

18.                               the amount of Base Funding and Overrun Funding provided by the Borrower prior to or concurrently with the requested Advance has been, or, prior to or concurrently with the requested Advance will be, applied to pay (A) at least 30% of the sum of the Eligible Base Project Costs being financed or reimbursed using the proceeds of the requested Advance plus all other Eligible Project Costs incurred to date, (B) 100% of all Ineligible Base Project Costs previously incurred or then required to be paid, and (C) 100% of all Overrun Project Costs previously incurred or then required to be paid;

19.                              the Borrower and, to the DBA Knowledge of Borrower, all DBA Contract Parties are in material compliance with all Davis-Bacon Requirements, except to the extent that the Davis-Bacon Requirements have been waived by the Department of Labor, including pursuant to the DOL Letter;

20.                              Appendix [J] identifies and describes the immaterial non-compliance with all Davis-Bacon Requirements of which the Borrower has DBA Knowledge, and the Borrower has commenced the cure of such immaterial non-compliance and reasonably believes that such immaterial non-compliance will be cured prior to any Advances subsequent to the Advance for which the Borrower Certificate is being delivered;

Exhibit C-2 - Page 4

21.                              all immaterial non-compliance identified on all prior Borrower Certificates in respect of compliance with Davis-Bacon Requirements have been cured;

22.                              [there have been no updates to the Davis-Bacon and Related Acts Compliance Program since the most recent prior Advance Date] or [attached as Appendix [K] is a true, correct and complete copy of the updates to the Davis-Bacon and Related Acts Compliance Program since the most recent prior Advance Date];

23.                              the requested Advance conforms to the Advance Schedule; and

24.                               to the Borrower’s Knowledge, the Owners’ Agent is in compliance with all of its obligations under the CPA Agreement.

(Signature page follows)

Exhibit C-2 - Page 5

IN WITNESS WHEREOF, the undersigned has duly executed this Borrower Certificate on behalf of the Borrower as of the date first written above.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION),
as Borrower

By:
Name:
Title:

[Signature Page to Borrower Advance Date Certificate]

Exhibit C-2 - Page 6

Exhibit C-3
to Loan Guarantee Agreement

FORM OF BORROWER FINANCIAL OFFICER CERTIFICATE

(Delivered pursuant to Section 4.1.5(a) of the Loan Guarantee Agreement)

Date: February    , 2014

U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn:  Director, Portfolio Management
Re:  DOE Loan Guarantees, LGPO Loan #1017

Ladies and Gentlemen:

This Borrower Financial Officer Certificate is delivered to you pursuant to Section 4.1.5(a) of the Loan Guarantee Agreement, dated as of February    , 2014, (the “Loan Guarantee Agreement”), by and between (i) Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of Georgia, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.

All capitalized terms used in this Borrower Financial Officer Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.

In connection with the satisfaction of the conditions precedent as of the Guarantee Issuance Date and those matters set forth under Sections 4.1.5(a) and 6.1(e) of the Loan Guarantee Agreement requiring the Borrower’s certification, the Borrower HEREBY CERTIFIES for the benefit of DOE, in its capacity as the Guarantor, that as of the date hereof:

1.                                      attached hereto as Appendix A are true, correct and complete copies of the Borrower’s most recent audited and unaudited Financial Statements;

2.                                      the attached Financial Statements were prepared in accordance with Accounting Requirements (except for the absence of footnotes and, in the case of unaudited Financial Statements, subject to changes resulting from audits and normal year-end adjustments and, in the case of audited Financial Statements, changes with which the Borrower’s Accountant has concurred) on a consistent basis and fairly present in all material respects the financial condition of the Borrower as of the date thereof and the results of operations and cash flows of the Borrower for the periods presented; and

3.                                      [no Potential Default (other than any Potential Default that would become a Specified Event of Default), Event of Default (other than any Specified Event of Default), Potential Alternate Amortization Event or Alternate Amortization Event has occurred and is continuing, and, to the Borrower’s Knowledge, no Potential Default that would become a Specified Event of Default and no Specified Event of Default has occurred and is continuing][description of the nature and period of existence of any Event of Default, Potential Default, Potential Alternate Amortization

Exhibit C-3 - Page 1

Event and Alternate Amortization Event and the corrective action Borrower has taken or proposes to take with respect thereto].

(Signature page follows)

Exhibit C-3 - Page 2

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Borrower as of the date first written above.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION),
as Borrower

By:
Name:
Title: Chief Financial Officer

[Signature Page to Borrower Financial Officer Certificate]

Exhibit C-3 - Page 3

Exhibit C-4
to Loan Guarantee Agreement

FORM OF BORROWER PRE-CLOSING CERTIFICATE

(Delivered pursuant to Section 4.1.3 and Section 4.1.4 of the Loan Guarantee Agreement)

Date: February    , 2014 [at least 30 days before the Guarantee Issuance Date (or such shorter period as may be satisfactory to DOE)]

U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.

Washington, D.C. 20585
Attn:  Director, Portfolio Management
Re:  DOE Loan Guarantees, LGPO Loan #1017

Ladies and Gentlemen:

This Borrower Pre-Closing Certificate is delivered to you pursuant to Section 4.1.3 and Section 4.1.4 of the Loan Guarantee Agreement, dated as of February    , 2014, (the “Loan Guarantee Agreement”), by and between (i) Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of Georgia, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.

All capitalized terms used in this Borrower Pre-Closing Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.

In connection with the satisfaction of the conditions precedent as of the Guarantee Issuance Date and those matters set forth under Section 4.1.3 and Section 4.1.4 of the Loan Guarantee Agreement requiring the Borrower’s certification, the Borrower HEREBY CERTIFIES for the benefit of DOE, in its capacity as the Guarantor, that as of the date hereof:

1.                                      attached hereto as Appendix A is (a) a true, correct and complete copy of the Borrower’s Pre-Closing Project Costs Report describing expenditures for Project Costs incurred and paid by the Borrower or any Affiliate of the Borrower prior to the Guarantee Issuance Date and specifying those expenditures for which the Borrower seeks credit to be applied toward Base Funding and (b) a true, correct and complete copy of the Construction Budget, which was prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date of preparation and as of the date hereof;

2.                                     attached hereto are true, correct and complete copies of the following documents, each of which was prepared in good faith based upon assumptions believed by the Borrower to be reasonable, in each case as of the date of preparation and as of the date hereof: (a) the Borrower Base Case Projections, including a summary of the underlying assumptions and explanations thereto, attached hereto as Appendix B-1 and (b) the Advance Schedule, attached hereto as Appendix B-2;

3.                                      attached hereto are true, correct and complete copies of the following documents, each of which was, to the Borrower’s Knowledge, prepared in good faith based upon assumptions

Exhibit C-4 - Page 1

believed by the Owners’ Agent to be reasonable, in each case as of the date of preparation and as of the date hereof: (a) the Summary Project Milestone Schedule, attached hereto as Appendix C-1, and (b) projections for jobs created and maintained in the U.S. as a result of the Project for each calendar year occurring during the term of the DOE Guaranteed Loan, attached hereto as Appendix C-2;

4.                                      a true, correct and complete copy of the Project Milestone Schedule, which was, to the Borrower’s Knowledge, prepared in good faith based upon assumptions believed by the Owners’ Agent to be reasonable as of the date of preparation and as of the date hereof has been made available on the Restricted Data Site and has been made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(q)(ii) of the Loan Guarantee Agreement; and

5.                                      the Project Costs described in the Pre-Closing Project Cost Report have been applied in accordance with the Construction Budget attached hereto.

(Signature page follows)

Exhibit C-4 - Page 2

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Borrower as of the date first written above.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION),
as Borrower

By:
Name:
Title:

[Signature Page to Borrower Pre-Closing Certificate]

Exhibit C-4 - Page 3

Exhibit D-1
to Loan Guarantee Agreement

[FORM OF] LENDER’S ENGINEER
GUARANTEE ISSUANCE DATE CERTIFICATE

 (Delivered pursuant to Section 4.1.14(b) of the Loan Guarantee Agreement)

Date: February    , 2014

U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn:  Director, Portfolio Management
Re:  DOE Loan Guarantees, LGPO Loan #1017

Ladies and Gentlemen:

MPR Associates, Inc. (as “Lender’s Engineer”) hereby delivers to you this Lender’s Engineer Guarantee Issuance Date Certificate (the “Certificate”) pursuant to Section 4.1.14(b) of the Loan Guarantee Agreement, dated as of February    , 2014 (the “Loan Guarantee Agreement”), by and between (i) Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of Georgia, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.

All capitalized terms used in this Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.

We have read the provisions of the Loan Guarantee Agreement which identify the responsibilities of the Lender’s Engineer related to providing this Certificate as required by Section 4.1.14(b) of the Loan Guarantee Agreement.

We have reviewed the supporting material and data made available to us by the Borrower, including, without limitation, a copy of the Borrower Certificate dated February    , 2014 (the “Borrower Pre-Closing Certificate”) and the Borrower Certificate dated February    , 2014 (the “Borrower Guarantee Issuance Date Certificate”).  Our review is based on the understanding and assumption that we have been provided true, complete and accurate information from other parties.  Unless otherwise expressly noted, the certifications herein, where applicable, are consistent with our review documented in our Lender’s Engineer’s Report, including the United States Department of Energy Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, dated November 6, 2009, the United States Department of Energy Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4 Revision 4, dated April 2013, and the Revision 2 of Supplement to DOE Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, dated October 9, 2013.

Based on our review described above of the aforementioned information, and of data provided to us by others which we have not independently verified, the Lender’s Engineer HEREBY CERTIFIES for the benefit of DOE, that as of the Guarantee Issuance Date:

Exhibit D-1 - Page 1

1.              the Construction Budget attached as Appendix [•] to the Borrower Pre-Closing Certificate is reasonable and appropriate and consistent with the Advance Schedule and Financial Plan for the Project;

2.              the amounts reflected in the Pre-Closing Project Costs Report dated [•], submitted to the Lender’s Engineer and attached as Appendix A to the Borrower Pre-Closing Certificate, have been applied in accordance with the Construction Budget;

3.              the Advance Schedule attached as Appendix [•] to the Borrower Pre-Closing Certificate showing the timing and amount of proposed Advances and Base Funding for the Project (showing the total number of Advances in each calendar quarter) is consistent with the Financial Plan and supports completion of the Project in accordance with the Project Milestone Schedule;

4.              the Summary Project Milestone Schedule attached as Appendix [•] to the Borrower Pre-Closing Certificate and the Project Milestone Schedule referred to in the Borrower Pre-Closing Certificate are achievable for the Project; and

5.              the implementation plans for the Project are sufficient to provide supply and disposal of nuclear fuel required to operate the Project in accordance with the COLs, all applicable Governmental Rules and the terms of the Fuel Supply Agreements (other than those to be entered into after the Guarantee Issuance Date).

(Signature page follows)

Exhibit D-1 - Page 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

MPR ASSOCIATES, INC.

By:
Name:
Title:

[Signature Page to Lender’s Engineer Guarantee Issuance Date Certificate]

Exhibit D-1 - Page 3

Exhibit D-2
to Loan Guarantee Agreement

[FORM OF] LENDER’S ENGINEER ADVANCE DATE CERTIFICATE

(For each Advance)

 (Delivered pursuant to Section 4.2.6(b) of the Loan Guarantee Agreement)

Date: February    , 2014

U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn:  Director, Portfolio Management
Re:  DOE Loan Guarantees, LGPO Loan #1017

Ladies and Gentlemen:

MPR Associates, Inc. (as “Lender’s Engineer”) hereby delivers to you this Lender’s Engineer Certificate (the “Certificate”) pursuant to Section 4.2.6(b) of the Loan Guarantee Agreement, dated as of February    , 2014 (the “Loan Guarantee Agreement”), by and between (i) Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of Georgia, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.

All capitalized terms used in this Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.

We have read the provisions of the Loan Guarantee Agreement which identify the responsibilities of the Lender’s Engineer related to providing this Certificate as required by Section 4.2.6(b) of the Loan Guarantee Agreement.

We have reviewed the supporting material and data made available to us by the Borrower, including, without limitation, the Borrower Certificate dated [•] (the “Borrower Advance Date Certificate”).  Our review is based on the understanding and assumption that we have been provided true, complete and accurate information from other parties.  Unless otherwise expressly noted, the certifications herein, where applicable, are consistent with our review documented in our Lender’s Engineer’s Report, including the United States Department of Energy Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, dated November 6, 2009, the United States Department of Energy Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4 Revision 4, dated April 2013, and the Revision 2 of Supplement to DOE Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, dated October 9, 2013.

Based on our review described above of the aforementioned information, and of data provided to us by others which we have not independently verified, the Lender’s Engineer HEREBY CERTIFIES for the benefit of DOE that, as of the date hereof, the Lender’s Engineer has reviewed the description of Eligible Project Costs attached as Appendix [B] to the Borrower

Exhibit D-2 - Page 1

Advance Date Certificate that have been incurred by the Requested Advance Date, and the proceeds of the requested Advance will be needed for such Eligible Project Costs.

(Signature page follows)

Exhibit D-2 - Page 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

MPR ASSOCIATES, INC.

By:
Name:
Title:

[Signature Page to Lender’s Engineer Advance Date Certificate]

Exhibit D-2 - Page 3

Exhibit E
to Loan Guarantee Agreement

[FORM OF] INSURANCE ADVISOR GUARANTEE ISSUANCE DATE CERTIFICATE

 (Delivered pursuant to Section 4.1.14(c) of the Loan Guarantee Agreement)

Date: February    , 2014

U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn:  Director, Portfolio Management
Re:  DOE Loan Guarantees, LGPO Loan #1017

Ladies and Gentlemen:

This Insurance Advisor Certificate (the “Certificate”) is delivered to you pursuant to Section 4.1.14(c) of the Loan Guarantee Agreement, dated as of February    , 2014 (the “Loan Guarantee Agreement”), by and between (i) Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of Georgia, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.

All capitalized terms used in this Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.

This Certificate does not affirmatively or negatively amend, extend, or alter the coverage afforded by the insurance policies.

Pursuant to Section 4.1.9 (Insurance) of the Loan Guarantee Agreement, the Insurance Advisor HEREBY CERTIFIES for the benefit of DOE, that as of the date hereof:

1.                                      all Required Insurance as set forth in Schedule 6.3 (Required Insurances) to the Loan Guarantee Agreement (“Schedule 6.3”)) is in place, and in full force and effect without default and all premiums due thereon [have been paid in full] [are to be paid with the proceeds of the initial Advance](11) [are to be paid by other arrangements satisfactory to DOE, consisting of [describe other arrangements]];

2.                                      attached hereto as Appendix A are true, correct and complete copies of the insurance certificates or policies with respect to all Required Insurance, designating the Borrower

(11)                          Use only if initial Advance is made on the Guarantee Issuance Date.

Exhibit E - Page 1

or the Owners’ Agent as loss payee, as appropriate, and the Secured Parties as additional insureds, to the extent required by Schedule 6.3;

3.                                      we have reviewed the Borrower Certificate dated the date hereof (the “Borrower Guarantee Issuance Date Certificate”); and

4.                                      the forms of “Builder’s Risk” policy, “Cargo” policy and “OCIP” policies (as those terms are defined in Schedule 6.3 attached to the Borrower Guarantee Issuance Date Certificate) are appropriate forms for purposes of Section I.a.1, I.a.2, and I.a.4 of Schedule 6.3.

(Signature page follows)

Exhibit E - Page 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

[ ]

By:
Name:
Title:

Exhibit E - Page 3

Exhibit F
to Loan Guarantee Agreement

[FORM OF] ADVANCE NOTICE

(For Each Advance Date)

(Delivered pursuant to Section 4.2.10 of the Loan Guarantee Agreement)

Date of this Notice:                        , 20

Requested Advance Date:                        , 20

To:

U.S. Department of Energy

Loan Programs Office, Loan Guarantee Program

1000 Independence Avenue, S.W.

Washington, D.C. 20585

Attention: Director, Portfolio Management

E-mail: lpo.portfolio@hq.doe.gov

Telephone: (202) 287-6738

Facsimile: (202) 287-5816

And a copy (which copy shall not constitute notice) to:

Chadbourne & Parke LLP

Attention: Peter Fitzgerald

E-mail: pfitzgerald@chadbourne.com

Telephone: (202) 974-5712

Facsimile:   (202) 974-6912

With a copy to the same address (which copy shall not constitute notice):

Attention: Kenneth Cestari

E-mail: Kenneth.Cestari@hq.doe.gov

Telephone: (202) 287-5523

And a copy (which copy shall not constitute notice) to:

MPR Associates Inc., as Lender’s Engineer
320 King Street
Alexandria, VA 22314-3230
Attn:  Thomas Lubnow
Re:  DOE Loan Guarantees, LGPO Loan #[   ]

Ladies and Gentlemen:

This Advance Notice is delivered to you pursuant to the Loan Guarantee Agreement, dated as of [•] (the “Loan Guarantee Agreement”), by and between (i) Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of Georgia, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.

All capitalized terms used in this Advance Notice not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.

In connection with the satisfaction of the conditions precedent as of the Requested Advance Date listed above and those matters set forth under Section 4.2 of the Loan Guarantee Agreement requiring the Borrower’s certification, the Borrower hereby notifies you that, as of the date hereof:

Exhibit F - Page 1

1.                                     This Advance Notice constitutes a request for an Advance of US$                    under the Loan Guarantee Agreement and the FFB Credit Facility Documents, such amount being in accordance with the minimum amount and increments required by the FFB Credit Facility Documents;

2.                                    The Requested Advance Date for the Advance is the date noted as such on the first page of this Advance Notice;

3.                                      Schedule 1 attached hereto sets forth with respect to the requested Advance:

(a)                                 the aggregate amount of the Eligible Base Project Costs that have been paid by the Borrower prior to the Requested Advance Date;

(b)                                 the aggregate amount of the Project Costs (Eligible Project Costs and Ineligible Project Costs) that have been paid by the Borrower prior to the Requested Advance Date;

(c)                                  the aggregate amount of Advances made prior to the Requested Advance Date;

(d)                                 the maximum amount of the Advance that the Borrower may request;

(e)                                  the amount of the requested Advance; and

(f)                                   the payees to which the proceeds of the requested Advance is to be paid;

4.                                    Schedule 2 attached hereto includes the FFB Advance Request with respect to the requested Advance, executed by the Borrower, together with any information necessary for FFB and DOE to process such request; and

5.                                  Schedule 3 attached hereto includes a Borrower Certificate delivered pursuant to Section 4.2.6 of the Loan Guarantee Agreement regarding the matters required to be certified by the Borrower as set forth under Section 4.2 of the Loan Guarantee Agreement in connection with the requested Advance.

(The remainder of this page is intentionally blank.)

Exhibit F - Page 2

IN WITNESS WHEREOF, the undersigned has duly executed this Advance Notice on behalf of the Borrower as of the date first written above.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION),
as Borrower

By:
Name:
Title:

Attachments

Schedule 1                            Advance Amounts

Schedule 2                            FFB Advance Request

Schedule 3                            Borrower Certificate[s]

Exhibit F - Page 3

Schedule 1 to Advance Notice

Advance Amounts

1	2	3	4	5	6	7
Advance Date/ Requested Advance Date	Aggregate amount of Eligible Base Project Costs paid by the Borrower prior to the Requested Advance Date(12)	Aggregate amount of Project Costs (Eligible Project Costs and Ineligible Project Costs) paid by the Borrower prior to the Requested Advance Date	Aggregate amount of Advances made prior to the Requested Advance Date	Maximum amount of Advance (70% of the amount in column 2 less the amount in column 4)	Amount of Requested Advance	Payees
[Initial Advance Date]
[Second Advance Date]
[Third Advance Date]
[Etc.]

(12)                          Per LGA definition of “Eligible Base Project Costs”  this amount may not exceed $4,367,242,087.

Exhibit F - Page 4

Schedule 2 to Advance Notice

FFB Advance Request

[See attached]

Exhibit F - Page 5

ADVANCE REQUEST

******************************************************************************

PLEASE REFER TO DEPARTMENT OF ENERGY (DOE) REGULATIONS AND INSTRUCTIONS FOR A DESCRIPTION OF (1) ANY OTHER FORMS AND MATERIALS THAT DOE REQUIRES TO BE SUBMITTED IN CONNECTION WITH EACH ADVANCE REQUEST, AND (2) THE TIME LIMITS FOR SUBMITTING THOSE FORMS AND MATERIALS AND THIS ADVANCE REQUEST TO DOE.

PLEASE DIRECT ALL QUESTIONS ON HOW TO COMPLETE THIS ADVANCE REQUEST FORM TO THE DOE CONTACT OFFICE INDICATED BELOW.

WHEN COMPLETED, PLEASE DELIVER THIS FORM (TOGETHER WITH ALL OTHER FORMS AND MATERIAL REQUIRED BY DOE) TO DOE AT THE ADDRESS OF THE DOE CONTACT OFFICE INDICATED BELOW:

United States Department of Energy
Loan Guarantee Program
1000 Independence Avenue, SW
Washington, DC 20585

Attention:	Director, Portfolio Management

Telephone No.	(202) 287-6738
Facsimile No.	(202) 287-5816
Email Address	lpo.portfolio@hq.doe.gov

******************************************************************************

Exhibit F - Page 6

Chief Financial Officer

Federal Financing Bank

Reference is made to the following-described Future Advance Promissory Note (the “Note”) payable to the Federal Financing Bank (“FFB”), which is guaranteed by the Secretary of Energy (the “Secretary”):

NAME OF BORROWER (the “Borrower”):

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)(13)

FFB NOTE IDENTIFIER:	(14)

The undersigned, as an authorized official of the Borrower, hereby requests FFB to make an advance of funds (“this Advance”) under, pursuant to, and in accordance with the applicable terms of the Note.

The undersigned further requests that this Advance be made as follows:

1.                                      REQUESTED ADVANCE AMOUNT:

The principal amount of this Advance is requested to be

$                                        .(15)

2.                                      REQUESTED ADVANCE DATE:

This Advance is requested to be made on:

                               .(16)

(13) Insert the corporate name of the Borrower.  If the corporate name of the Borrower at the time of this Advance is different from the corporate name that appears on page 1 of the Note, add “(formerly                           )”, and insert in this second blank the corporate name of the Borrower as it appears on page 1 of the Note.

(14) Insert the “Note Identifier” that FFB assigned to the Note (as provided in the Note Purchase Agreement).

(15) Insert the particular amount of funds that the Borrower requests to be advanced.

(16) Insert the particular calendar date that the Borrower requests to be date on which this Advance is to be made, which must be a Business Day.

Exhibit F - Page 7

3.                                      WIRE INSTRUCTIONS:

Funds in an amount equal to the Requested Advance Amount are requested to be disbursed by electronic funds transfer to the following account(s):

(IF MORE THAN ONE PAYEE IS TO BE PAID FROM

THE REQUESTED ADVANCE AMOUNT,

PROVIDE THE INFORMATION BELOW FOR EACH PAYEE).

$

A.  Correspondent bank (if any) for payee’s bank:

Name of financial institution

Address of financial institution

ABA number of financial institution	.

B.  Payee’s bank and account:

Name of financial institution

Address of financial institution

ABA number of financial institution

Account name

Account number

Taxpayer ID number

Exhibit F - Page 8

4. MATURITY DATE	(17)

The undersigned certifies that the undersigned has been authorized to execute this Advance Request on behalf of the Borrower and to deliver it to Secretary for review and approval before being forwarded to FFB, and that this authority is valid and in full force and effect on the date hereof.

(17) For Note No. 1, insert the particular calendar date that the Borrower requests to be date on which this Advance is to mature, which date must meet the criteria for Maturity Dates specified in section 7.3.1(a)(5) of the Note Purchase Agreement referred to in the Note. For Note No. 2, insert the Maturity Date.

Exhibit F - Page 9

IN WITNESS WHEREOF, the undersigned has executed this Advance Request and caused it to be delivered to the Secretary for review and approval before being forwarded to FFB.

OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP CORPORATION)

Signature:

Print Name:

Title:

Date:

ADVANCE REQUEST APPROVAL NOTICE

Notice is hereby given to FFB that the preceding Advance Request made by the Borrower identified therein has been approved by or on behalf of the Secretary of Energy for purposes of the Note identified therein.

SECRETARY OF ENERGY
FOR	acting through his or her
ACCOUNTING	duly authorized designate

USE ONLY:
Signature:

DOE Budget	Print Name:

Title:

Date:

Exhibit F - Page 10

Schedule 3 to Advance Notice

Borrower Certificate[s]

[See attached]

Exhibit F - Page 11

Exhibit G
to Loan Guarantee Agreement

DAVIS-BACON ACT REQUIRED PROVISIONS

SECTION (a) MINIMUM WAGES, ETC.

(1) Minimum wages.

(i) All laborers and mechanics employed or working upon the site of the work (or under the United States Housing Act of 1937 or under the Housing Act of 1949 in the construction or development of the project), will be paid unconditionally and not less often than once a week, and without subsequent deduction or rebate on any account (except such payroll deductions as are permitted by regulations issued by the Secretary of Labor under the Copeland Act (29 CFR part 3)), the full amount of wages and bona fide fringe benefits (or cash equivalents thereof) due at time of payment computed at rates not less than those contained in the wage determination of the Secretary of Labor which is attached hereto and made a part hereof, regardless of any contractual relationship which may be alleged to exist between the contractor and such laborers and mechanics.

Contributions made or costs reasonably anticipated for bona fide fringe benefits under section 1(b)(2) of the Davis-Bacon Act on behalf of laborers or mechanics are considered wages paid to such laborers or mechanics, subject to the provisions of paragraph (a)(1)(iv) of this section; also, regular contributions made or costs incurred for more than a weekly period (but not less often than quarterly) under plans, funds, or programs which cover the particular weekly period, are deemed to be constructively made or incurred during such weekly period. Such laborers and mechanics shall be paid the appropriate wage rate and fringe benefits on the wage determination for the classification of work actually performed, without regard to skill, except as provided in Sec. 5.5(a)(4) [paragraph (a)(4) below]. Laborers or mechanics performing work in more than one classification may be compensated at the rate specified for each classification for the time actually worked therein: Provided, That the employer’s payroll records accurately set forth the time spent in each classification in which work is performed. The wage determination (including any additional classification and wage rates conformed under paragraph (a)(1)(ii) of this section) and the Davis-Bacon Act poster (WH-1321) shall be posted at all times by the contractor and its subcontractors at the site of the work in a prominent and accessible place where it can be easily seen by the workers.

(ii)(A) The contracting officer shall require that any class of laborers or mechanics, including helpers, which is not listed in the wage determination and which is to be employed under the contract shall be classified in conformance with the wage determination. The contracting officer shall approve an additional classification and wage rate and fringe benefits therefore only when the following criteria have been met:

(1) The work to be performed by the classification requested is not performed by a classification in the wage determination; and

(2) The classification is utilized in the area by the construction industry; and

Exhibit G - Page 1

(3) The proposed wage rate, including any bona fide fringe benefits, bears a reasonable relationship to the wage rates contained in the wage determination.

(ii)(B) If the contractor and the laborers and mechanics to be employed in the classification (if known), or their representatives, and the contracting officer agree on the classification and wage rate (including the amount designated for fringe benefits where appropriate), a report of the action taken shall be sent by the contracting officer to the Administrator of the Wage and Hour Division, Employment Standards Administration, U.S. Department of Labor, Washington, DC 20210. The Administrator, or an authorized representative, will approve, modify, or disapprove every additional classification action within 30 days of receipt and so advise the contracting officer or will notify the contracting officer within the 30-day period that additional time is necessary.

(ii)(C) In the event the contractor, the laborers or mechanics to be employed in the classification or their representatives, and the contracting officer do not agree on the proposed classification and wage rate (including the amount designated for fringe benefits, where appropriate), the contracting officer shall refer the questions, including the views of all interested parties and the recommendation of the contracting officer, to the Administrator for determination. The Administrator, or an authorized representative, will issue a determination within 30 days of receipt and so advise the contracting officer or will notify the contracting officer within the 30-day period that additional time is necessary.

(ii)(D) The wage rate (including fringe benefits where appropriate) determined pursuant to paragraphs (a)(1)(ii) (B) or (C) of this section, shall be paid to all workers performing work in the classification under this contract from the first day on which work is performed in the classification.

(iii) Whenever the minimum wage rate prescribed in the contract for a class of laborers or mechanics includes a fringe benefit which is not expressed as an hourly rate, the contractor shall either pay the benefit as stated in the wage determination or shall pay another bona fide fringe benefit or an hourly cash equivalent thereof.

(iv) If the contractor does not make payments to a trustee or other third person, the contractor may consider as part of the wages of any laborer or mechanic the amount of any costs reasonably anticipated in providing bona fide fringe benefits under a plan or program, Provided, That the Secretary of Labor has found, upon the written request of the contractor, that the applicable standards of the Davis-Bacon Act have been met. The Secretary of Labor may require the contractor to set aside in a separate account assets for the meeting of obligations under the plan or program.

(2) Withholding.

The Department of Energy (“DOE”) shall upon its own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be

Exhibit G - Page 2

withheld from the contractor under this contract or any other Federal contract with the same prime contractor, or any other federally-assisted contract subject to Davis-Bacon Act prevailing wage requirements, which is held by the same prime contractor, so much of the accrued payments or advances as may be considered necessary to pay laborers and mechanics, including apprentices, trainees, and helpers, employed by the contractor or any subcontractor the full amount of wages required by the contract. In the event of failure to pay any laborer or mechanic, including any apprentice, trainee, or helper, employed or working on the site of the work (or under the United States Housing Act of 1937 or under the Housing Act of 1949 in the construction or development of the project), all or part of the wages required by the contract, DOE may, after written notice to the contractor, sponsor, applicant, or owner, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds until such violations have ceased.

(3) Payrolls and basic records.

(i) Payrolls and basic records relating thereto shall be maintained by the contractor during the course of the work and preserved for a period of three years thereafter for all laborers and mechanics working at the site of the work (or under the United States Housing Act of 1937, or under the Housing Act of 1949, in the construction or development of the project). Such records shall contain the name, address, and social security number of each such worker, his or her correct classification, hourly rates of wages paid (including rates of contributions or costs anticipated for bona fide fringe benefits or cash equivalents thereof of the types described in section 1(b)(2)(B) of the Davis-Bacon Act), daily and weekly number of hours worked, deductions made and actual wages paid. Whenever the Secretary of Labor has found under 29 CFR 5.5(a)(1)(iv) that the wages of any laborer or mechanic include the amount of any costs reasonably anticipated in providing benefits under a plan or program described in section 1(b)(2)(B) of the Davis-Bacon Act, the contractor shall maintain records which show that the commitment to provide such benefits is enforceable, that the plan or program is financially responsible, and that the plan or program has been communicated in writing to the laborers or mechanics affected, and records which show the costs anticipated or the actual cost incurred in providing such benefits. Contractors employing apprentices or trainees under approved programs shall maintain written evidence of the registration of apprenticeship programs and certification of trainee programs, the registration of the apprentices and trainees, and the ratios and wage rates prescribed in the applicable programs.

(ii)(A) The contractor shall submit weekly for each week in which any contract work is performed a copy of all payrolls to the DOE) if the agency is a party to the contract, but if the agency is not such a party, the contractor will submit the payrolls to the applicant, sponsor, or owner, as the case may be, for transmission to DOE. The payrolls submitted shall set out accurately and completely all of the information required to be maintained under 29 CFR 5.5(a)(3)(i), except that full social security numbers and home addresses shall not be included on weekly transmittals. Instead the payrolls shall only need to include an individually identifying number for each employee (e.g., the last four digits

Exhibit G - Page 3

of the employee’s social security number). The required weekly payroll information may be submitted in any form desired.  Optional Form WH-347 is available for this purpose from the Wage and Hour Division Web site at http://www.dol.gov/esa/whd/forms/wh347instr.htm or its successor site. The prime contractor is responsible for the submission of copies of payrolls by all subcontractors. Contractors and subcontractors shall maintain the full social security number and current address of each covered worker, and shall provide them upon request to DOE if the agency is a party to the contract, but if the agency is not such a party, the contractor will submit them to the applicant, sponsor, or owner, as the case may be, for transmission to DOE, the contractor, or the Wage and Hour Division of the Department of Labor for purposes of an investigation or audit of compliance with prevailing wage requirements. It is not a violation of this section for a prime contractor to require a subcontractor to provide addresses and social security numbers to the prime contractor for its own records, without weekly submission to the sponsoring government agency (or the applicant, sponsor, or owner).

(ii)(B) Each payroll submitted shall be accompanied by a ``Statement of Compliance,’’ signed by the contractor or subcontractor or his or her agent who pays or supervises the payment of the persons employed under the contract and shall certify the following:

(1) That the payroll for the payroll period contains the information required to be provided under Sec.  5.5 (a)(3)(ii) of Regulations, 29 CFR part 5, the appropriate information is being maintained under Sec.  5.5 (a)(3)(i) of Regulations, 29 CFR part 5, and that such information is correct and complete;

(2) That each laborer or mechanic (including each helper, apprentice, and trainee) employed on the contract during the payroll period has been paid the full weekly wages earned, without rebate, either directly or indirectly, and that no deductions have been made either directly or indirectly from the full wages earned, other than permissible deductions as set forth in Regulations, 29 CFR part 3;

(3) That each laborer or mechanic has been paid not less than the applicable wage rates and fringe benefits or cash equivalents for the classification of work performed, as specified in the applicable wage determination incorporated into the contract.

(ii)(C) The weekly submission of a properly executed certification set forth on the reverse side of Optional Form WH-347 shall satisfy the requirement for submission of the ``Statement of Compliance’’ required by paragraph (a)(3)(ii)(B) of this section.

(ii)(D) The falsification of any of the above certifications may subject the contractor or subcontractor to civil or criminal prosecution under section 1001 of title 18 and section 231 of title 31 of the United States Code.

(iii) The contractor or subcontractor shall make the records required under paragraph (a)(3)(i) of this section available for inspection, copying, or transcription by authorized representatives of DOE or the Department of Labor, and shall permit such representatives to interview employees during working hours on the job. If the contractor or subcontractor fails to submit the required records or to make them

Exhibit G - Page 4

available, the Federal agency may, after written notice to the contractor, sponsor, applicant, or owner, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds. Furthermore, failure to submit the required records upon request or to make such records available may be grounds for debarment action pursuant to 29 CFR 5.12.

(4) Apprentices and trainees

(i) Apprentices. Apprentices will be permitted to work at less than the predetermined rate for the work they performed when they are employed pursuant to and individually registered in a bona fide apprenticeship program registered with the U.S. Department of Labor, Employment and Training Administration, Office of Apprenticeship Training, Employer and Labor Services, or with a State Apprenticeship Agency recognized by the Office, or if a person is employed in his or her first ninety (90) days of probationary employment as an apprentice in such an apprenticeship program, who is not individually registered in the program, but who has been certified by the Office of Apprenticeship Training, Employer and Labor Services or a State Apprenticeship Agency (where appropriate) to be eligible for probationary employment as an apprentice. The allowable ratio of apprentices to journeymen on the job site in any craft classification shall not be greater than the ratio permitted to the contractor as to the entire work force under the registered program. Any worker listed on a payroll at an apprentice wage rate, who is not registered or otherwise employed as stated above, shall be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any apprentice performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. Where a contractor is performing construction on a project in a locality other than that in which its program is registered, the ratios and wage rates (expressed in percentages of the journeyman’s hourly rate) specified in the contractor’s or subcontractor’s registered program shall be observed. Every apprentice must be paid at not less than the rate specified in the registered program for the apprentice’s level of progress, expressed as a percentage of the journeymen hourly rate specified in the applicable wage determination. Apprentices shall be paid fringe benefits in accordance with the provisions of the apprenticeship program. If the apprenticeship program does not specify fringe benefits, apprentices must be paid the full amount of fringe benefits listed on the wage determination for the applicable classification. If the Administrator determines that a different practice prevails for the applicable apprentice classification, fringes shall be paid in accordance with that determination. In the event the Office of Apprenticeship Training, Employer and Labor Services, or a State Apprenticeship Agency recognized by the Office, withdraws approval of an apprenticeship program, the contractor will no longer be permitted to utilize apprentices at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(ii) Trainees. Except as provided in 29 CFR 5.16, trainees will not be permitted to work at less than the predetermined rate for the work performed unless they are employed

Exhibit G - Page 5

pursuant to and individually registered in a program which has received prior approval, evidenced by formal certification by the U.S. Department of Labor, Employment and Training Administration. The ratio of trainees to journeymen on the job site shall not be greater than permitted under the plan approved by the Employment and Training Administration. Every trainee must be paid at not less than the rate specified in the approved program for the trainee’s level of progress, expressed as a percentage of the journeyman hourly rate specified in the applicable wage determination. Trainees shall be paid fringe benefits in accordance with the provisions of the trainee program. If the trainee program does not mention fringe benefits, trainees shall be paid the full amount of fringe benefits listed on the wage determination unless the Administrator of the Wage and Hour Division determines that there is an apprenticeship program associated with the corresponding journeyman wage rate on the wage determination which provides for less than full fringe benefits for apprentices. Any employee listed on the payroll at a trainee rate who is not registered and participating in a training plan approved by the Employment and Training Administration shall be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any trainee performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. In the event the Employment and Training Administration withdraws approval of a training program, the contractor will no longer be permitted to utilize trainees at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(iii) Equal employment opportunity. The utilization of apprentices, trainees and journeymen under this part shall be in conformity with the equal employment opportunity requirements of Executive Order 11246, as amended, and 29 CFR part 30.

(5) Compliance with Copeland Act requirements.

The contractor shall comply with the requirements of 29 CFR part 3, which are incorporated by reference in this contract.

(6) Subcontracts.

The contractor or subcontractor shall insert in any subcontracts the clauses contained in 29 CFR 5.5(a)(1) through (10) and such other clauses as DOE may by appropriate instructions require, and also a clause requiring the subcontractors to include these clauses in any lower tier subcontracts. The prime contractor shall be responsible for the compliance by any subcontractor or lower tier subcontractor with all the contract clauses in 29 CFR 5.5.

(7) Contract termination: debarment.

A breach of the contract clauses in 29 CFR 5.5 may be grounds for termination of the

Exhibit G - Page 6

contract, and for debarment as a contractor and a subcontractor as provided in 29 CFR 5.12.

(8) Compliance with Davis-Bacon and Related Act requirements.

All rulings and interpretations of the Davis-Bacon and Related Acts contained in 29 CFR parts 1, 3, and 5 are herein incorporated by reference in this contract.

(9) Disputes concerning labor standards.

Disputes arising out of the labor standards provisions of this contract shall not be subject to the general disputes clause of this contract. Such disputes shall be resolved in accordance with the procedures of the Department of Labor set forth in 29 CFR parts 5, 6, and 7. Disputes within the meaning of this clause include disputes between the contractor (or any of its subcontractors) and the contracting agency, the U.S. Department of Labor, or the employees or their representatives.

(10) Certification of eligibility.

(i) By entering into this contract, the contractor certifies that neither it (nor he or she) nor any person or firm who has an interest in the contractor’s firm is a person or firm ineligible to be awarded government contracts by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(ii) No part of this contract shall be subcontracted to any person or firm ineligible for award of a government contract by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(iii) The penalty for making false statements is prescribed in the U.S. Criminal Code, 18 U.S.C. 1001.

Exhibit G - Page 7

Exhibit H
to Loan Guarantee Agreement

FORM OF LIEN WAIVERS AND RELEASES

INTERIM PAYMENT REPRESENTATIONS AND LIEN WAIVER AND RELEASE

By executing and submitting its interim payment application and the lien waiver below, in consideration for the payment described in the lien waiver below, and for the purpose of inducing Owners to make this interim payment, [NAME OF CONTRACTOR], for itself, its Vendors(18) and Subcontractors, and the Personnel of any of them, does hereby certify and warrant as follows effective upon receipt by [NAME OF CONTRACTOR] of payment in the amount of $xxxxx:

1.             All Parties Paid. [NAME OF CONTRACTOR] has been paid amounts owed pursuant to the terms of the Engineering, Procurement and Construction Agreement between Owners and Westinghouse and Stone & Webster, Inc. (as Contractor) for Units 3 and 4 at the Vogtle Electric Generating Plant in Georgia (the “Facility”), dated as of April 8, 2008 and as subsequently amended, (the “EPC Agreement”) for the materials, equipment, services and labor furnished to or for the benefit of the Facility (the “Work”) through the effective date of the preceding interim lien waiver and for the portion of the Work covered by the invoice dated               , except for (a) retained funds withheld by Owners pursuant to Article 8 of the EPC Agreement, (b) disputed amounts specifically identified on the attached Exhibit B, or (c) amounts claimed for pending changes specifically identified on the attached Exhibit B, and that the parties supplying labor or materials under contract to [NAME OF CONTRACTOR] in connection with the Work and the Facility have been paid, or will be paid promptly from the proceeds of this progress payment pursuant to the terms of the respective agreements with [NAME OF CONTRACTOR] (except to the extent of payments that [NAME OF CONTRACTOR] has the right (or in good faith believes it has the right) to withhold or are in dispute under such agreements), for labor, services, equipment or materials furnished in relation to the Work and the Facility.

2.             Waiver of Lien Claims. [NAME OF CONTRACTOR] waives any and all liens and releases and forever discharges Owners, any construction lender, and their respective directors, officers, principals, partners, employees, agents, subsidiaries, parent and related firms, successors and assigns from any and all actions, causes of action, liens, bond rights, stop notices, debts, dues, accounts, covenants, agreements, judgments, claims and demands of whatsoever nature or character for nonpayment for the Work for which payment is owed and is being made to the effective date of the interim lien waiver stated below, with the exception of (a) retained

(18)       Unless otherwise provided herein, all capitalized terms used herein shall have the meanings assigned to them in the EPC Agreement.

Exhibit H - Page 1

funds withheld by Owners pursuant to Article 8 of the EPC Agreement, (b) disputed amounts specifically identified on the attached Exhibit B, and (c) amounts claimed for pending changes specifically identified on the attached Exhibit B.

3.             Representations. [NAME OF CONTRACTOR] represents that (a) insurance coverages required by the EPC Agreement to be maintained by [NAME OF CONTRACTOR] remain in effect and unchanged; (b) [NAME OF CONTRACTOR] has not received notice nor does it have actual knowledge of any event or circumstance that would void or diminish the warranty provided by [NAME OF CONTRACTOR] under the EPC Agreement or by a Vendor or Subcontractor under a Subcontract; and (c) [NAME OF CONTRACTOR] has secured from its Major Vendors and Major Subcontractors with Subcontracts in excess of One Million Dollars ($1,000,000) written waivers of lien rights, on forms that conform to the State of Georgia’s statutory requirements, with respect to services, labor, materials or equipment supplied to or for the benefit of the Facility through the effective date of the preceding interim lien waiver from such Vendors and Subcontractors for which proper and acceptable invoices through the effective date of the preceding interim lien waiver have been received and processed. [NAME OF CONTRACTOR] will make available to Owners copies of such waivers of lien rights for Owners’ review.

4.             Authorization. [NAME OF CONTRACTOR] warrants that it is the sole owner of the lien claims released herein, that it has not sold, assigned or conveyed such lien claims to any other party, and that the individual whose signature appears below has personal knowledge of these matters and is fully authorized and qualified to make these representations on behalf of [NAME OF CONTRACTOR].

5.             Scope of Lien Release. The representations and lien release contained herein are independent covenants and operate, and are effective with respect to, labor, services, materials or equipment provided by or through [NAME OF CONTRACTOR], under any agreement, whether oral or written, whether extra or additional to any such agreement, and with respect to the Facility, the Property, or the EPC Agreement.

INTERIM LIEN WAIVER AND RELEASE UPON PAYMENT

STATE OF GEORGIA

COUNTY OF BURKE

THE UNDERSIGNED [NAME OF CONTRACTOR] HAS BEEN EMPLOYED BY GEORGIA POWER COMPANY, ACTING FOR ITSELF AND AS AGENT FOR OGLETHORPE POWER CORPORATION; MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA; AND THE CITY OF DALTON, GEORGIA, ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS (“OWNERS”) TO FURNISH MATERIALS, EQUIPMENT, SERVICES, AND LABOR (THE “WORK”) FOR THE CONSTRUCTION OF IMPROVEMENTS KNOWN AS UNITS 3 AND 4 OF THE VOGTLE ELECTRIC GENERATING PLANT (THE “FACILITY”) WHICH IS LOCATED IN CITY OF WAYNESBORO, COUNTY OF BURKE, STATE OF GEORGIA, AND IS OWNED BY GEORGIA POWER COMPANY, OGLETHORPE POWER CORPORATION,

Exhibit H - Page 2

MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, AND THE BOARD OF WATER, LIGHT AND SINKING FUND COMMISSION OF THE CITY OF DALTON, GEORGIA DBA/DALTON UTILITIES AND MORE PARTICULARLY DESCRIBED AS FOLLOWS (THE “PROPERTY”):

THE PROPERTY UPON WHICH THE IMPROVEMENTS WERE MADE IS MORE FULLY DESCRIBED IN EXHIBIT A.

UPON RECEIPT OF THE SUM OF $xxxxx [NAME OF CONTRACTOR] WAIVES AND RELEASES ANY LIENS OR CLAIMS OF LIENS IT HAS UPON THE FOREGOING DESCRIBED PROPERTY OR ANY RIGHTS AGAINST ANY LABOR AND/OR MATERIAL BOND THROUGH THE DATE OF               , AND EXCEPTING THOSE RIGHTS AND LIENS THAT [NAME OF CONTRACTOR] MIGHT HAVE IN ANY RETAINED AMOUNTS, DISPUTED AMOUNTS SPECIFICALLY IDENTIFIED ON THE ATTACHED EXHIBIT B, AND AMOUNTS CLAIMED FOR PENDING CHANGES SPECIFICALLY IDENTIFIED ON THE ATTACHED EXHIBIT B, ON ACCOUNT OF LABOR OR MATERIALS, OR BOTH, FURNISHED BY [NAME OF CONTRACTOR] TO OR ON ACCOUNT OF SAID OWNERS FOR SAID FACILITY AND PROPERTY.

GIVEN UNDER HAND AND SEAL THIS                    DAY OF                                   , 20XX.

[NAME OF CONTRACTOR]

BY:	(SEAL)

PRINTED NAME:

TITLE:

WITNESS:

PRINTED NAME:

Exhibit H - Page 3

(ADDRESS)

NOTICE: WHEN YOU EXECUTE AND SUBMIT THIS DOCUMENT, YOU SHALL BE CONCLUSIVELY DEEMED TO HAVE BEEN PAID IN FULL THE AMOUNT STATED ABOVE, EVEN IF YOU HAVE NOT ACTUALLY RECEIVED SUCH PAYMENT, 60 DAYS AFTER THE DATE STATED ABOVE UNLESS YOU FILE EITHER AN AFFIDAVIT OF NONPAYMENT OR A CLAIM OF LIEN PRIOR TO THE EXPIRATION OF SUCH 60 DAY PERIOD. THE FAILURE TO INCLUDE THIS NOTICE LANGUAGE ON THE FACE OF THE FORM SHALL RENDER THE FORM UNENFORCEABLE AND INVALID AS A WAIVER AND RELEASE UNDER O.C.G.A. SECTION 44-14-366.(19)

(19)  This notice language may be moved to the face of the interim lien waiver.

Exhibit H - Page 4

FINAL PAYMENT REPRESENTATIONS AND LIEN WAIVER

By executing and submitting its payment application and the lien waiver below, in consideration for and effective upon receipt of the final payment described in the lien waiver below, and for the purpose of inducing Owners to make final payment, the Contractor, for itself, its Subcontractors and the Personnel of any of them does hereby represent and warrant as follows:

1. All Parties Paid. It has been paid in full amounts owed pursuant to the terms of the Engineering, Procurement and Construction Agreement between Owners and Contractor for Units 3 & 4 at the Vogtle Site in Georgia, dated as of April 8, 2008 (the “Agreement”) for the materials or labor furnished to the Facility except for disputed amounts specifically identified and detailed below, and that the parties supplying labor or materials under contract to the Contractor in connection with the Facility have been paid in full for all labor, services, equipment or materials ordered or supplied pursuant to the terms of agreements with the Contractor (except to the extent of payments that Contractor has the right (or in good faith believes it has the right) to withhold or are in dispute under such agreements).

Disputed Claim Amounts Specifically Excepted from the Representation and Lien Waiver:

2. Waiver Of Lien Claims. It waives and releases any lien claims for non-payment of Work performed, and for which payment is owed, against the Owners, any construction lender, and their respective directors, officers, principals, partners, employees, agents, subsidiaries, parent and related firms, successors and assigns, arising out of or pertaining in any manner to the Agreement, the property described below, or the Facility except to the extent disputed amounts are detailed and specifically identified above.

3. Representations. Contractor represents that Contractor has not received notice nor does it have actual knowledge of any event or circumstance that would void the warranty provided by Contractor under the Agreement or by a Vendor or Subcontractor under a Subcontract and that Contractor has secured from its Major Vendors and Major Subcontractors with Subcontracts in excess of One Million Dollars ($1,000,000) waivers of lien rights with respect to services, labor, materials or equipment supplied to or for the benefit of the Facility.

4. Authorization. It warrants that it is the sole owner of the lien claims released herein, that it has not sold, assigned or conveyed such lien claims to any other party, and that the individual whose signature appears below has personal knowledge of these matters and is fully authorized and qualified to make these representations on behalf of the Contractor.

5. Scope Of Lien Release. The representations and lien release contained herein are independent covenants and operate, and are effective with respect to, labor, services, materials or equipment provided by or through the Contractor, under any agreement, whether oral or written, whether extra or additional to any such agreement, and with respect to the Facility, the Property, or the Agreement.

Exhibit H - Page 5

LIEN WAIVER AND LIEN RELEASE UPON FINAL PAYMENT

STATE OF GEORGIA

COUNTY OF

THE UNDERSIGNED MECHANIC AND/OR MATERIALMAN HAS BEEN EMPLOYED BY                      [NAME OF CONTRACTOR] TO FURNISH                    [DESCRIBE MATERIALS AND/OR LABOR] FOR THE CONSTRUCTION OF IMPROVEMENTS KNOWN AS                  [TITLE OF THE PROJECT OR BUILDING] WHICH IS LOCATED IN THE CITY OF             , COUNTY OF             , AND IS OWNED BY                [NAME OF OWNER] AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:                                                                                                      [DESCRIBE PROPERTY UPON WHICH THE IMPROVEMENTS WERE MADE BY USING EITHER A METES AND BOUNDS DESCRIPTION, THE LAND LOT DISTRICT, BLOCK AND LOT NUMBER, OR STREET ADDRESS OF THE PROJECT.]

UPON RECEIPT OF THE SUM OF $              , THE MECHANIC AND/OR MATERIALMAN WAIVES AND RELEASES ANY AND ALL LIENS OR CLAIMS OF LIENS IT HAS UPON THE FOREGOING, DESCRIBED PROPERTY OR ANY RIGHTS AGAINST ANY LABOR AND/OR MATERIAL BOND ON ACCOUNT OF LABOR OR MATERIALS, OR BOTH, FURNISHED BY THE UNDERSIGNED TO OR ON ACCOUNT OF SAID CONTRACTOR FOR SAID PROPERTY.(20)

GIVEN UNDER HAND AND SEAL THIS                    DAY OF                                   , 20XX.

BY:	(SEAL)

PRINTED NAME:

TITLE:

WITNESS:

(20)  The EPC Contractor may make reservations to this form of final lien waiver for disputed amounts.

Exhibit H - Page 6

PRINTED NAME:

(ADDRESS)

NOTICE: WHEN YOU EXECUTE AND SUBMIT THIS DOCUMENT, YOU SHALL BE CONCLUSIVELY DEEMED TO HAVE BEEN PAID IN FULL THE AMOUNT STATED ABOVE, EVEN IF YOU HAVE NOT ACTUALLY RECEIVED SUCH PAYMENT, 60 DAYS AFTER THE DATE STATED ABOVE UNLESS YOU FILE EITHER AN AFFIDAVIT OF NONPAYMENT OR A CLAIM OF LIEN PRIOR TO THE EXPIRATION OF SUCH 60 DAY PERIOD.  THE FAILURE TO INCLUDE THIS NOTICE LANGUAGE ON THE FACE OF THE FORM SHALL RENDER THE FORM UNENFORCEABLE AND INVALID AS A WAIVER AND RELEASE UNDER O.C.G.A. SECTION 44-14-366.(21)

(21)  This notice may be moved to the face on the final lien waiver.

Exhibit H - Page 7

Exhibit I
to Loan Guarantee Agreement

FORM OF CONTRACTOR AFFIDAVIT

(To Be Signed Contemporaneously With The Final Payment Or With The Subsequent Resolution Of Dispute Claim Amounts)

CONTRACTOR AFFIDAVIT WAIVING LIEN RIGHTS(22)

Personally appeared before me, the undersigned officer duly authorized to administer oaths, (name of the Affiant) , who after being duly sworn, deposes and states as follows:

1. I am over 18 years of age and otherwise competent to make this Affidavit. The facts set forth herein are based upon my personal knowledge. I am a duly authorized representative of the                          (“Contractor”) who, was in charge of the property improvement described as follows:

(describe the construction project)

The improvement describe above was made with respect to the property owned by                         (“Owners”), and that property is more fully identified as follows:

(describe the improved property by, at least, reference to the street address, city and county. It is recommended that the property’s legal description be referenced here and attached as an exhibit to this affidavit.)

2. The construction improvement referenced herein now has been completed, and the agreed price or reasonable value of the labor, services, or materials furnished in connection with this improvement invoiced by Contractor to Owners have been fully paid.

3. I acknowledge that Contractor has received payment in full for the amounts due pursuant to the terms of the Engineering, Procurement and Construction Agreement between Owners and Contractor for Units 3 & 4 at the Vogtle Site in Georgia, dated as of April 8, 2008 (the “Agreement”) in connection with the materials, equipment, services and labor furnished by Contractor for the improvement of the property described herein, and hereby releases all rights to any lien on that improvement or the property so improved.

(22)  The EPC Contractor may make reservations to the form of affidavit for disputed amounts.

Exhibit I - Page 1

4. This Affidavit is given in compliance with the requirements of O.C.G.A. § 44-14-361.2, and as part of a transaction involving final disbursement of the Contract Price by the Owners to this Contractor.

5. On behalf of Contractor, I further represent that to the best of my knowledge, as of the date of this Affidavit, there is no valid preliminary notice or claim of lien filed at the [                            ] registry of deeds located at [                                              ] filed by Contractor or one of its Subcontractors or Vendors arising out of this Project Work as a result of nonpayment of amounts due from Owners which affects the improved property described herein and which has not been previously cancelled, dissolved, or expired.

(Name of Affiant)
ON BEHALF OF CONTRACTOR

Sworn to and subscribed before me

this              day of                 ,

20        .

Notary Public
My Commission Expires:

Exhibit I - Page 2

Exhibit J
to Loan Guarantee Agreement

DOL LETTER

[See attached]

Exhibit K
to Loan Guarantee Agreement

[FORM OF ADDITIONAL PROJECT DOCUMENT CONSENT TO ASSIGNMENT]

CONSENT TO ASSIGNMENT

This CONSENT TO ASSIGNMENT (this “Agreement”), dated as of [               ], 20[    ], by and between OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION) (“Borrower”), U.S. DEPARTMENT OF ENERGY, acting by and through the Secretary of Energy (or appropriate authorized representative thereof) (“DOE”), and [                      ] (“Contracting Party”).

RECITALS

1.             WHEREAS, the Borrower, together with each of the other Owners (as defined herein), intends to expand the facilities at the existing nuclear power generating facility commonly known as the Alvin W. Vogtle Electric Generating Plant located in Burke County, Georgia, near Waynesboro, Georgia, on the west bank of the Savannah River, by developing, constructing,  owning, operating and maintaining two additional nuclear generating units, consisting of two (2) Westinghouse AP1000 nuclear reactors, each with a nominally rated generating capacity of approximately 1,100 megawatts, natural draft cooling towers, intake and discharge structures, associated transmission facilities, fuel and ancillary structures supporting the power generation process (together, the “Project”);

2.             WHEREAS, (a) the Borrower and the Contracting Party have entered into that certain [DESCRIBE ASSIGNED AGREEMENT], pursuant to which the Contracting Party has agreed to [DESCRIBE OBLIGATIONS UNDER ASSIGNED AGREEMENT] (as amended, restated, modified or otherwise supplemented from time to time, the “Assigned Agreement”);

3.             WHEREAS, as of [                    ] the Borrower entered into a Note Purchase Agreement with the Federal Financing Bank, a body corporate and instrumentality of the United States of America (“FFB”) and DOE (the “Note Purchase Agreement”), pursuant to which two promissory notes were issued by the Borrower and purchased by FFB (the “FFB Promissory Notes”);

4.             WHEREAS, pursuant to those certain Secretary’s Guarantees, each dated as of [                    ] (the “DOE Guarantees”), by DOE (in such capacity, the “Guarantor”), to and for the benefit of FFB, the Guarantor is guaranteeing the obligations of the Borrower under the FFB Promissory Notes (the FFB Promissory Notes, together with the Note Purchase Agreement, DOE Guarantees, and certain other documents and instruments executed in connection therewith, the “FFB Credit Facility Documents”);

5.             WHEREAS, pursuant to that certain Loan Guarantee Agreement, dated as of [                    ], by and between the Borrower and DOE (the “Loan Guarantee Agreement”), the

Exhibit K - Page 1

Borrower agreed to reimburse the Guarantor for any payments made by the Guarantor to FFB under the DOE Guarantees and issued two promissory notes to DOE to evidence such reimbursement obligations (the “DOE Reimbursement Notes”);

6.             WHEREAS, as security for the Borrower’s obligations under the FFB Promissory Notes and the DOE Reimbursement Notes, the Borrower has made a collateral assignment of its right, title and interest in, to and under, and granted a security interest in such right, title and interest in, to and under, the Assigned Agreement (the “Security Interest”) to U.S. Bank National Association, as trustee (including its successors in such capacity, the “Trustee”), under that certain Indenture, dated as of March 1, 1997, by and between the Borrower and the Trustee (the “Indenture”), for the benefit of DOE, FFB and the other holders of “Obligations” (as defined in the Indenture) issued from time to time under the Indenture;

7.             WHEREAS, pursuant to Section 6.10(c) of the Loan Guarantee Agreement, the Borrower is required to [use reasonable best efforts to](23) promptly deliver to DOE this Agreement upon execution of the Assigned Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Contracting Party hereby agrees and consents as follows:

SECTION 1: Definitions and Interpretation.

1.01  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

Agreement.  “Agreement” shall have the meaning set forth in the preamble.

Assigned Agreement.  “Assigned Agreement” shall have the meaning set forth in recital 2.

(23)  Include bracketed text for Additional Project Documents that do not create, terminate or otherwise modify any IP Interest.

Exhibit K - Page 2

Borrower.  “Borrower” shall have the meaning set forth in the preamble.

Business Day.  “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which either FFB or the Federal Reserve Bank of New York are not open for business.

Contracting Party.  “Contracting Party” shall have the meaning set forth in the preamble.

Dalton Utilities.  “Dalton Utilities” shall mean the City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners, d/b/a Dalton Utilities, which, as of the date of the Loan Guarantee Agreement, owned a 1.6% undivided ownership interest in the Project.

Debt Termination Date.  “Debt Termination Date” shall mean the first day on which the indebtedness evidenced by the FFB Promissory Notes has been indefeasibly paid in cash in full (other than unasserted contingent indemnity obligations and other obligations that expressly survive termination of the applicable documents), all commitments of the FFB to the Borrower under the Note Purchase Agreement and the other FFB Credit Facility Documents have been terminated, and the Borrower has indefeasibly paid in cash all sums due from the Borrower under the Loan Guarantee Agreement, the FFB Credit Facility Documents and the other Loan Documents (other than unasserted contingent indemnity obligations and other obligations that expressly survive termination of the applicable documents).

DOE.  “DOE” shall have the meaning set forth in the preamble.

DOE Guaranteed Loans.  “DOE Guaranteed Loans” means the indebtedness evidenced by the FFB Promissory Notes.

DOE Guarantees.  “DOE Guarantees” shall have the meaning set forth in recital 4.

DOE Reimbursement Notes.  “DOE Reimbursement Notes” shall have the meaning set forth in recital 5.

FFB.  “FFB” shall have the meaning set forth in recital 3.

FFB Credit Facility Documents.  “FFB Credit Facility Documents” shall have the meaning set forth in recital 4.

GPC.  “GPC” shall mean Georgia Power Company, a corporation organized and existing under the laws of the State of Georgia, which, as of the date of  the Loan Guarantee Agreement, owned a 45.7% undivided ownership interest in the Project.

Exhibit K - Page 3

Guarantor.  “Guarantor” shall have the meaning set forth in recital 4.

Indenture.  “Indenture” shall have the meaning set forth in recital 6.

Loan Document.  “Loan Document” shall have the meaning set forth in the Loan Guarantee Agreement.

Loan Guarantee Agreement.  “Loan Guarantee Agreement” shall have the meaning set forth in recital 5.

MEAG.  [“MEAG” shall mean the Municipal Electric Authority of Georgia, a public body corporate and politic and an instrumentality of the State of Georgia, which, as of the date of the Loan Guarantee Agreement, owned a 22.7% undivided ownership interest in the Project.](24)

Note Purchase Agreement.  “Note Purchase Agreement” shall have the meaning set forth in recital 3.

Owners.  “Owners” shall mean the Borrower, MEAG, GPC and Dalton Utilities.(25)

Person.  “Person” shall mean any individual, corporation, company, partnership, firm, limited liability company, voluntary association, joint venture, trust, unincorporated organization, governmental authority, committee, department, authority or any other entity, incorporated or unincorporated, whether having distinct legal personality or not.

Project.  “Project” shall have the meaning set forth in recital 1.

Security Interest.  “Security Interest” shall have the meaning set forth in recital 6.

(24)  To be revised to reference each of the three MEAG SPVs once MEAG’s undivided interest in the Project transfers to the SPVs.

(25)  To be revised to reference each MEAG SPV that has become an Owner, and if MEAG is not an Owner, to delete MEAG.

Exhibit K - Page 4

Termination Date.  “Termination Date” shall have the meaning set forth in Section 4.09.

Trustee.  “Trustee” shall have the meaning set forth in recital 6.

1.02  Interpretation.  Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement:

(a)           the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)           whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)           the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)           the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)           unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(f)            any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(g)           any reference to any applicable law shall include all references to such applicable law as amended from time to time;

(h)           the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and

(i)            all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement.

Exhibit K - Page 5

SECTION 2:  Consent to Assignment; General Undertakings.

2.01  Acknowledgement of Financing Arrangements.  The Contracting Party acknowledges, on the basis of Borrower’s representation, that (i) pursuant to the DOE Guarantees, the Guarantor has guaranteed the obligations of the Borrower under the FFB Promissory Notes; and pursuant to the FFB Credit Facility Documents,  the DOE Guaranteed Loans are being made available to the Borrower for the purpose of financing a portion of the Borrower’s undivided ownership interest in the Project; and (ii) pursuant to the Indenture, the Borrower has granted the Security Interest to the Trustee as first priority security for all holders of “Obligations” (as defined in the Indenture) issued and secured from time to time under the Indenture, including the obligations of the Borrower arising under the FFB Promissory Notes and the DOE Reimbursement Notes.

2.02  Consent to Security.

(a)                                 [In accordance with [                        ] of the Assigned Agreement, the Contracting Party consents to the granting of the Security Interest to the Trustee pursuant to the Indenture].(26)

(b)                                 The Contracting Party agrees that the grant of the Security Interest to the Trustee by the Borrower pursuant to the Indenture does not relieve the Contracting Party of its obligations to continue performance of the Assigned Agreement in accordance with its terms.

(c)                                  The Contracting Party and DOE agree that prior to the Contracting Party’s receipt of written notice (i) from DOE or the Trustee of the occurrence and continuance of an “Event of Default” under the Indenture and the exercise of the Trustee’s rights and remedies under or as contemplated by the Indenture to make all demands, give all notices, take all actions and exercise all rights on behalf of the Borrower under the Assigned Agreement, or (ii) from DOE of the occurrence of certain events that under the Loan Documents require the Borrower and certain other Owners to assign all of their rights and obligations under Assigned Agreement to

(26)                Subject to revision based on review of the Assigned Agreement.

Exhibit K - Page 6

DOE, and for DOE to assume all of the obligations of the Borrower and certain under the Assigned Agreement, in each case, the Contracting Party’s obligations under the Assigned Agreement shall continue to be owed to the Borrower and the other Owners party thereto.

(d)                                 The Contracting Party acknowledges that upon and after its receipt of a written notice referred to in Section 2.02(c)(i) or (ii) above, the Contracting Party agrees to (i) accept any such exercise of rights and remedies by the Trustee described in Section 2.02(c)(i) above, provided that the terms and conditions of the Assigned Agreement shall apply to the Trustee to the extent of such exercise rights and remedies, and (ii) recognize the Trustee or DOE as the assignee of such rights and obligations of the Borrower and each such other Owner under the Assigned Agreement, as applicable.

SECTION 3: Representations and Warranties.

The Contracting Party hereby represents and warrants to DOE as follows:

3.01  Due Organization.  The Contracting Party is duly organized, validly existing and in good standing under the laws of the State of [              ].  The Contracting Party has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in the State of Georgia and in any other jurisdiction in which the transaction of its business makes such qualification necessary.

3.02  Authorization.  The Contracting Party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by the Contracting Party has been duly authorized by the necessary action on the part of the Contracting Party; this Agreement has been duly executed and delivered by the Contracting Party and is the valid and binding obligation of the Contracting Party enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

3.03  Non-Contravention.  The execution, delivery and performance of this Agreement by the Contracting Party and the consummation of the transactions contemplated hereby do not and will not contravene the organizational documents of the Contracting Party and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which the Contracting Party is a party or by which it or any of its properties is bound or affected.

Exhibit K - Page 7

3.04  Approvals.  There are no approvals or consents of governmental authorities or other Persons not yet obtained, the absence of which would materially impair such Contracting Party’s ability to execute, deliver and perform its obligations under this Agreement.

3.05  No Previous Assignments.  The Contracting Party (a) has received no written notice of any previous assignment by the Borrower of all or any part of its rights under the Assigned Agreement and (b) has not consented to, any previous assignment by the Borrower of all or any part of its rights under the Assigned Agreement.  Except for this Agreement, the Contracting Party is not party to any agreement that provides any rights to any Person (other than the Borrower and the other Owners) in respect of the Assigned Agreement.

SECTION 4:  Miscellaneous Provisions.

4.01  Governing Law; Submission to Jurisdiction.

(a)                                 The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of [New York].

(b)                                 The parties hereto agree to the non-exclusive jurisdiction of the United States District Court for the District of Columbia for any legal proceedings that may be brought by a party hereto arising out of or in connection with this Agreement or for recognition or enforcement of any judgment.  Each party hereto accepts, generally and unconditionally, the jurisdiction of the aforesaid court for legal proceedings arising out of or in connection with this Agreement.  Each party hereto hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing court on the basis of forum non-conveniens or improper venue.  For the avoidance of doubt, the parties hereto do not, by this Section 4.01, waive any first-to-file challenges to venue.

4.02  Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.03  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Delivery of an executed signature page of this Agreement by facsimile transmission, electronic transmission, or portable document format shall be effective as delivery of a manually executed counterpart of the Agreement by such party.

Exhibit K - Page 8

4.04  Headings Descriptive.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not affect the construction of or interpretation of and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

4.05  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.06  Amendments, Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and signed by each of the parties hereto, and any waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

4.07  Remedies Cumulative.  The rights and remedies of the parties under this Agreement are cumulative, not alternative, and are not exclusive of any rights or remedies provided by law.

4.08  Termination.  This Agreement shall terminate upon the earlier of (the “Termination Date”): (i) the first date on which the Assigned Agreement has expired or been validly terminated in accordance with its terms, and (ii) receipt by the other parties hereto of notice from DOE that the Debt Termination Date has occurred.  On the Termination Date, this Agreement shall be deemed terminated and each of the parties shall be released, relieved and discharged from any obligation or liability hereunder other than any obligations or liabilities accruing on or prior to the Termination Date.

4.09  Successors and Assigns.

(a)                                 This Agreement may be assigned by DOE with the prior written consent of the Contracting Party, which will not be unreasonably withheld; provided that no such consent shall be required in connection with any assignment of this Agreement by DOE to a successor collateral agent. Upon an assignment of this Agreement by DOE, DOE will be released from its obligations hereunder other than any obligations owed to any party under this Agreement by DOE prior to its assignment of this Agreement.  No consent of either Contracting Party shall be required in connection with any assignment of the Security Interest by the Trustee to any successor trustee under the Indenture.

(b)                                 This Agreement may not be assigned by the Borrower without the prior written consent of DOE.

Exhibit K - Page 9

(c)                                  This Agreement may be assigned by the Contracting Party only in connection with an assignment of the Assigned Agreement (without limiting any rights of the Borrower under the Assigned Agreement relating to assignment by the Contracting Party).  The Contracting Party agrees that any assignment of the Assigned Agreement will not be effected without concurrently assigning this Agreement to the assignee of the Assigned Agreement and such assignee agreeing to be bound by the terms hereof.

4.10  Further Assurances.  The parties hereto agree that each of them shall act in a commercially reasonable manner to take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as DOE or the Trustee may reasonably request to effectuate the terms of this Agreement, including to perfect in the State of Georgia and elsewhere a Security Interest in favor of the Trustee over the Assigned Agreement.

4.11  Third-Party Beneficiary.  The Trustee is hereby deemed a third-party beneficiary under this Agreement.

4.12  Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

4.13  Conflict of Documents.  In the event of any ambiguity, conflict or inconsistency between the provisions of this Agreement and the Assigned Agreement, the provisions of this Agreement shall prevail and govern to the extent of such ambiguity, conflict or inconsistency.

4.14  No Impairment.    Each of the Borrower and the Contracting Party hereby agrees that none of this Agreement, the acknowledgment by the Contracting Party of the financing arrangements as reflected in the Loan Documents, or the consent by the Contracting Party to the granting of the Security Interest pursuant to the Indenture, shall in any manner impair, invalidate or excuse the rights or obligations of the Borrower or the Contracting Party under the Assigned Agreement in accordance with its terms.  It is further acknowledged that this protection against any impairment, invalidation or excuse of rights and obligations of the Borrower or the Contracting Party under the Assigned Agreement shall extend to any new requirements or obligations that the Borrower may request that the Contracting Party agree to and accept, within the scope of the Assigned Agreement, as a result of the Borrower entering into the Loan Documents, including Davis Bacon Act compliance and compliance with any other requirements of federal law.  The Contracting Party shall not be deemed to have in any manner accepted or waived its rights to object to or otherwise seek relief from, the imposition of any such requirements or obligations upon it by agreement to and execution of this Agreement.

Exhibit K - Page 10

4.15  Relationship of Parties.  This Agreement is not intended to and does not create or establish between the parties any relationship as partners, joint venturers, employer and employee, master and servant, or of principal and agent.

4.16  Notices.  All notices, communications, and approvals required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if (a) delivered in person or dispatched by certified mail (return receipt requested), postage prepaid, in any post office in the United States or by any national overnight express mail services (return receipt requested) to the Person(s) and at the address(es) identified below for such Person(s); (b) delivered by facsimile directed to the Person(s) as listed below provided that the sender has received electronic or voice confirmation of the recipient’s receipt of such transmission; or (c) delivered by electronic mail directed to the Person(s) as listed below provided that the tracking option on such electronic mail is enabled to provide both a delivery receipt and a read receipt from the addressee (i.e., the sender will receive a return acknowledgement that the electronic mail has been received and read by the addressee); provided, however, if such delivery receipt and read receipt are not received, the subject notice, communication, or required approval shall not be deemed delivered.  A party may change its notice information set forth below by delivery of notice thereof to each other party in accordance with this Section 4.16.

If to the Borrower:

Oglethorpe Power Corporation (An Electric Membership Corporation)
2100 E. Exchange Place
Tucker, GA 30084-5336
Attention: Chief Financial Officer
Facsimile: (770) 270-7977
Email: betsy.higgins@opc.com

With a copy to:

Oglethorpe Power Corporation
2100 East Exchange Place
Tucker, GA 30084-5336
Attention: General Counsel
Fax: 770-270-7977
Email: chuck.whitney@opc.com

If to the Contracting Party:

[ ]

Exhibit K - Page 11

[ ]
Attention: [ ]
Facsimile: [ ]
Email: [ ]

With a copy to:

[ ]
[ ]
Attention: [ ]
Facsimile: [ ]
Email: [ ]

If to DOE:

United States Department of Energy
Loan Guarantee Program
1000 Independence Avenue, SW
Washington, DC 20585
Attention: Director, Portfolio Management
Fax (202) 287-6967
Email Address: lpo.portfolio@hq.doe.gov

With a copy to:

United States Department of Energy
Loan Guarantee Program
1000 Independence Avenue, SW
Washington, DC 20585
Attention: Kenneth Cestari
Telephone No. (202) 287-5523
Email Address: kenneth.cestari@hq.doe.gov

[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

Exhibit K - Page 12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers or representatives hereunto duly authorized as of the date first above written.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION),
as Borrower

By:
Name:
Title:

[ ]
as Contracting Party

By:
Name:
Title:

U.S. DEPARTMENT OF ENERGY,
as Guarantor

By:
Name:
Title:

Exhibit K - Page 13

Exhibit L-1
to Loan Guarantee Agreement

FORM OF RESTRICTED DATA SITE NONDISCLOSURE AGREEMENT FOR OUTSIDE LEGAL COUNSEL

[FORM OF] NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement (this “Agreement”) is dated                         , 2014 and is between                                    (“Recipient”) and Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of Georgia (“OPC”).

Recipient is providing advisory and support services to the Department of Energy (“DOE”), Office of the General Counsel, Loan Guarantee Program, under Matching Order DEM001-09CF01015 (the “Matching Order”).

In order to allow the Recipient to review the following documents (the “Confidential Information”):

i.                                          the Engineering, Procurement and Construction Agreement between Georgia Power Company (“GPC”), acting for itself and as agent for the other Owners (as such term is defined therein, the “Owners”), and a consortium consisting of Westinghouse Electric Company LLC (“Westinghouse”) and Stone & Webster, Inc. (“Stone & Webster” and, together with Westinghouse, collectively, the “Contractor”), dated as of April 8, 2008, as it may be amended from time to time, for Units 3 & 4 at the Vogtle Electric Generating Plant in Waynesboro, Georgia (the “Project”; such agreement, the “EPC Agreement”);

ii.                                       an executed copy of the Toshiba Guarantee (as it may be amended from time to time) in the form attached as Exhibit V-1 to the EPC Agreement;

iii.                                    an executed copy of the Shaw Guarantee (as it may be amended from time to time) in the form attached as Exhibit V-2 to the EPC Agreement;

iv.                                   an executed copy of the Software License (as it may be amended from time to time, the “Software License”) in the form attached as Exhibit M to the EPC Agreement;

v.                                      the Contract for AP1000 Fuel Fabrication, Design and Related Services, dated as of April 3, 2009, between Southern Nuclear Operating Company, Inc. (the “Operator”), acting as the agent of Georgia Power Company, collectively as owner, and Westinghouse, as amended by Amendment No. 1 dated as of June 21, 2012, (as it may be further amended from time to time, the “Fuel Fabrication Agreement”); any other contract entered into after the date hereof by GPC or the Operator for the supply of fuel assemblies and/or related required software for the Project, as it may be amended from time to time (each, a “Fuel Supply Agreement”); the Amended and Restated License Agreement dated February 9, 2012, between the Operator, for itself and as agent for Alabama Power Company and Georgia Power Company, collectively, as licensee, and

Exhibit L-1 - Page 1

Westinghouse (as it may be amended from time to time, the “License Agreement”); the agreement (if any), to be entered into after the date of this Agreement by Westinghouse and the Owners or GPC (acting for itself and as agent for the other Owners) if the AP1000-compatible version of Best Estimate Analysis for Core Operation Nuclear - Direct Margin MonitorTM System and its related deliverables to be used in the operation of the Project (the “BEACON-DMMTM Software”) is not otherwise provided for the Project, pursuant to which the Owners will acquire the BEACON-DMMTM Software including a license for the use thereof (as such agreement may be amended from time to time, the “BEACON Software Agreement”);

vi.                                   any notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to GPC, OPC, or the Municipal Electric Authority of Georgia or any of its wholly owned subsidiaries (each a “DOE Borrower”) or the Operator or their participation in the Project, in each case that has, or would reasonably be expected to have, a Material Adverse Effect (as such term is defined in the Loan Guarantee Agreements by and between each DOE Borrower and DOE (the “DOE Loan Guarantee Agreements”)) or a material adverse effect on the ability of the Project to be completed or operated, only to the extent such items contain Confidential and Proprietary Information as defined in the EPC Agreement (“Confidential and Proprietary Information”);

vii.                                any notice and a copy of any of the following communications received by a DOE Borrower or the Operator from the NRC: (1) notice of a potential violation of severity level III or higher (or its equivalent in subsequent versions of the NRC Enforcement Policy); (2) Red, Yellow or White NRC Inspection Finding (or its equivalent in subsequent versions of the Reactor Oversight Policy); (3) notice to stop work or shut down or show cause; (4) Demand for Information under 10 CFR § 50.54(f) or 10 CFR § 2.204; or (5) any other immediately effective, unilateral, docket-specific, non-routine communication requiring action by any licensee with respect to the Project, only to the extent such items contain Confidential and Proprietary Information;

viii.                             any notice of any complaint, order, directive, claim, citation, designation or notice by any Governmental Authority (as such term is defined in the DOE Loan Guarantee Agreements) with respect to the Project received by a DOE Borrower or the Operator relating to any actual or potential material non-compliance with its then-existing obligations under Environmental Laws (as such term is defined in the DOE Loan Guarantee Agreements) and any written description of any steps that such DOE Borrower or the Operator is taking and proposes to take with respect to the matters described in such notice, only to the extent such items contain Confidential and Proprietary Information;

ix.                                   notice and a copy of any stop work order issued by a DOE Borrower or the Operator with respect to any work on the Project, only to the extent such items contain Confidential and Proprietary Information under the EPC Agreement;

x.                                      any notice of any termination, amendment or material waiver or breach of, or material notices and material correspondence with respect to, the EPC Agreement, the

Exhibit L-1 - Page 2

Toshiba Guarantee, the Shaw Guarantee, the Software License, the Fuel Fabrication Agreement, any other Fuel Supply Agreement, the BEACON Software Agreement (if any), or the License Agreement and any copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing, only to the extent such items contain Confidential and Proprietary Information;

xi.                                   any notice of any event that constitutes an Event of Default, Potential Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event (as such terms are defined in the DOE Loan Guarantee Agreements) and any written description of any steps any DOE Borrower has taken or proposes to take to remedy matters described in any such notice, only to the extent such items contain Confidential and Proprietary Information;

xii.                                any notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to any DOE Borrower or the Operator or their participation in the Project, in each case that has resulted in, or any DOE Borrower believes will result in, Public Inquiries (as such term is defined in the DOE Loan Guarantee Agreements), only to the extent such items contain Confidential and Proprietary Information; and

xiii.                             any lien waivers and releases, with respect to all work reflected in any invoice of the Contractor and, in the case of the invoice for the final payment from the DOE Borrowers under the EPC Agreement, the Contractor’s affidavit, only to the extent such items contain Confidential and Proprietary Information;

the parties agree as follows.

For the purposes of this Agreement, “Confidential Information” includes the entirety of documents identified in i-xiii above, but excludes any terms, conditions or information that have been Publicly Disclosed (as defined herein) or which Recipient has been authorized in writing by OPC to publicly disclose (except pursuant to paragraph C below).  For purposes of this Agreement, “Publicly Disclosed” means information which has become generally available to the public other than as a result of disclosure by Recipient in violation of the terms of this Agreement.

In connection with Recipient’s participation in providing the advisory and support services to the DOE, Office of the General Counsel, Loan Guarantee Program, under the Matching Order, Recipient acknowledges the following:

A.                                    Recipient acknowledges that (1) pursuant to the terms of the EPC Agreement, the Fuel Fabrication Agreement and the License Agreement, respectively, OPC may not disclose the Confidential Information until and unless the persons to whom such Confidential Information is disclosed agrees to keep such Confidential Information confidential and (2) that Recipient and persons to whom such Confidential Information is disclosed are not obligated to keep confidential any terms, conditions or information that have been Publicly Disclosed.

B.                                    Recipient hereby acknowledges, agrees and understands that the Confidential Information is confidential and proprietary business, technical and/or financial information of Westinghouse, Stone & Webster and/or OPC, and the disclosure of Confidential Information

Exhibit L-1 - Page 3

could cause substantial harm to the competitive and commercial interests of Westinghouse, Stone & Webster and/or OPC.

C.                                    Recipient hereby agrees and confirms that Recipient will protect the confidentiality of such Confidential Information, including any information or analysis derived from it, and not disclose it to any third party, except to the individuals and entities under the circumstances described below in this paragraph.  Specifically, Recipient will not disclose nor release any Confidential Information, to anyone either during or after the period of performance of the Matching Order other than:

(1)                                 Individuals within Recipient’s organization who are directly concerned with the performance of the Matching Order and who have executed an agreement in the same form as this Agreement or who are secretarial or word processing personnel who Recipient has provided with the Confidential Information solely for the purpose of Recipient’s performance of the Matching Order;

(2)                                 Other individuals who are employees of the United States’ government in connection with their work in relation to the DOE Borrowers’ DOE Loan Guarantees for the Project; and

(3)                                 As required by law, including without limitation pursuant to any direction or an order from a court or federal office (e.g., the Government Accountability Office) of competent jurisdiction, provided that Recipient shall provide written notice to OPC, by email, fax or overnight courier at the addresses below or such other addresses as OPC may notify to Recipient in writing from time to time, in advance of any such disclosure so as to allow OPC the opportunity to seek to limit the extent of disclosure of the Confidential Information and/or to seek a protective order or other appropriate remedy (and/or waive compliance with the provisions of this Agreement); and if such limitation or protective order or other appropriate remedy is not obtained before Recipient is legally required to produce such Confidential Information (or compliance with the provisions of this Agreement is waived), Recipient after consultation with OPC shall disclose only the minimum amount of Confidential Information that Recipient in good faith and in its sole discretion believes is legally required.

Exhibit L-1 - Page 4

Oglethorpe Power Corporation

2100 East Exchange Place

Tucker, Georgia 30034-5336

Attention:  Chief Financial Officer

Fax: 770-270-7977

Email: betsy.higgins@opc.com

With a copy to:

Oglethorpe Power Corporation

2100 East Exchange Place

Tucker, GA 30084-5336

Attention: General Counsel

Fax: 770-270-7977

E-mail:  chuck.whitney@opc.com

Westinghouse Electric Company LLC

1000 Westinghouse Drive

Cranberry Township, Pennsylvania 16066

Attention:  Frank G. Gill

Commercial Director, Vogtle 3 & 4 Project

Facsimile:  1-724-940-8502

Email:        gillfg@westinghouse.com

Westinghouse Electric Company LLC

1000 Westinghouse Drive

Cranberry Township, Pennsylvania 16066

Attention:  Sr. Vice President & General Counsel

Facsimile:  1-724-940-8508

Email:  sweenemt@westinghouse.com

Stone & Webster, Inc.

128 South Tryon Street

Charlotte, NC 28202

Attention:  Senior Associate General Counsel

Facsimile:  (704) 331-6001

Email:  Mark McKain@cbi.com

Stone & Webster, Inc.

100 Technology Center Drive

Stoughton, Massachusetts 02072

Attention:  Nuclear Division Counsel

Facsimile:  617-589-7575

Email:  Ken.Jenkins@cbi.com

Exhibit L-1 - Page 5

GPC’s agent, the Operator, will provide access to the Confidential Information on a secure confidential, password-protected electronic data site (i.e., read-only access) (the “Restricted Data Site”) that will allow Recipient to review the Confidential Information on a need to know and use basis solely for the purpose of monitoring the Project for the DOE Borrowers’ DOE Loan Guarantees (and no other guaranteed loans or related projects).

D.                                    OPC acknowledges that Recipient may be required under the terms of the Matching Order to prepare written summaries of the Confidential Information (the “Summaries”) for review by DOE and such individuals as set forth in paragraph C.(2) above.  In Recipient’s review of the Confidential Information, Recipient shall be entitled to prepare such written notes and analyses as Recipient shall deem appropriate for purposes of preparing the Summaries.

E.                                     In the event that DOE, pursuant to its rights under the DOE Loan Guarantee Agreements, delivers a written notification to OPC directing OPC to deliver a copy of a document constituting Confidential Information to one or more attorneys at [Chadbourne & Parke LLP][Hunton & Williams LLP] (as outside counsel for DOE), OPC will, upon reasonable notice, deliver one copy of such Confidential Information (the “Chadbourne {or Hunton} Copy”) to Recipient.  In the event of such delivery, Recipient agrees to hold the Chadbourne {or Hunton} Copy in the strictest confidence and to maintain the secrecy and/or nonpublic nature of the Chadbourne {or Hunton} Copy.  Recipient shall number each additional copy of the Chadbourne {or Hunton} Copy, which shall be treated in the same manner as the Chadbourne {or Hunton} Copy, and shall allow only those individuals identified in clause (1) of paragraph A above to have access to the Chadbourne {or Hunton} Copy or any copy thereof; provided that Recipient shall be permitted to disclose the Chadbourne {or Hunton} Copy as required by law, including without limitation pursuant to any direction or an order from a court or federal office (e.g., the Government Accountability Office) of competent jurisdiction, provided that Recipient shall provide written notice to OPC in advance of any such disclosure in accordance with, and shall follow the further procedures set out in, clause (3) of paragraph C above.  Recipient shall provide notice to OPC of the number of additional copies of the Chadbourne {or Hunton} Copy that have been made.

F.                                      Consistent with subpart (g) of the Nondisclosure Acknowledgement executed at the request of DOE by [Recipient][individuals within Recipient’s organization who are directly concerned with the performance of the Matching Order]  (“Nondisclosure Acknowledgement”), Recipient acknowledges that the Confidential Information is Loan Guarantee Information and will be utilized in accordance with the task or subtask assignment only and acknowledges that the disclosure of this Confidential Information is otherwise restricted by Westinghouse, Stone & Webster and/or OPC as submitters.

G.                                    I hereby agree that the representations and commitments made in subparts (a) and (h) of the Nondisclosure Acknowledgement extend to Confidential Information supplied by Westinghouse, Stone & Webster and/or OPC with respect to the use and review of the Confidential Information.

H.                                   This Agreement shall be governed in accordance with the laws of the State of New York without giving effect to any choice of law, provision, or rule (whether of New York

Exhibit L-1 - Page 6

or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York.

[The remainder of this page is intentionally blank.]

Exhibit L-1 - Page 7

ACCEPTED AND AGREED

By:
Name:
Title:
Date:

ACKNOWLEDGED AND AGREED

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION),

By:
Name:
Title:
Date:

Exhibit L-1 - Page 8

Exhibit L-2
to Loan Guarantee Agreement

FORM OF NONDISCLOSURE AGREEMENT FOR LENDER’S ENGINEER

[FORM OF] NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement (this “Agreement”) is dated [               ] and is between [                , a                  corporation] [[                      ], an employee of                    ](27) (“Recipient”) and Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of Georgia (“OPC”).  Capitalized terms used but not otherwise defined in this Agreement have the meanings provided in the EPC Agreement, as defined in Article 2(b)(i) below.

1.                                      Recipient is participating in providing technical advisory and support services to the Department of Energy, Loan Programs Office (“DOE”), under Contract No. DE-DT002463 (the “Contract”), in connection with (a) DOE’s negotiation of certain loan guarantee agreements and related financing documents between DOE and each of Georgia Power Company (“GPC”), OPC and/or the Municipal Electric Authority of Georgia or any of its wholly owned subsidiaries (each, a “DOE Borrower”) pursuant to which DOE would guarantee the repayment of a loan to such DOE Borrower for the construction, operation and ownership of Vogtle Units 3 and 4 (the “Project”) and (b) the related due diligence (each such guarantee, a “DOE Loan Guarantee”; such loan guarantee agreements collectively, the “DOE Loan Guarantee Agreements”).

2.                                      (a)                                 In order to permit Recipient to review Confidential Information (as hereinafter defined) of OPC and/or its Contractor, a consortium composed of Westinghouse Electric Company, LLC (“Westinghouse”) and Stone & Webster, Inc. (“Stone & Webster”), that may be contained in the materials described in Article 2(b) hereof (the “Documents”), OPC and Recipient desire to enter into this Agreement which shall apply to any review of Confidential Information contained in the Documents after the date hereof by Recipient. For the purposes of this Agreement, “Confidential Information” means the entirety of Documents identified in Section 2(b) below, but excludes any Publicly Disclosed Information (as defined herein) or which Recipient has been authorized in writing by OPC to publicly disclose (excluding the disclosures permitted to be made by Recipient pursuant to Article 3.C below).  For purposes of this Agreement, “Publicly Disclosed Information” means terms, conditions or other information that has become generally available to the public other than: (i) as a result of disclosure by Recipient, or (ii) any Confidential Information that Recipient knows has been disclosed by a

(27)  For Lender’s Engineer’s NDA, use first bracketed option; for each individual Lender’s Engineer employee’s NDA, use second bracketed option.

Exhibit L-2 - Page 1

third party (x) approved to receive such Confidential Information hereunder in violation of the terms of this Agreement or (y) in violation of any obligation of confidentiality of such third party similar to the terms of this Agreement.

(b)                                 The Documents to which this Agreement shall apply are:

i.                                           the Engineering, Procurement and Construction Agreement between GPC, acting for itself and as agent for the other Owners (as such term is defined therein, the “Owners”), and a consortium consisting of Westinghouse and Stone & Webster (collectively, the “Contractor”), dated as of April 8, 2008, as it may be amended from time to time, for the Project (the “EPC Agreement”);

ii.                                        an executed copy of the Toshiba Guarantee, as it may be amended from time to time in the form attached as Exhibit V-1 to the EPC Agreement;

iii.                                     an executed copy of the Shaw Guarantee, as it may be amended from time to time in the form attached as Exhibit V-2 to the EPC Agreement;

iv.                                    an executed copy of the Software License (as it may be amended from time to time, the “Software License”) attached as Exhibit M to the EPC Agreement;

v.                                       the Contract for AP1000 Fuel Fabrication, Design and Related Services, dated as of April 3, 2009, between Southern Nuclear Operating Company, Inc. (the “Operator”), acting as the agent of Georgia Power Company, collectively as owner, and Westinghouse, as amended by Amendment No. 1 dated as of June 21, 2012, (as it may be further amended from time to time, the “Fuel Fabrication Agreement”); any other contract entered into after the date hereof by GPC or the Operator for the supply of fuel assemblies and/or related required software for the Project, as it may be amended from time to time (each, a “Fuel Supply Agreement”); the Amended and Restated License Agreement dated February 9, 2012, between the Operator, for itself and as agent for Alabama Power Company and Georgia Power Company, collectively, as licensee, and Westinghouse (as it may be amended from time to time, the “License Agreement”); the agreement (if any), to be entered into after the date of this Agreement by Westinghouse and the Owners or GPC (acting for itself and as agent for the other Owners) if the AP1000-compatible version of Best Estimate Analysis for Core Operation Nuclear - Direct Margin MonitorTM System and its related deliverables to be used in the operation of the Project (the “BEACON-DMMTM Software”) is not otherwise provided for the Project, pursuant to which the Owners will acquire the BEACON-DMMTM Software including a license for the use thereof (as such agreement may be amended from time to time, the “BEACON Software Agreement”);

vi.                                    each Monthly Status Report provided by Contractor to GPC pursuant to the EPC Agreement ;

vii.                                 each monthly construction status report filed by GPC with the Georgia Public Service Commission (“Georgia PSC”);

Exhibit L-2 - Page 2

viii.                              each monthly project report delivered by the Operator to the co-owners of Vogtle Units 3 & 4;

ix.                                    the level two schedule of significant development, construction and completion milestones for the completion of each Unit, in each case prepared by GPC, as updated from time to time;

x.                                       a copy of the written materials delivered by GPC, as agent for the co-owners of Vogtle Units 3 & 4, to the co-owners in connection with any monthly project management board meeting;

xi.                                    invoices submitted by Contractor to Owners pursuant to the EPC Agreement;

xii.                                 any semi-annual construction monitoring reports filed with the Georgia PSC by GPC pursuant to the final amended certification order and all orders on remand entered by the Georgia PSC in Docket No. 27800-U that contains any Confidential and Proprietary Information;

xiii.                              any notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to GPC, OPC or the Municipal Electric Authority of Georgia or any of its wholly owned subsidiaries (each, a “DOE Borrower”) or the Operator or their participation in the Project, in each case that has, or could reasonably be expected to have, a Material Adverse Effect (as such term is defined in the DOE Loan Guarantee Agreements) or a material adverse effect on the ability of the Project to be completed or operated, only to the extent such items contain Confidential and Proprietary Information;

xiv.                             any notice and a copy of any of the following communications received by a DOE Borrower or the Operator from the NRC:  (1) notice of a potential violation of severity level III or higher (or its equivalent in subsequent versions of the NRC Enforcement Policy); (2) Red, Yellow or White NRC Inspection Finding (or its equivalent in subsequent versions of the Reactor Oversight Policy); (3) notice to stop work or shut down or show cause; (4) Demand for Information under 10 CFR § 50.54(f) or 10 CFR § 2.204; or (5) any other immediately effective, unilateral, docket-specific, non-routine communication requiring action by any licensee with respect to the Project, only to the extent such items contain Confidential and Proprietary Information;

xv.                                any notice of any complaint, order, directive, claim, citation, designation or notice by any Governmental Authority (as such term is defined in the DOE Loan Guarantee Agreements) with respect to the Project received by a DOE Borrower or the Operator relating to any actual or potential material non-compliance with its then-existing obligations under Environmental Laws (as such term is defined in the DOE

Exhibit L-2 - Page 3

Loan Guarantee Agreements) and any written description of any steps that DOE Borrower or the Operator is taking and proposes to take with respect to the matters described in such notice, only to the extent such items contain Confidential and Proprietary Information;

xvi.                             notice and a copy of any stop work order issued by a DOE Borrower or the Operator with respect to any work on the Project, only to the extent such items contain Confidential and Proprietary Information;

xvii.                          any notice of any termination, amendment or material waiver or breach of, or material notices and material correspondence with respect to, the EPC Agreement, the Toshiba Guarantee, the Shaw Guarantee, the Software License, the Fuel Fabrication Agreement, any other Fuel Supply Agreement, the BEACON Software Agreement (if any) or the License Agreement and any copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing, only to the extent such items contain Confidential and Proprietary Information;

xviii.                       any notice of any event that constitutes an Event of Default, Potential Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event (as such terms are defined in the DOE Loan Guarantee Agreements) and any written description of any steps any DOE Borrower has taken or proposes to take to remedy matters described in any such notice, only to the extent such items contain Confidential and Proprietary Information;

xix.                             any notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to any DOE Borrower or the Operator or their participation in the Project, in each case that has resulted in, or any DOE Borrower believes will result in, Public Inquiries (as such term is defined in the DOE Loan Guarantee Agreements), only to the extent such items contain Confidential and Proprietary Information; and

xx.                                any lien waivers and releases, with respect to all work reflected in any invoice of the Contractor and, in the case of the invoice for the final payment from the DOE Borrowers under the EPC Agreement, the Contractor’s affidavit, only to the extent such items contain Confidential and Proprietary Information.

(c)                                  Notwithstanding the foregoing, Confidential Information made available to Recipient pursuant to this Agreement shall not include any such Confidential Information consisting of AP1000 engineering or design or related information of Contractor, or Westinghouse, or Stone & Webster individually, not included in the public version of the AP1000 Design Control Document, including as a representative list of such information:  calculations for safety-related systems and components; the Plant Design Model; instrumentation and control functional, system, software and interface requirements and functional logic diagrams; designs, design specifications and qualification reports for safety-related and non-safety related equipment; systems design and design specification documents for safety-related

Exhibit L-2 - Page 4

and non-safety related systems; design change packages, including E&DCRs; instrumentation and control architecture diagrams, software verification and validation documentation, testing procedures and test results; component data packages; fabrication and construction drawings; and final plant as-built drawings.

(d)           To the extent, as a result of any request from Recipient (or a request from DOE on behalf of Recipient) to be allowed to see any Confidential Information that has been redacted under Section 2(c), OPC obtains from Contractor, or Westinghouse or Stone & Webster individually, permission to disclose such redacted Confidential Information, such Confidential Information will be disclosed by OPC to Recipient in the same manner and under the same conditions as such redacted Confidential Information has been made available by Contractor, or Westinghouse or Stone & Webster individually, to OPC.

3.                                      In connection with Recipient’s participation in providing the technical advisory and support services to the DOE under the Contract in connection with the Project (the “Purpose”):

A.            Recipient acknowledges OPC may not disclose Confidential Information included in the Documents until and unless the persons to whom such Confidential Information is disclosed agree to keep such information, terms and conditions confidential as provided herein and only to use such Confidential Information for the Purpose.  Recipient by this Agreement agrees to keep the Confidential Information contained therein confidential, subject to the terms of this Agreement.

B.            Recipient hereby acknowledges, agrees and understands that the Confidential Information is confidential and proprietary business, technical and financial information of OPC, Westinghouse and/or Stone & Webster, and the disclosure of Confidential Information could cause substantial harm to the competitive and commercial interests of OPC and Contractor, or Westinghouse, or Stone & Webster individually.

C.            Recipient hereby agrees and confirms that, pursuant to Article 3.A. above, Recipient will protect the confidentiality of such Confidential Information, including any information or analysis derived from it, and not disclose it to any third party, except as provided in this Article 3.C.

(1)           Specifically, Recipient will not disclose nor release any Confidential Information obtained in the course of review of the Documents to anyone, either during or after the period of performance of the Contract, other than:

(a)           individuals within Recipient’s organization who are directly concerned with the performance of the Contract and the Purpose, and who have executed a nondisclosure and non-use agreement in substantially the same form of this Agreement, or who are secretarial or word processing personnel to whom Recipient has provided the Confidential Information solely for the purpose of Recipient’s performance of the Contract and the Purpose and who are under the same obligations of confidentiality and nonuse as the Recipient;

Exhibit L-2 - Page 5

(b)           individuals who are employees of the United States’ government in connection with their work in relation to the DOE Borrowers’ DOE Loan Guarantees for the Project, designated in writing, including by e-mail, by an attorney in the DOE, provided (1) such individual employees of the United States’ government have confirmed to Recipient in writing, including by e-mail, that they have a need to know such Confidential Information in connection with their work in relation to the DOE Borrowers’ DOE Loan Guarantees for the Project;

(c)           with respect to any such Confidential Information obtained in the course of review of the Documents listed in items (i) through (v) and (xiii) through (xx) of Article 2(b), to attorneys at Chadbourne & Parke LLP or Hunton & Williams LLP who have confirmed to Recipient in writing, including by email, that they have entered into a confidentiality agreement with OPC on terms similar to this Agreement with respect to such Documents; and

(d)           as required by law, including without limitation pursuant to direction or an order from a court or federal office (e.g., the Government Accountability Office) of competent jurisdiction, provided that Recipient shall follow the procedure set out in Article 8 below.

(2)           For any such disclosure described in this Article 3, Recipient shall minimize the amount of Confidential Information disclosed to only the Confidential Information that Recipient in good faith and in its discretion believes is required to be disclosed and shall reasonably cooperate with OPC or Contractor, or Westinghouse or Stone & Webster individually, in any efforts that OPC or Contractor, or Westinghouse or Stone & Webster individually, may take to limit disclosure of the Confidential Information.

(3)           Recipient warrants that it is not included in any United States Government published list of persons or entities whose export or import privileges are in any way restricted.  Recipient warrants that it shall not disclose any Confidential Information to any third parties if such third party is, at the time of the disclosure, included in any United States Government published list of persons or entities whose export or import privileges are in any way restricted. Recipient acknowledges that Confidential Information may be subject to one or more of the U.S. Government export control laws and regulations, including without limit the U.S. Export Administration Regulations (EAR), and the regulations of the U.S. Department of Energy at 10 CFR Part 810.  Accordingly, Recipient shall not transfer or disclose, or permit the transfer or disclosure in any medium, Confidential Information received under this Agreement to: (i) any person that is not a citizen, national, permanent resident alien or “Protected Person” of the United States; (ii) any foreign country; or (iii) any legal entity organized under the laws of a country other than the United States, including without limit its employees, directors, owners, affiliated companies, or agents and representatives, without specific authorization from OPC and Westinghouse and only in accordance with applicable U.S. Government export control regulations.

4.                                      OPC makes no representation whatsoever (and none is to be implied or relied upon by Recipient) as to the sufficiency or accuracy of the Confidential Information provided hereunder,

Exhibit L-2 - Page 6

the ability of Recipient to use the Confidential Information for its intended purpose, or the result to be obtained therefrom.  GPC covenants that the Documents that OPC shall make available to the Recipient for its review shall be a true, correct and complete copy of the Documents as of the time that OPC makes the Documents available to the Recipient.

5.             Recipient hereby accepts responsibility for its own acts. To the extent that OPC, Westinghouse or Stone & Webster suffers any damage as a result of either (a) Recipient’s publication or disclosure of the Confidential Information in any way whatsoever to any unauthorized person or (b) the use of the Confidential Information by Recipient, Recipient shall be liable for any and all actual damages suffered by OPC, Westinghouse and/or Stone & Webster as a result of such unauthorized publication, disclosure or use, not to exceed $3,500,000.  In addition, Recipient acknowledges that OPC, Westinghouse, and/or Stone &Webster may suffer irreparable harm as a result of Recipient’s actions under either (a) or (b) herein above, and Recipient hereby agrees that OPC, Westinghouse and/or Stone & Webster shall be entitled to seek an injunction or other equitable relief should such action be taken by Recipient.  For purposes of this Article 5 and Article 8 below, Westinghouse and/or Stone & Webster shall be considered third party beneficiaries hereunder.

6.             Recipient further agrees that Recipient will not have the right to receive electronic or hard copies of such Documents under this Agreement, but will be entitled to review the Documents from time to time during the term of Recipient’s services under the Contract in the offices of GPC in Atlanta, GA or at the Vogtle 3 & 4 Project site in Waynesboro, GA upon reasonable notice to GPC and Contractor.

7.             OPC acknowledges that in the performance of the Contract, Recipient is required to undertake a review of the Documents and may be required to prepare written summaries of Documents or analyses of the information contained therein for review by DOE and such individuals as set forth in Article 3.C(1)(b) and/or Article 3.C(1)(c) above.  In Recipient’s review of the Documents, Recipient shall be entitled to prepare such written notes and analyses as Recipient shall deem appropriate for purposes of preparing such summaries or analyses. All such written summaries, notes and analyses shall contain a prominent statement on the cover page stating the following: “This document contains Confidential Information of OPC, Westinghouse, Stone & Webster, and/or their partners and suppliers.”  No such summary, note or analysis, nor any excerpt thereof, shall be disclosed by Recipient to any third party except as provided in Article 3.C above.

8.             If Recipient is notified that it is required by law, including without limitation pursuant to direction or an order from a court or federal office (e.g., the Government Accountability Office) of competent jurisdiction (including by oral questions, interrogatories, subpoena, government investigative demand or similar process) to release Confidential Information, upon Recipient’s receipt of any such notice, Recipient shall provide prompt written notice thereof to OPC, Westinghouse and Stone & Webster, by email, fax or overnight courier at their respective addresses below or such other addresses as they may notify to Recipient in writing from time to time, so as to allow OPC or Contractor, or Westinghouse or Stone & Webster individually, the opportunity to seek to limit the extent of disclosure of the Confidential Information and/or to seek a protective order or other appropriate remedy (and/or waive compliance with the

Exhibit L-2 - Page 7

provisions of this Agreement).  If such limitation or protective order or other appropriate remedy is not obtained before Recipient is legally required to produce such Confidential Information (or compliance with the provisions of this Agreement is waived), Recipient after consultation with OPC and Westinghouse, shall disclose only the minimum amount of Confidential Information that Recipient in good faith and in its discretion believes is legally required.

If to Westinghouse:

Westinghouse Electric Company LLC

1000 Westinghouse Drive

Cranberry Township, Pennsylvania 16066

Attention:  Frank G. Gill

Commercial Director, Vogtle 3 & 4 Project

Facsimile:  1-724-940-8502

Email:        gillfg@westinghouse.com

With a copy to:

Westinghouse Electric Company LLC

1000 Westinghouse Drive

Cranberry Township, Pennsylvania 16066

Attention:  Sr. Vice President & General Counsel

Facsimile:  1-724-940-8508

Email:  sweenemt@westinghouse.com

If to Stone & Webster:

Stone & Webster, Inc.

128 South Tryon Street

Charlotte, NC 28202

Attention:  Senior Associate General Counsel

Facsimile:  (704) 331-6001

Email:  Mark McKain@cbi.com

With a copy to:

Stone & Webster, Inc.

100 Technology Center Drive

Stoughton, Massachusetts 02072

Attention:  Nuclear Division Counsel

Facsimile:  617-589-7575

Email:  Ken.Jenkins@cbi.com

9.             Recipient acknowledges that the Confidential Information will only be utilized in accordance with the task or subtask assignment pursuant to the Contract for the Purpose and acknowledges that the disclosure of this Confidential Information is otherwise restricted by OPC as submitter.

Exhibit L-2 - Page 8

10.          This Agreement shall be governed in accordance with the laws of the State of New York without giving effect to any choice of law, provision, or rule (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York.

Exhibit L-2 - Page 9

ACCEPTED AND AGREED

By:
Name:
Title:
Date:

Address for Notices:

E-mail:
Phone:
Fax:

ACKNOWLEDGED AND AGREED

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)

By:
Name:
Title:
Date:

Address for Notices:

Oglethorpe Power Corporation

2100 East Exchange Place

Tucker, Georgia 30034-5336

Attention:  Chief Financial Officer

Fax: 770-270-7977

Email: betsy.higgins@opc.com

With a copy to:

Oglethorpe Power Corporation

2100 East Exchange Place

Tucker, GA 30084-5336

Attention: General Counsel

Fax: 770-270-7977

E-mail:  chuck.whitney@opc.com

Exhibit L-2 - Page 10

Exhibit L-3
to Loan Guarantee Agreement

DEFINITIONS OF “COMPETITOR OF WESTINGHOUSE” AND “COMPETITOR OF STONE &WEBSTER”

(A)          The term “competitor of Westinghouse” means, except as provided in paragraph (B), a person or entity that, on a commercial basis for the purpose of making sales into the market, at the time of determination of whether such person or entity is a competitor of Westinghouse:

(1)           maintains products and equipment as part of such person’s or entity’s on-going commercial nuclear power business that are substantially similar to the products and/or equipment that Westinghouse actively maintains, supplies or provides;

(2)           provides nuclear power facility operations and maintenance services, operator training for nuclear power facility operations, or operations and maintenance, or nuclear power facility operator refresher or requalification training, as part of such person’s or entity’s on-going commercial nuclear power generation business;

(3)           designs, develops, engineers, procures, constructs or supplies commercial nuclear power facilities, or nuclear technology-related products or components for such nuclear power facilities;

(4)           provides nuclear technology-related services (including without limitation initial operator training services, simulator training services and other related operator training services) for nuclear power facilities, nuclear technology-related products or nuclear technology-related components with respect to such facilities, products, components or services; exclusive, however, of the activities identified in paragraph (A)(2);

(5)           supplies fabricated nuclear fuel or non-fuel core components (and related fuel services and information) for commercial nuclear facilities; or

(6)           indicates through its marketing channels that such person or entity will, on a going forward basis as part of its commercial nuclear power business, undertake any of the activities specified in paragraph (A)(1) - (A)(5) above.

The term “competitor of Westinghouse” shall also include any person or entity that partners with, controls, is controlled by, is under common control with, or participates in a joint venture with (an “Affiliate”) any person or entity described in the preceding paragraph (A).

(B)          The term “competitor of Westinghouse” does not include a person or entity that is designated by DOE to hold either or both of the licenses (currently denominated NRC licenses NPF-91 and NPF-92) to own and/or operate the commercial nuclear power facility known as Vogtle Unit 3 and Unit 4 to be constructed pursuant to the New EPC Contract (“Substitute Owner”),

(1)           even if such Substitute Owner or any of its Affiliates performs any of the activities specified in paragraphs (A)(1), (A) (2) or (A)(6) above, provided that such person or entity does so solely for its own account or the account of any of its Affiliates and only at (i) the

Exhibit L-3 - Page 1

commercial nuclear power facility to be constructed pursuant to the New EPC Contract, and/or (ii) any other commercial nuclear power facility as to which such Substitute Owner or any of its Affiliates has an ownership interest (or has a contractual right to purchase an ownership interest) or holds a license from the NRC (or has applied for such a license) to own, construct and/or operate such commercial nuclear power facility; and

(2)           without in any way limiting the rights of the Substitute Owner under paragraph (B)(1) above, such Substitute Owner and its Affiliates do not perform any of the activities specified in paragraphs (A)(3), (A)(4) or (A)(5) above (or paragraph (A)(6) above as such paragraph specifically relates to paragraphs (A)(3), (A)(4) or (A)(5) above), and neither such Substitute Owner nor its Affiliates own nor are owned, in whole or in part, by a person or entity that does perform any of the activities specified in paragraphs (A)(3), (A)(4) or (A)(5) above (or paragraph (A)(6) above as such paragraph specifically relates to paragraphs (A)(3), (A)(4) or (A)(5) above).

(C)          The term “competitor of Stone & Webster” means, except as provided in paragraph (D), a person or entity that, on a commercial basis for the purpose of making sales into the market, at the time of determination of whether such person or entity is a competitor of Stone & Webster:

(1)           maintains products and equipment as part of such person’s or entity’s on-going commercial nuclear power business that are substantially similar to the products and/or equipment that Stone & Webster actively maintains, supplies or provides;

(2)           provides nuclear power facility outage operations and maintenance services as part of such person’s or entity’s on-going commercial nuclear power business;

(3)           indicates through its marketing channels that such person or entity will, on a going forward basis, undertake any of the activities specified in paragraph (C)(1) or (C)(2);

(4)           designs, develops, engineers, procures, constructs and supplies commercial nuclear power facilities, or nuclear technology-related products or components for such nuclear power facilities; or

(5)           provides nuclear technology-related services for nuclear power facilities, nuclear technology-related products or nuclear technology-related components, in each case that it designs, develops, engineers, procures, constructs or supplies with respect to such facilities, products, components or services; exclusive, however, of the activities identified in paragraph (C)(2).

The term “competitor of Stone & Webster” shall also include any person or entity that partners with, controls, is controlled by, is under common control with, or participates in a joint venture with (an “Affiliate”) any person or entity described in the preceding sentence.

(D)          The term “competitor of Stone & Webster” does not include a person or entity that is designated by DOE to hold either or both of the licenses (currently denominated NRC licenses NPF-91 and NPF-92) to own and/or operate the commercial nuclear power facility to be constructed pursuant to the New EPC Contract (“Substitute Owner”),

Exhibit L-3 - Page 2

(1)           even if such Substitute Owner or any of its Affiliates performs any of the activities specified in paragraphs (C)(1)-(3) above, provided that it does so solely for its own account or the account of any of its Affiliates and only at (i) the commercial nuclear power facility to be constructed pursuant to the New EPC Contract, and/or (ii) any other commercial nuclear power facility as to which such Substitute Owner or any of its Affiliates has an ownership interest (or has a contractual right to purchase an ownership interest) or holds a license from the NRC (or has applied for such a license) to own, construct and/or operate such commercial nuclear power facility.

Exhibit L-3 - Page 3

Exhibit M
to Loan Guarantee Agreement

FORM OF PROJECT COST SPREADSHEET

FORM OF PROJECT COSTS SPREADSHEET

Project Costs

	Previously reviewed		Advance
	costs		Request Period
	(thru xxx)		(xxx - xxx)		Total Costs

Total Amount	$	xxx	$	xxx	$	xxx

EPC	$	xxx	$	xxx	$	xxx
EPC Scope Change	$	xxx	$	xxx	$	xxx

Owners Cost (Sharable)
Section 4.2.2 Costs reviewed through September 30, 2013	$	xxx	N/A		$	xxx
Section 4.2.2(a) Owner’s Cost after September 30, 2013	$	xxx	$	xxx	$	xxx
Total	$	xxx	$	xxx	$	xxx

Start Up & Testing	$	xxx	$	xxx	$	xxx

Interconnect	$	xxx	$	xxx	$	xxx

DOE Loan Guarantee Support Costs	$	xxx	$	xxx	$	xxx

Independent Evaluator and Monitoring Costs	$	xxx	$	xxx	$	xxx

Vogtle 3&4 Debt Financing	$	xxx	$	xxx	$	xxx

Nuclear Fuel (with Debt Financing) - Eligible Costs	$	xxx	$	xxx	$	xxx

OPC Owner’s Costs (Non-Sharable)	$	xxx	$	xxx	$	xxx

Owner’s Costs Non-Sharable Breakdown

	Previously reviewed		Advance
	costs		Request Period
	(thru xxx)		(xxx - xxx)		Total Costs

Commercial Debt Interest	$	xxx	$	xxx	$	xxx
OPC Internal Costs	$	xxx	$	xxx	$	xxx
Capitalized Property Taxes	$	xxx	$	xxx	$	xxx
	$	xxx	$	xxx	$	xxx
	$	xxx	$	xxx	$	xxx
	$	xxx	$	xxx	$	xxx
	$	xxx	$	xxx	$	xxx
	$	xxx	$	xxx	$	xxx

Total	$	xxx	$	xxx	$	xxx

Other Construction Related Costs	$	xxx	$	xxx	$	xxx

Total Owner’s Costs Non-Sharable	$	xxx	$	xxx	$	xxx

Exhibit M - Page 1

Schedule 4.1.2
to Loan Guarantee Agreement

PRINCIPAL PROJECT DOCUMENT MATTERS

None.

Schedule 4.1.2 - Page 1

Schedule 4.1.34
to Loan Guarantee Agreement

 [FORM OF]

BORROWER APPROPRIATIONS ACT CERTIFICATE

 (Delivered pursuant to Section 4.1.34 of the Loan Guarantee Agreement)

Date: February    , 2014

U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn:  Director, Portfolio Management
Re:  DOE Loan Guarantees, LGPO Loan(s) #1017

Ladies and Gentlemen:

This Borrower Appropriations Act Certificate is delivered to you pursuant to Section 4.1.34 of the Loan Guarantee Agreement, dated as of February    , 2014 (the “Loan Guarantee Agreement”), by and between (i) Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of Georgia, (the “Borrower”), as Borrower, and (ii) the U.S. Department of Energy (“DOE”), as Guarantor.  All capitalized terms used in this certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.

For purposes of this Borrower Appropriations Act Certificate, the term “project” shall mean the Borrower’s 30% undivided ownership interest in two additional nuclear generating units, consisting of two Westinghouse AP1000 nuclear reactors, each with a nominally rated capacity of approximately 1,100 megawatts, natural draft cooling towers, intake and discharge structures, associated transmission facilities, fuel and ancillary structures supporting the power generation process, located at the Alvin W. Vogtle Electric Generating Plant located in Burke County, Georgia.

The Borrower hereby certifies, for the benefit of the Office of Management and Budget (“OMB”) and DOE, that

(a)           the source of funds for the payment of the DOE Guaranteed Loan Credit Subsidy Cost is not a federal loan or other debt obligation that is guaranteed by the federal government;

(b)           to the Borrower’s Knowledge as of the date hereof, based on its review of the Omnibus Appropriations Act, 2009, P.L. No. 111-8, Division C, Title III, as amended by Section 408 of the Supplemental Appropriations Act, 2009, P.L. No. 111-32 (the “Appropriations Act”), except for use of the proceeds of the DOE-guaranteed loans contemplated under the Loan Guarantee Agreement by the Borrower to finance a portion of the Borrower’s costs of construction in connection with the project, the Borrower does not expect funds, personnel, or property (tangible or intangible) of any Federal agency, instrumentality,

Schedule 4.1.34 - Page 1

personnel or affiliated entity through acquisitions, contracts, demonstrations, exchanges, grants, incentives, leases, procurements, sales, other transaction authority, or other arrangements, to be used (directly or indirectly) to support the project or to obtain goods or services from the project, except as set forth below; and

(c)           for the reasons stated below, the Borrower believes that the following do not preclude the use of loan guarantee authority in the Appropriation Act for the loan guarantees contemplated to be issued pursuant to the terms of the Loan Guarantee Agreement.

1.                                      The Borrower will obtain nuclear liability insurance under the Price-Anderson Act federal insurance program with respect to the project.  Such insurance is a federal insurance program within the meaning of subparagraph (c) of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII.

2.                                      Based on existing law, the Borrower does not expect to issue any tax-exempt financing in connection with the project.  However, the Borrower may in the future issue tax-exempt bonds to finance all or a portion of its undivided ownership interest in any pollution control or other equipment that comprises a portion of the Borrower’s undivided ownership interest in the project if such equipment is eligible under then-current federal income tax law for tax-exempt financing.  The Borrower believes that such tax-exempt financing would constitute otherwise allowable Federal income tax benefits within the meaning of subparagraph (a) of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII.

3.                                      The Borrower will sell all of the capacity and energy from the project to Members of the Borrower.  Those Members provide retail electric service to electric consumers in the State of Georgia and are not obligated to deliver electric service to any of their retail consumers from any particular generating source.  Further, it is probable that one or more of the retail consumers of the Borrower’s Members will be federal agencies, or use federal funds, to purchase retail electric service from one or more of such Members.  The Borrower does not expect any such consumer to be offered or receive retail electric service from any of such Members at rates or on terms and conditions different from the rates, terms and conditions upon which such Members offer and provide retail electric service to all their retail consumers.  The Borrower believes the expectation of such purchases of retail electric service by federal agencies or with the use of federal funds does not prohibit Guarantor, under the provisions of the Appropriations Act applicable to Section 1703 of Title XVII, from providing the Guarantees to the Borrower.

4.                                      NuStart Energy Development LLC, the consortium of nine nuclear power companies operating 58 percent of the nation’s nuclear power plants and two reactor vendors, executed a Cooperative Agreement with DOE in 2005 to demonstrate the Nuclear Regulatory Commission licensing process and to complete the designs for the first advanced nuclear power reactors in the U.S. in 30 years. The Cooperative Agreement was authorized pursuant to the Department of Energy NP 2010 program and committed DOE and NuStart to participate in a 50-50 cost sharing program to complete the detailed engineering work for two advanced reactor technologies — the Westinghouse Advanced Passive 1000 Reactor and the General Electric Economic Simplified Boiling Water Reactor.  The members of NuStart included DTE Energy, Duke Energy, EDF International, Entergy Nuclear, Exelon Corporation, FPL Group, Progress Energy, SCANA Corporation, Tennessee Valley Authority, Southern Nuclear Operating Company, GE Energy

Schedule 4.1.34 - Page 2

and Westinghouse Electric Company, LLC. NuStart was dissolved in 2012.The Borrower does not believe that DOE’s general involvement with the AP1000 reactor in connection with NuStart is within the scope of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII.  Further, the Cooperative Agreement would constitute a grant or cooperative agreement within the meaning of subparagraph (f) of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII, provided that the obligations of DOE under the Cooperative Agreement were recorded in accordance with 31 U.S.C Section 1501(a)(5) on or before May 1, 2009.

5.             The Rural Utilities Service (“RUS”), a federal entity within the United States Department of Agriculture, holds or guarantees, as of November 2013, approximately $2.7 billion of Borrower issued debt, none of which debt has financed the project.  The proceeds of outstanding RUS-guaranteed debt have not been used (and may not be used) in any manner for the project.  The Borrower issued debt that DOE will guarantee for the project will be secured (pari passu with all other Borrower debt secured by Borrower’s first mortgage indenture) by substantially all of the assets of Borrower, including RUS-financed assets.  The Borrower believes the past and possible future issuance of debt guaranteed by the RUS to Borrower does not prohibit Guarantor, under the provisions of the Appropriations Act applicable to Section 1703 of Title XVII, from providing the Guarantees to the Borrower.

(Signature page follows)

Schedule 4.1.34 - Page 3

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Borrower as of the date first written above.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), as Borrower

By:
Name:
Title:

Schedule 4.1.34 - Page 4

Schedule 4.1.35
to Loan Guarantee Agreement

[FORM OF MEAG APPROPRIATIONS ACT CERTIFICATE]

Certificate

February    , 2014

U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn:  Kenneth Cestari and Nicholas Whitcombe

Ladies and Gentlemen:

This Certificate is delivered to you by Municipal Electric Authority of Georgia, a public body corporate and politic and instrumentality of the State of Georgia (“MEAG Power”), in connection with DOE’s issuance of loan guarantees to the Federal Financing Bank (“FFB”) pursuant to (a) that Loan Guarantee Agreement of even date herewith between Georgia Power Company (“GPC”), as Borrower, and the U.S. Department of Energy (“DOE”), as Guarantor, and (b) that Loan Guarantee Agreement of even date herewith between Oglethorpe Power Corporation (an Electric Membership Corporation)(“OPC”), as Borrower, and DOE, as Guarantor.

MEAG Power, GPC, OPC and the City of Dalton (“Dalton”) are the owners of undivided interests in two nuclear generating units, consisting of two Westinghouse AP1000 nuclear reactors, each with a nominally rated capacity of approximately 1,100 megawatts, natural draft cooling towers, intake and discharge structures, associated transmission facilities, fuel and ancillary structures supporting the power generation process, located at the Alvin W. Vogtle Electric Generating Plant located in Burke County, Georgia (“Vogtle 3&4”).

MEAG Power and DOE have been negotiating the terms and conditions of loan guarantee agreements (the “LGAs”) to be entered into by three wholly owned subsidiaries of MEAG Power (the “SPV Borrowers”) of which MEAG Power is the sole member.  Under the LGAs, it is contemplated that (a) MEAG Power would transfer its undivided interests in Vogtle 3&4 to the SPV Borrowers (each SPV Borrower’s undivided interest in Vogtle 3&4, the “project”), and (b) the proceeds from the guaranteed loans contemplated by the LGAs would be used to finance a portion of such SPV Borrower’s costs of construction in connection with its project.

As used herein, “Knowledge” shall mean the actual knowledge of (a) any officer or director of MEAG Power or (b) any other natural person (whether or not an employee of MEAG Power) with primary management or supervisory responsibilities over MEAG Power and, in each case, any knowledge such person should have obtained in the diligent performance of their duties, functions and responsibilities.

MEAG Power hereby certifies in its capacity as the managing member of the SPV Borrowers, for the benefit of DOE and the Office of Management and Budget (“OMB”), that:

Schedule 4.1.35 - Page 1

(a)                                 to MEAG Power’s Knowledge (as defined above) as of the date hereof, based on its review of the Omnibus Appropriations Act, 2009, P.L. No. 111-8, Division C, Title III, as amended by Section 408 of the Supplemental Appropriations Act, 2009, P.L. No. 111-32 (the “Appropriations Act”), except for use of the proceeds of the guaranteed loans contemplated under each LGA to finance a portion of the applicable SPV Borrower’s costs of construction in connection with such SPV Borrower’s project, MEAG Power does not expect funds, personnel, or property (tangible or intangible) of any Federal agency, instrumentality, personnel or affiliated entity through acquisitions, contracts, demonstrations, exchanges, grants, incentives, leases, procurements, sales, other transaction authority, or other arrangements to be used (directly or indirectly), to support an SPV Borrower’s project or to obtain goods or services from an SPV Borrower’s project, except as set forth below; and

(b)                                 for the reasons stated below, MEAG Power believes that the following do not preclude the use of loan guarantee authority in the Appropriations Act for the loan guarantees contemplated to be issued pursuant to the terms of the LGAs:

1.             The SPV Borrowers will obtain nuclear liability insurance under the Price-Anderson Act federal insurance program with respect to the project.  Such insurance is a federal insurance program within the meaning of subparagraph (c) of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII.

2.             Each SPV Borrower is a 100% owned subsidy of MEAG Power.  MEAG Power has in the past issued both tax-exempt debt and Build America Bonds as permitted under the United States Internal Revenue Code to provide funds to aid in the development and construction of the SPV Borrowers’ projects.  MEAG Power may in the future issue additional tax-exempt debt, but not Build America Bonds, to provide funds for the completion of the SPV Borrowers’ projects.  MEAG Power believes that such prior and future tax-exempt financings and such prior Build America Bonds constitute otherwise allowable Federal income tax benefits within the meaning of subparagraph (a) of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII.

3.             The SPV Borrowers will sell all of the capacity and energy from the project to MEAG Power.  MEAG Power will resell the capacity and energy to wholesale and/or retail electric suppliers which may have among their direct and/or indirect consumers federal agencies or others which use federal funds to purchase retail electric service.  No service to such federal agencies or others which use federal funds is conditioned or dependent upon the construction, completion, operation or availability of the SPV Borrowers’ projects or the output thereof.  MEAG Power believes the possibility of such purchases of retail electric service by federal agencies or with the use of federal funds does not prohibit Guarantor, under the provisions of the Appropriations Act applicable to Section 1703 of Title XVII, from providing the loan guarantees to be issued pursuant to the LGAs.

4.             NuStart Energy Development LLC, the consortium of nine nuclear power companies operating 58 percent of the nation’s nuclear power plants and two reactor vendors, executed a Cooperative Agreement with DOE in 2005 to demonstrate the Nuclear Regulatory Commission licensing process and to complete the designs for the

Schedule 4.1.35 - Page 2

first advanced nuclear power reactors in the U.S. in 30 years. The Cooperative Agreement was authorized pursuant to the Department of Energy NP 2010 program and committed DOE and NuStart to participate in a 50-50 cost sharing program to complete the detailed engineering work for two advanced reactor technologies — the Westinghouse Advanced Passive 1000 Reactor and the General Electric Economic Simplified Boiling Water Reactor.  The members of NuStart included DTE Energy, Duke Energy, EDF International, Entergy Nuclear, Exelon Corporation, FPL Group, Progress Energy, SCANA Corporation, Tennessee Valley Authority, Southern Nuclear Operating Company, GE Energy and Westinghouse Electric Company, LLC. NuStart was dissolved in 2012. MEAG Power does not believe that DOE’s general involvement with the AP1000 reactor in connection with NuStart is within the scope of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII.  Further, the Cooperative Agreement would constitute a grant or cooperative agreement within the meaning of subparagraph (f) of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII, provided that the obligations of DOE under the Cooperative Agreement were recorded in accordance with 31 U.S.C Section 1501(a)(5) on or before May 1, 2009.

(Signature page follows)

Schedule 4.1.35 - Page 3

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the MEAG Power as of the date first written above.

Municipal Electric Authority of Georgia,

By:
Name:
Title:

Schedule 4.1.35 - Page 4

Schedule 5.4
to Loan Guarantee Agreement

EQUITY INTERESTS IN THE BORROWER

1.                                      Altamaha Electric Membership Corporation

2.                                      Amicalola Electric Membership Corporation

3.                                      Canoochee Electric Membership Corporation

4.                                      Carroll Electric Membership Corporation

5.                                      The Central Georgia Electric Membership Corporation

6.                                      Coastal Electric Membership Corporation, d/b/a Coastal Electric Cooperative

7.                                      Cobb Electric Membership Corporation

8.                                      Colquitt Electric Membership Corporation

9.                                      Coweta-Fayette Electric Membership Corporation

10.                               Diverse Power Incorporated, An Electric Membership Corporation

11.                               Excelsior Electric Membership Corporation

12.                               Flint Electric Membership Corporation, d/b/a Flint Energies

13.                               Grady Electric Membership Corporation

14.                               GreyStone Power Corporation, An Electric Membership Corporation

15.                               Habersham Electric Membership Corporation

16.                               Hart Electric Membership Corporation

17.                               Irwin Electric Membership Corporation

18.                               Jackson Electric Membership Corporation

19.                               Jefferson Energy Cooperative, An Electric Membership Corporation

20.                               Little Ocmulgee Electric Membership Corporation

21.                               Middle Georgia Electric Membership Corporation

22.                               Mitchell Electric Membership Corporation

23.                               Ocmulgee Electric Membership Corporation

24.                               Oconee Electric Membership Corporation

25.                               Okefenoke Rural Electric Membership Corporation

26.                               Planters Electric Membership Corporation

27.                               Rayle Electric Membership Corporation

28.                               The Satilla Rural Electric Membership Corporation

Schedule 5.4 - Page 1

29.                               Sawnee Electric Membership Corporation

30.                               Slash Pine Electric Membership Corporation

31.                               Snapping Shoals Electric Membership Corporation

32.                               Southern Rivers Energy, Inc., An Electric Membership Corporation

33.                               Sumter Electric Membership Corporation

34.                               Three Notch Electric Membership Corporation

35.                               Tri-County Electric Membership Corporation

36.                               Upson Electric Membership Corporation

37.                               Walton Electric Membership Corporation

38.                               Washington Electric Membership Corporation

Schedule 5.4 - Page 2

Schedule 5.7
to Loan Guarantee Agreement

REQUIRED CONSENTS

Part I — Required Consents

	Permit	Activity Covered	Agency	Jurisdiction	Permit/Reference No.	Date Received	Expiration Date
1.	Early Site Permit (ESP) and Limited Work Authorization (LWA)	ESP — Site approval for nuclear plant construction; LWA — approval for limited safety-related work	NRC	Federal	ESP-004	August 26, 2009	August 26, 2029
2.	Combined Operating Licenses (COLs)	Safety-related construction for a nuclear power facility	NRC	Federal	NPF-91, NPF-92	February 10, 2012	N/A
3.	Limited Work Authorization (LWA-B)	Approval for nuclear island rebar and embeds and placement of NI base slab	NRC	Federal	LWA-001 LWA-002	February 10, 2012	N/A
4.	Certificate of Registration	Transportation of Hazardous Material	USDOT	Federal	060313 551 085V	June 3, 2013	June 30, 2014
5.	Migratory Bird Treaty Act Special Purpose — Utility (Avian Mortality Monitoring) F.K.A. Salvage Permit	Handling of migratory bird carcasses and relocation of certain nests	USFWS	Federal	MB745135-1	February 28, 2013	March 31, 2015
6.	Clean Water Act Section 404 and Rivers and Harbors Act Section 10 Permit	Disturbance of crossing wetland areas or navigable waters; New intake/discharge infrastructure in Savannah River	USACE	Federal	SAS-2007-01837	September 30, 2010; modified March 2, 2011	September 30, 2015
7.	Private Aids to Navigation	Aids to navigation at discharge infrastructure	USCG	Federal	N/A	October 30, 2013	October 30, 2014
8.	Section 401 Certification	Compliance with water quality standards	GDNR	State	JPN 200701837	June 1, 2010	N/A
9.	Intentionally Omitted	—	—	—	—	—	—

Schedule 5.7 - Page 1

	Permit	Activity Covered	Agency	Jurisdiction	Permit/Reference No.	Date Received	Expiration Date
10.	Georgia SIP Synthetic Minor Air Permit	Construction air emission sources	GDNR	State	169-033-039-S-01-0	June 18, 2009	N/A
11.	Georgia PSD Construction and Part 70 Operating Air Permit	Construction of plant air emission sources	GDNR	State	4911-033-0030-V-02-3	April 9, 2010 (construction) June 14, 2010 (operation)	N/A
12.	Title V Operating Permit	Operation of air emission sources	GDNR	State	4911-033-0030-V-03-0	July 11, 2012	July 10, 2017
13.	Permit to Operate a Public Water System	Operate a public, non-transient, non-community water system	GDNR	State	PG0330056	July 14, 2010	July 13, 2020
14.	Permit to Withdraw Groundwater — Make up Wells 3 and 4	Consumptive use of 100,000 gallons per day or more of groundwater	GDNR	State	017-0003	March 9, 2012	September 1, 2020
15.	Permit to Withdraw Groundwater — Dewatering Activities	Dewater for foundation if needed for more than 60 days	GDNR	State	017-0006	March 9, 2012	March 13, 2015
16.	Solid Waste Handling Permit	Collection and transportation of garbage and other putrescible waste for disposal in an off-site municipal solid waste landfill	GDNR	State	PBR-017-07COL	December 28, 2000	N/A
17.	Solid Waste Landfill Buffer Variance (Landfill #2)	Variance from buffer requirements for Landfill #2 to accommodate haul road and surface water intake pipe construction	GDNR	State	Permit No. 017-006D(LI)	February 5, 2010	N/A
18.	Private Industrial Landfill Certificate of Clean Closure (Landfill #3)	Certificate of Clean Closure of Landfill #3 to construct Vogtle 3 & 4	GDNR	State	017-007D(LI)	August 13, 2010	N/A

Schedule 5.7 - Page 2

	Permit	Activity Covered	Agency	Jurisdiction	Permit/Reference No.	Date Received	Expiration Date
19.	No Further Action Status for Removal of Underground Storage Tanks	Removal of USTs to construct Vogtle 3 & 4	GDNR	State	N/A	December 1, 2009	N/A
20.	Hazardous Waste Generation Facility Wide EPA I.D. Number	Necessary to generate hazardous waste	GDNR	State	GAD094066321	November 5, 2013 (amended notification recognized by GDNR)	N/A
21.	Scientific Collecting Permit	State permit for collection of specimens	GDNR	State	29-WJH-13-34	February 13, 2013	March 31, 2014
22.	State Waters Buffer Variance	Land disturbing activities within 25’ state waters buffer	GDNR	State	BV-017-10-01	April 29, 2010	N/A
23.	NPDES Wastewater Permit	Regulates limits of pollutants in liquid discharge to surface water (Ready-Mixed Concrete Batch Plant)	GDNR	State	GA0039276	April 16, 2010	March 31, 2015
24.	NPDES Wastewater Permit	Regulates limits of pollutants in liquid discharge to surface water (Units 1 & 2)	GDNR	State	GA0026786	June 30, 1999	May 31, 2004 (administratively extended)
25.	Infrastructure Projects Construction Storm Water Permit	Discharge storm water from linear construction sites (e.g. Roadways, transmission line and rail corridor) (On-Site Switchyard)	GDNR	State	GAR100002	September 24, 2013	July 31, 2018
26.	Stand-Alone Construction Projects Storm Water Permit	Discharge storm water from site during construction (Construction Activities)	GDNR	State	GAR100001	September 24, 2013	July 31, 2018

Schedule 5.7 - Page 3

	Permit	Activity Covered	Agency	Jurisdiction	Permit/Reference No.	Date Received	Expiration Date
27.	NPDES Wastewater Permit	Regulates limits of pollutants in liquid discharge to surface water	GDNR	State		Future Consent
28.	General Permit for Industrial Storm Water Discharges	Discharge storm water associated with industrial activity	GDNR	State		Future Consent
29.	Permit to Withdraw Surface Water	Surface water withdrawal	GDNR	State		Future Consent
30.	General Permit to Transport Radioactive Materials	Transportation of radioactive materials in the State of Georgia	GDNR/GDPS	State		Future Consent
31.	Tennessee Radioactive Waste License-for-Delivery	Transportation of radioactive materials into the State of Tennessee	TDEC	State		Future Consent
32.	Utah Radiation Control Rule	Transportation of radioactive materials into the State of Utah	UDEQ	State		Future Consent
33.	South Carolina Radioactive Waste Transport Permit	Transportation of radioactive materials into the State of South Carolina	SCDHEC	State		Future Consent
34.	Texas Radioactive Waste Transport	Transportation of radioactive materials into the State of Texas	TCEQ	State		Future Consent
35.	Scientific Collecting Permit	State permit for collection of specimens	SCDNR	State	F-13-17	January 6, 2014	December 31, 2014
36.	Building Permit (Security Training Facility) and Certificate of Occupancy (Training Center B)	Construction, alteration, repair, or demolition of any building or structure within the boundaries of Burke County	Burke County	County	Permit No. 751 (Security) Permit Nos. 764 & 765 (Security) Permit No. B-28-10 (Training Center B)	Sept. 24, 2013 (No. 751) Oct. 3, 2013 (Nos. 764 & 765) July 20, 2011 (Training Center B)	N/A
37.	Utility Encroachment Permit	Placement of utilities on County right of way	Burke County	County	6-26	November 12, 2013	N/A

Schedule 5.7 - Page 4

As noted in the expiration date column of this Schedule 5.7, many of the Governmental Approvals identified on this Schedule 5.7 expire. The Borrower or Operator must timely apply for a renewal or reissuance of such Governmental Approvals, and such Governmental Approvals must be renewed or reissued in connection with the construction and operation of the Project.

We note that Governmental Authorities retain the right to suspend, modify or revoke Governmental Approvals, including the Governmental Approvals identified on this Schedule 5.7 and that Borrower or Operator may seek a modification of the Governmental Approvals identified on this Schedule 5.7.

Part II — Borrower Required Consents (other than the COLs)

In compliance with the RUS Loan Contract, Borrower notified RUS of its proposed acquisition of Borrower’s Undivided Interest.  RUS delivered a letter to Borrower, dated June 3, 2008, confirming that RUS had no objection to such acquisition, provided there was full subscription by Borrower’s members to Borrower’s Undivided Interest under the Wholesale Power Contracts.

In compliance with Section 3.3.1 of the Wholesale Power Contracts, prior to becoming obligated under the Owner Documents to make expenditures for construction of Borrower’s Undivided Interest, Borrower obtained the consent of at least 75 % of its Members and Members holding at least 75% of the patronage capital of Borrower, and 75% of the board of directors of Borrower, and Members subscribed for 100% of the PCRs (as defined in the Wholesale Power Contracts) of Borrower’s Undivided Interest.

In compliance with the RUS Loan Contract, Borrower notified RUS of amendments to certain of the Owner Documents being made pursuant to certain of the Transaction Documents and Borrower’s obligation to transfer all or a portion of Borrower’s Undivided Interest to DOE under the Owners Direct Agreement.  RUS delivered a letter to Borrower, dated December 9, 2013, confirming that RUS had no objection to such amendments or transfer.

Schedule 5.7 - Page 5

Schedule 5.8
to Loan Guarantee Agreement

GOVERNMENTAL JUDGMENTS

None.

Schedule 5.8 - Page 1

Schedule 5.11(a)
to Loan Guarantee Agreement

COMPLIANCE WITH ENVIRONMENTAL LAWS

None.

Schedule 5.11(a) - Page 1

Schedule 6.3
to Loan Guarantee Agreement

REQUIRED INSURANCES

Capitalized terms used in this Schedule 6.3 and not otherwise defined in this Schedule 6.3 shall have the meanings assigned to them in the Loan Guarantee Agreement.  All insurance requirements in this Schedule 6.3 are subject to the qualification, contained in Section 6.3 of the Loan Guarantee Agreement, that such coverages, endorsements and/or waivers are available from time to time on commercially reasonable terms, conditions and price.

Section I.  Insurance during Construction

(a)                     Required Insurance.  The Owners’ Agent shall maintain at the expense of the Owners, or shall cause the EPC Contractor to maintain, the following insurance policies, with not less than the limits and coverage provisions set forth in this Section I(a):

1.              NEIL Builder’s Risk Policy No. BR10-001 (“Builder’s Risk”), substantially in the form attached to the Borrower Certificate delivered pursuant to Section 4.1.14(a) of the Loan Guarantee Agreement.

2.              Global cargo transit insurance Layered Program Policy Number B0509JQ046809 (“Cargo”), substantially in the form attached to the Borrower Certificate delivered pursuant to Section 4.1.14(a) of the Loan Guarantee Agreement.

3.              Delay in startup insurance (“DSU”) provided under the Builder’s Risk and Cargo insurance policies described in subsections (a)(1) and (a)(2) above.

4.              Owner-Controlled Insurance Program (“OCIP”) Policy Numbers GLO5477145 and WC5477146 (Zurich), 7275653 (National Union), MNU754229/01/2010 (Axis), WCSINAT50011710 (Starr), US00012178LI10A (XL America), and IE00014117LI10A (XL Dublin), substantially in the forms attached to the Borrower Certificate delivered pursuant to Section 4.1.14(a) of the Loan Guarantee Agreement.

5.              Sudden and accidental pollution insurance policy with respect to the Project with a limit of not less than $2,000,000 per occurrence, $4,000,000 aggregate until the Final Completion Date (as defined in the EPC Contract).  Such coverage may be included in the OCIP coverage.

(b)                     Endorsements to Policies.  The Owners’ Agent shall use commercially reasonable efforts to ensure that all insurance policies (except as indicated otherwise in items 1 and 3 below) described in Section I(a) above are endorsed as follows:

1.              to provide a severability of interests or cross liability clause (only for liability policies under the OCIP coverage);

2.              to provide that such policy shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Secured Parties;

Schedule 6.3 - Page 1

3.              with respect to the Builder’s Risk coverage maintained by the Owners’ Agent, on its own behalf and as agent for the other Owners, to name the Secured Parties as additional insureds;

4.              with respect to insurance policies maintained by the EPC Contractor, to waive any rights by the insurance carriers to subrogate against the Borrower or the Secured Parties, and with respect to insurance policies maintained by the Owners’ Agent, to waive any rights by all insurance carriers to subrogate against the Secured Parties; and

5.              The Owners’ Agent shall use commercially reasonable efforts to provide that no policy cancellations or material changes that reduce coverage on the Secured Parties’ interests (other than any such policy cancellations with respect to the Builder’s Risk, Cargo and DSU coverages) shall become effective except upon at least 30 days prior written notice to DOE.

6.              The Owners’ Agent shall use commercially reasonable efforts to provide that no policy cancellations of the Builder’s Risk, Cargo and DSU coverages can be made unless for non-payment of premium, for which the Borrower will use commercially reasonable efforts to require the insurer to give at least 10 days prior written notice to DOE.

Section II.  Insurance during Operation

(a)                     Required Insurance.  The Owners’ Agent shall, or shall cause the Operator to, procure at the expense of the Owners and maintain in full force and effect the following insurance policies with respect to the Project with not less than the limits and coverage provisions set forth in this Section II(a).  Coverage required by this Section II(a) shall be effective with no lapse of coverage between the expiration/cancellation of the NEIL Builder’s Risk policy and placing into effect the nuclear property damage insurance policy (Section II(a)(1) below) from (1) the Substantial Completion Date (as defined in the EPC Contract), (2) such other date that is consistent with the then-current generally accepted practices of owners and operators of U.S. commercial nuclear power plants, or (3) as otherwise mutually agreed upon by the Owners’ Agent and DOE (following consultation with the Insurance Advisor); provided, however, that nuclear-related insurance coverages shall be put into effect whenever required by the regulations of the NRC.

1.              Nuclear property damage insurance in accordance with the regulations of the NRC and otherwise consistent with the then-current generally accepted practices of owners and operators of U.S. commercial nuclear power plants.

2.              Nuclear accidental outage insurance related to any property damage that causes an interruption of operations, consistent with the then-current generally accepted practices of owners and operators of U.S. commercial nuclear power plants.

3.              Nuclear suppliers and transporters liability insurance not covered under the nuclear liability insurance (Section II(a)(5) below), consistent with the then-

Schedule 6.3 - Page 2

current generally accepted practices of owners and operators of U.S. commercial nuclear power plants.

4.              The following conventional (non-nuclear) liability insurance, consistent with the then-current generally accepted practices of owners and operators of U.S. commercial nuclear power plants: government-mandated workers’ compensation, employer’s liability, general liability, automobile liability and excess liability.

5.              Nuclear liability insurance coverage in accordance with the regulations of the NRC.

6.              Nuclear worker liability insurance, consistent with the then-current generally accepted practices of owners and operators of U.S. commercial nuclear power plants.

(b)                     Endorsements to Policies.  The Owners’ Agent shall use commercially reasonable efforts to provide that all insurance policies (except as indicated otherwise in items 1 and 3 below) maintained by Owners’ Agent and Operator pursuant to Section II(a) are endorsed to:

1.              provide a severability of interest or cross liability clause (on general liability coverage only);

2.              provide that the insurance shall be primary and not excess to or contributing with any other insurance or self-insurance maintained by the Secured Parties;

3.              except for any workers’ compensation and employer’s liability insurance, name the Secured Parties as additional insureds;

4.              contain provisions that no policy cancellations or material changes that reduce coverage on the Secured Parties’ interests (other than any such policy cancellations with respect to the nuclear property damage insurance coverage (Section II(a)(1) above)) shall become effective except upon at least 30 days prior written notice to DOE;

5.              contain provisions that no policy cancellations of the nuclear property damage insurance coverage (Section II(a)(1) above) can be made unless for non-payment of premium, for which the Borrower will use commercially reasonable efforts to require the insurer to give at least 10 days prior written notice to DOE; and

6.              waive any subrogation rights that the insurers may have against the Secured Parties.

(c)                      Evidence of Insurance.  The Owners’ Agent shall, or shall cause the Operator, upon request from DOE from time to time, to deliver to DOE evidence of insurance required to be maintained by the Owners’ Agent or Operator under this Section II, including certificates of insurance and, when available, at DOE’s request, certified copies of any insurance policies.

Schedule 6.3 - Page 3

Section III.  General Conditions applying to all Insurance Required under Sections I and II

(a)                     Retrospective Rated Policies.  It is understood and agreed that certain policies are rated on a retrospective rated basis which is acceptable.

(b)                     Non-renewal; Tail Coverage.  In the event that any policy required to be maintained by the Owners’ Agent pursuant to this Schedule 6.3 is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, the Owners’ Agent shall use commercially reasonable efforts to obtain for each such policy or policies a ten-year extended reporting period coverage (“Tail Coverage”) dated back to the original effective date of such coverage.  The Owners’ Agent shall provide DOE with evidence of any such Tail Coverage.

Schedule 6.3 - Page 4

Schedule 6.13(h)(i)
to Loan Guarantee Agreement

DAVIS-BACON ACT WAGE DETERMINATION(S)

1.              For all construction (as defined in DOL regulations at 29 CFR 5.2 to include installation where appropriate, hereinafter “construction”) under the Engineering, Procurement and Construction (EPC) contract and other prime contracts for construction in effect at the time of loan guarantee closing, and subcontracts thereunder, incorporate the following “Heavy” wage determination schedule: GA90 Modification 0 (1/03/14), found at: http://www.wdol.gov/wdol/scafiles/davisbacon/GA90.dvb, and attached hereto as Exhibit 1.

2.              For all construction under the EPC contract and other prime contracts for construction in effect at the time of loan guarantee closing, and subcontracts thereunder, on sheltered enclosures with walk-in access for the purpose of housing persons, machinery, equipment, incorporate the following “Building” wage determination schedule: GA126 Modification 1 (1/17/14) found at http://www.wdol.gov/wdol/scafiles/davisbacon/GA126.dvb, and attached hereto as Exhibit 2.

3.              For all construction under the EPC contract and other prime contracts for construction in effect at the time of loan guarantee closing, and subcontracts thereunder, on paved roads and other paved surfaces, please use GA7 Modification 0 (1/03/14), “Highway” schedule found at http://www.wdol.gov/wdol/scafiles/davisbacon/GA7.dvb, and attached hereto as Exhibit 3.

Exhibit 1

General Decision Number: GA140090 01/03/2014  GA90

Superseded General Decision Number: GA20130090

State: Georgia

Construction Type: Heavy

Heavy Construction, Includes Water and Sewer Lines, and Heavy Construction on Treatment Plant Sites and Industrial Sites (Refineries, Power Plants, Chemical and Manufacturing Plants, Paper Mills, Etc.)

Counties: Burke, McDuffie and Richmond Counties in Georgia.

Modification Number	Publication Date
0	01/03/2014

* ELEC1579-002 10/01/2013

	Rates	Fringes

ELECTRICIAN	$23.00	11.40

ENGI0474-029 07/01/2013

BURKE & RICHMOND COUNTIES

	Rates	Fringes

POWER EQUIPMENT OPERATOR:
Crane: 119 Tons and Under	$24.55	12.30
Crane: 120 to 249 Tons	$25.55	12.30
Crane: 250 to 499 Tons	$26.55	12.30
Crane: 500 Tons and Larger	$27.55	12.30
Mechanic	$24.55	12.30

ENGI0926-032 07/01/2013

MCDUFFIE COUNTY

	Rates	Fringes

POWER EQUIPMENT OPERATOR:
Crane, Mechanic	$27.88	10.13

Schedule 6.13(h)(i) - Page 6

SUGA2012-108 08/11/2012

	Rates	Fringes

CARPENTER (Form Work Only)	$15.44	0.00

CARPENTER, Excludes Form Work	$14.76	0.00

CEMENT MASON/CONCRETE FINISHER	$16.96	0.00

IRONWORKER, REINFORCING	$13.30	1.66

LABORER: Common or General	$9.84	0.00

LABORER: Pipelayer	$9.48	0.00

OPERATOR:

Backhoe/Excavator/Trackhoe	$12.80	0.00

OPERATOR: Bulldozer	$14.58	0.00

OPERATOR: Grader/Blade	$20.24	0.00

OPERATOR: Loader	$16.59	4.13

OPERATOR: Piledriver	$18.72	2.06

OPERATOR: Roller	$12.04	0.69

TRUCK DRIVER: Dump Truck	$12.79	0.00

TRUCK DRIVER: Lowboy Truck	$17.28	1.84

WELDERS - Receive rate prescribed for craft performing operation to which welding is incidental.

Unlisted classifications needed for work not included within the scope of the classifications listed may be added after award only as provided in the labor standards contract clauses (29CFR 5.5 (a) (1) (ii)).

Schedule 6.13(h)(i) - Page 7

The body of each wage determination lists the classification and wage rates that have been found to be prevailing for the cited type(s) of construction in the area covered by the wage determination.  The classifications are listed in alphabetical order of “identifiers” that indicate whether the particular rate is union or non-union.

Union Identifiers

An identifier enclosed in dotted lines beginning with characters other than “SU” denotes that the union classification and rate have found to be prevailing for that classification. Example:  PLUM0198-005 07/01/2011.  The first four letters , PLUM, indicate the international union and the four-digit number, 0198, that follows indicates the local union number or district council number where applicable , i.e., Plumbers Local 0198.  The next number, 005 in the example, is an internal number used in processing the wage determination. The date, 07/01/2011, following these characters is the effective date of the most current  negotiated rate/collective bargaining agreement which would be July 1, 2011 in the above example.

Union prevailing wage rates will be updated to reflect any changes in the collective bargaining agreements governing the rates.

0000/9999: weighted union wage rates will be published annually each January.

Non-Union Identifiers

Classifications listed under an “SU” identifier were derived from survey data by computing average rates and are not union rates; however, the data used in computing these rates may include both union and non-union data.  Example:  SULA2004-007 5/13/2010. SU indicates the rates are not union majority rates, LA indicates the State of Louisiana; 2004 is the year of the survey; and 007 is an internal number used in producing the wage determination.  A 1993 or later date, 5/13/2010, indicates the classifications and rates under that identifier were issued as a General Wage Determination on that date.

Survey wage rates will remain in effect and will not change until a new survey is conducted.

WAGE DETERMINATION APPEALS PROCESS

1.) Has there been an initial decision in the matter? This can be:

•  an existing published wage determination

•  a survey underlying a wage determination

•  a Wage and Hour Division letter setting forth a position on a wage determination matter

•  a conformance (additional classification and rate) ruling

Schedule 6.13(h)(i) - Page 8

On survey related matters, initial contact, including requests for summaries of surveys, should be with the Wage and Hour Regional Office for the area in which the survey was conducted because those Regional Offices have responsibility for the Davis-Bacon survey program. If the response from this initial contact is not satisfactory, then the process described in 2.) and 3.) should be followed.

With regard to any other matter not yet ripe for the formal process described here, initial contact should be with the Branch of Construction Wage Determinations.  Write to:

Branch of Construction Wage Determinations

Wage and Hour Division

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

2.) If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:

Wage and Hour Administrator

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

The request should be accompanied by a full statement of the interested party’s position and by any information (wage payment data, project description, area practice material, etc.) that the requestor considers relevant to the issue.

3.) If the decision of the Administrator is not favorable, an interested party may appeal directly to the Administrative Review Board (formerly the Wage Appeals Board).  Write to:

Administrative Review Board

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

4.) All decisions by the Administrative Review Board are final.

END OF GENERAL DECISION

Schedule 6.13(h)(i) - Page 9

Exhibit 2

General Decision Number: GA140126 01/03/2014  GA126

Superseded General Decision Number: GA20130126

State: Georgia

Construction Type: Building

County: Burke County in Georgia.

Modification Number	Publication Date
0	01/03/2014
1	01/17/2014

BOIL0026-001 01/01/2013

	Rates	Fringes

BOILERMAKER	$24.91	19.69

ELEV0032-001 01/01/2013

	Rates	Fringes

ELEVATOR MECHANIC	$36.96	26.785	+a+b

PAID HOLIDAYS:

a.           New Year’s Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving Day, the Friday after Thanksgiving, and Christmas Day.

b.           Employer contributes 8% of regular hourly rate to vacation pay credit for employee who has worked in business more than 5 years; 6% for less than 5 years’ service.

Schedule 6.13(h)(i) - Page 10

* ENGI0474-003 07/01/2013

	Rates	Fringes

POWER EQUIPMENT OPERATOR:
Backhoe/Excavator, Bobcat/Skid Steer/Skid Loader, Bulldozer, Forklift (under 15 tons), and Loader	$22.72	12.30
Crane (over 10 tons) and Forklift (15 tons and over)	$24.55	12.30
Crane (over 120 tons)	$25.55	12.30
Crane (over 250 tons)	$26.55	12.30
Oiler	$20.38	12.30

PLUM0150-006 10/01/2012

	Rates	Fringes

PLUMBER/PIPEFITTER	$22.94	12.71

SHEE0085-003 08/01/2012

	Rates	Fringes

SHEET METAL WORKER (Including HVAC Duct Installation; Excluding Metal Roof Installation)	$28.34	11.55

SUGA2012-033 08/11/2012

Schedule 6.13(h)(i) - Page 11

	Rates	Fringes

BRICKLAYER	$16.00	0.00

CARPENTER, Includes Drywall Hanging and Metal Stud Installation	$15.28	0.00

CEMENT MASON/CONCRETE FINISHER	$16.58	0.00

DRYWALL FINISHER/TAPER	$17.00	0.00

ELECTRICIAN	$19.71	3.60

HVAC MECHANIC (Installation of HVAC Unit Only, Excludes Installation of HVAC Pipe and Duct)	$18.00	3.89

IRONWORKER, REINFORCING	$17.94	0.00

IRONWORKER, STRUCTURAL	$20.00	0.35

LABORER: Common or General	$10.25	0.32

LABORER: Mason Tender - Brick	$9.00	0.00

LABORER: Pipelayer	$12.00	0.23

OPERATOR: Grader/Blade	$17.52	0.00

PAINTER: Brush, Roller and Spray	$16.00	1.62

ROOFER (Installation of Metal Roofs Only)	$15.02	0.00

ROOFER, Excludes Installation of Metal Roofs	$10.76	0.00

TILE FINISHER	$10.31	0.00

TILE SETTER	$19.50	0.00

TRUCK DRIVER: Dump Truck	$12.70	0.00

TRUCK DRIVER: Lowboy Truck	$17.41	0.00

WELDERS - Receive rate prescribed for craft performing operation to which welding is incidental.

Unlisted classifications needed for work not included within the scope of the classifications listed may be added after award only as provided in the labor standards contract clauses (29CFR 5.5 (a) (1) (ii)).

Schedule 6.13(h)(i) - Page 12

The body of each wage determination lists the classification and wage rates that have been found to be prevailing for the cited type(s) of construction in the area covered by the wage determination.  The classifications are listed in alphabetical order of “identifiers” that indicate whether the particular rate is union or non-union.

Union Identifiers

An identifier enclosed in dotted lines beginning with characters other than “SU” denotes that the union classification and rate have found to be prevailing for that classification. Example:  PLUM0198-005 07/01/2011.  The first four letters , PLUM, indicate the international union and the four-digit number, 0198, that follows indicates the local union number or district council number where applicable , i.e., Plumbers Local 0198.  The next number, 005 in the example, is an internal number used in processing the wage determination. The date, 07/01/2011, following these characters is the effective date of the most current negotiated rate/collective bargaining agreement which would be July 1, 2011 in the above example.

Union prevailing wage rates will be updated to reflect any changes in the collective bargaining agreements governing the rates.

0000/9999: weighted union wage rates will be published annually each January.

Non-Union Identifiers

Classifications listed under an “SU” identifier were derived from survey data by computing average rates and are not union rates; however, the data used in computing these rates may include both union and non-union data.  Example:  SULA2004-007 5/13/2010. SU indicates the rates are not union majority rates, LA indicates the State of Louisiana; 2004 is the year of the survey; and 007 is an internal number used in producing the wage determination.  A 1993 or later date, 5/13/2010, indicates the classifications and rates under that identifier were issued as a General Wage Determination on that date.

Survey wage rates will remain in effect and will not change until a new survey is conducted.

WAGE DETERMINATION APPEALS PROCESS

1.) Has there been an initial decision in the matter? This can be:

•  an existing published wage determination

•  a survey underlying a wage determination

•  a Wage and Hour Division letter setting forth a position on a wage determination matter

•  a conformance (additional classification and rate) ruling

Schedule 6.13(h)(i) - Page 13

On survey related matters, initial contact, including requests for summaries of surveys, should be with the Wage and Hour Regional Office for the area in which the survey was conducted because those Regional Offices have responsibility for the Davis-Bacon survey program. If the response from this initial contact is not satisfactory, then the process described in 2.) and 3.) should be followed.

With regard to any other matter not yet ripe for the formal process described here, initial contact should be with the Branch of Construction Wage Determinations.  Write to:

Branch of Construction Wage Determinations

Wage and Hour Division

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

2.) If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:

Wage and Hour Administrator

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

The request should be accompanied by a full statement of the interested party’s position and by any information (wage payment data, project description, area practice material, etc.) that the requestor considers relevant to the issue.

3.) If the decision of the Administrator is not favorable, an interested party may appeal directly to the Administrative Review Board (formerly the Wage Appeals Board).  Write to:

Administrative Review Board

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

4.) All decisions by the Administrative Review Board are final.

END OF GENERAL DECISION

Schedule 6.13(h)(i) - Page 14

Exhibit 3

General Decision Number: GA140007 01/03/2014  GA7

Superseded General Decision Number: GA20130007

State: Georgia

Construction Type: Highway

Counties: Burke, Columbia, Glascock, Hancock, Jefferson,

Jenkins, Lincoln, McDuffie, Richmond, Taliaferro, Warren,

Washington and Wilkes Counties in Georgia.

HIGHWAY CONSTRUCTION PROJECTS

Modification Number	Publication Date
0	01/03/2014

SUGA2011-007 03/07/2011

Rates	Fringes

CARPENTER	$11.45

CEMENT MASON/CONCRETE FINISHER	$11.36

LABORER
Asphalt Raker	$11.00
Asphalt Screed Person	$10.50
Common or General	$8.93
Form Setter	$10.35
Guardrail Erector	$13.50
Milling Machine Ground Person	$10.00
Pipe Layer	$10.20

POWER EQUIPMENT OPERATOR:
Asphalt Distributor	$14.10
Asphalt Paver/Spreader	$12.00
Backhoe/Excavator	$10.80
Bulldozer	$11.60
Compactor	$10.00
Crane/Dragline	$17.50
Front End Loader	$10.70
Material Transfer Vehicle (Shuttle Buggy)	$11.30
Mechanic	$12.75
Milling Machine	$11.50
Motorgrader Fine Grade	$14.55
Motorgrader/Blade	$16.00
Roller	$10.00
Water Truck	$11.25

TRUCK DRIVER
26,000 GVW & Under	$10.79
26,001 GVW & Over	$12.75

Schedule 6.13(h)(i) - Page 15

WELDERS - Receive rate prescribed for craft performing operation to which welding is incidental.

Unlisted classifications needed for work not included within the scope of the classifications listed may be added after award only as provided in the labor standards contract clauses (29CFR 5.5 (a) (1) (ii)).

The body of each wage determination lists the classification and wage rates that have been found to be prevailing for the cited type(s) of construction in the area covered by the wage determination.  The classifications are listed in alphabetical order of “identifiers” that indicate whether the particular rate is union or non-union.

Union Identifiers

An identifier enclosed in dotted lines beginning with characters other than “SU” denotes that the union classification and rate have found to be prevailing for that classification. Example:  PLUM0198-005 07/01/2011.  The first four letters , PLUM, indicate the international union and the four-digit number, 0198, that follows indicates the local union number or district council number where applicable , i.e., Plumbers Local 0198.  The next number, 005 in the example, is an internal number used in processing the wage determination. The date, 07/01/2011, following these characters is the effective date of the most current negotiated rate/collective bargaining agreement which would be July 1, 2011 in the above example.

Union prevailing wage rates will be updated to reflect any changes in the collective bargaining agreements governing the rates.

0000/9999: weighted union wage rates will be published annually each January.

Schedule 6.13(h)(i) - Page 16

Non-Union Identifiers

Classifications listed under an “SU” identifier were derived from survey data by computing average rates and are not union rates; however, the data used in computing these rates may include both union and non-union data.  Example:  SULA2004-007 5/13/2010. SU indicates the rates are not union majority rates, LA indicates the State of Louisiana; 2004 is the year of the survey; and 007 is an internal number used in producing the wage determination.  A 1993 or later date, 5/13/2010, indicates the classifications and rates under that identifier were issued as a General Wage Determination on that date.

Survey wage rates will remain in effect and will not change until a new survey is conducted.

WAGE DETERMINATION APPEALS PROCESS

1.) Has there been an initial decision in the matter? This can be:

•  an existing published wage determination

•  a survey underlying a wage determination

•  a Wage and Hour Division letter setting forth a position on a wage determination matter

•  a conformance (additional classification and rate) ruling

On survey related matters, initial contact, including requests for summaries of surveys, should be with the Wage and Hour Regional Office for the area in which the survey was conducted because those Regional Offices have responsibility for the Davis-Bacon survey program. If the response from this initial contact is not satisfactory, then the process described in 2.) and 3.) should be followed.

With regard to any other matter not yet ripe for the formal process described here, initial contact should be with the Branch of Construction Wage Determinations.  Write to:

Branch of Construction Wage Determinations

Wage and Hour Division

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

2.) If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:

Wage and Hour Administrator

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

Schedule 6.13(h)(i) - Page 17

The request should be accompanied by a full statement of the interested party’s position and by any information (wage payment data, project description, area practice material, etc.) that the requestor considers relevant to the issue.

3.) If the decision of the Administrator is not favorable, an interested party may appeal directly to the Administrative Review Board (formerly the Wage Appeals Board).  Write to:

Administrative Review Board

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

4.) All decisions by the Administrative Review Board are final.

END OF GENERAL DECISION

Schedule 6.13(h)(i) - Page 18

Schedule 7.4
to Loan Guarantee Agreement

PROVISIONS OF CERTAIN PROJECT DOCUMENTS
NOT TO BE AMENDED WITHOUT DOE CONSENT

a.	Development Agreement

	i.	Section 1.4 (Ownership of Additional Units as Tenants in Common);

	ii.	Section 1.5 (Authorization of Georgia Power as Agent for the Participating Parties) (third sentence, which provides the standards of Agent conduct);

	iii.	Section 2.1 (Grant of Right to Use Existing Resources);

	iv.	Exhibit A (Identified Sites);

b.	Ownership Agreement

	i.	Section 4.1 (Tenants in Common);

	ii.	Section 4.2 (Alienation and Assignment);

	iii.	Section 4.9(c) (Property Rights);

	iv.	Section 7.7 (Non-Payment);

	v.	Section 7.10 (Right of Lenders to Make Payments);

	vi.	Definition of “Additional Unit Property”;

	vii.	Definition of “Additional Unit Properties”;

	viii.	Definition of “Additional Unit”;

	ix.	Definition of “Additional Units”;

	x.	Definition of “Agent”;

	xi.	Definition of “COL”;

	xii.	Definition of “Commercial Operation”;

	xiii.	Definition of “Cost of Construction”;

	xiv.	Definition of “Decommissioning”;

	xv.	Definition of “ESP”;

	xvi.	Definition of “Existing Unit Ownership Agreement”;

Schedule 7.4 - Page 1

	xvii.	Definition of “Existing Units”;

	xviii.	Definition of “Final Percentage Interest”;

	xix.	Definition of “Identified Site”;

	xx.	Definition of “Identified Sites”;

	xxi.	Definition of “Initial Percentage Interest”;

	xxii.	Definition of “Major Milestone”;

	xxiii.	Definition of “Maximum Binding Percentage”;

	xxiv.	Definition of “Minimum Binding Percentage”;

	xxv.	Definition of “Ownership Interest”;

	xxvi.	Definition of “Party”;

	xxvii.	Definition of “Participating Party”;

	xxviii.	Definition of “Participating Parties”;

	xxix.	Definition of “Plant Vogtle”;

	xxx.	Definition of “Related Facilities”;

	xxxi.	Definition of “Supplemental Percentage Interest”;

	xxxii.	Definition of “Uniform System of Accounts”;

	xxxiii.	Definition of “Weighted Ownership Interest in Plant Vogtle”;

	xxxiv.	Exhibit A-1 (Description of Identified Sites);

c.	Operating Agreement

	i.	Article II (Operating Agent);

	ii.	Section 3.1 (Operation);

	iii.	Section 3.3 (Agreements to Recognize Successor Agent);

	iv.	Section 3.4 (Agreements to Acknowledge Information Rights);

d.	Nuclear Managing Board Agreement

	i.	Section 5.1.1 (Information to be Provided to the Participants) (last sentence);

Schedule 7.4 - Page 2

	ii.	Section 5.6 (Civil Penalties and Meetings);

e.	Declaration of Covenants

	i.	Section 9(e) (Notice) (last paragraph);

f.	Nuclear Operating Agreement:

	i.	Sections 2.7.2 (initial paragraph) and 2.7.2.1 (Contracts with Non-affiliated Third Parties);

	ii.	Section 3.6 (Management Audit);

	iii.	Section 3.7 (Civil Penalties and Meetings);

	iv.	Section 5.1.7 (Right to Audit Costs and Inspect Records);

	v.	Section 6.3 (Safeguards Information) (with respect to the last sentence only);

	vi.	Section 6.1(b) (Confidentiality);

	vii.	Section 10.1 (Termination) (lead-in paragraph; clauses (i) and (ii));

	viii.	Section 11.8 (Sale or Disposal of Property); and

	ix.	Section 11.13 (Third-Party Beneficiaries).

Schedule 7.4 - Page 3

Schedule 10.1
to Loan Guarantee Agreement

ADDRESSES

If to the Guarantor:

United States Department of Energy

Loan Guarantee Program

1000 Independence Avenue, SW

Washington, D.C. 20585

Attention:  Director, Portfolio Management

Fax:  (202) 287-6967

Email: lpo.portfolio@hq.doe.gov

with copies to:

United States Department of Energy

Loan Guarantee Program

1000 Independence Ave., SW

Washington, D.C. 20585

Attention:  Kenneth Cestari

Email:  Kenneth.Cestari@hq.doe.gov

Telephone: (202) 287-5523

Facsimile:  (202) 287-6967

If to FFB:

The Federal Financing Bank

Main Treasury Building

1500 Pennsylvania Ave, NW

Washington, DC 20220

Attn:  Chief Financial Officer

Telephone: (202) 622-2470

Facsimile:  (202) 622-0707

If to the Trustee:

U.S. Bank National Association

1349 West Peachtree Street, NW

Suite 1050, Two Midtown Plaza

Atlanta, Georgia 30309

Attention: Corporate Trust Services

Schedule 10.1 - Page 1

If to the Borrower:

Oglethorpe Power Corporation

2100 East Exchange Place

Tucker, Georgia 30034-5336

Attention:  Chief Financial Officer

Fax: 770-270-7977

Email: betsy.higgins@opc.com

With a copy to:

Oglethorpe Power Corporation

2100 East Exchange Place

Tucker, GA 30084-5336

Attention: General Counsel

Fax: 770-270-7977

E-mail:  chuck.whitney@opc.com

If to the Operator:

Southern Nuclear Operating Company, Inc.

c/o Balch & Bingham LLP

1710 Sixth Avenue North

Birmingham, AL 35203-2015

Attention: Stan Blanton, Partner

Fax: 205-488-5879

Email: sblanton@balch.com

If to GPC:

Georgia Power Company

241 Ralph McGill Blvd.

BIN 10240

Atlanta, GA 30308

Attn:  Office of the General Counsel

Fax:  404-506-2725

Email:  tpbishop@southernco.com

Schedule 10.1 - Page 2